     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2002


                                                      REGISTRATION NO. 333-81632

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               AGERE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                3674                               22-3746606
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
  of incorporation or organization)        Classification Code Number)             Identification Number)

                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JEAN F. RANKIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AGERE SYSTEMS INC.
                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

    WILLIAM J. WHELAN, III, ESQ.          JEREMIAH L. THOMAS, III, ESQ.            RAYMOND B. CHECK, ESQ.
       CRAVATH, SWAINE & MOORE             SIMPSON THACHER & BARTLETT        CLEARY, GOTTLIEB, STEEN & HAMILTON
           WORLDWIDE PLAZA                    425 LEXINGTON AVENUE                    ONE LIBERTY PLAZA
          825 EIGHTH AVENUE                 NEW YORK, NEW YORK 10017            NEW YORK, NEW YORK 10006-1470
      NEW YORK, NEW YORK 10019                   (212) 455-2000                        (212) 225-2000
           (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AGGREGATE OFFERING                 AMOUNT OF
        SECURITIES TO BE REGISTERED                     PRICE(1)                   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
     % Senior Subordinated Notes due 2007...
Put Rights..................................
Total.......................................          $200,000,000                    $18,400(2)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 11, 2002


PROSPECTUS

                                  [AGERE LOGO]


              $200,000,000    % SENIOR SUBORDINATED NOTES DUE 2007

                                      AND
                                          PUT RIGHTS

                            ------------------------


     The notes will bear interest at the rate of      % per year. Interest on
the notes is payable on January 15 and July 15 of each year, beginning on July 15, 2002. The notes will mature on July 15, 2007. We may redeem the notes in whole but not in part at any time pursuant to a make-whole provision described under "Description of Notes -- Optional Redemption."


     The notes and the put rights will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior debt, including our bank debt.


     On July 15, 2007, or on an earlier date if accelerated, Agere Systems Inc.
will pay the holder of a put right the amount, if any, by which $          , as
adjusted for any dilutive events, exceeds the average closing or sale price of a share of Agere Class A common stock during the 20-trading day period preceding such date.

                            ------------------------


     INVESTING IN THE NOTES AND THE PUT RIGHTS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                                              PER NOTE AND
                                                               PUT RIGHTS     TOTAL
                                                              ------------   --------
Public Offering Price.......................................    $            $
Purchaser Discount..........................................    $     --     $     --
                                                                --------     --------
Proceeds to Agere Systems Inc. .............................    $            $



     Interest on the notes will accrue from           , 2002.

                            ------------------------


     We expect to deliver the securities to the purchaser on or about
          , 2002.

                            ------------------------

          , 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Industry Data...............................................    i
Forward-Looking Statements..................................   ii
Summary.....................................................    1
Risk Factors................................................    8
Use of Proceeds.............................................   22
Capitalization..............................................   23
Selected Financial Information..............................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   49
Management..................................................   67
Arrangements Between Lucent and Our Company.................   86
Principal Stockholders......................................  100
Certain Indebtedness........................................  101
Description of Notes........................................  103
Description of Put Rights...................................  150
Description of Common Stock.................................  156
Material Federal Income Tax Consequences....................  165
Plan of Distribution........................................  169
Legal Matters...............................................  169
Experts.....................................................  169
Where You Can Find More Information.........................  169
Index to Financial Statements...............................  F-1


                             ---------------------

This prospectus contains trademarks, service marks and registered marks of Agere
                                  Systems Inc.

            "SHARCS" is a service mark of Salomon Smith Barney Inc.

                             ---------------------

                                 INDUSTRY DATA


     In this document, we rely on and refer to information regarding the semiconductor market and its segments and competitors from (1) Gartner Dataquest
Alert: Communications Semiconductor and Optical Component Market Share in 2000, issued on June 11, 2001, (2) Gartner, Wireless Communications Semiconductor Competitive Market Shares for 2000, issued on August 29, 2001, (3) Gartner, Wired Communications Semiconductor and Optical Component Market Share, 2000, issued on July 13, 2001, (4) analyst reports and (5) other publicly available sources. Gartner Dataquest is not aware of, and has not consented to, being named in this document. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of this information.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.


     The assumptions underlying the information on our market segments and product areas have been derived from information currently available to us. If any one or more of these assumptions are incorrect, actual market results may differ from those we expect. While we do not know what impact any such differences may have on our businesses, our future results of operations and financial condition may be materially adversely affected. In addition, we generally cannot assure you that the forward-looking information regarding our market segments and product areas will be achieved, whether or not the assumptions are correct. Conditions in our industry change rapidly and such information must be continually evaluated in light of then current conditions. For a description of recent changes in conditions in our industry, please see "Risk Factors -- Risks Related to Our Business -- The demand for products in our industry has recently declined, and we cannot predict the duration or extent of this trend."

                                    SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our notes discussed under "Risk Factors" and our combined and consolidated financial statements and notes to our combined and consolidated financial statements included elsewhere in this prospectus.

     We describe in this prospectus the businesses contributed to us by Lucent Technologies Inc. as part of our separation from Lucent as if they were our businesses for all historical periods prior to Lucent's contribution to us of the assets and liabilities related to those businesses, which began on February 1, 2001. Please see "Arrangements Between Lucent and Our Company" for a description of this separation. Our historical financial results as part of Lucent contained in this prospectus may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented. Our fiscal year ends on September 30.

                                 AGERE SYSTEMS

OUR COMPANY

     Agere Systems designs, develops and manufactures integrated circuits for use in a broad range of communications and computer systems and optoelectronic components for communications networks. We are the world leader in sales of communications components, which include both integrated circuits and optoelectronic components. Communications components are basic building blocks of electronic and photonic products and systems for terrestrial and submarine, or undersea, communications networks and for communications equipment.


     As of December 31, 2001, we employed approximately 12,600 people worldwide. We have major research and development and manufacturing sites in the United States, Mexico, Singapore and Thailand. We had revenue of $537 million, a net loss of $375 million, net cash used in operating activities of $344 million and EBITDA, on an adjusted basis, of $(182) million for the three months ended December 31, 2001. We had revenue of $4,080 million, a net loss of $4,616 million, net cash provided by operating activities of $269 million and EBITDA, on an adjusted basis, of $(96) million in fiscal 2001. EBITDA equals operating income (loss) plus depreciation and amortization expense. Adjusted EBITDA equals EBITDA plus purchased in-process research and development, restructuring and separation charges and impairment of goodwill and other acquired intangibles. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.



     Effective October 1, 2001, we realigned our business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets, respectively. Each of these two groups is a reportable operating segment.



     The Infrastructure Systems segment is comprised of our former optoelectronics segment and portions of our former integrated circuits segment and facilitates the convergence of products from these businesses as we address markets in high-speed communications systems. We have consolidated research and development, as well as marketing, for optoelectronic and integrated circuit devices aimed at communications systems. This more effectively allows us to design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications. Our Infrastructure Systems segment generated revenue of $263 million and $2,674 million for the three months ended December 31, 2001 and the year ended September 30, 2001, respectively.

     The Client Systems segment consists of the remainder of our former integrated circuits segment and includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers semiconductor solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family. Our Client Systems segment generated revenue of $274 million and $1,406 million for the three months ended December 31, 2001 and the year ended September 30, 2001, respectively.



     We sell integrated circuits for use in a broad range of communications networks and computer equipment. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data.



     We also sell active optoelectronic components to manufacturers of communications equipment. Optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. In addition to our broad portfolio of active optoelectronic components, we have started to sell some passive components.



OUR RELATIONSHIP WITH LUCENT



     Agere was formed as part of Lucent Technologies' plan to spin-off to its stockholders its microelectronics business, including its integrated circuits and optoelectronics divisions. Our Class A common stock began trading on the New York Stock Exchange following our initial public offering in April 2001. The separation of our business from Lucent's other businesses was substantially completed, including the transfer of all assets and liabilities related to these divisions (other than pension and postretirement plan assets and liabilities, which have yet to be transferred) when we completed our initial public offering. As of December 1, 2001, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our Class A common stock, which together represented approximately 84.2% of the combined voting power of both classes of our voting stock with respect to the election and removal of directors and approximately 57.8% of the voting power of our outstanding common stock with respect to all other matters. Lucent has announced that it remains committed to completing the process of separating Agere from Lucent, and it intends to move forward with its distribution of its shares of our common stock in a tax-free spin-off to its stockholders. However, Lucent's credit agreement includes conditions that must be satisfied before Lucent can distribute its Agere stock to its stockholders, and, even if the conditions were met, we cannot assure you that Lucent will complete the spin-off by a particular date or at all. One of the requirements that Lucent must meet in order to complete the spin-off is that Lucent have generated positive EBITDA, as defined in Lucent's credit agreement, for the fiscal quarter immediately preceding the distribution. Lucent announced on February 14, 2002 that it intends to use its results from its quarter ending March 31, 2002, to meet this requirement, but that the current market introduces a degree of uncertainty about the timing of the spin-off. The issuance of the notes and the put rights will not affect Lucent's ability to effect the spin-off. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Separation from Lucent" and "Arrangements Between Lucent and Our Company" for further information about our spin-off as a fully independent company.

                                  THE OFFERING


     We are offering $200 million aggregate principal amount of notes and
            put rights at an aggregate price of $     per combination of note
and             put rights.


Issuer........................   Agere Systems Inc.


Purchaser.....................   SHARCS Trust I, a newly created Delaware
                                 business trust, will purchase all the notes and put rights from us. The trust has advised us that:



                                 - it will also purchase shares of our Class A
                                   common stock in private transactions or in the open market;



                                 - it will issue SHARCS (Shared Appreciation
                                   Redeemable Convertible Securities) which are securities that represent all of the beneficial interest in the trust; and



                                 - holders of SHARCS will have the right upon
                                   the occurrence of certain events to exchange their SHARCS prior to the 25(th) business day prior to the maturity of the notes for the underlying notes and shares of common stock.


                                 This prospectus is not an offer to sell the SHARCS. The trust has filed a registration statement with the Securities and Exchange Commission relating to the SHARCS.


Use of Proceeds...............   We estimate that the proceeds from this
                                 offering, net of discounts and expenses of this offering, will be approximately $ million. We intend to use approximately 50% of the net proceeds to repay short-term debt under our credit facility and the balance for general corporate purposes.


NOTES:

Notes offered.................   $200 million aggregate principal amount of
                                      % Senior Subordinated Notes due 2007.

Maturity......................   July 15, 2007.

Interest payment dates........   January 15 and July 15 of each year, commencing
                                 July 15, 2002.

Optional Redemption...........   The notes will be redeemable in cash, at our
                                 option, at any time in whole, but not in part, at a price equal to the greater of:

                                 - 100% of their principal amount plus accrued
                                   interest to the date of redemption; and

                                 - the sum of the present values of the
                                   remaining scheduled payments of principal and interest thereon discounted, on a semi-annual
                                   basis, at the treasury rate plus      basis
                                   points, plus accrued interest to the date of redemption.

Ranking.......................   The notes will be our unsecured senior
                                 subordinated obligations. The notes will rank:

                                 - subordinate in right of payment to all
                                   existing and future senior indebtedness, including our credit facility;

                                 - equal with any future senior subordinated
                                   indebtedness; and

                                 - senior to any future junior subordinated
                                   indebtedness.

                                 Assuming we had completed this offering as of
                                           , 2002 and applied the net proceeds
                                 as described in "Use of Proceeds," the notes
                                 would have been subordinated to approximately
                                 $          million of senior indebtedness.


                                 The notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. The total liabilities of our subsidiaries were approximately $440 million on December 31, 2001.



Change of Control.............   If a change of control occurs, we will be
                                 required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
                                 The repurchase date will be no earlier than 30 days nor later than 60 days from the date we mail a notice of the change of control offer to holders of the notes. Upon the trust's receipt of our notice, it will promptly mail a notice to each holder of SHARCS. A holder of SHARCS will thus have approximately no fewer than 20 days and no more than 50 days to determine whether to accept our repurchase offer. If a holder of SHARCS wishes to accept our repurchase offer, however, it must first exchange its SHARCS early for notes and Agere common stock. At the time the notes and common stock are distributed to such holder, such holder will surrender all put rights corresponding to such exchanged SHARCS, unless the put rights were previously accelerated. See
                                 "Description of Notes -- Change of Control."


Material covenants............   We will issue the notes under an indenture
                                 containing covenants for the benefit of the holder or holders. These covenants will, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - incur additional debt;

                                 - pay dividends on stock, repurchase stock or
                                   redeem subordinated debt;

                                 - make investments;

                                 - create liens on the collateral;

                                 - sell assets;

                                 - sell capital stock of subsidiaries;

                                 - guarantee other indebtedness;

                                 - enter into agreements that restrict dividends
                                   or distributions from subsidiaries;

                                 - merge or consolidate or sell all or
                                   substantially all of our assets; and

                                 - enter into transactions with affiliates.


                                 These covenants are subject to a number of important exceptions and qualifications, including suspension under certain circumstances. See "Description of
                                 Notes -- Certain Covenants."

U.S. federal income tax
considerations................   The notes will be issued with original issue
                                 discount for U.S. federal income tax purposes.
                                 See "Material Federal Income Tax Consequences."



Absence of an established
market for the notes..........   The notes are new securities and there is no
                                 established market for them. Initially, they will be owned by the trust. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you that a liquid market will develop for the notes held by holders who exchange their SHARCS early for notes and Class A common stock.



Trustee for the notes.........   The Bank of New York.



Accounting treatment..........   The notes will be valued at the estimated
                                 proceeds from this offering less the amount allocated to the put rights. The difference between the carrying value and the face value of the notes will be accreted over the term of the notes.



PUT RIGHTS:



Put rights....................   On July 15, 2007, we will pay to the trust for
                                 each put right it then holds the amount, if
                                 any, by which $     , as adjusted for any
                                 dilutive events, exceeds the average closing or sale price of a share of our common stock during the 20-trading day period preceding such date.



                                 The trust may not transfer the put rights to any other person. In the event that any SHARCS are exchanged early, the number of put rights covered by the put option agreement between us and the trust will be reduced by the number of shares delivered upon such exchange (without payment to the SHARCS holder exchanging early). Upon the occurrence of certain events, the put rights will be accelerated. See "Description of Put Rights."



Accounting treatment..........   We will record the fair value of the put rights
                                 as a liability, and any changes in the fair value of the put rights liability will be reflected in our results of operations. The fair value of the put rights will be determined using an option pricing model which takes into account our credit risk, the volatility of our stock price and the time to maturity.


                                  RISK FACTORS


     See "Risk Factors," which begins on page 8, for a discussion of certain factors that you should consider in evaluating an investment in the notes and put rights.


                             ---------------------

     Our principal executive offices are located at 555 Union Boulevard, Allentown, Pennsylvania 18109. Our telephone number is (610) 712-4323. Our World Wide Web site address is www.agere.com. Information contained in our website is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


     The following table sets forth our summary historical financial information derived from our unaudited financial statements for the three month periods ended December 31, 2001 and 2000, and our audited financial statements for the fiscal years ended September 30, 2001, 2000 and 1999 included elsewhere in this prospectus. This summary financial information may not be indicative of our future performance as a stand-alone company. You should read the summary financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included elsewhere in this prospectus.



                                                    THREE MONTHS
                                                        ENDED
                                                    DECEMBER 31,     YEAR ENDED SEPTEMBER 30,
                                                   ---------------   -------------------------
                                                    2001     2000     2001      2000     1999
                                                   ------   ------   -------   ------   ------
                                                              (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS INFORMATION:
Revenue:
  Infrastructure Systems.........................  $  263   $  929   $ 2,674   $3,059   $2,290
  Client Systems.................................     274      433     1,406    1,649    1,424
  Total revenue..................................     537    1,362     4,080    4,708    3,714
Costs............................................     521      782     3,084    2,555    1,949
Gross profit.....................................      16      580       996    2,153    1,765
Operating expenses:
  Selling, general and administrative............     109      157       597      535      573
  Research and development.......................     194      276       951      827      683
Purchased in-process research and development....      --       --        --      446       17
Amortization of goodwill and other acquired
  intangibles....................................      21      111       415      189       13
Restructuring and separation.....................      72       11       662       --       --
Impairment of goodwill and other acquired
  intangibles....................................      --       --     2,762       --       --
Total operating expenses.........................     396      555     5,387    1,997    1,286
Operating income (loss)..........................    (380)      25    (4,391)     156      479
Cumulative effect of accounting change (net of
  provision (benefit) for income taxes)..........      --       (4)       (4)      --       32
Net income (loss)................................    (375)      (4)   (4,616)     (76)     351
OTHER FINANCIAL DATA:
Net cash (used in) provided by operating
  activities.....................................  $ (344)  $  102   $   269   $  762   $  690
Ratio of earnings to fixed charges(1)............     n/a      1.1       n/a      2.4      8.7
Deficiency(1)....................................  $  378      n/a   $ 4,553      n/a      n/a
SUPPLEMENTAL FINANCIAL DATA:
EBITDA(2)........................................  $ (254)  $  241   $(3,520)  $  822   $  877
Adjusted EBITDA(3)...............................    (182)     252       (96)   1,268      894

     The "as adjusted" information below is derived from data contained in our historical financial statements which has been adjusted to give pro forma effect to (1) repayments of $378 million under the credit facility subsequent to December 31, 2001 as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and (2) the issuance and sale of the notes and put rights and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred as of December 31, 2001.



                                                           DECEMBER 31, 2001        SEPTEMBER 30, 2001
                                                        ------------------------    ------------------
                                                        HISTORICAL   AS ADJUSTED        HISTORICAL
                                                        ----------   -----------        ----------
                                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Cash..................................................    $1,781       $                  $3,152
Working capital.......................................        21                             156
Total assets..........................................     4,847                           6,562
Short-term debt.......................................     1,393                           2,516
Long-term debt........................................        33                              33
Total stockholders' equity............................     2,107                           2,461


---------------

(1) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as income (loss) from continuing operations before income taxes less undistributed earnings of equity investments plus fixed charges less interest capitalized during the period. "Fixed charges" consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. "Deficiency" is the amount by which fixed charges exceeded earnings in fiscal 2001.

(2) EBITDA equals operating income (loss) plus depreciation and amortization expense. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.

(3) The calculation of adjusted EBITDA is shown below:


                                               THREE MONTHS
                                                  ENDED
                                               DECEMBER 31,    YEAR ENDED SEPTEMBER 30,
                                               ------------   --------------------------
                                               2001    2000     2001      2000     1999
                                               -----   ----   --------   -------   -----
                                                         (DOLLARS IN MILLIONS)
     EBITDA..................................  $(254)  $241   $(3,520)   $  822    $877
     Purchased in-process research and
       development...........................     --     --        --       446      17
     Restructuring and separation............     72     11       662        --      --
     Impairment of goodwill and other
       acquired intangibles..................     --     --     2,762        --      --
                                               -----   ----   -------    ------    ----
     Adjusted EBITDA.........................  $(182)  $252   $   (96)   $1,268    $894
                                               =====   ====   =======    ======    ====

                                  RISK FACTORS


     An investment in the notes and put rights is subject to a number of risks. You should carefully consider the following risk factors and all the other information contained in this prospectus before investing in our notes and put rights.


RISKS RELATED TO OUR SEPARATION FROM LUCENT

 WE WILL BE CONTROLLED BY LUCENT AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     Lucent is our controlling stockholder because it owns a majority of our common stock. Because Lucent's interests may differ from ours, actions Lucent takes with respect to us, as our controlling stockholder, may not be favorable to us.

     Lucent's interests may not be the same as, or may conflict with, the interests of our other stockholders. Our other stockholders will not be able to affect the outcome of any stockholder vote so long as Lucent owns a majority of our common stock.

     Lucent is generally not prohibited from selling a controlling interest in us to a third party. Because we have elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, Lucent, as a controlling stockholder, may find it easier to sell its controlling interest to a third party than if we were subject to Section 203.


 THE TIMING AND MANNER OF OUR SEPARATION FROM LUCENT ARE UNCLEAR, AND OUR SEPARATION MAY NOT OCCUR AT ALL.



     Lucent originally announced its intention to distribute all shares of Agere stock it then owned to its stockholders in a tax-free distribution by September 30, 2001. On August 16, 2001, Lucent amended its credit facilities. The amended credit facilities modified the conditions that must be met before Lucent could distribute its Agere stock to its stockholders. At the time, Lucent announced that it expected that these conditions would result in a delay in the spin-off of up to six months.



     Lucent has stated that the conditions contained in its remaining credit agreement that must be met before Lucent can distribute its Agere stock to its stockholders include:



     - no event of default exists under the credit agreement;



     - Lucent has generated positive EBITDA, as defined in its credit agreement, for the fiscal quarter immediately preceding the distribution;



     - Lucent must meet a minimum current asset ratio;



     - Lucent must have received $5 billion in cash from certain non-operating sources; and



     - the total lending commitments under the credit agreement must be reduced to $1.75 billion or less.



     Lucent has advised us that it has satisfied the $5 billion requirement noted above and reduced the total lending commitments below $1.75 billion. Lucent also announced on February 14, 2002 that it intends to use its results from the quarter ending March 31, 2002, to meet the EBITDA condition, and has indicated that it cannot provide assurances that the conditions to its obligation to complete the distribution will be satisfied by a particular date or that the terms and conditions of its indebtedness will permit the distribution by a particular date or at all due to uncertain market conditions.



     Lucent has received a private letter ruling from the Internal Revenue Service holding that the distribution of its shares of Agere stock to its stockholders in the spin-off and to holders of its debt in the debt-for-equity exchange effected in connection with our initial public offering will be tax free to Lucent and its stockholders. The effectiveness of the original ruling was conditioned on completion of the spin-off by September 30, 2001. However, Lucent has received a supplemental ruling from the Internal Revenue Service that maintains the effectiveness of the original ruling so long as the spin-off is completed on or before June 30, 2002.



     Under the separation and distribution agreement between Lucent and us, Lucent has the right to terminate its obligation to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders or if, as of September 30, 2001, the consummation of the distribution was not permitted under the terms of Lucent's then existing indebtedness or would result in the acceleration of any payment under such indebtedness. Lucent may also terminate its obligations to complete the distribution if the distribution has not occurred by September 30, 2002.



     Because we do not know whether:



     - Lucent will meet the EBITDA condition to our spin-off using its results for the quarter ending March 31, 2002,



     - Lucent will be able to obtain an extension of the tax ruling if Lucent does not meet the EBITDA condition to our spin-off using its results for the quarter ending March 31, 2002, and



     - Lucent will make one of the determinations under the separation and distribution agreement that permit it not to complete the distribution,



we cannot assure you that Lucent will complete the spin-off by a particular date or at all. If Lucent does not complete the spin-off, we do not know whether or how Lucent would complete our separation.



 IF OUR SEPARATION FROM LUCENT IS DELAYED OR DOES NOT OCCUR, WE MAY NOT ACHIEVE MANY OF THE EXPECTED BENEFITS OF OUR SEPARATION, SO OUR BUSINESS MAY SUFFER AND WE MAY LOSE MANY OF OUR EMPLOYEES.



     We believe that the announcement of our separation from Lucent led to an increased interest in doing business with us from some of our existing and potential customers who are competitors of Lucent. We believe that the announcement of our separation from Lucent has reduced the concerns of these existing and potential customers that doing business with us might benefit Lucent. If our separation from Lucent does not occur, these customers may not increase or commence purchases of our products.



     Many of our employees are anticipating our separation from Lucent. If the separation does not occur or is delayed, employees may feel their job security or their ability to benefit from the appreciation of stock-based compensation may be diminished and they may therefore be more susceptible to competitive job offers.


 WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH LUCENT WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF LUCENT'S CONTROLLING OWNERSHIP, THE RESOLUTION OF THESE CONFLICTS MAY NOT BE ON THE MOST FAVORABLE TERMS TO US.

     Prior to the distribution, a resolution of any potential conflicts of interest between Lucent and us may be less favorable to us than if we were dealing with an unaffiliated party. Conflicts of interest may arise between Lucent and us in a number of areas relating to our past and ongoing relationships, including:

     - the nature, quantity, quality, time of delivery and pricing of products we supply to each other under, and other issues arising under, our product purchase agreements with Lucent;

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Lucent;

     - intellectual property matters;

     - employee recruiting and retention;

     - sales or distributions by Lucent of all or any portion of its ownership interest in us, which could be to one of our competitors; and

     - business opportunities that may be attractive to both Lucent and us.

     We and Lucent have entered into several agreements in connection with our separation, as described in "Arrangements Between Lucent and Our Company." While we are controlled by Lucent, it is possible for Lucent to cause us to amend these agreements on terms that may be less favorable to us than the current terms of the agreements.

 OUR HISTORICAL FINANCIAL INFORMATION PRIOR TO THE FEBRUARY 1, 2001 CONTRIBUTION TO US OF OUR BUSINESS FROM LUCENT MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A STAND-ALONE COMPANY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

     Our historical consolidated and combined financial statements may not be indicative of our future performance as a stand-alone company. This is primarily a result of the three factors described below.

     - First, our historical consolidated and combined financial statements reflect allocations, primarily with respect to general corporate expenses, research expense and interest expense, which may be less than the expenses we will incur in the future as a stand-alone company.

     - Second, the information does not reflect significant changes that we expect to occur in the future as a result of our separation from Lucent, including changes in how we fund our operations, conduct research and handle tax and employee matters.

     - Third, our historical consolidated and combined financial statements include substantial revenue from sales to Lucent. This revenue may not reflect the pricing, volume or percentage of our sales we would have derived from Lucent if we were a stand-alone company.

 BECAUSE LUCENT'S BELL LABORATORIES' CENTRAL RESEARCH ORGANIZATION HISTORICALLY PERFORMED IMPORTANT RESEARCH FOR US, WE MUST CONTINUE TO DEVELOP OUR OWN CORE RESEARCH CAPABILITY. WE MAY NOT BE SUCCESSFUL, WHICH COULD MATERIALLY HARM OUR PROSPECTS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     If our separate research efforts are not as successful as when we were part of Lucent, we may not be able to keep pace with the rapid technological change in our industry and our prospects may be harmed. Many of our products use technology and manufacturing processes derived from innovations developed by Lucent's Bell Laboratories central research organization. After the contribution to us of our business in February 2001, Lucent has no obligation to provide research and development for us except as agreed to in the development project agreement and joint design center operating agreement described under "Arrangements Between Lucent and Our Company." We cannot assure you that our independent research efforts will be as successful as the efforts of Bell Laboratories have been historically or that our efforts will not require us to increase our expenditures for the same services over the amounts in our historical combined and consolidated financial statements. A significant increase in our expenditures for the same services may adversely affect our results of operations. We may not be able to recruit engineers and other research and development employees as effectively as Bell Laboratories was able to because of its history, name recognition and size.

 MANY OF OUR EXECUTIVE OFFICERS AND SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF LUCENT COMMON STOCK AND OTHER TIES TO LUCENT.

     Many of our executive officers and some of our directors, including the Lucent-representative directors who we expect will resign at the time of the distribution, have a substantial amount of their personal financial portfolios in Lucent common stock and options to purchase Lucent common stock. Ownership of Lucent common stock or options to purchase Lucent common stock by our directors and officers could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Lucent and us.

 WE COULD INCUR SIGNIFICANT TAX LIABILITY IF LUCENT FAILS TO PAY THE TAX LIABILITIES ATTRIBUTABLE TO LUCENT UNDER OUR TAX SHARING AGREEMENT, WHICH COULD REQUIRE US TO PAY A SUBSTANTIAL AMOUNT OF MONEY.

     We and Lucent have entered into a tax sharing agreement that allocates responsibility for tax liabilities between us and them. For a discussion of this agreement, please see "Arrangements Between Lucent and Our Company -- Tax Sharing Agreement." Under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's federal income taxes attributable to periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001. This means that if Lucent fails to pay the taxes attributable to it under the tax sharing agreement for those periods, we may be liable for any part of, including the whole amount of, these liabilities.

 BECAUSE THE DIVISION OF ENFORCEMENT OF THE SECURITIES AND EXCHANGE COMMISSION IS INVESTIGATING MATTERS BROUGHT TO ITS ATTENTION BY LUCENT, OUR BUSINESS MAY BE AFFECTED IN A MANNER WE CANNOT FORESEE AT THIS TIME.

     On November 21, 2000, and again on December 21, 2000, Lucent brought to the attention of the staff of the Securities and Exchange Commission matters relating to its recognition of revenue. Lucent also publicly disclosed these matters in press releases on those dates. Although Lucent has informed us that it has no reason to believe that this investigation by the Division of Enforcement of the Securities and Exchange Commission into these matters concerns our business and we are not aware of any reason why the investigation would affect us, it is possible that the results of the investigation may have an impact on us. Although the investigation could result in no action being taken by the Securities and Exchange Commission, if an action is taken and the investigation is found to concern our business, the action could result in monetary fines or changes in some of our financial and other practices and procedures that we are unable to foresee at this time.

RISKS RELATED TO OUR BUSINESS

 THE DEMAND FOR PRODUCTS IN OUR INDUSTRY HAS RECENTLY DECLINED, AND WE CANNOT PREDICT THE DURATION OR EXTENT OF THIS TREND. SALES OF OUR INTEGRATED CIRCUITS AND OPTOELECTRONIC COMPONENTS ARE DEPENDENT ON THE GROWTH OF COMMUNICATIONS NETWORKS.

     We derive, and expect to continue to derive, a significant amount of revenue from the sale of integrated circuits and optoelectronic components used in optical, wired and wireless communications networks. The current economic downturn has resulted in reduced purchasing in many of the markets we serve worldwide. In particular, the communications equipment industry is currently in a cycle characterized by diminished product demand, excess manufacturing capacity and the erosion of average selling prices. If the long-term growth in demand for communications networks does not occur as we expect, the demand for many of our integrated circuits and optoelectronic components may decline or grow more slowly than we expect. As a result, we may not be able to grow our business and our revenue may decline from current levels.

 BECAUSE WE EXPECT TO CONTINUE TO DERIVE A MAJORITY OF OUR REVENUE FROM INTEGRATED CIRCUITS AND THE INTEGRATED CIRCUITS INDUSTRY IS HIGHLY CYCLICAL, OUR REVENUE MAY FLUCTUATE.

     We expect to continue to derive a majority of our revenue from integrated circuits products. Because the integrated circuits market segment is highly cyclical, we may have declines in our revenue that are primarily related to industry conditions and not our products. This market segment has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions, and we are currently experiencing such a downturn.

 IF WE DO NOT COMPLETE OUR ANNOUNCED WORKFORCE REDUCTIONS AND OTHER RESTRUCTURING AND FACILITY CONSOLIDATION ACTIVITIES AS EXPECTED OR EVEN IF WE DO SO, WE MAY NOT ACHIEVE ALL OF THE EXPENSE REDUCTIONS WE ANTICIPATE.



     Our business has been experiencing lower revenues due to decreased and canceled customer orders. Revenue has declined over the past five quarters. During fiscal 2001 and the first quarter of fiscal 2002, we announced a series of restructuring initiatives to align Agere with current market conditions. These initiatives are focused on improving gross profit, reducing expenses and streamlining operations. These restructuring initiatives include a worldwide workforce reduction, rationalization of manufacturing capacity and other restructuring initiatives. In addition, we recently announced our intention to consolidate our operations at a number of facilities. If we do not complete these workforce reductions and other restructuring and consolidation activities as expected or even if we do so, we may not achieve all of the expense reductions we anticipate.


 OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY IN FUTURE PERIODS DUE TO THE NATURE OF OUR BUSINESS.

     Our quarterly revenue and income (loss) from operations may vary significantly from quarter to quarter because of the nature of our revenue and planned product introductions. For example, because of our lengthy sales and design processes, the effects of failing to be selected by a customer to provide a product may result in significantly lower revenue later, as compared to prior periods with more revenue from earlier design wins. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of our sales and design processes can make our revenues less predictable.

 IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY OR IF WE PURSUE TECHNOLOGIES THAT DO NOT BECOME COMMERCIALLY ACCEPTED, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE MAY DECLINE.

     The demand for our products can change quickly and in ways we may not anticipate because our industry is generally characterized by:

     - rapid, and sometimes disruptive, technological developments;

     - evolving industry standards;

     - changes in customer requirements;

     - limited ability to accurately forecast future customer orders;

     - frequent new product introductions and enhancements; and

     - short product life cycles with declining prices over the life cycle of the product.

     If we fail to make sufficient investments in research and development programs in order to develop new and enhanced products and solutions, or if we focus on technologies that do not become widely adopted, new technologies could render our current and planned products obsolete, resulting in the need to change the focus of our research and development and product strategies and disrupting our business significantly.

 BECAUSE MANY OF OUR CURRENT AND PLANNED PRODUCTS ARE HIGHLY COMPLEX, THEY MAY CONTAIN DEFECTS OR ERRORS THAT ARE DETECTED ONLY AFTER DEPLOYMENT IN COMMERCIAL COMMUNICATIONS NETWORKS AND IF THIS OCCURS, IT COULD HARM OUR REPUTATION AND RESULT IN INCREASED EXPENSE.

     Our products are highly complex and may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial communications networks and other equipment. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

     - cancelation of orders;

     - product returns, repairs or replacements;

     - diversion of our resources;

     - legal actions by our customers or our customers' end-users;

     - increased insurance costs; and

     - other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales, which would harm our business and adversely affect our revenue and results of operations. We have from time to time experienced defects and expect to experience defects in the future. Because the trend in our industry is moving toward even more complex products in the future, this risk will intensify over time.

 OUR PRODUCTS AND TECHNOLOGIES TYPICALLY HAVE LENGTHY DESIGN AND DEVELOPMENT CYCLES. A CUSTOMER MAY DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO GENERATE NO REVENUE FROM A PRODUCT AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We may never generate any revenue from our products after incurring significant design and development expenditures. A delay or cancelation of a customer's plans could significantly adversely affect our financial results. Unlike some of our competitors, we primarily focus on winning competitive selection processes to develop products for use in our customers' equipment. These selection processes can be lengthy. After winning and beginning a product design for a customer, that customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful.

 BECAUSE OUR SALES ARE CONCENTRATED ON LUCENT AND A FEW OTHER CUSTOMERS, OUR REVENUE MAY MATERIALLY DECLINE IF ONE OR MORE OF OUR KEY CUSTOMERS DO NOT CONTINUE TO PURCHASE OUR EXISTING AND NEW PRODUCTS IN SIGNIFICANT QUANTITIES.

     Our customer base is highly concentrated. Our top ten end customers accounted for approximately 53% of our revenue in fiscal 2001. If any one of our key customers decides to purchase significantly less from us or to terminate its relationship with us, our revenue may materially decline. Because our strategy has generally been to develop long-term relationships with a few key customers in the product areas in which we focus and we have a long product design and development cycle for most of our products, we may be unable to replace these customers quickly or at all. We could lose our key customers or significant sales to our key customers because of factors beyond our control, such as a significant disruption in our customers' businesses generally or in a specific product line.

     In particular, we depend on Lucent as a key customer. We derived 14.9% of our revenue from sales to Lucent in fiscal 2001. We expect to continue to be dependent on Lucent for a significant percentage of our revenue.

 IF WE FAIL TO ATTRACT, HIRE AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO DEVELOP, MARKET OR SELL OUR PRODUCTS OR SUCCESSFULLY MANAGE OUR BUSINESS.

     In some fields, there are only a limited number of people in the job market with the requisite skills, particularly people with optoelectronic technology expertise. We have in the past experienced difficulty in identifying and hiring qualified engineers in many areas of our business as well as in retaining our current employees. The loss of the services of any key personnel or our inability to hire new personnel with the requisite skills could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

 BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD CAUSE OUR REVENUE TO DECLINE OR FLUCTUATE.

     We generally sell products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause us to hold excess inventory, which could adversely affect our results of operations and restrict our ability to fund our operations. If a customer cancels or defers product shipments, we may incur unanticipated reductions or delays in our revenue. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income, which could materially and adversely affect our operating results.


 IF WE DO NOT ACHIEVE ADEQUATE MANUFACTURING UTILIZATION, YIELDS, VOLUMES OR SUFFICIENT PRODUCT RELIABILITY, OUR GROSS MARGINS WILL BE REDUCED.


     Because the majority of our manufacturing costs are relatively fixed, efficient utilization of manufacturing facilities and manufacturing yields are critical to our results of operations. Some of our manufacturing facilities have been underutilized, which has reduced our gross margins. Lower than expected manufacturing yields could impair our gross margins and delay product shipments.

     In the event of an increase in demand, failure to increase our manufacturing volumes to meet our customers' increasing needs and satisfy customer demand will have a significant effect on our gross margins. In some cases, existing manufacturing capacity may be insufficient to achieve the volume or cost targets of our customers.

     The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or contractors, or their inadvertent use of defective or contaminated materials, could significantly reduce our manufacturing yields and product reliability.

 WE HAVE RELATIVELY HIGH GROSS MARGIN ON THE REVENUE WE DERIVE FROM THE LICENSING OF OUR INTELLECTUAL PROPERTY, AND A DECLINE IN THIS REVENUE WOULD HAVE A GREATER IMPACT ON OUR NET INCOME THAN A DECLINE IN REVENUE FROM OUR INTEGRATED CIRCUITS AND OPTOELECTRONIC PRODUCTS.


     The revenue we generate from the licensing of our intellectual property has a high gross margin compared to the revenue we generate from our integrated circuits and optoelectronic products. Although we have derived less than 6% of our total revenue in recent years from the licensing of intellectual property, a decline in this licensing revenue would have a greater impact on our profitability than a similar decline in revenues from our integrated circuits and optoelectronic products.



 WE DEPEND ON JOINT VENTURES OR OTHER THIRD-PARTY STRATEGIC RELATIONSHIPS FOR THE MANUFACTURE OF SOME OF OUR PRODUCTS, ESPECIALLY INTEGRATED CIRCUITS. IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY AND RELIABLE BASIS, OUR REVENUE MAY DECLINE.



     We currently manufacture our integrated circuits and optoelectronic components through a combination of internal capability, joint ventures and external sourcing with contract manufacturers. Over the past two quarters, approximately 30 to 35% of our revenue was derived principally from integrated circuits manufactured at joint ventures or through other external sourcing arrangements. To the extent we rely on joint ventures and third-party manufacturing relationships, especially with respect to integrated circuits, we face the following risks:


     - their inability to develop manufacturing methods appropriate for our products;

     - that the manufacturing costs will be higher than planned;

     - that the reliability of our products will decline;

     - their unwillingness to devote adequate capacity to produce our products;

     - their inability to maintain continuing relationships with our suppliers; and

     - the reduction of our control over delivery schedules and costs of our products.

     If any of these risks is realized, we could experience an interruption in supply or an increase in costs, which could delay or decrease our revenue or adversely affect our results of operations.

  IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR REVENUE MAY BE DELAYED OR REDUCED.

     Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for the product. We may not always be able to satisfy the qualifications. Delays in qualification can cause a customer to discontinue use of the product and result in a significant loss of revenue.


  BECAUSE OUR INTEGRATED CIRCUIT AND OPTOELECTRONIC COMPONENT AVERAGE SELLING PRICES IN PARTICULAR PRODUCT AREAS ARE DECLINING AND SOME OF OUR OLDER PRODUCTS ARE MOVING TOWARD THE END OF THEIR PRODUCT LIFE CYCLES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.



     We have in the past, and will in the future, experience declines in the average selling prices for some of our integrated circuits and optoelectronic components. For our products, the declines are due to, among other things, downturns in the semiconductor and communications industries, increased competition, lower costs of producing products and greater unit volumes. In addition, because our industry is characterized by rapid technological change and short product life cycles, in any given year we may have a substantial amount of revenue from products that are nearing the end of their product lives. The average age of our products is approximately two years, and approximately one third of our revenues are from products older than two years. If we do not offset sales decreases in older products by increases in sales of other products, including new products, our revenue will decline. If we are not able to replace products in a timely manner, our results of operations may be adversely affected.


  WE CONDUCT A SIGNIFICANT AMOUNT OF OUR SALES ACTIVITY AND MANUFACTURING EFFORTS OUTSIDE THE UNITED STATES, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS DUE TO INCREASED COSTS.

     In fiscal 2001, we derived 55% of our revenue from sales of our products shipped to locations outside the United States. We also manufacture a significant portion of our products outside the United States and are dependent on international suppliers for many of our parts. We intend to continue to pursue growth opportunities in both sales and manufacturing internationally. International operations are subject to a number of risks and potential costs, which could adversely affect our revenue and results of operations, including:

     - our new brand will not be locally recognized, which will cause us to spend significant amounts of time and money to build a brand identity;

     - unexpected changes in regulatory requirements;

     - inadequate protection of intellectual property in some countries outside of the United States;

     - currency exchange rate fluctuations; and

     - political and economic instability.

  WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS, WHICH COULD INCREASE OUR COSTS AND RESTRICT OUR OPERATIONS IN THE FUTURE.

     We are subject to a variety of laws relating to the use, disposal, clean-up of, and human exposure to, hazardous chemicals. Any failure by us to comply with present and future environmental, health and safety requirements could subject us to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, we could be adversely affected.

  THE COMMUNICATIONS COMPONENT INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR REVENUE.

     The market segments for optoelectronic components and integrated circuits are intensely competitive and subject to rapid and disruptive technological change. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter the market. Increased competition may result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors, which may hurt our revenue.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS. IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESSES AND PROSPECTS MAY BE HARMED.

     Like other companies in the semiconductor industry, we experience frequent litigation regarding patent and other intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement when we attempt to license our intellectual property to others. Defending these claims could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. In addition, third parties may attempt to appropriate the confidential information and proprietary technologies and processes used in our business, which we may be unable to prevent and would harm our businesses and prospects.

  IF WE CANNOT MAINTAIN OUR STRATEGIC RELATIONSHIPS OR IF OUR STRATEGIC RELATIONSHIPS FAIL TO MEET THEIR GOALS OF DEVELOPING TECHNOLOGIES OR PROCESSES, WE WILL LOSE OUR INVESTMENT AND MAY FAIL TO KEEP PACE WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.


     In the past, we have entered into strategic relationships to develop technologies and manufacturing processes. If any of our strategic relationships do not accomplish our intended goals or do not develop the technology or processes sought, we will not realize a return on our investment. Currently our only material strategic investment is Silicon Manufacturing Partners Pte Ltd., a joint venture entered into with Chartered Semiconductor. See "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Liquidity and Capital Resources -- Contractual Obligations and Commitments."



  WE MAY NOT HAVE FINANCING FOR FUTURE STRATEGIC INITIATIVES, WHICH MAY PREVENT US FROM ADDRESSING GAPS IN OUR PRODUCT OFFERINGS THAT MAY ARISE IN THE FUTURE, IMPROVING OUR TECHNOLOGY OR INCREASING OUR MANUFACTURING CAPACITY.



     If we are unable to incur additional debt or issue equity for future strategic initiatives, we may fail to address gaps in our product offerings, improve our technology or increase our manufacturing capacity. We cannot assure you that such financing will be available to us on acceptable terms or at all. Our credit agreement restricts our ability to incur debt and requires us to use a portion of the proceeds from any debt or equity issuance to repay the credit facility, as described in "Certain Indebtedness," and the indenture for the notes will also restrict our ability to incur debt, as described in "Description of Notes -- Certain Covenants -- Limitation on Indebtedness." Also, in connection with our spin-off from Lucent, we are significantly restricted in our ability to issue stock in order to raise capital. See "Arrangements Between Lucent and Our Company -- Tax Limitations on Additional Issuance of Our Stock."



  IF WE ARE UNABLE TO EXTEND OR REFINANCE OUR CREDIT FACILITY WHEN IT MATURES ON SEPTEMBER 30, 2002, WE MAY NOT HAVE SUFFICIENT CASH AVAILABLE TO REPAY THAT FACILITY OR TO FUND OUR OPERATIONS.


     We cannot assure you that we will be able to extend or refinance our credit facility before it matures on September 30, 2002. While we currently have sufficient cash on hand to repay amounts outstanding under the credit facility when it matures, we cannot assure you that we will have sufficient cash to repay those amounts when due. In recent periods, we have incurred substantial losses and used cash on hand to fund our operations and other cash needs, and we expect these conditions to continue in the near future. If we are required to repay our credit facility, and we are unable to obtain alternate sources of financing, we may not be able to fund our operations, make capital expenditures or service our debt. Under these circumstances, we would consider actions such as eliminating employee bonuses, accelerating already planned expense reductions, limiting capital spending and selling assets to enable us to meet our cash requirements. However, we cannot assure you that these actions will be feasible at the time or prove adequate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS RELATED TO THE OFFERING


  WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH SUBJECTS US TO VARIOUS RESTRICTIONS AND INTEREST COSTS.



     Because Lucent historically provided financing to us and incurred debt at the parent level, our historical combined balance sheets prior to completion of our initial public offering do not include debt. On April 2, 2001, upon completion of our initial public offering, we assumed $2,500 million of short-term debt that Lucent had borrowed under a credit facility. We did not receive any of the proceeds from the credit facility. Lucent was relieved of all obligations related to this short-term debt. As of February 4, 2002, $999 million was outstanding under our credit facility. See "Certain Indebtedness" for a description of the credit facility. We will use approximately 50% of the net proceeds from the notes and put rights to further repay this short-term debt. After giving pro forma effect to the issuance and sale of the notes and put rights and the application of the net proceeds therefrom as described under
"Use of Proceeds," as of           , 2002, our total outstanding debt would have
been $          million. Please see "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Liquidity and Capital Resources" for additional details about our credit facility, including certain repayments of the facility.


     The credit facility is secured by our principal domestic assets other than the proceeds of our initial public offering and, while Lucent remains a majority stockholder, real estate. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets transactions before September 30,
2002, or $          million after giving effect to this offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The credit facility imposes, and future indebtedness may impose, various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. Our interest expense may be materially different as a stand-alone company than the interest expense reflected in our historical combined statement of operations for periods prior to completion of our initial public offering. Please see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview" for details about our historical interest expense and interest expense under, and the other terms of, the debt we assumed from Lucent.

  IT IS POSSIBLE THAT OUR CREDIT RATINGS COULD BE AFFECTED BY A CHANGE IN LUCENT'S RATINGS, AND IF OUR CREDIT RATINGS WERE TO CHANGE FOR THAT REASON OR ANY OTHER REASON, THE VALUE OF YOUR NOTES COULD DECLINE.



     It is possible that, while we are a majority-owned subsidiary of Lucent, the rating agencies might change our credit ratings as a result of changes in Lucent's credit ratings. If our credit ratings were to decline for this or any other reason, our cost of borrowing under our credit agreement and in connection with our receivables securitization would increase. Further, if our ratings were to decline, the value of the notes could decline.



 WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.



     Subject to the restrictions in our credit facility and the indenture governing the notes, we may incur significant additional debt. Although the terms of our credit facility and the indenture governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. New debt may be senior debt. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.


  RESTRICTIONS IN THE NOTES INDENTURE AND OUR CREDIT FACILITY MAY LIMIT OUR ACTIVITIES.

     The notes indenture and our credit facility contain restrictions on our activities, including covenants limiting our ability to:

     - incur indebtedness at the subsidiary or parent level;

     - incur or permit to exist liens or security interests on our assets;

     - merge or consolidate with another entity or sell all or substantially all of our assets;

     - make investments in non-affiliates and certain of our subsidiaries;

     - make or declare dividends on our capital stock;

     - consummate certain transactions with our affiliates; and

     - consummate certain sale and leaseback or collateralized mortgage obligation transactions.

     We also are required to satisfy specified financial covenants under the terms of our credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in the worldwide integrated circuits and optoelectronic components industries with companies not similarly restricted.

  IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, OUR ASSETS WILL NOT BE AVAILABLE TO MAKE ANY PAYMENTS TO THE HOLDERS OF THE NOTES UNTIL WE HAVE MADE ALL PAYMENTS TO HOLDERS OF SENIOR INDEBTEDNESS.


     The notes will be general unsecured obligations, subordinate in right of payment to all of our existing and future senior indebtedness, including all indebtedness under our credit facility. In the event of insolvency, liquidation, reorganization or a similar proceeding, our senior indebtedness must be paid in full before the principal of, and premium, if any, and interest on the notes may be paid. In the event of a bankruptcy, liquidation or reorganization, holders of the notes will participate ratably (based upon respective amounts owed to each holder or creditor) with all holders of subordinated indebtedness that is deemed to be of the same class as the notes in the remaining assets. If any of these events occur, we cannot assure you that there would be sufficient assets to pay amounts due on the notes. After giving pro forma effect to the issuance and sale of the notes and put rights and the application of the net proceeds therefrom as described under "Use of Proceeds," as of December 31, 2001, we would have had
approximately $     million of senior indebtedness outstanding.


     In addition, the indenture provides that, except under certain circumstances, no payment with respect to the notes may be made during the occurrence of a payment default with respect to senior indebtedness.

Moreover, the indenture provides that, under certain circumstances, no payment with respect to the notes may be made if certain non-payment defaults occur with respect to certain designated senior indebtedness, including indebtedness under our credit facility.

  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS UNSECURED AND WILL BE EFFECTIVELY SUBORDINATED TO OUR AND OUR SUBSIDIARIES' EXISTING AND FUTURE SECURED INDEBTEDNESS.


     The notes will be general unsecured senior subordinated obligations, effectively junior to any secured debt that we and our subsidiaries have and may have in the future to the extent of the value of the assets securing that debt. Our borrowings under our credit facility are secured. After giving pro forma effect to the issuance and sale of the notes and put rights and the application of the net proceeds therefrom as described under "Use of Proceeds," as of
               , 2002, we would have had $     million of secured indebtedness
outstanding.


     In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, whether voluntarily or involuntarily instituted, the holders of our secured debt will be entitled to be paid from our or our subsidiaries' assets, as applicable, before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt and the notes. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our liquidation, dissolution, reorganization, bankruptcy or other similar occurrence.


  SOME SIGNIFICANT RESTRUCTURING TRANSACTIONS MAY NOT CONSTITUTE A CHANGE OF CONTROL, IN WHICH CASE WE WOULD NOT BE OBLIGATED TO OFFER TO REPURCHASE THE NOTES.



     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. The change of control repurchase feature is a result of negotiations between us and the underwriters for the SHARCS. The reason for giving holders of the notes this right to require us to repurchase the notes in the event of a change of control is that note holders will have purchased our notes based in part on their comfort with our management. However, the change of control provisions will not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a change of control. Certain other transactions may not constitute a change of control because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of change of control. In the event of any such transaction, note holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of notes.



     In addition, the definition of change of control includes a phrase relating to the sale of all or substantially all of our assets, determined on a consolidated basis. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law (which governs the indenture and the notes). Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale of less than all of our assets, determined on a consolidated basis, may be uncertain. See "Description of Notes -- Change of Control" and "Description of Notes -- Certain Definitions -- Change of Control."



 EVEN IF A TRANSACTION DOES TRIGGER OUR OBLIGATION TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL, WE MAY NOT BE ABLE TO REPURCHASE THE NOTES.



     The source of funds for any repurchase required as a result of any change of control will be our available cash, cash generated from our operations or other sources, including borrowings, sales of assets or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of the change of control to make the required repurchase of notes. Under our credit agreement, a change in control (which is defined differently in the credit agreement than in the indenture) constitutes an event of default allowing the lenders to require repayment of the facility. Even if the credit agreement were to remain outstanding, restrictions in the credit facility will not allow such repurchases. Consequently, if we are unable to prepay our indebtedness under our credit facility or obtain the requisite consent under our credit facility, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a change of control, resulting in a default under the indenture. Furthermore, such default under the indenture will result in a cross-default under our credit facility and may constitute an event of default under other, future senior debt. Under these circumstances, the subordination provisions in the indenture would restrict payments to you before these obligations are satisfied. Additionally, the change of control purchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and thus, the removal of incumbent management. See "Description of Notes -- Change of Control."


  HOLDERS OF NOTES WILL BE TAXED ON ORIGINAL ISSUE DISCOUNT.


     The notes will be deemed to be issued at a discount from their principal amount. Consequently, holders of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which this income is attributable. For a more detailed discussion of the U.S. federal income tax consequences from the purchase, ownership and disposition of the notes, see "Material Federal Income Tax Consequences."


  THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES, AND ANY MARKET FOR THE NOTES MAY BE ILLIQUID.

     We do not intend to apply for a listing of the notes on a securities exchange. There is currently no established market for the notes, and we cannot assure you of any of the following:

     - the liquidity of any market that may develop for the notes;

     - your ability to sell the notes; or

     - the price at which you will be able to sell the notes.

     Although the underwriters of the SHARCS have advised us that they currently intend to make a market for the notes, the underwriters are not obligated to do so and any such market making would not commence until the notes have been distributed by the trust. Any underwriters that make a market in the notes may discontinue their market making at any time at their discretion without notice to the holders of the notes. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market in the notes will develop or, if one does develop, that it will be maintained. If a market for the notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the notes to trade at prices lower than their purchase price or reduce the liquidity of the notes.

  WE MIGHT NOT HAVE SUFFICIENT FUNDS TO SATISFY OUR OBLIGATIONS UNDER THE PUT RIGHTS.


     If the average closing price or average sale price, as applicable, of a share of our Class A common stock for the 20 trading days prior to maturity is less than the strike price of the put rights, we will be obligated under the put rights to pay to the trust an amount of cash equal to the product of (x) the number of shares subject to outstanding put rights and (y) the difference between the strike price of the put rights and such average closing price or sale price, as applicable. For example, assuming all the put rights are outstanding at maturity, a 10% decline in the price of our Class A common stock
would result in an obligation to pay $     million. The contingent liability
created by the put rights is directly correlated to the price of our Class A common stock, which in turn is dependent on, among other things, the strength of our business. Our maximum potential obligation under the put rights is $200 million. We cannot assure you that we will have sufficient funds to satisfy this obligation.

  OUR STOCK PRICE MAY DECLINE IF OUR QUARTERLY REVENUE AND OPERATING RESULTS FALL BELOW ANALYSTS' OR INVESTORS' EXPECTATIONS.



     Our quarterly revenue and income from operations have varied and are likely to continue to fluctuate significantly from quarter to quarter because of the nature of our business and planned product introductions. If our quarterly revenue or operating results fall below the expectations of securities analysts or investors, the price of our common stock may fall substantially. For example, because of our lengthy sales and design processes described above, the effects of failing to be selected by a customer to provide a product may result in significantly lower revenue later, as compared to prior periods with more revenue from earlier design wins. We have experienced fluctuations in quarterly revenue for this reason in the past. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of such sales can make our revenue less predictable.



 BECAUSE OF DIFFERENCES IN VOTING POWER AND LIQUIDITY BETWEEN THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK, THE MARKET PRICE OF THE CLASS A COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE CLASS B COMMON STOCK FOLLOWING LUCENT'S DISTRIBUTION OF THE CLASS B COMMON STOCK.



     After the distribution by Lucent of its shares of Class B common stock to its stockholders, the Class B common stock will be publicly traded. Upon the distribution by Lucent, there will be more shares of Class B common stock than Class A common stock then outstanding. Consequently, the Class B common stock may be more liquid than the Class A common stock. In addition, because the Class B common stock has greater voting power per share for the election and removal of directors than the Class A common stock, some investors may prefer the Class B common stock as a means of investing in our company. Accordingly, the greater potential voting power and liquidity of the Class B common stock may cause the Class B common stock to trade at a higher market price than the Class A common stock.


  IN A BANKRUPTCY OR SIMILAR PROCEEDING INVOLVING US, YOUR RIGHT TO RECEIVE PAYMENT UNDER THE PUT RIGHT WOULD LIKELY BE TREATED AS AN EQUITY CLAIM SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE DEBT OBLIGATIONS AND COULD BE FOUND TO BE UNENFORCEABLE.

     The put rights will by their terms be general unsecured senior subordinated obligations, subordinate in right of payment to all of our existing and future senior indebtedness, including all indebtedness under our credit facility. If we become the subject of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding, whether voluntarily or involuntarily instituted, our obligations under the put rights will likely be treated as an equity claim. As a result, a claim under the put right would be subordinated to all of our existing and future debt obligations. If any of the foregoing events occur, we cannot assure you that the amounts that you receive with respect to your claim, if any, will have a value equal to the amounts due on the put rights. Moreover, in such a proceeding, a court may treat the put option agreement as an agreement to acquire our own securities that is impermissible under Delaware law and may disallow the put rights in their entirety. In that case, you will not receive anything under your put rights.

                                USE OF PROCEEDS

     We estimate that the net proceeds of the offering will be approximately $ million after deduction of expenses and commissions. We intend to use approximately 50% of the net proceeds to repay short-term debt under our credit facility and the balance for general corporate purposes.


     The $2,500 million credit facility that we assumed from Lucent at the time of our initial public offering was a 364-day facility that was to mature on February 21, 2002. On October 4, 2001, this credit facility was amended. The maturity date of the facility was extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets transactions before September 30, 2002, or approximately $ million after giving effect to this offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The interest rates applicable to borrowings under the facility are based on a scale indexed to our credit rating. Based upon our current credit ratings of BB-from Standard & Poor's and Ba3 from Moody's, the interest rate under the facility is the applicable LIBOR rate plus 400 basis points. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of December 31, 2001, on an actual basis and on an as adjusted basis to give effect to payments of $378 million on the credit facility which reduced the balance of the facility to $999 million on February 4, 2002 as described in "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," this offering and the use of approximately 50% of the net proceeds therefrom to repay additional short-term debt outstanding under the credit facility.



     The table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included elsewhere in this prospectus.



                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................   $ 1,781       $
                                                               =======       ======
Put rights liability(a).....................................   $    --       $
                                                               =======       ======
Debt
  Credit facility...........................................   $ 1,377       $
  Securitization obligation.................................        --
    % Senior Subordinated Notes due 2007(b).................        --
  Capitalized lease obligation..............................        49
                                                               -------       ------
     Total debt.............................................   $ 1,426       $
                                                               =======       ======
Stockholders' equity(c):
  Class A common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 727,429,667 shares
     issued and outstanding.................................         7
  Class B common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 908,100,000 shares
     issued and outstanding.................................         9
  Additional paid in capital................................   $ 7,012       $
  Accumulated deficit.......................................    (4,917)
  Accumulated other comprehensive loss......................        (4)
                                                               -------       ------
     Total stockholders' equity.............................     2,107
                                                               -------       ------
     Total capitalization...................................   $ 3,533       $
                                                               =======       ======


---------------

     (a)Represents the estimated fair value of the put rights on the date of issuance. In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Instruments," we will record the fair value of the put rights as a liability, and any changes in the fair value of the put rights liability will be reflected in our results of operations. The fair value of the put rights will be determined using an option pricing model which takes into account our credit risk, the volatility of our stock price and the time to maturity.



     (b)Represents the estimated proceeds from this offering ($     ) less the
        amount allocated to the put rights ($     ).



     (c) Our ability to issue additional equity is constrained because our issuance of additional common stock may cause the distribution of our shares by Lucent to its stockholders to be taxable to Lucent under
         Section 355(e) or be taxable to both Lucent and its stockholders because of a failure of Lucent to distribute "control" of us as defined in Section 368(c) of the Internal Revenue Code, and under the tax sharing agreement we would be required to indemnify Lucent against that tax. In particular, due to Section 355(e), we are significantly limited in our ability to issue shares of our common stock. For a discussion of
         Section 355(e) and Section 368(c), please see "Arrangements Between Lucent and Our Company -- Tax Limitations on Additional Issuance of Our Stock."

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)


     The following table sets forth our selected financial information. The financial information for the three month periods ended December 31, 2001 and 2000 and as of December 31, 2001 has been derived from our unaudited financial statements included elsewhere in this prospectus. The financial information for the years ended September 30, 2001, 2000 and 1999 and as of September 30, 2001 and 2000 has been derived from our audited financial statements included elsewhere in this prospectus. The financial information for the year ended September 30, 1998 and as of September 30, 1999 has been derived from our audited combined financial statements not included in this prospectus. The financial information for the year ended September 30, 1997 and as of September 30, 1998 and 1997 has been derived from the company's unaudited combined financial statements not included in this prospectus. The historical selected financial information may not be indicative of our future performance as a stand-alone company and should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.



                                         THREE MONTHS
                                             ENDED
                                         DECEMBER 31,               YEAR ENDED SEPTEMBER 30,
                                        ---------------   --------------------------------------------
                                         2001     2000    2001(1)   2000(2)    1999     1998     1997
                                        ------   ------   -------   -------   ------   ------   ------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenue...............................  $  537   $1,362   $ 4,080   $4,708    $3,714   $3,101   $2,769
Gross profit..........................      16      580       996    2,153     1,765    1,509    1,321
Purchased in-process research and
  development.........................      --       --        --      446        17       48       --
Amortization of goodwill and other
  acquired intangibles................      21      111       415      189        13        3        1
Restructuring and separation..........      72       11       662       --        --       --       --
Impairment of goodwill and other
  acquired intangibles................      --       --     2,762       --        --       --       --
Income (loss) before cumulative effect
  of accounting change................    (375)      --    (4,612)     (76)      319      303      275
Cumulative effect of accounting change
  (net of provision (benefit) for
  income taxes of $(2) for the three
  months ended December 31, 2001, $(2)
  in fiscal 2001, and $21 in fiscal
  1999)(3)............................      --       (4)       (4)      --        32       --       --
Net income (loss).....................  $ (375)  $   (4)  $(4,616)  $  (76)   $  351   $  303   $  275
BASIC AND DILUTED EARNINGS (LOSS) PER
  SHARE:(4)
Income (loss) before cumulative effect
  of accounting change................  $ (.23)      --   $ (3.46)  $ (.07)   $  .31   $  .29   $  .27
Cumulative effect of accounting
  change(3)...........................      --       --        --       --       .03       --       --
Net income (loss).....................  $ (.23)      --   $ (3.46)  $ (.07)   $  .34   $  .29   $  .27
Weighted average shares outstanding --
  basic and diluted (in millions).....   1,635    1,035     1,334    1,035     1,035    1,035    1,035
STATEMENT OF CASH FLOWS INFORMATION:
Net cash (used in) provided by
  operating activities................  $ (344)  $  102   $   269   $  762    $  690   $  524      n/a
Net cash provided by (used in)
  investing activities................     117     (197)     (723)    (829)     (753)    (541)     n/a
Net cash (used in) provided by
  financing activities................  (1,144)      95     3,607       67        63       17      n/a
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
  charges(5)..........................     n/a      1.1       n/a      2.4       8.7     12.5     14.7
Deficiency(5).........................  $  378      n/a   $ 4,553      n/a       n/a      n/a      n/a
SUPPLEMENTAL FINANCIAL DATA:
EBITDA(6).............................  $ (254)  $  241   $(3,520)  $  822    $  877      n/a      n/a
Adjusted EBITDA(7)....................    (182)     252       (96)   1,268       894      n/a      n/a

                                                                          AT SEPTEMBER 30,
                                          AT DECEMBER 31,   --------------------------------------------
                                              2001(8)       2001(1)   2000(2)    1999     1998     1997
                                          ---------------   -------   -------   ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Working capital.........................      $   21        $  156    $  428    $  219   $  409   $  331
Total assets............................       4,847         6,562     7,067     3,020    2,481    2,197
Short-term debt.........................       1,393         2,516        14        14       --       --
Long-term debt..........................          33            33        46        64       --       --
Stockholders' equity/invested equity....       2,107         2,461     5,781     1,962       --       --


---------------

(1) During fiscal 2001 we received approximately $3,400 million of net proceeds from our initial public offering and recorded a $2,762 million impairment of goodwill and other acquired intangibles related to our acquisitions of Ortel Corporation, Herrmann Technology, Inc., Agere, Inc. and Enable Semiconductor, Inc. We also assumed $2,500 million of debt from Lucent Technologies Inc., consisting of short-term borrowings under a credit facility provided by financial institutions. We did not receive any of the proceeds of this short-term debt.

(2) During fiscal 2000 goodwill and other acquired intangibles increased by $3,400 million due to the acquisitions of Ortel Corporation, Herrmann Technology, Inc., Agere, Inc. and substantially all the assets of VTC Inc., whose results of operations are included from their respective dates of acquisition.

(3) Effective October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

     Effective October 1, 1998, we changed our method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs.

(4) Basic and diluted earnings (loss) per common share are calculated by dividing income (loss) by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding on a historical basis includes the retroactive recognition to October 1, 1996 of the 1,035,000,000 shares owned by Lucent prior to our initial public offering.

(5) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as income (loss) from continuing operations before income taxes less undistributed earnings of equity investments plus fixed charges less interest capitalized during the period. "Fixed charges" consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. "Deficiency" is the amount by which fixed charges exceeded earnings in fiscal 2001.

(6) EBITDA equals operating income (loss) plus depreciation and amortization expense. EBITDA is not intended to represent cash flow or any other measure of performance or liquidity in accordance with generally accepted accounting principles. EBITDA is included here because we believe that you may find it to be a useful analytical tool. Other companies may calculate EBITDA differently, and we cannot assure you that our figures are comparable with similarly-titled figures for other companies.


(7)The calculation of adjusted EBITDA is shown below:



                                                       THREE MONTHS
                                                          ENDED
                                                       DECEMBER 31,    YEAR ENDED SEPTEMBER 30,
                                                       ------------   --------------------------
                                                       2001    2000     2001      2000     1999
                                                       -----   ----   --------   -------   -----
                                                                 (DOLLARS IN MILLIONS)
    EBITDA...........................................  $(254)  $241   $(3,520)   $  822    $877
    Purchased in-process research and development....     --     --        --       446      17
    Restructuring and separation.....................     72     11       662        --      --
    Impairment of goodwill and other acquired
      intangibles....................................     --     --     2,762        --      --
                                                       -----   ----   -------    ------    ----
    Adjusted EBITDA..................................  $(182)  $252   $   (96)   $1,268    $894
                                                       =====   ====   =======    ======    ====



(8)On October 4, 2001, we repaid $1,000 million of the $2,500 million of short-term debt then outstanding under our credit facility. This repayment was made in connection with an amendment to the terms of the credit facility.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited financial statements for the quarterly periods ended December 31, 2001 and 2000 and our audited financial statements for the years ended September 30, 2001, 2000 and 1999, and the notes thereto. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements.


OVERVIEW


     We are the world's leading provider of components for communications applications, delivering integrated solutions that form the building blocks for advanced wired, wireless and optical communications networks. We also design and manufacture a wide range of semiconductor solutions for computer- and communications-related devices used by consumers, such as cellular phones, modems and hard disk drives for personal computers and workstations. In addition, we supply complete wireless computer networking solutions through the ORiNOCO(TM) product family.



     Effective October 1, 2001, we realigned our business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets respectively. Each of these two groups is a reportable operating segment. The segments each include revenue from the licensing of intellectual property related to that segment.



     The Infrastructure Systems segment is comprised of our former Optoelectronics segment and portions of our former Integrated Circuits segment and facilitates the convergence of products from both businesses. This segment delivers solutions to the high-speed communications systems market. We have consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows us to more efficiently design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.



     The Client Systems segment consists of the remainder of our former Integrated Circuits segment and includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers semiconductor solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family.



SEPARATION FROM LUCENT



     We were incorporated under the laws of the State of Delaware on August 1, 2000, as a wholly owned subsidiary of Lucent. We had no material assets or activities as a separate corporate entity until the contribution to us by Lucent of its integrated circuits and optoelectronic components businesses. Lucent had previously conducted these businesses through various divisions and subsidiaries. On February 1, 2001, Lucent began the separation of our company by transferring to us the assets and liabilities related to these businesses. The separation was substantially completed, including the transfer of all assets and liabilities other than pension and postretirement plan assets and liabilities, which have yet to be transferred, when we completed our initial public offering in April 2001. As of December 31, 2001, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our outstanding Class A common stock, which represented approximately 57.8% of the total outstanding common stock and approximately 84.2% of the combined voting power of both classes of our common stock with respect to the election and removal of directors.


     Lucent originally announced its intention to distribute all shares of our common stock it then owned to its stockholders in a tax-free distribution by September 30, 2001. On August 16, 2001, Lucent amended its credit facilities. The amended credit facilities modified the conditions that must be met before Lucent can distribute its Agere stock to its stockholders.

     Lucent has stated that the conditions contained in its remaining credit agreement that must be met before Lucent can distribute its Agere stock to its stockholders include:



     - no event of default exists under the credit agreement;



     - Lucent has generated positive EBITDA, as defined in its credit agreement, for the fiscal quarter immediately preceding the distribution;



     - Lucent must meet a minimum current asset ratio;



     - Lucent must have received $5 billion in cash from certain non-operating sources; and



     - the total lending commitments under the credit agreement must be reduced to $1.75 billion or less.



     Lucent has advised us that it has satisfied the $5 billion requirement noted above and reduced the total lending commitments below $1.75 billion. Lucent also announced on February 14, 2002 that it intends to use its results from the quarter ending March 31, 2002, to meet the EBITDA condition, and has indicated that it cannot provide assurances that the conditions to its obligation to complete the distribution will be satisfied by a particular date or that the terms and conditions of its indebtedness will permit the distribution by a particular date or at all due to uncertain market conditions.



     In connection with our separation from Lucent, we entered into several agreements with Lucent regarding, among other things, interim services, intellectual property and product supply. The interim services agreement sets forth charges generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. For more information, see note 19 to our annual financial statements and note 11 to our quarterly financial statements included elsewhere in this prospectus.



     Lucent is our largest customer with purchases for the three months ended December 31, 2001 and 2000 representing 14.5% and 17.0%, respectively, and in fiscal 2001, 2000 and 1999 representing 14.9%, 21.3% and 25.7%, respectively, of our revenue. We expect Lucent will continue to represent a significant percentage of our revenue in the foreseeable future.



     Our financial statements include amounts prior to February 1, 2001 that have been derived from the financial statements and accounting records of Lucent using the historical results of operations and historical basis of the assets and liabilities of our businesses. We believe the assumptions underlying our financial statements are reasonable. However, our financial statements for periods prior to February 1, 2001 may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising Agere, Lucent's net investment in us is shown in lieu of stockholders' equity in our financial statements for periods prior to February 1, 2001. For periods prior to February 1, 2001, our financial statements include allocations of Lucent's expenses, assets and liabilities, including allocations for general corporate expenses, basic research, interest expense, pension and postretirement costs, income taxes and cash and receivables, which are discussed in note 1 to our annual financial statements included elsewhere in this prospectus.


ACQUISITIONS

     During fiscal 1999 and 2000 we completed the acquisitions described below as part of our efforts to broaden our portfolio of product offerings. We did not have any significant acquisitions during fiscal 2001.

     In June 2000, we acquired Herrmann, a developer and manufacturer of passive optical filters that can be used in conjunction with active optoelectronic components in products such as amplifiers. The purchase price was $432 million in Lucent common stock and options. In connection with this acquisition, certain former stockholders of Herrmann are entitled to receive up to a total of 677,019 additional shares of Lucent common stock based on retention and the achievement of specified milestones, which require the production of two products at improved manufacturing yields within the three-year period following the acquisition. As of September 30, 2001, 200,000 shares of Lucent common stock had been released based on the achievement of milestones, resulting in additional goodwill related to the acquisition. The achievement of additional milestones may also result in additional goodwill.

     In April 2000, we acquired Ortel, a developer and manufacturer of semiconductor optoelectronic components used in fiber optic systems for cable television and data communications networks. The purchase price was $2,998 million in Lucent common stock and options.

     In April 2000, we acquired Agere, Inc., a developer and supplier of network processor integrated circuits. Network processors control how data is sent over a network. The purchase price was $377 million in Lucent common stock and options.

     In March 2000, we acquired substantially all the assets of VTC, a supplier of integrated circuits to computer hard disk drive manufacturers. The purchase price was $104 million in cash. In connection with this acquisition, stockholders of VTC are entitled to receive additional cash consideration of up to $50 million contingent on the delivery of product at specified manufacturing yields and the transfer and qualification of process technology to our manufacturing facilities. As of September 30, 2001, $30 million of the additional cash consideration had been paid, resulting in additional goodwill related to the acquisition. Any future contingent cash consideration paid will also be recorded as additional goodwill.

     In March 1999, we acquired Enable, a developer of integrated circuits for local area network equipment. The purchase price was $51 million in cash.

     In February 1999, we acquired Sybarus Technologies ULC, a developer of integrated circuits for communications networks. The purchase price was $41 million in cash.

     During fiscal 2001, we performed impairment evaluations of the goodwill and other acquired intangibles from recent acquisitions. The assessments were performed in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which we operate. We determined the fair value of the acquired entities using a discounted cash flow model based on growth rates and margins reflective of the current decrease in demand for our products, as well as anticipated future demand. Discount rates used were based upon our weighted average cost of capital adjusted for business risks. These assumptions were based on management's best estimate of future results. As a result of the assessments, we determined that an other than temporary impairment of goodwill and other acquired intangibles existed. We recorded a charge to reduce goodwill and other acquired intangibles of $2,762 million during fiscal 2001, consisting of $2,220 million, $275 million, $240 million and $27 million related to Ortel, Herrmann, Agere, Inc. and Enable, respectively.


OPERATING TRENDS



     Order levels and revenues have declined significantly during fiscal 2001 and are expected to remain at lower levels in the near-term. We believe the decreases are due to weakness in our customers' markets and excess inventory held by our customers. We have experienced a higher than normal level of order cancellations and reschedules during fiscal 2001. Although the level of customer order changes has decreased in recent months, our order backlog is lower than we have experienced in the past. Because of this reduced backlog and the potential for additional order changes by customers, our ability to forecast future results is limited.



     During the first quarter of fiscal 2002, we observed that the personal computer market is beginning to show signs of stabilization. Our storage-related integrated circuits benefited from this strengthening in the personal computer market and experienced sequential growth, as we provided new read-channel products and preamplifier solutions to our hard-disk drive customers. However, the optical networking market continues to experience deterioration, as we saw a sequential decline in product revenues from this market.


     Our costs consist primarily of manufacturing overhead, materials and labor. Similar to many semiconductor manufacturers, we have relatively high fixed costs associated with our wafer manufacturing. As a result, our ability to reduce costs quickly in times of decreased demand is limited, which has an adverse effect on margins. Because we anticipated higher revenues as we entered fiscal 2001, our cost structure reflected manufacturing capacity and resources greater than those actually required. In light of the lower revenues we have experienced in recent quarters, we have taken a number of steps to reduce our cost structure, including restructuring activities and reductions in capital spending.

RESTRUCTURING AND SEPARATION EXPENSES AND INVENTORY PROVISION



  RESTRUCTURING EXPENSES



     In fiscal 2001 and the first quarter of fiscal 2002, we announced a series of restructuring initiatives to reduce our cost structure in light of declining revenues. We recorded restructuring charges of $70 million and $563 million for the three months ended December 31, 2001 and fiscal 2001, respectively, classified within restructuring and separation expenses. These restructuring initiatives were focused on improving gross profit, reducing expenses and streamlining operations, and include a worldwide workforce reduction, rationalization of manufacturing capacity and other activities.



     Fiscal Year Ended September 30, 2001



     The restructuring initiatives announced in fiscal 2001 will result in a workforce reduction of approximately 6,000 employees across various business functions, operating units and geographic regions, and includes both management and occupational employees. We recorded a restructuring charge of $177 million in fiscal 2001 related to approximately 5,500 employees, of which approximately 4,300 employees had been taken off-roll as of September 30, 2001. Of this $177 million charge, $28 million represents termination benefits to U.S. management employees that will be funded through Lucent's pension assets. This amount was recognized in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Severance costs and other exit costs noted above were determined in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."



     We recorded a restructuring charge of $386 million in fiscal 2001 relating to the rationalization of under-utilized manufacturing facilities and other restructuring-related activities. We have discontinued manufacturing operations at our chip fabrication plant in Madrid, Spain and have subsequently sold this facility. We are also rationalizing under-utilized manufacturing capacity at our facilities in Orlando, Florida, and in Allentown, Breinigsville and Reading, Pennsylvania. In addition, we are consolidating several satellite-manufacturing sites, as well as leased corporate offices. The restructuring charge for fiscal 2001 includes $37 million related to facility closings, primarily for lease terminations, non-cancelable leases and related costs. It also includes an asset impairment charge of $287 million. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in Statement 121, and depreciation was suspended. The $287 million impairment charge represents the write-down to fair value, less costs to sell, of property, plant and equipment that was disposed of or removed from operations. The remaining restructuring charge of $62 million relates primarily to contract terminations.



     A summary of restructuring charges is outlined as follows:



                                                     YEAR ENDED             AT SEPTEMBER 30,
                                                 SEPTEMBER 30, 2001               2001
                                            -----------------------------   ----------------
                                             TOTAL    NON CASH     CASH      RESTRUCTURING
                                            CHARGES   CHARGES    PAYMENTS       RESERVE
                                            -------   --------   --------   ----------------
                                                         (DOLLARS IN MILLIONS)
Workforce reduction.......................   $177      $ (28)      $(57)          $ 92
Rationalization of manufacturing capacity
  and other charges.......................    386       (293)       (14)            79
                                             ----      -----       ----           ----
     Total................................   $563      $(321)      $(71)          $171
                                             ====      =====       ====           ====



     Three Months Ended December 31, 2001



     During the first quarter of fiscal 2002, workforce reductions resulted in a restructuring charge of $40 million. This charge includes $23 million for approximately 500 remaining employees associated with the workforce reduction of 6,000 positions announced in fiscal 2001. It also includes $17 million for approximately 500 employees impacted by the December 5, 2001 announcement of an additional workforce reduction of 950 positions. This new initiative affects primarily management positions within our product groups, sales organizations and corporate support functions located in New Jersey and

Pennsylvania. Of the total charge, $13 million represents a non-cash charge for termination benefits to certain U.S. management employees that will be funded through Lucent's pension assets recognized in accordance with Statement 88.



     We also recorded a $20 million reversal of the restructuring reserve associated with the worldwide workforce reductions due to the revision of an estimate reflecting lower severance and benefit costs. Severance costs and other exit costs were determined in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."



     We substantially completed the workforce reductions announced in fiscal 2001 with approximately 5,600 employees taken off-roll as of December 31, 2001. The remaining 400 employees associated with this action are expected to be off-roll by the end of the second quarter of fiscal 2002. We expect to complete the workforce reduction announced on December 5, 2001 by September 30, 2002.



     During the first quarter of fiscal 2002, we recognized a restructuring charge of $81 million for rationalization of manufacturing capacity and other charges. This charge includes $40 million relating to facility closings, $33 million for asset impairments and $8 million primarily for contract terminations.



     The facility closing charge consists principally of a non-cash charge of $35 million for the realization of the cumulative translation adjustment resulting from management's decision to substantially liquidate our investment in the legal entity associated with the Madrid, Spain manufacturing operations. This charge was recognized in accordance with Emerging Issues Task Force No. 01-5, Issue Summary No. 1, "Application of SFAS No. 52, and Foreign Currency Translation, to an Investment Being Evaluated for Impairment That Will Be Disposed Of." The $5 million balance of the charge related to the facility closing is primarily for lease terminations and non-cancelable leases and related costs.



     The $33 million of asset impairment charges was recognized for property, plant, and equipment associated with the consolidation of manufacturing and other corporate facilities. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in Statement 121, and depreciation was suspended. The $33 million impairment charge represents the write-down to fair value, less cost to sell, of property, plant and equipment that was disposed of or removed from operations.



     We also recorded a restructuring charge reversal of $31 million during the first quarter of fiscal 2002 associated with the rationalization of manufacturing capacity and other charges. The majority of this reversal occurred because we received $25 million more from the sale of the assets associated with our Madrid, Spain manufacturing operations than originally estimated. It also includes a $6 million reversal of a restructuring reserve deemed no longer necessary.



     The following table sets forth our restructuring reserve as of September 30, 2001 and reflects the activity regarding the worldwide workforce reductions and the rationalization of manufacturing capacity and other charges affecting the reserve for the three months ended December 31, 2001:



                               SEPTEMBER 30,                   THREE MONTHS ENDED                    DECEMBER 31,
                                   2001                         DECEMBER 31, 2001                        2001
                               -------------   ---------------------------------------------------   -------------
                               RESTRUCTURING   RESTRUCTURING   RESTRUCTURING   NON-CASH     CASH     RESTRUCTURING
                                  RESERVE         CHARGE         REVERSAL       ITEMS     PAYMENTS      RESERVE
                               -------------   -------------   -------------   --------   --------   -------------
                                                              (DOLLARS IN MILLIONS)
Workforce reduction..........      $ 92            $ 40            $(20)         $(13)      $(61)        $ 38
Rationalization of
  manufacturing capacity and
  other charges..............        79              81             (31)          (43)       (19)          67
                                   ----            ----            ----          ----       ----         ----
    Total....................      $171            $121            $(51)         $(56)      $(80)        $105
                                   ====            ====            ====          ====       ====         ====



     We anticipate that substantially all of the $38 million restructuring reserve balance as of December 31, 2001 relating to workforce reductions will be paid by the end of fiscal year 2002. The restructuring reserve balance of $67 million as of December 31, 2001 relating to the rationalization of manufacturing capacity and other charges will be paid as follows: the majority of the contract terminations of $42 million will be paid by the end of the third quarter of fiscal 2002; non-cancelable lease obligations of $14 million, due to the consolidation of facilities, will be paid over the respective lease terms through fiscal 2005; and other related costs of $11 million will be paid by the end of fiscal 2002. These cash outlays will be funded through cash and cash equivalents on hand.



     We currently estimate future annualized pre-tax savings from the actions announced in fiscal 2001 and the first quarter of fiscal 2002 described above to be approximately $600 million, of which $120 million is associated with reduced depreciation and $480 million in cash savings resulting from lower employee costs and reduced costs associated with contract and facility lease obligations. The full benefit of these savings is expected to be achieved during the third quarter of fiscal 2002. We expect that approximately 75% of these savings will affect cost of goods sold and 25% will affect operating expenses. Our savings in the current quarter were approximately $110 million resulting from reduced depreciation and lower employee costs and reduced costs associated with contract and facility lease obligations. Of that amount, we estimate that approximately 75% will affect cost of goods sold and 25% will affect operating expenses.



     Facilities Consolidation



     On January 23, 2002, we announced plans to further improve our operating efficiency. We plan to seek a buyer for our wafer fabrication operation in Orlando, Florida. This site has approximately 1,100 employees. Additionally, over twelve to eighteen months from the announcement date, we will consolidate nine existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey into our Allentown, Pennsylvania campus and two new research and development facilities in New Jersey.



     We will move the majority of our integrated circuits and optoelectronics operations from our sites in Reading and Breinigsville, Pennsylvania into the Allentown, Pennsylvania campus. In addition, the majority of our assembly and test operations located in these three sites will move to our assembly and test facilities in Bangkok, Thailand; Matamoras, Mexico; and Singapore. Subsequently, we will discontinue operations at the Reading and Breinigsville facilities and will seek buyers for those properties. We expect that our plan to combine operations from these facilities into Allentown will result in a net headcount reduction of approximately 300 positions.



     We will also transfer approximately 350 corporate support and product development positions from multiple locations in New Jersey to Allentown. The remaining research and development positions in New Jersey will move to two new research and development facilities in New Jersey.



     We expect to incur cash expenditures associated with moving manufacturing operations and consolidating facilities of approximately $250 million to $350 million. We do not anticipate any significant charges until the latter half of fiscal 2002. There will also be additional non-cash impacts associated with accelerated depreciation and asset impairments that we are still evaluating, and such impacts could be material.



     Through the consolidation of operations from nine sites to Allentown and two New Jersey locations, we will reduce our square footage in the two states by about two million square feet, or approximately 50%, resulting in significantly lower costs. We expect to realize approximately $100 million annually in cash savings from these actions, driven primarily by a reduction in rent and building infrastructure costs.



  SEPARATION EXPENSES



     We incurred costs, fees and expenses relating to our separation from Lucent. These costs, fees and expenses were primarily related to legal separation matters; the establishment of a separate computer and information technology infrastructure and associated information processing and network support; marketing relating to building a company brand identity; and implementing treasury, real estate, pension and records retention management services. For the three months ended December 31, 2001 and 2000, we incurred separation expenses of $2 million and $11 million, respectively. For fiscal 2001 we incurred $99 million of separation expenses classified within restructuring and separation expenses. Additional separation costs that we may incur in future periods are contingent on when and how we achieve our full independence from Lucent.

  INVENTORY PROVISION



     We recorded inventory provisions, classified within cost of sales, of $55 million and $40 million for the three months ended December 31, 2001 and 2000, respectively, and $409 million in fiscal 2001 compared to inventory provisions of $29 million in fiscal 2000 and $11 million in fiscal 1999. The fiscal 2001 amount, which includes purchase order cancelation charges, resulting from a significant decrease in forecasted revenue and was calculated in accordance with our inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.


ACCOUNTING POLICIES INVOLVING SIGNIFICANT ESTIMATES


     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. The following accounting policies require management to make estimates and assumptions. These estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. If actual results differ significantly from management's estimates, our financial statements could be materially impacted.



     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Our inventory valuation policy is based on a review of forecasted demand compared with existing inventory levels. If our estimate of forecasted demand is significantly different than our actual demand, our inventory may be over- or under-valued.



     Long-lived assets, such as goodwill and other acquired intangibles and property, plant and equipment, are reviewed for impairment whenever events such as a significant industry downturn, product discontinuance, plant closures, product dispositions, technological obsolescence or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, we compare the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. If our estimate of an asset's future cash flows is significantly different from the asset's actual cash flows, we may over- or under-estimate the value of an asset's impairment. A long-lived asset's value is also dependent upon its estimated useful life. A change in the useful life of a long-lived asset could result in higher or lower depreciation and amortization expenses. If the asset's actual life is different from its estimated life, the asset could be over- or under-valued.



     Restructuring reserves have been recorded in connection with the restructuring initiatives we have announced. These reserves include estimates pertaining to employee separation costs, the settlement of contractual obligations and other matters. Although we do not anticipate significant changes, the actual costs may differ from these estimates, resulting in further charges or reversals of previously recorded charges.



     We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in the approach, such as a change in settlement strategy.


     Historically, certain of our operations have been included in Lucent's consolidated income tax returns. Income tax expense in our consolidated and combined statements of operations has been calculated on a separate tax return basis prior to our initial public offering. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established, as needed, to reduce net deferred tax assets to the amount for which recovery is probable. If estimates of our future profitability are different than that actually attained, our deferred tax assets could be under- or over-valued.


     See footnote 2 to our annual financial statements for a summary of our significant accounting policies.


RESULTS OF OPERATIONS


 THREE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2000



     The following table shows the change in revenue by operating segment:



                                                         THREE MONTHS
                                                             ENDED
                                                         DECEMBER 31,      CHANGE
                                                         -------------   -----------
                                                         2001    2000      $      %
                                                         ----   ------   -----   ---
                                                            (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems...............................  $263   $  929   $(666)  (72)%
  Client Systems.......................................   274      433    (159)  (37)
                                                         ----   ------   -----
     Total.............................................  $537   $1,362   $(825)  (61)%
                                                         ====   ======   =====



     Revenue. Revenue decreased 61%, or $825 million, for the three months ended December 31, 2001 as compared to the same period in 2000, due primarily to volume decreases. The decrease of $666 million within the Infrastructure Systems segment was due to depressed market conditions and reduced expenditures by service providers, which drove volume decreases across the entire segment. The decrease of $159 million within the Client Systems segment was also primarily the result of depressed market conditions, which drove volume decreases across the entire segment.



     Costs and gross margin. Costs decreased 33%, or $261 million, from $782 million for the three months ended December 31, 2000 to $521 million for the three months ended December 31, 2001. Gross margin decreased from 42.6% in the prior year quarter to 3.0% in the current quarter, a decrease of 39.6 percentage points. Gross margin for the Infrastructure Systems segment decreased to a negative 6.5% in the current quarter from 46.3% in the prior year quarter, largely as a result of lower manufacturing capacity utilization and the impact of inventory provisions of $53 million in the current quarter compared to inventory provisions of $28 million in the prior year quarter. Gross margin for the Client Systems segment declined to 12.0% in the current quarter from 34.6% in the prior year quarter. This decline was primarily due to lower manufacturing capacity utilization.



     Selling, general and administrative. Selling, general and administrative expenses decreased 31%, or $48 million, from $157 million in the three months ended December 31, 2000 to $109 million in the three months ended December 31, 2001. The decrease was principally due to savings realized from the restructuring and cost saving initiatives announced in fiscal 2001.



     Research and development. Research and development expenses decreased 30%, or $82 million, from $276 million in the prior year quarter to $194 million in the current quarter. The decrease was primarily due to savings realized from the restructuring and cost saving initiatives announced in fiscal 2001.



     Amortization of goodwill and other acquired intangibles. Amortization expense decreased 81%, or $90 million, from $111 million for the three months ended December 31, 2000 to $21 million for the three months ended December 31, 2001. The decrease is due to the impairment of goodwill and other acquired intangibles of $2,762 million that was recognized in the second half of fiscal 2001. This impairment significantly reduced our goodwill and other acquired intangibles and therefore, our current period amortization.



     Restructuring and separation expenses. Restructuring and separation expenses increased $61 million from $11 million for the three months ended December 31, 2000 to $72 million for the three months ended December 31, 2001. Net restructuring expenses of $70 million were incurred in the first quarter of fiscal 2002 as we continued to implement our announced restructuring initiatives. No restructuring expenses were recognized in the prior year quarter. Separation expenses decreased $9 million, or 81%, from $11 million in the first quarter of fiscal 2001 to $2 million in the first quarter of fiscal 2002. Because we incurred the majority of the necessary expenses related to our separation from Lucent in fiscal 2001, we expect these expenses to be substantially lower in fiscal 2002.



     Operating income (loss). We reported an operating loss of $380 million for the three months ended December 31, 2001, a decline of $405 million from operating income of $25 million reported for the three months ended December 31, 2000. This change reflects primarily a decline in gross profit, as well as an increase in restructuring and separation expenses, partially offset by expense reductions resulting from restructuring and cost saving initiatives announced in fiscal 2001 and a decrease in the amortization of goodwill and other acquired intangibles. Although performance measurement and resource allocation for the reportable segments are based on many factors, the primary financial measure used is operating income (loss) by segment, exclusive of amortization of goodwill and other acquired intangibles, the impairment of goodwill and other acquired intangibles, and restructuring and separation expenses, which is shown in the following table.



                                                        THREE MONTHS
                                                           ENDED
                                                        DECEMBER 31,     CHANGE
                                                        ------------   -----------
                                                        2001    2000     $      %
                                                        -----   ----   -----   ---
                                                          (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems..............................  $(201)  $140   $(341)  N/M
  Client Systems......................................    (86)     7     (93)  N/M
                                                        -----   ----   -----
     Total............................................  $(287)  $147   $(434)  N/M
                                                        =====   ====   =====


---------------


     N/M = Not meaningful



     Other income -- net. Other income -- net increased $54 million from $21 million for the three months ended December 31, 2000 to $75 million for the same period in 2001. The increase is primarily due to a gain of $38 million from the sale of an available-for-sale investment, as well as an increase in interest income of $11 million from our investment of the initial public offering proceeds.



     Interest expense. Interest expense increased $26 million to $50 million for the three months ended December 31, 2001 from $24 million in the prior year period. This increase is due to the interest expense associated with our credit facility being greater than what Lucent allocated to us in the prior year quarter.



     Provision for income taxes. For the first quarter of fiscal 2002, we recorded a provision for income taxes of $20 million on a pre-tax loss of $355 million, yielding an effective tax rate of negative 5.6%. This rate is higher than the U.S. statutory rate primarily due to the provision for taxes in foreign jurisdictions and the recording of a full valuation allowance of approximately $124 against U.S. net deferred tax assets. For the first quarter of fiscal 2001, we recorded a provision for income taxes of $22 million on pre-tax income of $22 million, yielding an effective tax rate of 100.0%. This rate is higher than the U.S. statutory rate primarily due to non-tax deductible goodwill amortization and separation costs.


 FISCAL YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2000

     The following table shows the change in revenue by operating segment:


                                                          YEAR ENDED
                                                         SEPTEMBER 30,      CHANGE
                                                        ---------------   -----------
                                                         2001     2000      $      %
                                                        ------   ------   -----   ---
                                                            (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems..............................  $2,674   $3,059   $(385)  (13)%
  Client Systems......................................   1,406    1,649    (243)  (15)
                                                        ------   ------   -----
     Total............................................  $4,080   $4,708   $(628)  (13)%
                                                        ======   ======   =====

     Revenue. Revenue decreased 13%, or $628 million, to $4,080 million in fiscal 2001 from $4,708 million in fiscal 2000, primarily due to volume decreases in both segments. The decrease of $385 million within the Infrastructure segment was primarily due to decreased sales of $395 million in integrated circuits, as system providers managed their orders and inventory in light of the reduced capital spending by service providers. This decrease in the Infrastructure segment was partially offset by an increase of $10 million in sales of optoelectronic components. The decrease of $243 million within the Client segment was due to volume decreases across the segment, which were partially offset by strength in the wireless local area networking market.



     During fiscal 2001 revenues decreased sequentially each quarter due to declining market conditions compared to sequential revenue growth each quarter in fiscal 2000. Infrastructure revenues declined $708 million, or 70%, to $298 million in the fourth quarter of fiscal 2001 from the peak quarterly revenue level of $1,006 million experienced in the fourth quarter of fiscal 2000. Client revenues declined $181 million, or 37%, to $302 million in the fourth quarter of fiscal 2001 from the peak quarterly revenue level of $483 million experienced in the fourth quarter of fiscal 2000.



     Costs and gross margin. Costs increased 21%, or $529 million, to $3,084 million in the current fiscal year from $2,555 million in the prior fiscal year. Gross margin decreased 21.3 percentage points to 24.4% in fiscal 2001 from 45.7% in fiscal 2000, primarily due to lower manufacturing capacity utilization and the impact of inventory provisions of $409 million in fiscal 2001 compared to inventory provisions of $29 million in fiscal 2000. Gross margin for the Infrastructure segment declined to 24.8% in fiscal 2001 from 49.8% in fiscal 2000 primarily due to lower manufacturing capacity utilization, inventory provisions of $378 million in fiscal 2001 compared to inventory provisions of $20 million in fiscal 2000, and a change in product mix, from higher margin components to lower margin components. Gross margin for the Client segment decreased to 23.8% in fiscal 2001 from 38.3% in fiscal 2000 due to lower manufacturing capacity utilization.



     Selling, general and administrative. Selling, general and administrative expenses increased 12%, or $62 million, to $597 million in fiscal 2001 from $535 million in fiscal 2000. This was primarily due to increases in general and administrative expenses associated with being a stand-alone company, which were partially offset by lower bonus accruals of approximately $35 million.



     Research and development. Research and development expenses increased 15%, or $124 million, to $951 million in fiscal 2001 from $827 million in fiscal 2000. The increase was due to new and ongoing product development expenses, including a full year of expenses associated with acquisitions during fiscal 2000, partially offset by lower bonus accruals of approximately $40 million.


     Purchased in-process research and development. Purchased in-process research and development decreased to zero in fiscal 2001 from $446 million in fiscal 2000. This is the result of no significant acquisitions being made in fiscal 2001, while a number of acquisitions were completed in fiscal 2000.

     Amortization of goodwill and other acquired intangibles. Amortization expense increased $226 million to $415 million in fiscal 2001 from $189 million in fiscal 2000 due to the recognition in fiscal 2001 of amortization associated with acquisitions completed during fiscal 2000.

     Restructuring and separation expenses. Restructuring and separation expenses of $662 million were incurred in fiscal 2001. We recorded $563 million of restructuring charges. We also incurred expenses of $99 million in connection with our separation from Lucent.

     Impairment of goodwill and other acquired intangibles. During fiscal 2001, we determined that an other than temporary impairment of goodwill and other acquired intangibles existed and recorded a charge of $2,762 million to reduce goodwill and other acquired intangibles.

     Operating income (loss). Operating loss was $4,391 million in fiscal 2001 compared to $156 million of operating income in fiscal 2000. This was driven primarily by the impairment of goodwill and other acquired intangibles, a decline in gross profit, restructuring and separation expenses and an increase in the amortization of goodwill and other acquired intangibles, partially offset by the absence of purchased in-process research and development costs in fiscal 2001. Although performance measurement and resource allocation for the reportable segments are based on many factors, the primary financial measure used is operating income (loss) by segment, exclusive of purchased in-process research and development costs, amortization of goodwill and other acquired intangibles, restructuring and separation expenses, and impairment of goodwill and other acquired intangibles which is shown in the following table:



                                                         YEAR ENDED
                                                       SEPTEMBER 30,       CHANGE
                                                       --------------   -------------
                                                        2001    2000       $       %
                                                       ------   -----   -------   ---
                                                           (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems.............................  $(377)   $658    $(1,035)  N/M
  Client Systems.....................................   (175)    133       (308)  N/M
                                                       -----    ----    -------
     Total...........................................  $(552)   $791    $(1,343)  N/M
                                                       =====    ====    =======


---------------


     N/M = Not meaningful



     Other income-net. Other income-net increased 6%, or $2 million, to income of $35 million in fiscal 2001 from income of $33 million in fiscal 2000. The $35 million in fiscal 2001 was comprised primarily of interest income of $69 million from our investment of the proceeds from our initial public offering, income of $42 million from our equity investment in Silicon Manufacturing Partners Pte Ltd., the impairment of $47 million for several non-consolidated investments and foreign exchange losses of $14 million. The $33 million in fiscal 2000 was comprised primarily of gains of $18 million on the sale of investments and foreign exchange gains of $6 million.



     Interest expense. Interest expense increased $93 million to $151 million in fiscal 2001 from $58 million in fiscal 2000. This increase is due to interest on the $2,500 million of short-term debt we assumed from Lucent in April 2001.



     Provision for income taxes. The effective tax rates were (2.3)% and 158.0% for fiscal 2001 and 2000, respectively. The fiscal 2001 effective tax rate includes the impact of recording a valuation allowance of approximately $553 million for deferred tax assets, and the effects of non-tax deductible goodwill amortization and separation costs. The fiscal 2000 effective tax rate includes the impact of non-tax deductible goodwill amortization and non-tax deductible purchased in-process research and development.


  FISCAL YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1999

     The following table shows the change in revenue by operating segment:


                                                            YEAR ENDED
                                                           SEPTEMBER 30,      CHANGE
                                                          ---------------   ----------
                                                           2000     1999     $      %
                                                          ------   ------   ----   ---
                                                             (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems................................  $3,059   $2,290   $769   34%
  Client Systems........................................   1,649    1,424    225   16
                                                          ------   ------   ----
     Total..............................................  $4,708   $3,714   $994   27%
                                                          ======   ======   ====



     Revenue. Revenue increased 27%, or $994 million, to $4,708 million in fiscal 2000 from $3,714 million in fiscal 1999, primarily due to volume increases in both segments. The increase of $769 million in the Infrastructure segment was driven by volume increases across the segment and led by increased sales to existing customers of optoelectronic components used in high-speed transport and submarine network applications. The increase of $225 million in the Client segment was led by strengthening in the wireless local area networking and personal computer hard-drive markets. This increase in the Client segment was negatively impacted by a missed design win with a large customer in 1999 for wireless terminal devices, which resulted in not generating sales from a generation of that customer's mobile telephones.



     Costs and gross margin. Costs increased 31%, or $606 million, to $2,555 million in fiscal 2000 from $1,949 million in fiscal 1999, primarily due to increased sales volume. Gross margin decreased 1.8 percentage points to 45.7% in fiscal 2000 from 47.5% in fiscal 1999. Gross margin for the Infrastructure segment was 49.8% in fiscal 2000 and 52.0% in fiscal 1999. The decrease in Infrastructure gross margin was primarily due to lower average revenues per unit for integrated circuits and a change in product mix, partially offset by volume growth in the sale of optoelectronics components, which resulted in a more efficient utilization of manufacturing capacity for optoelectronic components. Gross margin for the Client segment decreased to 38.3% in fiscal 2000 from 40.3% in fiscal 1999. The decrease in Client gross margin was primarily due to a change in product mix, from higher margin components to lower margin components.


     Selling, general and administrative. Selling, general and administrative expenses decreased 7%, or $38 million, to $535 million in fiscal 2000 from $573 million in fiscal 1999. This decrease was primarily due to lower costs associated with the implementation of our advanced logistics and planning systems. These systems were primarily implemented and paid for in fiscal 1999.


     Research and development. Research and development expenses increased 21%, or $144 million, to $827 million in fiscal 2000 from $683 million in fiscal 1999. This increase was primarily due to new and ongoing product development expenses including $50 million added during the year as a result of our acquisitions.



     Purchased in-process research and development. Purchased in-process research and development increased $429 million, to $446 million in fiscal 2000 from $17 million in fiscal 1999. This increase was due to the fiscal 2000 acquisitions of Ortel, Agere, Inc., Herrmann and substantially all the assets of VTC, which resulted in charges of $307 million, $94 million, $34 million and $11 million, respectively.


     Amortization of goodwill and other acquired intangibles. Amortization expense increased $176 million, to $189 million in fiscal 2000 from $13 million in fiscal 1999. This increase reflects amortization of goodwill associated with the acquisitions of Ortel, Herrmann and Agere, Inc. during fiscal 2000.


     Operating income (loss). Operating income decreased 67%, or $323 million, to $156 million in fiscal 2000 from $479 million in fiscal 1999. This was driven primarily by purchased in-process research and development costs, an increase in the amortization of goodwill and other acquired intangibles and an increase in research and development cost, partially offset by an increase in gross profit. Performance measurement and resource allocation for the reportable segments are based on many factors. The primary financial measure used is operating income by segment, exclusive of purchased in-process research and development costs and amortization of goodwill and other acquired intangibles, which is shown in the following table:



                                                             YEAR ENDED
                                                            SEPTEMBER 30,     CHANGE
                                                            -------------   ----------
                                                            2000    1999     $      %
                                                            -----   -----   ----   ---
                                                              (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Infrastructure Systems..................................  $658    $478    $180    38%
  Client Systems..........................................   133      31     102   329
                                                            ----    ----    ----
     Total................................................  $791    $509    $282    55%
                                                            ====    ====    ====


     Other income-net. Other income-net decreased 8%, or $3 million, to $33 million in fiscal 2000 from $36 million in fiscal 1999. The $33 million in fiscal 2000 was comprised primarily of gains on sales of investments of $18 million, $4 million of equity income and a $6 million gain on foreign currency transactions. The $36 million in fiscal 1999 was comprised primarily of gains on sales of investments of $32 million, a $20 million equity loss and a $9 million gain on foreign currency transactions.

     Provision for income taxes. The effective tax rates were 158.0% and 33.1% for fiscal 2000 and 1999, respectively. The increase in effective tax rates was due to the fiscal 2000 write-offs of purchased in-process research and development costs that are not deductible for tax purposes. Excluding the impact of non-tax deductible purchased in-process research and development expenses and amortization of goodwill and other acquired intangibles expenses, the effective tax rates were 27.8% and 32.2% for fiscal 2000 and 1999, respectively. The decrease was primarily due to the tax impact of non-U.S. activity and increased research tax credits.

LIQUIDITY AND CAPITAL RESOURCES


     As of December 31, 2001, our net cash position was $388 million, which reflects $1,781 million in cash and cash equivalents less $1,377 million of short-term debt under our credit facility and $16 million from the current portion of our capitalized lease obligation.



     Net cash used in operations was $344 million for the three months ended December 31, 2001, compared with $102 million of net cash provided by operations for the three months ended December 31, 2000. The decline in the cash flow from operations for the three months ended December 31, 2001, compared with the same period last year, was driven primarily by the increase in our net loss, as a result of depressed market conditions and a reduction in accounts payable.



     Cash provided by investing activities was $117 million for the three months ended December 31, 2001 compared with cash used by investing activities of $197 million for the three months ended December 31, 2000. The increase in cash flow from investing activities is primarily due to proceeds of $107 million from the sale of property, plant and equipment, proceeds of $53 million from the sale of investments and a reduction of capital expenditures. Capital expenditures decreased $158 million to $43 million for the three months ended December 31, 2001, from $201 million for the three months ended December 31, 2000. We are seeking to limit our capital expenditures principally to projects critical to winning new business, keeping customer commitments and the completion of a new office facility adjacent to our current headquarters.



     Net cash used in financing activities was $1,144 million for the three months ended December 31, 2001, compared with cash provided by financing activities of $95 million for the three months ended December 31, 2000. The decrease was primarily the result of our repayment of $1,000 million under our credit facility in connection with the amendment of the facility on October 4, 2001. Subsequent to the amendment of our facility, we further reduced the amount outstanding under the facility by $123 million to $1,377 million at December 31, 2001. The amounts used to make these repayments resulted from the following transactions: $50 million from the sale of an available-for-sale investment, $67 million from the sale of our manufacturing facility and related equipment located in Spain and $6 million from various sale and leaseback transactions.


     As of September 30, 2001, our net cash position was $636 million, which reflects $3,152 million in cash and cash equivalents less $2,516 million of short-term debt, including a $16 million current portion of capitalized lease obligations. The $636 million of net cash is primarily the result of our receipt of $3,448 million of net cash proceeds from our initial public offering, offset by $2,500 million of short-term debt we assumed from Lucent at that time. We did not receive any of the proceeds of this debt and Lucent was relieved of all obligations related to this debt.

     Net cash provided by operating activities was $269 million in fiscal 2001 compared to $762 million for fiscal 2000. The decrease in fiscal 2001, compared with fiscal 2000, reflects a reduction in revenues during a period in which we increased our manufacturing capacity and infrastructure in anticipation of higher revenues. The adverse impact on cash caused by our fiscal 2001 net loss was offset by a $413 million reduction in accounts receivable and a $243 million increase in accounts payable.

     Net cash provided by operating activities was $762 million in fiscal 2000 compared to $690 million for fiscal 1999. The improvement was primarily the result of increases in net income, excluding the non-cash impact associated with depreciation and amortization and purchased in-process research and development. In fiscal 2000 our cash provided by operating activities reflects an increase in receivables of $237 million as a result of increased revenue. In fiscal 1999 our cash provided by operating activities reflects a pre-payment of certain costs in connection with the expansion of our non-U.S. integrated circuits operations.

     Net cash used in investing activities was $723 million in fiscal 2001 compared to $829 million and $753 million in fiscal 2000 and 1999, respectively. Capital expenditures and acquisitions of businesses have historically been the primary components of our investing activities. Capital expenditures were $723 million, $672 million and $656 million in fiscal 2001, 2000 and 1999, respectively. Our capital spending has been used primarily in support of our manufacturing facilities. Capital spending also includes expenditures for information technology, including computer servers and networking capability.

     In fiscal 2001 we invested $96 million on the construction of a new office facility adjacent to our current headquarters and invested $24 million in capital expenditures related to our separation from Lucent. The remainder of our capital expenditures supported on-going business requirements. In light of current business conditions, we are limiting our capital expenditures principally to projects critical to winning new business or keeping customer commitments. Our capital investment needs are expected to be significantly lower in fiscal 2002 than in fiscal 2001, resulting from the current downturn in our markets.

     Net cash provided by financing activities was $3,607 million in fiscal 2001 compared to $67 million and $63 million in fiscal 2000 and 1999, respectively. The increase in fiscal 2001 was primarily the result of the receipt of the net cash proceeds from the sale of our common stock in our initial public offering. Prior to our initial public offering, we relied on Lucent to provide financing for our operations.


     The $2,500 million credit facility that we assumed from Lucent at the time of our initial public offering was a 364-day facility that was to mature on February 21, 2002. On October 4, 2001, this credit facility was amended. In connection with the amendment, we repaid $1,000 million, thereby reducing the facility to $1,500 million. We also paid $21 million of fees in connection with the amendment which we will amortize over the life of the facility. The facility is comprised of term loans and revolving credit loans and is secured by our principal domestic assets other than the proceeds of our initial public offering and, while Lucent remains a majority stockholder, real estate. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets
transactions before September 30, 2002, or $     million after giving effect to
this offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. The debt is not convertible into any other securities of the company.



     The interest rates applicable to borrowings under the facility are based on a scale indexed to our credit rating. Our credit ratings have declined from BBB-from Standard and Poor's and Baa3 from Moody's at the time of our initial public offering to BB- from Standard & Poor's and Ba3 from Moody's as of December 31, 2001 and currently. Based on our credit ratings as of December 31, 2001, the interest rate under the facility was the applicable LIBOR rate plus 475 basis points. As discussed below, subsequent to December 31, 2001, we reduced the size of the facility to less than $1,000 million and therefore reduced the interest rate for borrowings under the facility to the applicable LIBOR rate plus 400 basis points. Unless our credit ratings change, this rate will remain in effect for the life of the facility. Any further decline in our credit rating would increase the interest rate under the facility by 0.25% per year, which would increase our annual interest expense by approximately $2.5 million. Following these repayments, $500 million of the facility is now a revolving credit facility with the remainder considered a term loan. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.



     Under the agreement, we must use proceeds of liquidity raising transactions to reduce the size of the facility. Liquidity raising transactions are dispositions of assets, other than sales of inventory and ordinary course disposals of excess or obsolete property, including among other things receivables securitizations and sale and leaseback transactions, in each case outside the ordinary course of business. If we complete liquidity raising transactions, we must apply 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds we receive from the transactions to reduce the size of the facility. The agreement also provides that 50% of the net cash proceeds of the first $500 million and 75% (50% if the size of the facility is $500 million or less) of the net cash proceeds greater than $500 million from most sales of debt or equity securities in public or private transactions be applied to reduce the credit facility. Notwithstanding the foregoing, we must apply 100% of net cash proceeds over $1,000 million from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility.



     On January 18, 2002, we completed the sale of certain assets and liabilities related to our FPGA business to Lattice Semiconductor Corporation for $250 million in cash. The net cash proceeds from the sale were used to repay amounts outstanding under our credit facility in accordance with the terms of the credit agreement. We believe that the sale of the FPGA business will not have a material impact on our future results of operations.



     On January 24, 2002, we and certain of our subsidiaries entered into a securitization transaction relating to certain of our and their accounts receivable. As part of the transaction, we and certain of our subsidiaries irrevocably transfer accounts receivable on a daily basis to a wholly-owned, fully consolidated, bankruptcy-remote subsidiary. Because the subsidiary is bankruptcy-remote, it cannot be liquidated by our stockholders, and in the event we were to go into bankruptcy, our creditors would have no claim on the subsidiary's assets. The subsidiary has entered into a loan agreement with certain financial institutions, pursuant to which the financial institutions agreed to make loans to the subsidiary secured by the accounts receivable. The financial institutions have commitments under the loan agreement of up to $200 million; however the amount that we can actually borrow at any time depends on the amount and nature of the accounts receivable that we have transferred to the subsidiary. The loan agreement expires on January 21, 2003. On February 1, 2002, we borrowed $104 million under this agreement. On February 4, 2002, these proceeds were used to repay amounts outstanding under our credit facility in accordance with the terms of the credit agreement. Following this repayment and the repayment of the $250 million from the sale of our FPGA business and $24 million from additional sale and leaseback transactions, our credit facility was reduced to $999 million.



     The credit facility contains financial covenants that require us to: (i) maintain a minimum level of liquidity, (ii) achieve a minimum level of earnings before interest, taxes, depreciation and amortization computed in accordance with the agreement each quarter, (iii) maintain a minimum level of net worth, computed in accordance with the agreement and (iv) limit capital expenditures. Other covenants restrict our ability to pay cash dividends, incur indebtedness and invest cash in our subsidiaries and other businesses. The receivables securitization has the same four financial covenants and covenant levels as the credit facility, however, a violation of these covenants will not accelerate payment or require an immediate cash outlay to cover amounts previously loaned under the facility, but will end our ability to obtain further loans under the agreement.



     On January 23, 2002, we announced plans to consolidate nine existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey. The consolidation is expected to be completed in twelve to eighteen months from the announcement date. We anticipate the cash required for this consolidation to be between $250 million and $350 million. We plan to discontinue operations and seek buyers for our Reading and Breinigsville facilities. Through this consolidation we will reduce our square footage in the two states by about two million square feet, or approximately 50%, significantly lowering cost. We expect to realize approximately $100 million annually in cash savings from these actions, driven primarily by a reduction in rent and building infrastructure costs. In addition, we plan to seek a buyer for our wafer fabrication operation in Orlando, Florida.



     Our primary source of liquidity is our cash and cash equivalents. We believe our cash and cash equivalents, together with additional amounts that may be borrowed under the receivables securitization facility, are sufficient to meet our cash requirements at least through the end of March 2003, including repayment of borrowings under the credit facility if its maturity is not extended, the cash requirements of the facilities consolidation described above and the other announced restructuring activities. If our revenues are lower than what our plans contemplate and as a result less cash is generated, or if we no longer have access to the receivables securitization facility, we would consider further cash conserving actions to enable us to meet our cash requirements through the end of March 2003. These actions would include the elimination of employee bonuses, the acceleration of already planned expense reductions, further limits on capital spending and the retiming of certain restructuring initiatives. We cannot assure you that these actions will be feasible at the time or prove adequate. We also intend to pursue other financing transactions and will consider asset sales, although we have no committed transactions at this time. Also, in connection with our spin-off from Lucent, we are significantly restricted in our ability to issue stock in order to raise capital. Our planning does not take into account any funds that we may receive as a result of selling our Orlando, Florida or Reading and Breinigsville, Pennsylvania facilities or from this offering of notes and put rights.

  CONTRACTUAL OBLIGATIONS AND COMMITMENTS


     The following table aggregates our contractual obligations and commitments with definitive payment terms which will require significant cash outlays in the future. The commitment amounts are as of September 30, 2001, with the exception of the credit facility, which has been adjusted for actual payments related to its refinancing on October 4, 2001 and other transactions completed prior to February 4, 2002, when the credit facility was reduced to $999 million, as discussed above.



                                                        YEAR ENDING SEPTEMBER 30,
                                                    ----------------------------------   LATER
                                           TOTAL     2002    2003   2004   2005   2006   YEARS
                                           ------   ------   ----   ----   ----   ----   -----
                                                          (DOLLARS IN MILLIONS)
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
Credit facility..........................  $  999   $  999   $ --   $ --   $ --   $ --   $ --
Capital leases...........................      55       17     22     16     --     --     --
Operating leases.........................     331      142    106     50     29      4     --
                                           ------   ------   ----   ----   ----   ----   ----
     Total...............................  $1,385   $1,158   $128   $ 66   $ 29   $  4   $ --
                                           ======   ======   ====   ====   ====   ====   ====


     We also have potential contractual obligations which are contingent upon certain events and do not have definitive payment terms. Such obligations may require cash outlays by us in the future. The obligations are discussed below.

     In December 1997, we entered into a joint venture, called Silicon Manufacturing Partners Pte Ltd, or SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. We own a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. We have an agreement with SMP under which we have agreed to purchase 51% of the production output from this facility and Chartered Semiconductor has agreed to purchase the remaining 49% of the production output. If we fail to purchase the required commitments, we will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement may be terminated by either party upon two years' written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency. Based on forecasted demand, we believe it is unlikely that we would have to pay any significant amounts for underutilization in the near future. However, if our purchases under this agreement are less than anticipated, our cash obligation to SMP may be significant.


     In July 2000, we and Chartered Semiconductor entered into an agreement committing both parties to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. We have agreed to invest up to $350 million over a five-year period. As part of the joint development activities, the two companies are staffing a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers are working with Company teams currently located in the United States, as well as with Chartered Semiconductor's technology development organization. The agreement may be terminated for breach of material terms upon 30 days' notice or for convenience upon six months' notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.


     We have also entered into an agreement with Chartered Semiconductor whereby Chartered Semiconductor will provide integrated circuit wafer manufacturing services to us. Under the agreement, we provide a demand forecast to Chartered Semiconductor for future periods and Chartered commits to have manufacturing capacity available for our use. If we use less than a certain percent of the forecasted manufacturing capacity, we may be obligated to pay penalties to Chartered Semiconductor. We do not expect any penalties under this agreement to have a material impact on our results of operations or financial condition.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the acquisitions of Agere, Inc., Herrmann, Ortel and substantially all the assets of VTC in fiscal 2000, and the acquisitions of Enable and Sybarus in fiscal 1999, a portion of each purchase price was allocated to purchased in-process research and development. In analyzing these acquisitions, we made decisions to buy technology that had not yet been commercialized rather than develop the technology internally. We relied on factors such as the amount of time it would take to bring the technology to market in making these decisions. We also considered Lucent's Bell Laboratories' resource allocation and its progress on comparable technology, if any. Our management expects to use a similar decision process in the future.

     We estimated the fair value of in-process research and development for the above acquisitions using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors known at the time, including the projected useful life of each technology, profitability levels of each technology, the uncertainty of technology advances and the stage of completion of each technology. We believe that the estimated in-process research and development amounts so determined represented fair value and did not exceed the amount a third party would have paid for the projects.

     Core technology is a product, service or process that exists at the date of the acquisition and may contribute to the value of any product resulting from in-process research and development. We deducted an amount representing the estimated value of any core technology's contribution from the estimated cash flows used to value in-process research and development. At the date of acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, management's product pricing and growth rates may not be achieved and we may not realize the financial benefits expected from the projects.

     Set forth below are descriptions of the major acquired in-process research and development projects and our original assumptions in connection with our significant acquisitions, followed by a current status of the projects. Due to significant changes in economic, industry and market conditions, particularly in the latter half of fiscal 2001, the original assumptions at the time of acquisition, for some of our acquisitions, vary materially from our current estimates as noted below.

  AGERE, INC.

     On April 20, 2000, we completed the acquisition of Agere, Inc., which was a developer and supplier of integrated circuits solutions used in network processors, which control how data is sent over networks. At the acquisition date, Agere, Inc. was conducting development and qualification activities related to the development of a programmable network processor for various protocols for 2.5 gigabits per second transmission speeds. A protocol is a set of procedures for the formatting and timing of data transmission between two pieces of equipment. A gigabit is a unit of measurement of data and is equal to roughly one billion bits. The allocation to purchased in-process research and development of $94 million represented its estimated fair value using the methodology described above.

     Agere, Inc.'s in-process research and development projects were approximately 65% complete at the time of acquisition. The projects were expected to be completed in November 2000 after approximately two years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. Revenue attributable to the resulting products was estimated to be $21 million in fiscal 2001 and $65 million in fiscal 2002. Revenue was expected to peak in fiscal 2007 and decline thereafter through the end of the product's life, which was expected to be in fiscal 2009, as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 205% in fiscal 2002 to 5% in fiscal 2007 and be negative for the remainder of the projection period.

At the acquisition date, costs to complete Agere's in-process research and development were expected to total approximately $3.4 million. Projected future net cash flows attributable to Agere's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 30%.


     Agere, Inc.'s in-process research and development projects related to first generation network processors were completed in the fourth quarter of fiscal 2000. The second generation processors were completed in the first quarter of fiscal 2001. Actual costs related to completing these projects were $13 million. A third generation is expected to be completed in the first quarter of fiscal 2003 at an estimated cost of $2.4 million. Actual revenues for fiscal 2001 were $4 million, consisting primarily of sales of development systems and models, which are used by customers for system evaluations and qualifications. Changing conditions in the targeted market areas for these network processors have led to a revised revenue forecast for these parts, which is lower than originally anticipated. Fiscal 2002 revenues are currently projected to be about $13 million, with an annual long-term growth rate of 8% through fiscal 2007 with negative growth thereafter.



  ORTEL CORPORATION


     On April 27, 2000, we completed the acquisition of Ortel, which was a developer and manufacturer of semiconductor-based optoelectronic components used in fiber optic systems for data communications and cable television networks. At the acquisition date, Ortel was conducting development, engineering and testing activities associated with high-speed optical transmitters, receivers and transceivers.

     Ortel's in-process research and development projects ranged from 50% to 75% complete at the time of acquisition. Ortel's in-process research and development projects were expected to be completed during the period from June 2000 to April 2001 after approximately two to three and a half years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. The allocation to purchased in-process research and development of $307 million represented its estimated fair value using the methodology described above. The $307 million was allocated to the following projects, which are explained below.

     - 10G New Products -- $61 million;

     - 10G OC-192 Receiver/Daytona Products -- $105 million;

     - 980 Products -- $95 million;

     - 1550 Products -- $27 million; and

     - CATV Products -- $19 million.

     Projected net cash flows attributable to Ortel's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 25%.


     Revenue attributable to the 10G New Products was estimated to be $5 million in fiscal 2001 and $30 million in fiscal 2002. 10G New Products are receivers that incorporate new packaging technologies for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in fiscal 2009 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 447% in fiscal 2002 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the products were expected to be $3 million.



     Most of the 10G New Products were completed in fiscal 2001 as anticipated at a cost of $2 million. One product remains in development and is expected to be completed in fiscal 2002 at an estimated cost of $1 million. There were no revenues attributable to the 10G New Products in fiscal 2001. Management has revised its estimated revenue for fiscal 2002 to be $1 million with a long-term growth rate of 15%.


     Revenue attributable to the 10G OC-192 Receiver/Daytona Products was estimated to be $16 million in fiscal 2001 and $33 million in fiscal 2002. 10G OC-192 Receiver/Daytona Products are directly modulated lasers and receivers used for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in fiscal 2009 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 166% in fiscal 2003 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $1 million.


     The 10G OC-192 Receiver/Daytona Products were completed in fiscal 2001. Actual revenues in fiscal 2001 were $40 million and are currently projected to decrease to $8 million for fiscal 2002. Revenues are expected to grow annually at a rate of 10% until fiscal 2008 when a decline in growth is anticipated. Actual project costs were materially consistent with management's original estimates.



     Revenue attributable to the 980 Products was estimated to be $44 million in fiscal 2001 and $108 million in fiscal 2002. 980 Products are pump lasers operating at 980 nanometers wavelength. A nanometer is a unit of measurement of distance and equals one billionth of a meter. Revenue was expected to peak in fiscal 2008 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 143% in fiscal 2002 to 17% in fiscal 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the 980 Products were expected to be $1 million.



     The 980 Products were in development and therefore did not yield any revenues in fiscal 2001. Currently, all design efforts on the 980 products have been discontinued and there are no expected revenues in fiscal 2002 or any future period.



     Revenue attributable to the 1550 Products was estimated to be $2 million in fiscal 2001 and $63 million in fiscal 2002. 1550 Products are transmitters and lasers operating at 1550 nanometers wavelength. Revenue was expected to peak in fiscal 2008 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 33% in fiscal 2003 to 17% in fiscal 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the 1550 Products were expected to be $2 million.



     The 1550 Products had four distinct product lines. Of these product lines, one has been completed, one has been cancelled and two are still in-process. It is anticipated that the in-process research and development for the uncompleted projects will be finalized in the third quarter of fiscal 2002. Product development costs for the 1550 products since acquisition have been $1.5 million and it is anticipated that an additional $0.5 million will be incurred to complete the products. There were no revenues attributable to these products in fiscal 2001. Management has lowered its estimate of revenues to be $3 million in fiscal 2002 with a 10% annual growth rate projected through fiscal 2008 with negative growth thereafter.


     Revenue attributable to the CATV Products was estimated to be $28 million in fiscal 2001 and $58 million in fiscal 2002. CATV Products are receivers and return path products for cable television network applications. The return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Revenue was expected to peak in fiscal 2004 and decline thereafter through the end of the products' life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 107% in fiscal 2002 to 4% in fiscal 2004 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the CATV Products were expected to be $1 million.


     The CATV Products were completed in fiscal 2001 at a cost of $2 million. Actual revenues in fiscal 2001 were $44 million. Revenue attributable to these projects is currently estimated to be $35 million in fiscal 2002 with minimal to no growth anticipated in future years.


  HERRMANN TECHNOLOGY, INC.

     On June 16, 2000, we completed the acquisition of Herrmann, which was a developer and supplier of passive optical filters that can be used in conjunction with active optoelectronic components in products such as amplifiers. The allocation to in-process research and development of $34 million represented its estimated fair value using the methodology described above. The $34 million was allocated primarily to the development of manufacturing processes.

     Revenue attributable to the products using these manufacturing processes was estimated to be $59 million in fiscal 2001 and $91 million in fiscal 2002. Revenue was expected to peak in fiscal 2005 and decline thereafter through the end of the products' life as new technologies were expected to be introduced by us. Revenue growth was expected to decrease from 54.7% in 2002 to 0.7% in fiscal 2005, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the processes were expected to be $0.5 million.

     Herrmann's in-process research and development projects ranged from 20% to 60% complete at the time of acquisition. Herrmann's in-process research and development projects were expected to be completed during the period from August 2000 to June 2001 after approximately two to six years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. In total, costs to complete Herrmann's in-process research and development were expected to equal approximately $1.8 million. Projected future net cash flows attributable to Herrmann's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 27.5%.


     Hermann's in-process research and development projects were either completed by July of 2001 or discontinued due to market conditions. Actual costs to complete the projects were $1.3 million. Actual revenue in fiscal 2001 attributable to these products was significantly lower than anticipated at $3 million. Management has revised the estimated revenue attributable to these projects to be $10 million in fiscal 2002 with minimal to no growth anticipated in future years.


ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee safety and health. We are currently involved in investigations and/or cleanup of known contamination at eight sites either voluntarily or pursuant to government directives. There are established reserves for environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potential responsible parties, the extent of contamination and the nature of required remedial actions. Although we believe that the reserves are adequate to cover known environmental liabilities, it is often difficult to estimate with certainty the future cost of such matters. Therefore, there is no assurance that expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amount reflected in the reserves for such matters or will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by our unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. We also may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). We anticipate we may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.

     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc. alleging patent infringement by 14 companies, including some of our customers for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. We believe we have valid defenses to Proxim's claims and have intervened in the investigation in order to defend our customers. Proxim seeks relief in the form of an exclusion order preventing the importation by our customers of specified wireless local area networking products, including some of our products, into the United States. If Proxim were able to obtain an exclusion order, we believe that the order would likely apply to 802.11(b) card products and access point products containing such cards for our customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by us. We believe that any order would not exclude importation of 802.11(b) chipsets, or impact any potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which we derive a material amount of revenue, we believe that we could restructure our operations to minimize the impact of such an order on our business. One of our subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.


     If we are unsuccessful in resolving these proceedings, as they relate to us, our operations may be disrupted or we may incur additional costs. Other than as described above, we do not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on our consolidated financial position, results of operations or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS


     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Statement 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under Statement 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, we will need to re-assess the classification and useful lives of our previously acquired goodwill and other intangible assets. Statement 142 also requires that goodwill and indefinite lived intangibles be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. Statement 142 is effective for Agere in fiscal year 2003, although earlier application is permitted. We plan to adopt Statement 142 effective October 1, 2002 and are currently evaluating the potential effects of implementing this standard on our financial condition and results of operations.



     Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." Statement 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with Statement 143, retirement obligations will be recognized at fair value in the period they are incurred. When the liability is initially recorded, the cost will be capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. Statement 143 is effective for us in fiscal year 2003, with earlier application encouraged. We are currently evaluating the potential effects, if any, on our financial condition and results of operations of adopting Statement 143, as well as the timing of its adoption.



     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Statement 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. Statement 144 is effective for us in fiscal year 2003, with earlier application encouraged. We are currently evaluating the potential effects on our financial condition and results of operations of adopting Statement 144, as well as the timing of its adoption.


EUROPEAN MONETARY UNION -- EURO


     Several member countries of the European Union have established fixed conversion rates between their sovereign currencies and the Euro, and have adopted the Euro as their new single legal currency. The legacy currencies remained legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, cash-less payments were permitted to be made in the Euro. Beginning on January 1, 2002, the participating countries introduced Euro notes and coins. The participating countries must withdraw all legacy currencies by February 28, 2002 so that they will no longer be available. The Euro conversion may affect cross-border competition by creating cross-border price transparency. We will continue to evaluate issues involving introduction of the Euro as further accounting, tax and governmental legal and regulatory guidance is available. Based on current information and our current assessment, it is not expected that the Euro conversion will have a material adverse effect on our business or financial condition.


RISK MANAGEMENT


     We are exposed to market risk from changes in foreign currency exchange rates and interest rates that could impact our results of operations and financial position. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We use derivative financial instruments as risk management tools and not for speculative purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to nonperformance on such instruments. Our risk management objective is to minimize the effects of volatility on our cash flows by identifying the recognized assets and liabilities or forecasted transactions exposed to these risks and appropriately hedging the risks.


     We use foreign currency forward contracts, and may from time to time use foreign currency options, to manage the volatility of non-functional currency cash flows resulting from changes in exchange rates. Foreign currency exchange contracts are designated for recorded, firmly committed or anticipated purchases and sales. The use of these derivative financial instruments allows us to reduce our overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged. As of September 30, 2001, our primary net foreign currency market exposures included Singapore dollars and British Pounds Sterling.

     The fair value of foreign currency exchange contracts is subject to changes in foreign currency exchange rates. For the purpose of assessing specific risks, we use a sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our financial instruments and results of operations. The financial instruments included in our sensitivity analysis are foreign currency forward contracts. These contracts generally have a duration of three to six months and are primarily used to hedge firmly committed and anticipated transactions. The sensitivity analysis excludes the values of foreign currency denominated receivables and payables because of their short maturities. To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of a hypothetical 10% change in foreign currency exchange spot rates assuming no change in interest rates. For contracts outstanding as of September 30, 2001 and 2000, a 10% appreciation in foreign currency exchange rates against the U.S. dollar from the prevailing market rates would have increased our pre-tax earnings by approximately $2 million and $12 million, respectively. Conversely, a 10% depreciation in these exchange rates from the prevailing market rates would have decreased our pre-tax earnings by approximately $2 million and $12 million, respectively. Consistent with the nature of the economic hedge of foreign currency exchange contracts, these gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

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

     The model assumes a parallel shift in all foreign currency exchange spot rates. Exchange rates, however, rarely move in the same direction. The assumption that all exchange rates change in a parallel manner does not necessarily represent the actual changes in fair value we would incur under normal market conditions because all variables other than the specific market risk are held constant.


     Effective October 1, 2000, we adopted Statement 133 and its corresponding amendments under Statement 138. The adoption of Statement 133 resulted in a cumulative effect of an increase in our net loss of $4 million, net of a tax benefit of $2 million in fiscal 2001. The increase in our net loss is primarily due to derivatives not designated as hedging instruments. For the three months ended December 31, 2001 and 2000, and the fiscal year ended September 30, 2001, the change in fair market value of derivative instruments was recorded in other income-net and was not material.


     While we hedge certain foreign currency transactions, a decline in value of non-U.S. dollar currencies may adversely affect our ability to contract for product sales in U.S. dollars because our products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.


     As of December 31, 2001, we had $1,377 million of short-term variable rate debt outstanding. To manage the cash flow risk associated with this debt, we may, from time to time, enter into interest rate swap agreements. There were no interest rate swap agreements in effect during the three months ended December 31, 2001, fiscal 2001 or fiscal 2000. As of December 31, 2001, a variation of 1% in the interest rate charged on the short-term debt would result in a change of approximately $14 million in annual interest expense.



     Our investment portfolio consists of equity investments accounted for under the cost and equity methods. We do not hedge equity price risk.



     In connection with this offering, we will be issuing put rights on our Class A common stock. In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Instruments," we will record the value of the put rights as a liability, and any changes in the value of the put rights liability will be reflected in our results of operations. The fair value of the put rights will be determined using an option pricing model which takes into account our credit risk, the volatility of our stock price and the time to maturity. If the average closing price or average sale price, as applicable, of a share of our Class A common stock for the 20 trading days prior to the maturity date of the notes is less than the exercise price of the put rights, we will be obligated under the put rights to pay to the trust an amount of cash equal to the product of (x) the number of shares subject to outstanding put rights and (y) the difference between the exercise price of the put rights
and such average closing price or sale price, as applicable. As of           ,
2002, a 10% decline in the price of our Class A common stock would result in a
$               million increase in the value of the put obligation and a
decrease in our pre-tax earnings.

                                    BUSINESS

GENERAL


     We are the world's leading provider of components for communications applications, delivering integrated solutions that form the building blocks for advanced wired, wireless, and optical communications networks. We also design and manufacture a wide range of integrated circuit solutions for computer- and communications-related consumer devices such as cellular phones, modems, and hard disk drives for personal computers and workstations. In addition, the company supplies complete wireless computer networking solutions through the ORiNOCO(TM) product line.



     Effective October 1, 2001, we realigned our business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets respectively. Each of these two groups is a reportable operating segment. The segments each include revenue from the licensing of intellectual property related to that segment.



     The Infrastructure Systems segment is comprised of our former Optoelectronics segment and portions of our former Integrated Circuits segment and facilitates the convergence of products from both businesses. This segment delivers solutions to the high-speed communications systems market. We have consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows us to more efficiently design, develop and deliver complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.



     The Client Systems segment consists of the remainder of our former Integrated Circuits segment and includes our wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers integrated circuit solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family.



     Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.



     We sell our products primarily through our direct sales force, but we also utilize distributors, resellers and electronic commerce. Of our total revenue of $4,080 million in the fiscal year ended September 30, 2001, $2,674 million, or 66%, was generated by our Infrastructure Systems segment and $1,406 million, or 34%, was generated by our Client Systems segment. Approximately 45% of our revenue was generated in the United States and 55% internationally. For the three months ended December 31, 2002, $263 million of our revenue, or 49%, was generated by our Infrastructure Systems segment, and $274 million of our revenue, or 51%, was generated by our Client Systems segment. See note 17 to our annual financial statements included elsewhere in this prospectus for further information about our Infrastructure Systems and Client Systems segments.



     As of December 31, 2001 we employed approximately 12,600 people worldwide. We have major research and development and manufacturing sites in the United States, Mexico, Singapore and Thailand.


OUR STRATEGY

     We intend to maintain and enhance our position as the leading global provider of communications components. To accomplish this goal, we are pursuing the major strategies described below.

     - Focus on Future Growth and Profit Opportunities within the Communications Components Industry. We are focusing resources on segments of the market for integrated circuits and optoelectronics where we can leverage our existing technical skills, manufacturing capabilities and customer relationships, and where we believe there is long-term market growth and profit potential. We will particularly focus on the markets for network communications equipment and wireless local area networking products.

     - Expand and Develop New Customer Relationships. We seek to capitalize on our status as a stand-alone company to increase our sales by being selected to develop and supply components for our customers' new products. We seek to expand our engagements with existing and potential customers who have been reluctant to buy from us because they are competitors of Lucent.


     - Execute on Management Realignment and Restructuring. We have realigned our management structure to focus on the communications infrastructure and client systems markets. We will continue to implement a series of announced restructuring initiatives focused on reducing expenses and streamlining operations within these segments, which are intended to reduce our fixed costs and enable us to more closely match our costs to the level of the demand from our customers.


     - Extend Product and Technical Leadership. We are building on our product and technical leadership by continuing to work closely with our customers and making appropriate investments in research and development. Specific initiatives include:


        1. Integrated Solutions. We will continue to leverage our extensive communications systems experience and extensive product portfolio to provide integrated solutions for our customers. Our integrated solutions will provide customers with components and software for entire functions and subsystems so that customers can design and market higher performance and lower cost products more quickly. We also support customers with technical product and systems understanding to help them use our products.


        2. Combined Integrated Circuit and Optoelectronic Solutions. We believe that customers will increasingly demand combined integrated circuit and optoelectronic solutions in order to reduce the time and expense necessary to develop communications equipment. We will take advantage of our extensive experience, systems understanding and broad product portfolio in both integrated circuits and optoelectronics to capitalize on this market opportunity.


INFRASTRUCTURE SYSTEMS



     We offer integrated circuits and optoelectronic components for use in a broad range of communication networks applications. Our products are used primarily in the following types of equipment:


     - network communications equipment, which facilitates the transmission, switching and management of data and voice traffic within communications networks;


     - network access equipment, such as data communications equipment and cable television infrastructure equipment, which allow equipment to connect to communications and cable television networks; and



     - wireless infrastructure equipment, such as cellular base stations, which transmit and receive data and voice communications through radio waves.


  COMPETITIVE STRENGTHS


     Our infrastructure products are engineered to work together in optical, wireline and wireless networks. We often sell integrated solutions that combine multiple components into a single product. We believe our integrated solutions allow our customers to reduce the size and costs of their network equipment and reduce their time to develop new products. We also believe these solutions allow our customers to rely on a smaller number of suppliers and improve the performance of their products. As a result, our customers are able to meet the requirements of their end users more quickly and effectively.



     We have dedicated engineering groups that develop manufacturing technology, common design methodology and commonly used product design elements for use across our Infrastructure Systems segment. By using common core technologies, we simplify our design methods, create reusable intellectual property and achieve manufacturing efficiencies.



     We believe the primary reasons why customers select our products are:



     - breadth of product offerings and product design capabilities, including the ability to deliver integrated solutions;


     - performance, as measured by speed, power requirements and reliability;

     - feature set;

     - price;


     - quality and automation of optoelectronic manufacturing processes;



     - flexibility, which refers to the ability to design products using our intellectual property, our customers' intellectual property or a combination of both; and


     - compatibility with other products and communications standards used in communications networks.


     We focus our product development and sales efforts to address the customer considerations listed above. The relative importance of these factors may vary depending on the product group or the particular customer's requirements. For example, the ability to deliver integrated solutions may be a primary concern of a smaller company with relatively few equipment design resources. It may also be very important to a more established company that needs to bring new products to market quickly. On the other hand, high-performance products or the best feature set may be the most important factor to some customers that have specialized needs in a particular market segment.


  PRODUCTS AND APPLICATIONS


     Our infrastructure systems product offerings support four primary applications:



     - processing, aggregation and switching;



     - optical core and metro networks;



     - optical access and transport; and



     - networking.



     We offer integrated circuits and optoelectronic components that facilitate the transmission and switching of data and voice signals within communications networks, including optical, wireline and wireless networks.



     We sell integrated circuit solutions that include physical layer devices, integrated circuits supporting SONET/SDH communication standards, multi-service switching fabrics and network processing devices and broadband access devices, each of which is described below.



     Our optoelectronic components are utilized in optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. We primarily offer active optical components, including lasers, modulators, transmitters and amplifiers, each of which is described below.



  Processing, Aggregation and Switching Devices


     Multi-Service Switching Fabrics and Network Processing Devices. Switching devices guide data to different local area networks and wide area networks based on the intended destination. Multi-service switching devices support the transmission of voice and video signals as well as data. We sell switch fabrics and network processors to communications equipment manufacturers. A switch fabric directs the data
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

within a switching device. A network processor is a component that controls how data is sent over a network or over a switch fabric such that the data retains its quality of service without interfering with other data traffic. We also offer supporting software with our switching products. In addition, our customers sometimes add their own supporting software to switch fabrics and network processors that they purchase from us to produce complete switching equipment.

     We currently offer switching products for asynchronous transfer mode, or ATM. We are developing switching products for the Internet protocol standard. These products are being sampled by some customers but further design work is required before they will be available for sale in commercial quantities. Asynchronous transfer mode and Internet protocol refer to different procedures for the formatting and timing of data transmission between two pieces of equipment. Our switching integrated solutions reduce the number of required integrated circuits needed in a switching device.

     Broadband Access Devices. Broadband is a general term which refers to high-speed data transmission. Our broadband access integrated circuits, or mappers, support data transport between central offices and enterprise sites by aggregation and termination. Aggregation refers to the combining of many low-speed, or tributary, data signals from enterprises into higher speed, or trunk, data signals for transmission to a central office. Termination refers to the separation of trunk data signals into lower-speed, tributary data signals.


     Our products support data transport for T-carrier data transport in North America. T-carrier is a digital transmission service from a common carrier. We support similar services worldwide which are referred to as J-carrier in Japan and E-carrier in Europe. T-carrier services such as T1 and T3 lines are widely used to create point-to-point networks for use by enterprises. T1 and T3 lines refer to different levels of T-carrier service which transmit data at 1.5 megabits per second and 44.7 megabits per second, respectively. A megabit is a unit of measurement for data and is equal to one million bits.



     Wireless Infrastructure Devices. We sell integrated circuit solutions used in wireless infrastructure products, which are primarily cellular base stations and cellular base transceiver stations. These devices include digital signal processors for speech compression and encoding and transmission of voice and data. We also are beginning to sample to some customers radio frequency devices to transmit and receive signals.



  Optical Core and Metro Networks Devices



     Our optical core and metro networks devices address several market segments. We offer a variety of highly reliable, ultrastable components designed to withstand the rigors of terrestrial and undersea transmission. Customers for our submarine products are manufacturers of undersea communications equipment. In addition, our products support high-speed, long-haul transmission of optical signals at speeds of 2.5 or 10 gigabits per second. We also have 40 gigabits per second modulators and receivers that are currently being sampled by customers. Our high-speed transport products can send multiple optical signals for distances up to 720 kilometers without amplification, and much further when used in conjunction with optical amplifiers. Customers for our high-speed transport products are manufacturers of communications equipment who sell to network services providers that operate long-distance communications networks. Finally, we sell optoelectronic components that are used in optical networks in metropolitan areas to carry information between central offices of network services providers or between large enterprises and central offices. The information transmitted within these networks is carried for shorter distances, generally 40 kilometers or less, and at lower speeds than those used in high-speed transport network applications. We sell products designed for metropolitan communications networks to manufacturers of communications equipment, which sell to service providers that operate local exchanges and to manufacturers of network equipment for enterprises.



     Lasers. We offer a variety of lasers for use in high-speed transport, metropolitan and submarine network applications. Higher power lasers can transmit light greater distances than lower power lasers. A single laser is required for each channel in a dense wavelength division multiplexing, or DWDM, system, which is a system that transmits two or more signals over a single optical fiber. Communications equipment manufacturers use different types of lasers depending on the needs of the specific network application.



     Modulators. Modulation can be achieved directly by turning a laser on and off or by external modulators that transmit or interrupt a continuous optical signal to achieve the same on and off effect. Long-distance and submarine networks typically use high power lasers and external modulators, while short-distance networks use direct modulation. Our lithium niobate modulators are used in high-speed transport and metropolitan network applications, and our lithium niobate polarization controllers are used in high-speed transport network applications.



     Amplifiers. During transmission, an optical signal must be periodically renewed because it loses its strength as it travels within the network. Optical amplifiers increase the strength of an optical signal without converting it back into an electronic signal. Optical amplifiers represent a major cost efficiency, as network services providers can reduce the number of costly optical-to-electronic-to-optical conversions. We offer erbium doped fiber amplifiers and raman amplifiers in high-speed transport and metropolitan network applications.



     High Performance Transmitters. We offer cooled laser transmitters for high-speed transport and metropolitan network applications, and tunable laser transmitters for high-speed transport network applications that are designed to enable flexible and reconfigurable optical networks.



     MEMS Devices. We have introduced optical cross connects and dynamic gain equalizers, which are our first optical micro electro-mechanical systems, or MEMS, devices. MEMS are small mechanical products that perform a variety of optical functions which include optical switching, dynamic gain equalization and add-drop multiplexing. An optical cross connect is an optical switching device that maintains the optical signal as light from input to output, without converting it into electronic form. A dynamic gain equalizer is an optical device that optimizes transmissions in an optical network by equalizing the amplitude of specific wavelengths of light within the optical fiber. These products are being sampled by some customers but further design and manufacturing process development is required before they will be available for sale in commercial quantities.



     Thin Film Optical Filters. Thin film optical filters are designed to allow only selected wavelengths of light to pass through them. Our filters are manufactured by depositing many thin layers on a base of specially made glass. Thin film optical filters are incorporated into multiplexing and demultiplexing modules that are used in dense wavelength division multiplexing, or DWDM, systems, which are systems that transmit two or more signals over a single fiber. They can also be used to correct the amplitude of the signal coming from an optical amplifier.



     Silicon Waveguides. We have started to sample optical dynamic gain equalizers, which are our first silicon waveguide products. We believe our experience in silicon-based integrated circuit manufacturing processes is an important factor in our ability to manufacture these products. These silicon-based processes will permit production of these products in high volumes. In addition, silicon-based technology allows active components such as transmitters and receivers to be integrated with silicon waveguides, permitting reductions in size and cost of integrated modules.



  Optical Access and Transport Devices



     Physical Layer Devices. High-speed physical layer devices are key elements in the conversion between optical signals and electronic signals in communications networks. High-speed physical layer devices accept the output from an optical receiver and convert it into a digital data signal that can be used in communications switching and processing functions. Our products include a set of six integrated circuit components for physical layer devices that provide a complete product offering for 10 gigabits per second transmission. We offer our customers physical layer device components either separately or together with optoelectronic components. In particular, we sell a transponder which combines our physical layer device components together with our optoelectronic components in a single module.

     SONET/SDH Network Devices. Synchronous optical networks, which are typically referred to as SONET, and synchronous digital hierarchy standard networks, or SDH, carry data, voice and video traffic through a network by combining lines carrying traffic at slower speeds with lines carrying traffic at higher speeds. This process is known as multiplexing, and involves directing traffic from the individual lines into designated time slots in the higher speed lines, and those lines into still higher speed lines. The SONET/ SDH equipment that handles the directing of traffic into slower speed and faster speed lines is the add-drop multiplexor, or ADM. Add-drop multiplexors handle the addition and removal of traffic from a SONET/SDH communication transmission. We offer single-chip integrated circuit solutions, or framers, for add-drop multiplexing of data and voice traffic. In addition, our framers are used in high-speed routers within an optical network. A router is an interface, or link, between two networks.



     Transponders. Our transponders offer both integrated circuits and optoelectronic components in one combined unit, or module. This module combines a transceiver with a multiplexor/demultiplexor into a unified product. A multiplexor is an electronic device that allows two or more signals to be combined for transmission over one communications circuit. A demultiplexor separates two or more signals previously combined by compatible multiplexing equipment. Our transponders are capable of multiplexing 16 electronic signals into one optical signal. Our transponders are also capable of demultiplexing one optical signal into 16 electronic signals. We sell 2.5 gigabits per second transponders in commercial quantities to customers and recently introduced 10 gigabits per second transponders.



     We offer a variety of lasers for use in cable television and data network applications. Communications equipment manufacturers use different types of lasers depending on the needs of the specific network application. Lasers used in optical access markets generally support lower data rates and shorter transmission distances than the types of lasers used for optical core and metro networks. We also offer transmitters, receivers and transceivers. We offer uncooled laser transmitters for metropolitan network applications. Our positive intrinsic negative, or PIN, receivers are used for high-speed transport, metropolitan and cable television network applications. Our avalanche photo detector, or APD, receivers are used for high-speed transport and metropolitan network applications. We also offer combined transmitters and receivers, which are called transceivers.



     Our optical access devices support cable television and data communications applications. Over the past ten years, cable system operators have upgraded their systems to add optical fiber to their networks. Our cable television optoelectronic components provide a high-speed return path from the consumer's home to the cable system operator. This return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Customers for our cable television optoelectronic components are manufacturers of cable television transmission equipment.



     Our products are also used in high-speed local area data communications. A local area network links data devices such as servers, computers and printers in the same localized area to facilitate Internet access and to share files and programs. As bandwidth and transmission distance requirements of enterprises have increased, it has become more practical to utilize the superior transmission capabilities of optical networks to build high-speed local area networks. These networks require transceivers to convert electronic signals into optical signals and back into electronic signals at high speeds. Customers for our data communication optoelectronic components are manufacturers of network equipment for enterprises.



  Networking Devices



     Customized Solutions. The majority of our revenue from our networking devices is derived from the manufacture of customized integrated circuits for our customers. These integrated circuits incorporate our intellectual property or combine our intellectual property with our customers' intellectual property to create a customized solution for these customers. For some customers, we design and manufacture the integrated circuit while the key intellectual property belongs solely to our customers. We draw our intellectual property from the various product areas within the Infrastructure Systems segment in order to meet our customers' specific requirements.

     Our systems-level knowledge allows us to turn our customers' design concepts into a systems solution quickly and effectively. Our intellectual property gives our customers the flexibility to customize their products to meet their individual cost and performance objectives.


     Analog Line Card and Analog Telephone Products. Traditional voice telephone equipment uses technology in which voice communications are transmitted as analog signals until they reach a network services provider's central office, where analog line cards are located. Analog line cards convert analog voice signals into digital signals to be transmitted through the communications network and convert the digital signal coming from the network back to analog in order to complete the telephone call. Our customers also use our products in telephone interfaces, or lines, located closer to an end user in devices such as television set-top boxes, broadband gateways and integrated access devices. Broadband gateways and integrated access devices combine a variety of communications technologies such as analog and digital subscriber line in the end user's premises onto a single telephone line for transmission to the network. We sell our analog line card and telephone solutions to manufacturers of communications equipment for use worldwide.


     Traditional Voice Systems. We provide integrated circuits to telecommunications equipment manufacturers for use in traditional voice telephone networks and integrated services digital network, or ISDN, systems. These networks are not as advanced as newer voice and data networks that manufacturers of communications equipment currently offer. We expect sales for these systems to decline rapidly over the next several years.


CLIENT SYSTEMS



     We sell integrated circuits for use in products that allow users to access communications networks through a variety of different methods. We offer our customers solutions that include integrated circuits and software. In addition, we offer integrated circuits for computer hard disk drives and equipment for wireless local area networking which facilitates data communication between computers and networks without the use of wires.



     Many of our products convert analog signals into digital signals and vice versa. Analog refers to a transmission technique employing a continuous signal that varies in amplitude, frequency or phase of the transmission. Digital refers to a method of transmitting, storing and processing data that uses distinct electronic or optical pulses to represent the binary digits 0 and 1.



  COMPETITIVE STRENGTHS



     We believe the primary reasons why customers select our client systems components are:



     - price;



     - breadth of product line and ability to offer integrated solutions;



     - manufacturing capacity, as measured by ability to satisfy orders;



     - performance, as measured by speed, power requirements and reliability;
      and



     - compatibility of products with other products and communications standards used in communications networks.



  PRODUCTS AND APPLICATIONS



  Storage Products



     We sell integrated circuits for use in hard disk drives. As applications used on computers and communications equipment become more complex, we expect an increased demand for higher storage capability. Within the storage products area we sell read channels, disk controllers and pre-amplifiers, or preamps. Read channels convert an analog signal that is generated by reading the stored data on the hard disk into digital signals. Preamps are used to amplify the initial signal from the hard disk so the signal can be processed by the read channel. Together, these are key components that are critical to determining the overall performance of a hard disk drive. We also develop and sell disk drive controllers, which are used to control signal processing and communications functions within the disk drive. When a read channel and a disk controller are integrated into a single solution, this is referred to as a "super chip." We design and sell hard disk drive super chips to several leading disk drive manufacturers.



  Wireless Local Area Networking Products



     We sell integrated circuits and equipment for wireless networks, along with associated software. We offer our ORiNOCO(TM) products for wireless local area networking.



     ORiNOCO Products. Our ORiNOCO products comprise a complete wireless local area network system that provides broadband network access through mobile and fixed data devices. We offer the software and equipment necessary to create and support wireless local area networks, which are typically referred to as wireless LANs. Our wireless local area network solution currently supports data transmission speeds of over 10 megabits per second. We sell a complete solution for wireless networking that facilitates mobile Internet connectivity to the end user in an enterprise, home or public space, such as an airport lounge or hotel lobby.



     We sell wireless local area network solutions to network services providers and to customers that sell to enterprises and home users under the ORiNOCO brand. We also sell our ORiNOCO products to personal computer manufacturers that integrate them into their products.



  Client Access and Computing Devices



     Modem Products. We primarily sell our integrated circuits for modem products directly to leading manufacturers of personal computers, modems and other electronic equipment. We also offer integrated circuits and software for use in digital telephony products. Digital telephony products access and interface with merged voice and data networks. We sell our digital telephony solutions to manufacturers of business telephone equipment.



     Input/Output Products. Input/output refers to the transfer of data within and between computers, peripheral equipment, such as printers, scanners and digital cameras and data networks. We sell input/output products primarily to manufacturers of computers, peripheral equipment and communications equipment. A majority of our sales are customized solutions that combine our intellectual property with that of our customers in the design of our integrated circuits. Our products support Universal Serial Bus, or USB, and IEEE-1394 industry standards, which are both established connectivity and transmission standards.



  Wireless Mobility Products



     We sell integrated circuits for use in digital mobile telephones, and other wireless data and voice communications products. We also offer supporting software as part of our comprehensive integrated circuit wireless product solutions. These solutions include:


     - digital signal processors for speech compression and encoding and transmission of voice and data;

     - radio frequency integrated circuits to transmit and receive signals;

     - conversion signal processors to convert signals between frequencies used in digital signal processors and frequencies used for radio transmission; and

     - software that controls the communication process.

     We also license hardware and software designs for mobile telephones that use our integrated circuits.

     Most of our wireless products operate on the Global Systems for Mobile Communications, or GSM, standard. We also sell products that support General Packet Radio Service, or GPRS, that provide enhanced data transmission capabilities for GSM mobile phones.

     Bluetooth Products. We sell integrated circuit solutions and supporting software for the new market of Bluetooth technology applications. Bluetooth is an open standard for short-range radio transmission of digital voice and data that facilitates a wireless personal area network. Bluetooth technology also makes it easier for data synchronization of mobile computers, mobile telephones and handheld devices. Bluetooth uses radio waves that can pass through walls and other non-metal barriers to create a personal area network.


     We have started to sell a two-component Bluetooth solution and supporting software. Our solution facilitates a wireless personal area network which supports data transmission speeds of up to 1 megabit per second for devices within an approximately 30-foot radius. We sell our Bluetooth products to manufacturers of communications and computer equipment.


CUSTOMERS, SALES AND DISTRIBUTION


  CUSTOMERS


     We have a globally diverse base of customers, consisting primarily of manufacturers of communications and computer equipment. We generally target as customers the leaders in the market segments in which our products are used as well as the companies we believe will be future leaders in these segments. In fiscal 2001, we directly sold our products to approximately 250 end customers and indirectly, through distributors, to approximately 1,000 end customers. For some end customers, we deliver the product to, and are paid by, a third party associated with the customer, such as their contract manufacturer. Our top 20 end customers in fiscal 2001, based on revenue, accounted for approximately 70% of our revenue and our top 10 end customers in fiscal 2001, based on revenue, accounted for approximately 53% of our revenue. Our top ten end customers in fiscal 2001 were:


  Apple Computer, Inc.                Lucent Technologies Inc.
  Alcatel                             Maxtor Corp.
  Avaya Inc.                          Nortel Networks Corp.
  Cisco Systems, Inc.                 Seagate Technology, Inc.
  Globespan Inc.                      Tycom (US) Inc.


     All of the customers listed above purchased integrated circuits from us. Alcatel, Avaya, Cisco Systems, Lucent, Nortel and Tycom also purchased optoelectronic components from us. Our sales to Lucent represented 14.5% of our revenue for the three months ended December 31, 2001 and 14.9%, 21.3% and 25.7% of our revenue for fiscal 2001, 2000 and 1999, respectively. No other customer accounted for 10% or more of our revenue in fiscal 2001, 2000 or 1999.


  SALES AND DISTRIBUTION


     We have a worldwide sales organization with approximately 500 employees as of December 31, 2001, located in 24 domestic and 16 international sales offices. We sell our products globally primarily through our direct sales force. To complement our direct sales force, we also sell our products through distributors, which represented approximately 8% of our revenue in fiscal 2001.


     When selling both our integrated circuits and optoelectronic components, we aim to have our customers incorporate our products into the end products they design and develop. Typically, manufacturers of communications and computer equipment conduct a competitive process to select suppliers for the parts that they will include in their end products. Our sales, marketing and technical personnel work with customers to demonstrate our products' ability to satisfy any specific requirements. We call winning the competitive process a design win. A design win is important because it allows us to establish a long-term relationship with the customer, at least through the life-cycle of the product. We generally do not, however, enter into written agreements with our customers after achieving a design win. A customer could terminate our relationship or discontinue developing the product. Most of our revenue originates from sales that are the result of design wins.

     After we achieve a design win and negotiate the terms of the sale, we deliver our products to our end customers in a number of ways. Our end customers typically have us ship our products to their facilities directly. In some instances, however, our customer uses a contract manufacturer to manufacture and assemble their end product. When our product is being incorporated into an end product being manufactured by a contract manufacturer, we often ship our product directly to the contract manufacturer and receive payment from that contract manufacturer. To determine our sales to particular customers, however, we recognize this type of transaction as a sale to, and revenue from, the end customer. Sometimes a customer for which we have achieved a design win will have us sell that product to a distributor or trading company from which they buy our product. We recognize these transactions as indirect sales.

MANUFACTURING AND SUPPLIES

  MANUFACTURING


     We have combined the supply chain management and manufacturing activities of both integrated circuits devices and optoelectronics components under a new Operations support organization to bring a full-systems perspective to our manufacturing processes. This group manages manufacturing and the full supply chain for both the Infrastructure and Client Systems groups. As of December 31, 2001 we had approximately 6,900 employees devoted to manufacturing.


  INTEGRATED CIRCUIT MANUFACTURING


     We had six facilities located in three countries devoted to manufacturing integrated circuits as of December 31, 2001. These sites utilized approximately
2.3 million square feet of space dedicated to manufacturing. As of December 31, 2001, our company-owned and joint venture wafer fabrication was done in the United States and Singapore, while our assembly and test operations were in the United States, Singapore and Thailand. In January 2002, we announced our intention to consolidate our integrated circuit manufacturing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Facilities Consolidation."



     Currently, we manufacture most of our integrated circuits in facilities that we either own or operate through a joint venture. We also have third-party manufacturing relationships to improve our manufacturing efficiency and flexibility and to allow us to focus on manufacturing and developing leading products. We entered into a joint venture with Chartered Semiconductor Manufacturing Ltd. in December 1997 to open an integrated circuit manufacturing facility in Singapore. Under the terms of our agreement with Chartered Semiconductor, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. For more information regarding our joint venture with Chartered Semiconductor, please see "-- Strategic Relationships -- Manufacturing Joint Venture." In the future, we expect to increase the amount of integrated circuits we buy at market prices, whether through our relationship with Chartered Semiconductor or other strategic relationships.



     We have implemented sophisticated logistics and planning systems and manufacturing processes that allow us to manufacture and deliver our integrated circuits more quickly and reliably. The sophisticated internal systems we are implementing allow us to start manufacturing a customer's specific order for some integrated circuits within hours of receipt. Today, we believe we are able to manufacture silicon wafers faster than most of our competitors. However, as we increase our percentage of wafer fabrication manufactured through strategic relationships, we may not be able to maintain our wafer manufacturing cycle times. We assemble, test and ship our integrated circuits, on average, in approximately two and a half days. We intend to continue performing these activities for substantially all of our integrated circuits in the future and to maintain our assembly and test cycle times.

  OPTOELECTRONIC COMPONENT MANUFACTURING


     We had six facilities located in the United States and one facility located in Mexico devoted to manufacturing optoelectronic components as of December 31, 2001. These sites utilized approximately 700,000 square feet. Currently, we manufacture substantially all of our optoelectronic components internally. A small percentage of our components, however, are sent to sub-assembly manufacturers. These are manufacturers that add some pieces to the unfinished product and send the unfinished product back to us. In these cases, we complete the manufacturing of the final product and deliver the product to our customers. In January 2002, we announced our intention to consolidate our optoelectronic manufacturing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Facilities Consolidation."



     We intend to explore opportunities to increase our manufacturing capabilities through joint ventures or strategic relationships with third parties. If we form these ventures or develop these relationships, we will seek to ensure consistent quality so that neither our customers nor our customers' end users can differentiate between products that are manufactured in-house and those that are not. Additionally, we have started to manufacture some of our silicon-wafer-based optoelectronic components in our integrated circuit facilities to capture economies of scale. This allows us to apply our extensive experience in integrated circuit manufacturing to the high-volume manufacturing of optoelectronic components.


     We have automated the manufacturing of core technologies used in our optoelectronic components. In particular, we have automated our optical sub-assembly manufacturing process, which is the core technology used in all of our laser-based optoelectronic products. The benefits of automation include:

     - greater volume;

     - improved quality and reliability;

     - reduced costs; and

     - improved speed in responding to customer demands.

  SUPPLIES


     At times, the integrated circuits and optoelectronic components industries have been supply constrained, meaning that demand for components is greater than the ability of most manufacturers of integrated circuit and optoelectronic components products, including us and our competitors, to supply products. In early fiscal 2001, we experienced shortages in supplies of parts for our products and in the equipment needed to increase the capacity of our manufacturing plants, although by the end of fiscal 2001, we were not experiencing shortages. Also, there is a limited number of qualified engineers with the talent to develop and manufacture new products as quickly as desired. A significant price increase from our suppliers may cause our gross profit to decline if we cannot pass the increase to our customers. The loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules may cause our revenue to decline.


     We currently purchase several different parts that are used in our optoelectronic components for which there is only one qualified manufacturer of each part. Some of these single source suppliers also are competitors of ours. These parts are included in our optical amplifiers, pump lasers used in submarine networks, lithium niobate modulators and PIN and APD receivers. The number of qualified alternative suppliers for our single source parts and processes is limited and the process of qualifying new suppliers requires a substantial lead time. Although we have not experienced any significant difficulties in obtaining the above parts or manufacturing processes, we are currently looking for alternative sources of these parts and processes, either through internal development or alternative suppliers.

COMPETITION


     We sell infrastructure and client products designed for the communications and computer applications industries. These market segments are intensely competitive, and are characterized by:


     - rapid technological change;

     - evolving standards;

     - short product life cycles; and

     - price erosion.

     The number of competitors has risen in the past few years. We expect the intensity of competition in the market segments we serve to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter these market segments. Increased competition may result in price reductions, reduced revenues and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships also are, or may be in the future, competitors of ours.


     The size and number of our competitors vary across our product areas, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, production capacity and other resources than we have in a particular market segment or overall. Competitors with greater financial resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. Further, some of our competitors are currently selling commercial quantities of products that we are sampling to our customers, that are still in the initial stages of development or that we may develop in the future. By being able to offer these products in commercial quantities before we do, our competitors can establish significant market share, acquire design wins in customer equipment programs and create a market position that we may be unable to overcome once we have completed development and testing of that product. Because we have a unionized workforce and many of our main competitors are not unionized to the same extent or at all, our product costs may be higher. As a result, our competitors may be more profitable or may be able to compete for customers more effectively based on price. In the event of a union work stoppage at our facilities, we may be adversely affected.



     Our primary competitors within our Infrastructure product areas are listed in the table below.



  PROCESSING AGGREGATION          OPTICAL CORE AND
       AND SWITCHING               METRO NETWORKS         OPTICAL ACCESS AND TRANSPORT          NETWORKING
---------------------------  ---------------------------  ----------------------------  ---------------------------
Applied Micro Circuits       Alcatel                      Agilent Technologies, Inc.    Agilent Technologies, Inc.
  Corp.
                             Corning Inc.                 Applied Micro Circuits        Broadcom Corp.
Conexant Systems, Inc.                                      Corp.
                             Fujitsu Ltd.                                               IBM Corp.
IBM Corp.                                                 Finisar Corporation
                             JDS-Uniphase Corp.                                         Infineon Technologies AG
Intel Corp.                                               Fujitsu Ltd.
                             Nortel Networks Corp.                                      Legerity
Motorola, Inc.                                            Intel Corp.
                                                                                        LSI Logic Corp.
Texas Instruments                                         JDS-Uniphase Corp.
  Incorporated
                                                          PMC-Sierra, Inc.
                                                          Vitesse Semiconductor
                                                            Corporation

     Our primary competitors within our Client product areas are listed in the table below.



          STORAGE            WIRELESS LOCAL AREA NETWORKING  CLIENT ACCESS AND COMPUTING       WIRELESS MOBILITY
---------------------------  ------------------------------  ---------------------------  ---------------------------
IBM Corp.                    BreezeCOM Ltd.                  Broadcom Corp.               Conexant Systems, Inc.
Infineon Technologies AG     Cisco Systems, Inc.             Conexant Systems, Inc.       Koninklijke Philips
                                                                                            Electronics AG
LSI Logic Corp.              D-Link Systems, Inc.            Infineon Technologies AG
                                                                                          Motorola, Inc.
Marvell Communications       Intersil Holding Corp.          Koninklijke Philips
Corp.                                                          Electronics AG             QUALCOMM Inc.
                             Proxim, Inc.
STMicroelectronics N.V.                                      Marvell Communications       STMicroelectronics N.V.
                             Texas Instruments               Corp.
                               Incorporated                                               Texas Instruments
                                                             PCTel, Inc.                    Incorporated


     While we are the world leader in sales of communications components, our competitive position varies depending on the market segment and product areas within these segments. For example, we are number one or two, based on revenue, in many of our product areas, including the analog modem, baseband integrated circuits for wireless infrastructure, SONET/SDH integrated circuits and wired communications integrated circuits. However, our competitive position is not as strong in the wireless terminal and passive optical component product areas. While improving our position in many of the product areas where our position is less well-established is an objective of ours, we cannot assure you that we will be able to accomplish this goal. Further, because we expect to face increasing competitive pressures from both current and future competitors in the product areas we serve, we may not be able to maintain our position in the product areas in which we are currently a leader.

     We believe the following factors are the principal methods of competition in our industry:

     - performance and reliability;

     - price;

     - compatibility of products with other products and communications standards used in communications networks;

     - product size;

     - ability to offer integrated solutions;

     - time to market;

     - breadth of product line;

     - logistics and planning systems; and

     - quality of manufacturing processes.


     While we believe we are competitive on the basis of all the factors listed above, we believe some of our competitors compete more favorably on the basis of price and on delivering products to market more quickly. However, we feel we are particularly strong in offering integrated solutions, our broad product lines and our logistics and planning systems.


RESEARCH AND DEVELOPMENT


     Our research and development personnel focus on product and manufacturing process development, which provides the technological basis for our commercial products, and on basic research, which helps provide the scientific advances which ultimately lead to new products and technology and manufacturing processes. Our product and process development team is comprised of approximately 2,700 development engineers and scientists. Approximately two-thirds of these development engineers and scientists design and implement product solutions. The remaining one-third work primarily on manufacturing and design technology, such as the technology for system-on-a-chip and high-performance optical modules.

     Our basic research effort is organized into three areas:


     - circuits and systems;



     - optoelectronics; and



     - electronic devices.


     Our researchers perform application-focused research, primarily around optical communications, semiconductor technology and advanced circuit and systems development for future communications technologies. Across each of the areas, we also focus on products that seek to combine our integrated circuit and optoelectronic capabilities. We believe that the combination of our integrated circuits and optoelectronic components may offer our customers several benefits, including improved product performance and reduced product size and costs. This combination also may allow our customers to decrease time-to-market and reduce the number of their suppliers.


     In addition to our internal research and development team, we work closely with universities around the world. We also have entered into joint research and development initiatives with a number of our customers.



     Our research and development expenditures were $194 million for the three months ended December 31, 2001 and $951 million, $827 million and $683 million for fiscal years 2001, 2000 and 1999, respectively. We anticipate that we will continue to make significant research and development expenditures to maintain our competitive position with a continuing flow of innovative products, technology and manufacturing processes, although at lower levels than in fiscal 2001.


STRATEGIC RELATIONSHIPS

     As part of our manufacturing strategy, we have entered into joint ventures with various partners. We also have developed strategic relationships to augment our technological capabilities.


  MANUFACTURING JOINT VENTURE



     In December 1997, we entered into a joint venture, called Silicon Manufacturing Partners, with Chartered Semiconductor Manufacturing Ltd., a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. We have a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. Under the terms of our agreement with Chartered Semiconductor and Silicon Manufacturing Partners, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If we do not purchase all the wafers allotted to us, we are obligated to reimburse the joint venture for the portion of fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. Chartered Semiconductor will also have the right of first refusal to the wafers produced in excess of our requirements.


     The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement also may be terminated for material breach, bankruptcy or insolvency.


  STARCORE



     In June 1998, we entered into a Joint Design Center operating agreement with Motorola, Inc. to develop advanced digital signal processor technologies. We and Motorola develop these technologies in a joint design center called the StarCore Technology Center located in Atlanta, Georgia. We and Motorola equally share the funding of the costs and expenses of operating the center. The board of advisors comprised of ours and Motorola's representatives determines, on a yearly basis, the annual budget for operating the center. The StarCore Technology Center designs digital signal processor cores and development tools that we can incorporate in our complete system-on-a-chip solutions for communications applications. StarCore focuses on digital signal processor technologies for cellular base stations and the transmission of wireless data and other applications. The StarCore SC-140 digital signal processor core, the first core developed by the StarCore Technology Center, was produced in April 1999. We are currently sampling integrated circuit solutions which include this digital signal processor core.

     During the term of the agreement, the items developed within the joint design center, other than patents, may be licensed to third parties only upon mutual consent by Motorola and us. All joint patents, which are patents arising out of inventions made jointly by our employees or consultants and those of Motorola where such employees or consultants were assigned to the joint design center, will be jointly owned by us and Motorola. We and Motorola will be free to use these jointly owned patents for any purpose and to license third parties under these patents without approval from the other.

     The initial term of the agreement will expire on May 1, 2008, and may be extended for successive two year periods by mutual agreement. We and Motorola will review the operations of the joint design center in June 2002 and every two years thereafter. After any such review either we or Motorola may terminate the agreement upon one year written notice. The agreement also may be terminated for breach of material terms, insolvency or bankruptcy.


PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY


     We own or have rights to a number of patents, trademarks, copyrights, trade secrets and other intellectual property directly related to and important to our business. Under the intellectual property agreements we entered into with Lucent as part of the separation, Lucent has assigned or exclusively licensed to us approximately 6,000 U.S. patents and patent applications and their corresponding foreign patents and patent applications. These patents include patents related to the following technologies:

     - integrated circuit and optoelectronic manufacturing processes;

     - lasers;

     - optical modulators;

     - lithium niobate devices;

     - optoelectronic receivers; and

     - integrated circuits for use in products such as modems, digital signal processors, wireless communications, network processors and communication protocols.

     In connection with these patents, we have entered into a cross license agreement with Lucent. In addition, we have received a joint ownership interest in patents and patent applications relating to optical micro electro-mechanical systems, or MEMS.

     Lucent has also granted us rights and licenses to patents, trademarks, copyrights, trade secrets and other intellectual property that are not directly related to our business but help facilitate our business. We also have received non-exclusive licenses to all other patents retained by Lucent, including patents in areas such as optical fiber, audio and video coding and telecommunications systems. In addition, Lucent has conveyed to us numerous sublicenses under patents of third parties. We derive revenue from licensing our intellectual property.

     In addition, Lucent has assigned to us numerous trademarks, both in the United States and in foreign countries. The primary trademarks used in the sale of our products have been transferred to us, except for the Lucent name and logo and the Bell Laboratories name.

     The patents described above include patents of all ages ranging from pending applications, which will have a duration of 20 years from their filing dates, through patents soon to expire. The agreements do not provide for termination.

     We indemnify our customers for some of the costs and damages of patent infringement in circumstances where our product is the primary factor creating the customer's infringement exposure. We generally exclude coverage where infringement arises out of the combination of our products with products of others.

     We expect to protect our products and processes by asserting our intellectual property rights where appropriate and prudent. We also will obtain patents, copyrights, and other intellectual property rights used in connection with our business when practicable and appropriate.

GOVERNMENT REGULATION

     Many of our customers' end products that include our integrated circuits or optoelectronic components are subject to extensive telecommunications-based regulation by the United States and foreign laws and international treaties. We must design and manufacture our products to ensure that our customers are able to satisfy a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. For example, disk drives that include our integrated circuits need to satisfy Federal Communications Commission emissions testing. Cellular base stations that include our integrated solutions must be qualified by the Federal Communications Commission that they meet radio frequency spectrum requirements. In addition, some of our equipment products, such as our wireless local area networking products, must be certified to safety, electrical noise and communications standards compliance.

     Each country has different regulations and a different regulatory process. In order for our customers' products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. The delays inherent in this regulatory approval process may force our customers to reschedule, postpone or cancel the incorporation of our products into their products, which may result in significant reductions in our sales. The failure to comply with current or future regulations or changes in the interpretation of existing regulations in a particular country could result in the suspension or cessation of sales in that country by us or our customers. It also may require us to incur substantial costs to modify our products to aid our customers in complying with the regulations of that country.

     We work with consultants, counsel and testing laboratories to support our compliance efforts as necessary. These individuals work to ensure that our products comply with the requirements of the Federal Communications Commission in the United States and with the requirements of the European Telecommunications Standards Institute in western Europe, as well as with the various individual regulations of other countries.

     The regulatory environment in which we operate is subject to changes due to political, economic and technical factors. In particular, as use of wireless technology expands and as national governments continue to develop regulations for this technology, we may need to comply with new regulatory standards applicable to our products. Changes in our regulatory environment that generally result from our expansion into new areas or changes in current regulations could increase the cost of manufacturing our products because we must continually modify our products to respond to these changes.

     In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us because many of our customers' licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end users. Further, when we license hardware and software designs for mobile telephones that use our integrated circuits, we work with our customers to help them achieve full certification approval for their mobile telephones, which is a prerequisite for them to be able to sell their mobile telephones.

EMPLOYEES


     As of December 31, 2001, we employed approximately 12,600 full-time employees, including approximately 2,700 research and development employees and 6,900 manufacturing employees. During fiscal 2001, we announced a series of restructuring initiatives that included closing our Madrid manufacturing location and reducing employment worldwide by approximately 6,000 positions. Substantially all of the positions have been eliminated, or were in the process of elimination by December 31, 2001. During the first quarter of fiscal 2002, we announced an additional workforce reduction of 950 employees. Of our 12,600 employees at December 31, 2001, approximately 7,200 were management and non union-represented employees, and approximately 3,300 were U.S. union-represented employees covered by collective bargaining agreements. In addition, approximately 80 employees were union-represented employees located in Mexico and covered by a collective bargaining agreement.



     On May 31, 1998, Lucent entered into a collective bargaining agreement with the Communications Workers of America and into a separate agreement with the International Brotherhood of Electrical Workers. In connection with our separation from Lucent, we will assume the obligations under these agreements with respect to our U.S. union-represented employees. These agreements will be effective until May 31, 2003, unless the parties to each agreement reach a mutual agreement to amend the terms. All of our unionized employees in Mexico are members of the Mexican National Union of Industrial Workers. We entered into a collective bargaining agreement with this union in January 2002. As is typical in Mexico, wages are renegotiated every year, while other terms and conditions of employment are renegotiated every two years. We believe that we generally have a good relationship with our employees and the unions that represent them. We are subject from time to time to unfair labor charges filed by the unions with the National Labor Relations Board. If we are unsuccessful in resolving these charges, our operations may be disrupted or we may incur additional costs that may adversely affect our results of operations. If we experience any work stoppages by our union employees, we believe that we may be affected to a greater extent than our competitors.


BACKLOG


     Our backlog, which represents the aggregate of the sales price of orders received from customers, but not yet recognized as revenue, was approximately $655 million and $2.4 billion on December 31, 2001 and December 31, 2000, respectively. The majority of these orders are fulfilled within three months. All orders, however, are subject to possible rescheduling by customers. Our customers often change their order two or three times between initial order and delivery. Our customers' frequent changes usually relate to quantities or delivery dates, but sometimes relate to the specifications of the products we are shipping. Although we believe that the orders included in the backlog are firm, generally orders may be cancelled by the customer without penalty. We also may elect to permit cancellation of orders without penalty where management believes it is in our best interests to do so. For these reasons, we believe that our backlog at any given date is not a meaningful indicator of future revenues.


ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee health and safety. Most of our manufacturing facilities have undergone regular internal audits relating to environmental, health and safety requirements. Most of those facilities also are regularly audited and certified by an independent and accredited third party registrar, such as Lloyd's Register Quality Assurance, as conforming to the internationally recognized ISO 14001 standard relating to environmental management. In addition, most of our non-U.S. manufacturing facilities conform to BS 8800, the British standard for occupational health and safety management systems. Based upon these reviews, we believe that our manufacturing facilities are in substantial compliance with all applicable environmental, health and safety requirements.

     We are subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by us, or at sites where we may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the agreement governing our separation from Lucent, we have assumed all environmental liabilities resulting from our businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of our former facilities and one of our current manufacturing facilities.

PROPERTIES


     As of December 31, 2001, we operated 12 manufacturing facilities and four warehouse locations in the United States and four other countries. We also operated an additional 65 facilities, including research and development facilities and design centers. We operate facilities in a total of 18 countries. Our principal owned manufacturing facilities were located in the United States, Mexico, Singapore and Thailand. We also have a 51% interest in our Silicon Manufacturing Partners joint venture located in Singapore which is predominantly used as a manufacturing site. Our facilities have an aggregate floor space of approximately 8.0 million square feet, of which approximately 5.1 million square feet is owned and approximately 2.9 million square feet is leased. Our lease terms range from monthly leases to 14 years. We believe that all of our facilities and equipment are in good condition and are well maintained and able to operate at present levels. In January 2002, we announced our intention to consolidate our facilities. See "Management's Discussion and Analysis of Results of Operations -- Facilities Consolidation."

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS


     Our board of directors consists of a total of seven directors, one of whom is an executive officer of our company. Because of Lucent's level of ownership of our common stock, Lucent effectively has the ability to elect all of our Directors and may be deemed to be our parent. Henry B. Schacht, Chairman of Lucent, and Frank A. D'Amelio, Chief Financial Officer of Lucent, were appointed to the Board at Lucent's request, and they, along with John A. Young, are acting as representatives of Lucent. The Lucent-representative directors have no special rights compared to the non-Lucent-representative directors.



     Our board is divided into three classes. One class is elected each year for a term of three years.


     The following table sets forth information as of December 31, 2001 as to persons who are our directors, executive officers or key employees.


NAME                                        AGE                    POSITION
----                                        ---                    --------
Harold A. Wagner..........................  66    Chairman of the Board
Frank A. D'Amelio.........................  44    Director
John T. Dickson...........................  56    President, Chief Executive Officer and
                                                  Director
Rajiv L. Gupta............................  56    Director
Henry B. Schacht..........................  67    Director
Rae F. Sedel..............................  53    Director
John A. Young.............................  69    Director
Ronald D. Black...........................  38    Executive Vice President, Client Systems
Mark T. Greenquist........................  43    Executive Vice President and Chief
                                                  Financial Officer
Peter Kelly...............................  45    Executive Vice President, Operations
Sohail A. Khan............................  47    Executive Vice President, Infrastructure
                                                  Systems
Ahmed Nawaz...............................  52    Executive Vice President, Worldwide Sales
Jean F. Rankin............................  43    Senior Vice President, General Counsel and
                                                  Secretary


     Harold A. Wagner, Chairman of the Board since December 2001 and Director since March 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a position he held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation, PACCAR and Arsenal Digital Solutions Worldwide, Inc. He is also a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc.

     Frank A. D'Amelio, Lucent-representative Director since December 2001. Mr. D'Amelio has been Chief Financial Officer of Lucent since May 2001. From November 1999 to May 2001, Mr. D'Amelio was group president of Lucent's Switching Solutions Group and Chairman of Lucent's joint venture with GTE, AG Communication Systems. From November 1997 to November 1999, Mr. D'Amelio was vice president for product management and marketing of Lucent's Switching and Access Group. Prior to that, Mr. D'Amelio had held a number of financial and management positions at Lucent and AT&T since 1979.

     John T. Dickson, Director since March 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson was Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent's Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health Network.

     Rajiv L. Gupta, Director since March 2001. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Co., a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From 1996 to 1998, Mr. Gupta was a member of the Chairman's Committee at Rohm and Haas and oversaw the company's electronic materials business group. From 1993 to 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas, Technitrol, Inc., Vanguard Group and the American Chemistry Council, formerly the Chemical Manufacturers Association. Mr. Gupta is also a member of the board of trustees of Drexel University.

     Henry B. Schacht, Lucent-representative Director since December 2001. Mr. Schacht has been Chairman of the Board of Lucent since October 2000 and was Chief Executive Officer of Lucent from October 2000 through January 2002. He was also Lucent's Chairman from 1996 to 1998 and Chief Executive Officer from 1996 to 1997. Mr. Schacht was Director and Senior Advisor, Warburg, Pincus & Co., LLC in 1995 and from 1998 to 2000. Mr. Schacht was Chairman from 1977 to 1995 and Chief Executive Officer from 1973 to 1994 of Cummins Engine Company, Inc. Mr. Schacht is also currently a director of Alcoa Inc., Avaya Inc., Johnson & Johnson, Knoll, Inc. and The New York Times Co.

     Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Previously, Ms. Sedel spent fifteen years with Pacific Telesis where she was Vice President-Consumer Markets.

     John A. Young, Director since March 2001, Chairman of the Board from March 2001 to December 2001 and Lucent-representative Director since December 2001. In 1992, Mr. Young retired from his position as President and Chief Executive Officer of Hewlett-Packard Company, a position he held since 1978. Mr. Young is currently a director of Affymetrix Inc., ChevronTexaco Corp., Ciphergen Biosystems Inc., Fluidigm Corporation, Lucent, Perlegen Sciences Inc. and GlaxoSmithKline plc.

     Ronald D. Black is our Executive Vice President, Client Systems. Previously, Mr. Black had been Senior Vice President, Strategy and Business Development at our company from March 2001 to October 2001. Before joining us, Mr. Black was Vice President and General Manager, Next-Generation Networks Business Unit of Gemplus from 1998 to 2001. Prior to Gemplus, Mr. Black was the General Manager of the Networking and Communications Systems Division of Motorola's Semiconductor Products Sector.

     Mark T. Greenquist is our Executive Vice President and Chief Financial Officer. Prior to joining our company, Mr. Greenquist had been Chief Financial Officer of General Motors Europe from January 1999 to January 2001. From October 1998 to January 1999, he was Vice President and Corporate Treasurer of Delta Air Lines, Inc. Prior to joining Delta Air Lines, Mr. Greenquist was at General Motors from 1986 to 1998 where he held a variety of positions, including Assistant Treasurer of General Motors, Managing Director and Finance Director of General Motors Poland and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB.

     Peter Kelly is our Executive Vice President, Operations. Previously, Mr. Kelly had been our Vice President of Operations for Integrated Circuits from September 2000 to October 2001. Mr. Kelly joined Lucent Microelectronics in September 2000 from Fujitsu-ICL Systems Inc., a joint venture of ICL and Fujitsu, where he was Executive Vice President and Chief Operating Officer. Mr. Kelly had been with Fujitsu-ICL for six years.

     Sohail A. Khan is our Executive Vice President of Infrastructure Systems. Previously, Mr. Kahn had been Executive Vice President of Integrated Circuits since March 2001. Mr. Khan had been President of the Integrated Circuits business of Lucent's Microelectronics and Communications Technologies Group from April 2000 to March 2001. Mr. Khan was the strategy and business development Vice President of Lucent's Microelectronics and Communications Technologies Group from September 1996 to April 2000. From April 1996 to September 1996, Mr. Khan was Vice President of Marketing for MMC Networks, a developer and supplier of network processing platforms and services. Mr. Khan joined AT&T in 1990 as the director of marketing and applications engineering for the digital signal processing product line and moved to Lucent following its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President and General Manager of the Wireless and Multimedia business unit of AT&T from February 1994 to April 1996. Mr. Khan is currently a director of Tripath Technology Inc.

     Ahmed Nawaz is our Executive Vice President of Worldwide Sales. Mr. Nawaz has been President of Worldwide Sales, Strategy and Business Development of Lucent's Microelectronics and Communications Technologies Group since April 2000. He joined AT&T in 1992 and moved to Lucent following its spin-off in 1996. Mr. Nawaz was Vice President of Lucent's Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments Incorporated, where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.

     Jean F. Rankin is our Senior Vice President, General Counsel and Secretary. Previously, Ms. Rankin was Vice President-Law of Lucent. Ms. Rankin joined AT&T in 1990 and moved to Lucent after its spin-off in 1996. While at AT&T, she held various legal positions. From 1986 to 1990, Ms. Rankin was with Cravath, Swaine & Moore.


COMMITTEES OF THE BOARD OF DIRECTORS


     We are managed under the direction of our board of directors. Our board of directors has established two committees: an audit and finance committee and a corporate governance and compensation committee.

  AUDIT AND FINANCE COMMITTEE

     The audit and finance committee is comprised of Ms. Gupta, Mr. Wagner and Mr. Young, directors who are not our employees. Mr. Wagner is the chairperson of the audit and finance committee. The audit functions of this committee are focused on three areas:

     - the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

     - the independence and performance of our internal auditors and independent auditors; and

     - our compliance with legal and regulatory requirements.

     This committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. This committee discusses these matters with our independent auditors and with appropriate company financial personnel.

     This committee meets privately with the independent auditors who have unrestricted access to the committee. It also recommends to the Board the appointment of the independent auditors and reviews periodically their performance, fees and independence from management.

     The Directors who serve on this committee are all "Independent" for purposes of the New York Stock Exchange listing standards. That is, the board of directors has determined that none of the committee members has a relationship to us that may interfere with the committee's independence from us and our management.

     Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with this committee any issues they believe should be raised with it.

  CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

     Our corporate governance and compensation committee is comprised of Ms. Sedel, Mr. Wagner and Mr. Young, directors who are not our employees. Ms. Sedel is the chairperson of the corporate governance and compensation committee. The functions of this committee include:

     - recommending to our full board of directors nominees for election as directors;

     - making recommendations to our board of directors from time to time as to matters of corporate governance;

     - administering management incentive compensation plans;

     - establishing the compensation of executive officers; and

     - reviewing the compensation of directors.

     This committee will consider qualified candidates for director suggested by stockholders in written submissions to our corporate secretary.

DIRECTOR COMPENSATION

     All our directors, other than those who are employees of Lucent or us, receive an annual retainer of $45,000. Directors do not receive separate meeting fees. Non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Deferred compensation plan accounts have two components: an Agere stock portion and a cash portion. Directors can defer receipt of cash retainers to either portion of their accounts. The value of the stock portion of an account fluctuates based on changes in the price of our stock. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter. Interest rates for deferrals to the cash account may be revised by the board. In the event of a potential change in control, as defined in the plan, the plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of our creditors. We also provide non-employee directors with travel accident insurance when traveling on our business.

     At the time of our initial public offering, Messrs. Gupta and Wagner and Ms. Sedal received an option to purchase 50,000 shares of Class A common stock. At the same time, Mr. Young, who was then our chairman, received an option to purchase 90,000 shares of Class A common stock. In the future, each outside director that is appointed to our board of directors will receive an option to purchase 50,000 shares of our common stock. All outside directors other than our chairman will receive annually an option to purchase 30,000 shares of our common stock. Our chairman will receive an option to purchase a total of 55,000 shares of common stock annually. Options granted to directors will vest after one year and expire after seven years. The exercise price per share for options granted under the plan is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant. A total of 2,000,000 shares may be issued under the Non-Employee Director Stock Plan, either pursuant to stock options or to satisfy our obligation to deliver shares of common stock in respect of deferrals by non-employee directors of retainers and earnings on those deferrals under our Deferred Compensation Plan. The Non-Employee Director Stock Plan has a 10-year term.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     To the extent our directors and officers own shares of Lucent common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Lucent common stock. In addition, any Lucent stock-based awards held by our officers will be converted to our stock-based awards at the time of the distribution.

     The following table sets forth information concerning the beneficial ownership of our Class A common stock and Lucent's common stock as of November 1, 2001 for: (a) each outside director who is not a Lucent representative, (b) each current director who is a Lucent representative, (c) our Chief Executive Officer, who is also a director, and the four other most highly compensated executive officers in the fiscal year ended September 30, 2001 and (d) all of our current directors and executive officers as a group. To our knowledge, except as otherwise noted, the named individual or family members had sole voting and investment power with respect to these securities.



                                            AGERE CLASS A   AGERE CLASS B
                                            COMMON STOCK    COMMON STOCK      LUCENT COMMON
                                            BENEFICIALLY    BENEFICIALLY    STOCK BENEFICIALLY
NAME                                          OWNED(1)          OWNED          OWNED(1)(2)
----                                        -------------   -------------   ------------------
         (a)
Rajiv L. Gupta...........................         2,000               --               --
Rae F. Sedel.............................         6,900               --              750
Harold A. Wagner.........................         5,000               --               --
         (b)
Frank A. D'Amelio........................            --               --          717,683
Henry B. Schacht(3)......................    37,000,000      908,100,000        2,395,563
John A. Young (3)........................    37,005,000      908,100,000            5,036
         (c)
John T. Dickson..........................           100               --          676,023
Mark T. Greenquist.......................         1,250               --            1,198
Sohail A. Khan...........................            --               --          221,018
Ahmed Nawaz..............................         1,250               --          360,862
Daniel A. DiLeo..........................            --               --          157,725
         (d)
Directors and executive officers as a
  group (12 persons).....................        30,250      908,100,000        4,428,068


---------------


(1) No individual director or executive officer identified above owned, and the directors and executive officers as a group did not own, more than 1% of our outstanding Class A common stock, our outstanding Class B common stock or Lucent's outstanding common stock as of November 1, 2001, except for Messrs. Schacht and Young who, solely by virtue of being directors of Lucent, beneficially owned 5.1% of our Class A common stock and 100% of our Class B common stock.


(2) Includes beneficial ownership of the following numbers of shares of Lucent common stock that (a) may be acquired within 60 days of November 1, 2001 pursuant to stock options awarded under Lucent stock plans or (b) are subject to Lucent restricted stock unit awards that vest within 60 days of November 1, 2001:

                                                                 (A)       (B)
                                                              ---------   ------
Mr. D'Amelio................................................    635,752   50,000
Mr. Schacht.................................................  2,391,851       --
Mr. Young...................................................      5,036       --
Mr. Dickson.................................................    657,471   12,500
Mr. Khan....................................................    214,643    6,250
Mr. Nawaz...................................................    324,253    6,250
Mr. DiLeo...................................................    140,935    6,250
Directors and executive officers as a group.................  4,274,839   75,000


(3) The 37,000,000 shares of our Class A common stock and 908,100,000 shares of our Class B common stock owned by Lucent have been included in the table as beneficially owned by these individuals because they are directors of Lucent and share the power to vote and dispose of our shares with the other directors of Lucent. Messrs. Schacht and Young both disclaim any beneficial ownership of such shares.

EXECUTIVE COMPENSATION


     The following table sets forth compensation information for our chief executive officer and our four other executive officers for the fiscal year ended September 30, 2001. During fiscal 2001, there were five executive officers. All information set forth in this table reflects compensation earned by these individuals for service with Lucent for the fiscal year ended September 30, 2000 and, in the case of Mr. Dickson, the fiscal year ended September 30, 1999.


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                              ---------------------------------
                                                                                      AWARDS
                                                                              -----------------------   PAYOUTS
                                         ANNUAL COMPENSATION      OTHER       RESTRICTED   SECURITIES   -------
                                         -------------------      ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
                                FISCAL   SALARY      BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION(1)   YEAR      ($)        ($)          ($)          ($)(2)       (#)(3)       ($)        ($)(4)
------------------------------  ------   -------   ---------   ------------   ----------   ----------   -------   ------------
John T. Dickson............      2001    800,000          --      22,895      3,522,000    4,185,630         --       2,500
  President and Chief            2000    436,667     350,000      22,745             --    1,551,242         --      28,773
  Executive Officer              1999    365,000     821,343      20,898             --      110,803    263,960      32,863
Mark T. Greenquist.........      2001    277,419     270,000(5)        --       174,000      850,000         --      61,744
  Executive Vice President
  and Chief Financial Officer
Sohail A. Khan.............      2001    440,000          --       7,387        812,000    1,429,034         --       2,500
  Executive Vice President,      2000    276,812     250,000       3,807             --      171,241         --      31,273
  Integrated Circuits
Ahmed Nawaz................      2001    440,000          --       7,642        812,000    1,441,959         --       2,500
  Executive Vice President,      2000    325,000     280,000       5,386             --      133,466         --      20,689
  Sales
Daniel A. DiLeo............      2001    440,000          --       6,172        812,000    1,391,684         --       2,500
  Executive Vice President,      2000    297,262     300,000       6,093             --       97,707         --      39,245
  Optoelectronics

---------------

(1) Includes those who in fiscal 2001 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. The positions listed are those that the individuals held during fiscal 2001.

(2) The amounts shown in this column reflect the value of Lucent restricted stock unit awards granted by Lucent before our initial public offering. The awards have been valued for this table using the closing prices of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the grant dates of the awards. Based on the closing price of Lucent common stock on September 30, 2001, the aggregate number and value of all restricted stock units held by the executive officers as of that date are as follows: Mr. Dickson (227,666 -- $1,304,526); Mr. Greenquist
    (15,000 -- $85,950); Mr. Khan (50,000 -- $286,500); Mr. Nawaz
    (97,007 -- $555,850); and Mr. DiLeo (50,000 -- $286,500). The restricted stock units granted in fiscal 2001 vest 25% on each anniversary of the grant date, except for Mr. Greenquist's restricted stock units which vest 20% on each anniversary of the grant date (except that 100% of his units vest upon termination of his employment by us other than for cause). Dividend equivalents will not be paid on these awards. If Lucent completes the spin-off of our company, unvested Lucent restricted stock units held by these individuals will be replaced with our restricted stock units.

(3) The amounts shown in this column include options to purchase both Lucent common stock and our Class A common stock. The number of shares shown for fiscal 2001 that relate to options to purchase our Class A common stock are as follows: Mr. Dickson -- 3,435,630; Mr. Greenquist -- 850,000; Mr.
    Khan -- 1,194,234; Mr. Nawaz -- 1,241,959; and Mr. DiLeo -- 1,178,284. All
    options granted before fiscal 2001 are options to purchase Lucent common stock. If Lucent completes the spin-off of our company, options to purchase Lucent common stock held by these individuals will be converted to options to purchase our common stock.

(4) The amounts shown for fiscal 2001 include (a) company contributions to savings plans as follows: $2,500 each for Messrs. Dickson, Greenquist, Khan, Nawaz and DiLeo; (b) $1,505 of premiums paid for term insurance for Mr. Greenquist; and (c) $57,739 of relocation expenses for Mr. Greenquist.

(5) This amount was a hiring bonus paid to Mr. Greenquist when he joined us.

GRANTS OF STOCK OPTIONS

     The following table shows all grants of options to acquire shares of our and Lucent's common stock granted to the executive officers named in the Summary Compensation Table in the "-- Executive Compensation" section above for the fiscal year ended September 30, 2001. Pursuant to the employee benefits agreement, Lucent stock options and restricted stock units held by our employees, including these executive officers, will be converted to our stock options and restricted stock units.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF      % OF TOTAL
                                   SHARES          OPTIONS                                   GRANT
                                 UNDERLYING        GRANTED       EXERCISE                     DATE
                                   OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION     PRESENT
NAME                             GRANTED (#)     FISCAL YEAR     ($/SHARE)      DATE      VALUE ($)(1)
----                             -----------   ---------------   ---------   ----------   ------------
John T. Dickson................     550,000         0.16%         18.7500     1/31/2011    5,417,885(2)
                                    200,000         0.06%         16.0313    12/25/2010    1,156,720(3)
                                  1,500,000         0.99%          6.0000     3/26/2008    3,831,000(4)
                                    525,000         0.35%          5.5950     7/31/2008    1,145,655(5)
                                    885,630         0.58%          5.5950     7/31/2008    2,092,832(6)
                                    525,000         0.35%          5.5950     7/31/2008    1,240,628(6)
Mark T. Greenquist.............     500,000         0.33%          6.0000     3/26/2008    1,277,000(4)
                                    175,000         0.12%          5.5950     7/31/2008      381,885(5)
                                    175,000         0.12%          5.5950     7/31/2008      413,543(6)
Sohail A. Khan.................     100,000         0.03%         18.7500     1/31/2011      985,070(2)
                                    100,000         0.03%         16.0313    12/25/2010      578,360(3)
                                    600,000         0.40%          6.0000     3/26/2008    1,532,400(4)
                                    210,000         0.14%          5.5950     7/31/2008      458,262(5)
                                    174,234         0.11%          5.5950     7/31/2008      411,732(6)
                                    210,000         0.14%          5.5950     7/31/2008      496,251(6)
                                      9,700         0.00%         16.0313    10/24/2009       47,664(7)
                                     25,100         0.01%         16.0313    10/04/2008       95,006(8)
Ahmed Nawaz....................     100,000         0.03%         18.7500     1/31/2011      985,070(2)
                                    100,000         0.03%         16.0313    12/25/2010      578,360(3)
                                    600,000         0.40%          6.0000     3/26/2008    1,532,400(4)
                                    210,000         0.14%          5.5950     7/31/2008      458,262(5)
                                    221,959         0.15%          5.5950     7/31/2008      524,511(6)
                                    210,000         0.14%          5.5950     7/31/2008      496,251(6)

                                  NUMBER OF      % OF TOTAL
                                   SHARES          OPTIONS                                   GRANT
                                 UNDERLYING        GRANTED       EXERCISE                     DATE
                                   OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION     PRESENT
NAME                             GRANTED (#)     FISCAL YEAR     ($/SHARE)      DATE      VALUE ($)(1)
----                             -----------   ---------------   ---------   ----------   ------------
Daniel A. DiLeo................     100,000         0.03%         18.7500     1/31/2011      985,070(2)
                                    100,000         0.03%         16.0313    12/25/2010      578,360(3)
                                    600,000         0.40%          6.0000     3/26/2008    1,532,400(4)
                                    210,000         0.14%          5.5950     7/31/2008      458,262(5)
                                    158,284         0.10%          5.5950     7/31/2008      374,041(6)
                                    210,000         0.14%          5.5950     7/31/2008      496,251(6)
                                      6,300         0.00%         16.0313    10/04/2008       23,846(8)
                                      7,100         0.00%         16.0313    10/24/2009       34,544(9)

---------------

(1) As permitted by the rules of the Securities and Exchange Commission, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of our or Lucent's common stock, as applicable, during the applicable period.

(2) Option to purchase Lucent common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after 4 years, volatility of 64%, annual dividend yield of .006% and a risk-free rate of return of 4.7%. This option may be transferred to immediate family members and entities in which immediate family members have an interest.

(3) Option to purchase Lucent common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after 4 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.94%. This option may be transferred to immediate family members and entities in which immediate family members have an interest.

(4) Option to purchase our Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after
    2.5 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 4.42%.

(5) Option to purchase our Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter, subject to acceleration if we have positive cash flow not later than the quarter ending September 30, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 1.6 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 3.69%.

(6) Option to purchase our Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after
    2.5 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 3.97%.

(7) Option to purchase Lucent common stock. This option vests on October 25, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3.05 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.76%.

(8) Option to purchase Lucent common stock. This option vested on October 5, 2001. We made the following assumptions when calculating the grant date present value: the option will be exercised after 2 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.81%.

(9) Option to purchase Lucent common stock. This option vests on October 25, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.76%.

EXERCISE OF STOCK OPTIONS

     The following table shows aggregate exercises of options to purchase our and Lucent's common stock in the fiscal year ended September 30, 2001, by the executive officers named in the Summary Compensation Table in the "-- Executive Compensation" section above.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                          SHARES                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                        ACQUIRED ON    VALUE        AT FISCAL YEAR-END (#)           AT FISCAL YEAR-END ($)
                         EXERCISE     REALIZED   -----------------------------     ---------------------------
NAME                        (#)         ($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   -----------     -------------     -----------   -------------
John T. Dickson.......      --          --         434,887(1)      5,657,631(2)        --             --
Mark T. Greenquist....      --          --              --           850,000(3)        --             --
Sohail A. Khan........      --          --         113,674(1)      1,602,458(4)        --             --
Ahmed Nawaz...........      --          --         235,667(1)      1,672,169(5)        --             --
Daniel A. DiLeo.......      --          --          94,400(1)      1,557,930(6)        --             --

---------------

(1) Options to purchase Lucent common stock exercisable on September 30, 2001.

(2) Includes options to purchase 3,435,630 shares of our Class A common stock and 2,222,001 shares of Lucent common stock.

(3) Options to purchase our Class A common stock.

(4) Options to purchase 1,194,234 shares of our Class A common stock and 408,224 shares of Lucent common stock.

(5) Options to purchase 1,241,959 shares of our Class A common stock and 430,210 shares of Lucent common stock.

(6) Options to purchase 1,178,284 shares of our Class A common stock and 379,646 shares of Lucent common stock.

PENSION PLANS

     Most of our U.S. management employees, including the individuals named in the Summary Compensation Table in the "-- Executive Compensation" section above, participate in Lucent's non-contributory retirement income plan. Two programs are available under the Lucent retirement income plan: the service based program and the account balance program. Participants will be given full credit under our retirement income plan, which will be adopted at the time of the planned distribution, for service and compensation accrued under the Lucent retirement income plan.

     The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant's adjusted career average pay is equal to 1.4% of the sum of the individual's:

     - average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

     - pay subsequent to December 31, 1998; and

     - annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

     The account balance program generally covers management employees hired on or after January 1, 1999. Under this program, Lucent establishes an account for each participating employee and makes annual contributions to that account based on the employee's age, salary and bonus, in accordance with the following schedule:

                                                               CONTRIBUTIONS AS A PERCENT
AGE                                                               OF SALARY AND BONUS
---                                                            --------------------------
less than 30................................................              3.00%
30 - less than 35...........................................              3.75%
35 - less than 40...........................................              4.50%
40 - less than 45...........................................              5.50%
45 - less than 50...........................................              6.75%
50 - less than 55...........................................              8.25%
55+.........................................................             10.00%

In addition, interest is credited on the last day of the year.

     The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee's age is at least 50 and, when added to the employee's years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year that age plus years of service is less than 75. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

     Federal laws place limitations on compensation amounts that may be included under this plan. In 2001, up to $170,000 in eligible base salary and annual bonus could be included in the calculation under the retirement income plan.

     Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid under a supplemental pension plan. This plan is a non-contributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

     The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

     In addition, Messrs. Dickson, Khan and Nawaz are entitled to a supplemental pension benefit under the supplemental pension plan. This benefit provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the management pension plan.

     If Messrs. Dickson, Khan and Nawaz continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income and supplemental pension plans would be $546,000, $369,000 and $306,000, respectively. These amounts are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. Mr. Greenquist's estimated balance in the account balance program at age 65 would be $3,250,000. This represents a lump sum payment; other optional forms of payment are available.

AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN


     The following description of our Agere Systems Inc. Short Term Incentive Plan is qualified by reference to the full text thereof, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.


  AWARDS


     The Short Term Incentive Plan provides for the payment of cash bonuses for executive officers as determined at or following the end of performance periods selected by the Corporate Governance and Compensation Committee, in accordance with targets established at or near the beginning of the performance periods. We expect that, at least initially, the committee will select participants and performance targets for each fiscal quarter. Factors that may be considered in determining the amount of cash bonuses paid to executive officers will be, among others, the executive officer's individual performance, which may be measured by the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance or other measures, and our financial performance, which may be measured by cash flow, earnings per share, return on equity, total return to stockholders in the form of stock price appreciation and dividends, if paid, or other measures. The maximum amount that may be paid under the plan to an executive officer in any fiscal year is $9 million. In fiscal 2001, there were 11 participants.


  PLAN ADMINISTRATION


     The Corporate Governance and Compensation Committee administers the Short Term Incentive Plan. The committee can make award payments subject to our having a minimum level of net income established by the committee at or near the beginning of each performance period, so that awards paid to "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code can be deducted by us for tax purposes. Subject to this limitation, the award amount with respect to an executive officer is determined in the sole discretion of the committee or, in the case of an award to an officer who is not a "covered employee," in the sole discretion of the committee or a person or committee to whom the committee has delegated that authority. Under the plan, net income will be determined before taxes and excludes (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses;
(d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements.


  OTHER PROVISIONS


     The Board may modify or terminate the Short Term Incentive Plan at any time.


  TAX RULES

     The following is a brief summary of the federal income tax consequences of payments made under the Short Term Incentive Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, ordinary income will be recognized by the executive officers that participate in the plan at the time that awards are paid or made available to them. At the time that an executive officer recognizes ordinary income, we will be entitled to a corresponding deduction if, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on compensation paid to "covered employees" and (ii) any applicable reporting obligations are satisfied.

     Awards made in the future to any executive officer will be based on the executive officer's individual performance and our future performance. Accordingly, the amount of cash bonuses to be paid in the future to current or future participating officers cannot be determined at this time. Actual amounts will depend on the individual's and our actual performance. Because the Corporate Governance and Compensation Committee will select performance targets under the amended plan for each fiscal quarter rather than for the fiscal year and quarterly performance targets were not set in fiscal 2001, we cannot determine the bonuses that would have been paid in fiscal 2001 had this proposal been in effect.

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


     The following description of our Agere Systems Inc. 2001 Long Term Incentive Plan is qualified by reference to the full text thereof, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.


  AWARDS

     The Agere Systems Inc. 2001 Long Term Incentive Plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code and non-statutory stock options, stock appreciation rights, restricted stock awards, performance awards and other stock unit awards, as such terms are defined in the Agere Systems Inc. 2001 Long Term Incentive Plan. All of our employees are eligible to participate in the Agere Systems Inc. 2001 Long Term Incentive Plan.

  SHARES AVAILABLE


     The total number of shares of our common stock available for awards granted under the Agere Systems Inc. 2001 Long Term Incentive Plan is 226 million. During the term of the plan, no more than 40 million shares of our common stock will be available for the grant of incentive stock options. No individual may be granted awards with respect to more than 10 million shares of our common stock over the term of the plan. Awards under the plan may be granted with respect to either Class A common stock or Class B common stock. We expect that prior to the distribution, all awards will be based on Class A common stock. The plan will expire, unless terminated earlier by the board, when no shares are available for grant, exercise or settlement of awards.



     Any shares issued by us through the assumption of or substitution for outstanding grants from Lucent or an acquired company will not reduce the number of shares of our common stock available for grants under the Agere Systems Inc. 2001 Long Term Incentive Plan. Any shares of our common stock issued under the Agere Systems Inc. 2001 Long Term Incentive Plan may consist, in whole or in part, of authorized and unissued shares of our common stock, treasury shares of our common stock or shares of our common stock purchased in the open market or otherwise. If any shares of our common stock subject to any award are forfeited or such award otherwise terminates without the issuance of shares of our common stock, the shares of our common stock subject to such award, to the extent of any such forfeiture or termination, will again be available for grant under the Agere Systems Inc. 2001 Long Term Incentive Plan if the holder of the award shall not have received any benefits of ownership of the shares. Additionally, shares of our common stock that are subject to an award granted under the plan that are not issued because of the tender will be used to pay all or part of the purchase price under the award, or tender or withholding to satisfy all or part of the tax withholding obligations related to the award, and shares of our common stock that are purchased by us with cash received upon the exercise of options granted under the plan will again be available for awards under the plan. In the event of any corporate event affecting the shares of our common stock, the corporate governance and compensation committee shall make such adjustments and other substitutions to the plan and awards under the plan as it deems equitable or appropriate in its sole discretion.

  PLAN ADMINISTRATION

     The corporate governance and compensation committee of our board of directors administers the Agere Systems Inc. 2001 Long Term Incentive Plan.

  OPTIONS; STOCK APPRECIATION RIGHTS


     Options to purchase shares of our common stock may be granted under the Agere Systems Inc. 2001 Long Term Incentive Plan, either alone or in addition to other awards. The purchase price per share of our common stock purchasable under an option will be determined by our corporate governance and compensation committee, in its sole discretion; provided that such purchase price will not be less than the fair market value, as defined in the Agere Systems Inc. 2001 Long Term Incentive Plan, of a share of our Class A common stock or Class B common stock, as applicable on the date of the grant of the option. The term of each option will be fixed by our corporate governance and compensation committee in its sole discretion; provided that no incentive stock option will be exercisable after the expiration of 10 years from the date the option is granted. Options will be exercisable at such time or times as determined by our corporate governance and compensation committee at or subsequent to grant. Subject to the other provisions of the Agere Systems Inc. 2001 Long Term Incentive Plan and any applicable award agreement, any option may be exercised by the participant in such form or forms, including, without limitation, payment by delivery of cash, shares of our common stock or other consideration including, where permitted by law and our corporate governance and compensation committee, awards having a fair market value on the exercise date equal to the total option price, or by any combination of cash, shares of our common stock and other consideration as our corporate governance and compensation committee may specify in the applicable award agreement. In general, options will be subject to the provisions of our Long Term Incentive Plan Nonstatutory Stock Option Agreement, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. Each agreement will set forth the terms of the option, including term, exercisability, number and type of shares subject to the option, vesting and purchase price. In addition, each agreement will contain a non-solicit provision pursuant to which the option holder will agree not to solicit or hire any of our employees both while an employee and for a period of 12 months following the option holder's termination of employment with us.


     The aggregate fair market value of the shares of our common stock with respect to which incentive stock options held by any participant may become exercisable for the first time by such participant during any calendar year under the Agere Systems Inc. 2001 Long Term Incentive Plan, including under any of our other benefit plans or under any benefit plans of our parent or subsidiary corporations, will not exceed $100,000, determined at the time of grant, or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Internal Revenue Code, or any successor provision, and any regulations promulgated thereunder. In its sole discretion, our corporate governance and compensation committee may provide, at the time of grant, that the shares of common stock to be issued upon an option's exercise will be in the form of restricted stock or other similar securities, or may reserve the right so to provide after the time of grant.

     Upon termination of employment, other than for death, disability, retirement or specified actions initiated by us, a participant will generally forfeit all unexercisable options and may exercise all exercisable options within 90 days following such termination.

     Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. Any stock appreciation right related to an option other than an incentive stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any stock appreciation right related to an incentive stock option must be granted at the same time such option is granted. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares of our common stock covered by a related option will not be reduced except to the extent that the number of shares of our common stock affected by the exercise or termination of the related option exceeds the number of shares of our common stock not covered by the stock appreciation right. Any option related to any stock appreciation right will no longer be exercisable to the extent the related stock appreciation right has been exercised. Our corporate governance and compensation committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

  PERFORMANCE AWARDS

     Performance-based equity awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Agere Systems Inc. 2001 Long Term Incentive Plan. The performance criteria to be achieved during any performance period under the Agere Systems Inc. 2001 Long Term Incentive Plan and the length of the performance period will be determined by our corporate governance and compensation committee. Performance awards will generally be paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of our common stock, other property or any combination thereof, in the sole discretion of our corporate governance and compensation committee at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

  OTHER STOCK UNIT AWARDS

     Other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of our common stock, other securities, cash or any other form of property as the corporate governance and compensation committee may determine.

     Shares of our common stock, including securities convertible into shares of our common stock, subject to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; shares of our common stock, including securities convertible into such shares of our common stock pursuant to such a conversion or purchase right may be purchased by participants for such consideration as our corporate governance and compensation committee may, in its sole discretion, determine, which will not be less than the fair market value of such shares of our common stock or other securities as of the date such purchase right is awarded.

     Other stock unit awards include restricted stock unit awards which entitle the holder to receive a number of shares of common stock after a specified period of time if the holder remains our employee. In general, these awards will be granted pursuant to our Long Term Incentive Plan Restricted Stock Unit Award Agreement, a form of which is filed as an exhibit to the registration statement. Each agreement will specify, among other things, the number and type of shares of our common stock subject to the award and the vesting period.

  RESTRICTED SHARES OF COMMON STOCK

     Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Agere Systems Inc. 2001 Long Term Incentive Plan. Except as otherwise determined by our corporate governance and compensation committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction will be forfeited by the participant and reacquired by us.

  CHANGE IN CONTROL


     The Agere Systems Inc. 2001 Long Term Incentive Plan generally provides that, for awards granted on or before February 21, 2002, unless our corporate governance and compensation committee determines otherwise at the time of grant with respect to a particular award, in the event of a change in control:


     - any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested;

     - the restrictions and deferral limitations applicable to any restricted stock awards will lapse;

     - all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

     - the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable.


     For awards granted after February 21, 2002:



     - if we are not the surviving entity following a change in control, and the surviving entity does not assume the outstanding awards granted under the plan, then all awards will become fully exercisable and vested;



     - if we are the surviving entity following a change in control (or the surviving entity assumes the outstanding awards granted under the plan), then all awards will remain outstanding; and



     - if the employment of a participant in the plan is terminated without cause within the two years following a change in control and we are the surviving entity following a change in control (or the surviving entity assumes the outstanding awards granted under the plan), then all awards held by the terminated participant will become fully exercisable and vested.


The Agere Systems Inc. 2001 Long Term Incentive Plan defines change in control to mean, generally:

     - an acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

     - a change in the composition of a majority of our board of directors which is not supported by the incumbent board of directors;

     - the approval by the stockholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets or, if consummation of such corporate transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation;

     - the approval of the stockholders of our complete liquidation or dissolution; or

     - prior to the distribution, a change in control of Lucent.

The distribution will not constitute a change in control under the Agere Systems Inc. 2001 Long Term Incentive Plan.

     The Agere Systems Inc. 2001 Long Term Incentive Plan defines change in control price, generally, as the higher of the highest price of a share of common stock during the 60-day period prior to and including the date of a change in control or if the change in control is the result of a tender or exchange offer or a corporate transaction, the highest price per share paid in such tender or exchange offer or corporate transaction.

  OTHER PROVISIONS

     Our board of directors may amend, alter or discontinue the Agere Systems Inc. 2001 Long Term Incentive Plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant's consent.

     Our corporate governance and compensation committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in applicable laws, regulations or accounting principles.

     Subject to the provisions of the Agere Systems Inc. 2001 Long Term Incentive Plan and any award agreement, the recipient of an award, including, without limitation, any deferred award may, if so determined by our corporate governance and compensation committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of our common stock covered by the award, and our corporate governance and compensation committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of our common stock or otherwise reinvested.


     The Agere Systems Inc. 2001 Long Term Incentive Plan also provides that, if the corporate governance and compensation committee determines at the time a restricted stock award, a performance award or an other stock unit award is granted to an individual that the individual is, or may be as of the end of the tax year in which we would claim a tax deduction related to the award, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code, then that committee may make the lapsing of restrictions thereon and the distribution of cash, stock or other property pursuant to the award subject to us having a level of net income determined by the committee. Net income will be determined before taxes, and will exclude (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements. The Corporate Governance and Compensation Committee will select the periods that are used to measure net income. The committee will also have the discretion to reduce, but not increase, the final amount of any performance award or other stock unit award based on such criteria as individual and company performance.



     The amount of the awards to be paid in the future to current or future participating officers will be decided at the time and cannot be determined at this time. Actual amounts will depend on a number of factors, including an individual's potential contribution to the business, compensation practices at the time, retention issues and the company's stock price.


  TAX RULES

     The following is a brief summary of the federal income tax consequences of certain transactions under the Agere Systems Inc. 2001 Long Term Incentive Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.


     In general: (i) no income will be recognized by an optionee at the time a nonqualified option is granted; (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee's alternative minimum tax, if any, the difference between the fair market value of the shares of common stock at exercise and the purchase price constitutes an item of adjustment. If shares of common stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any


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amount realized in excess of the purchase price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

     No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of common stock, received pursuant to the exercise.

     A recipient of a restricted stock award generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares to the recipient will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a
Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Generally, no income will be recognized by a participant in connection with the grant of a performance award or other stock unit award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally will be required to include as taxable ordinary income in the year of payment an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of common stock, actually or constructively received.

     To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 2806 of the Internal Revenue Code and is not disallowed by the $1 million limitation on compensation paid to "covered employees" and (ii) any applicable reporting obligations are satisfied.

DEFERRED COMPENSATION PLAN

     We maintain a deferred compensation plan that permits our employees to defer receipt of part or all of their base salary, short-term incentive payments and long term incentive payments, and that permits directors to defer receipt of part or all of their retainers. Deferrals are credited to a cash account, which is credited with interest at a rate determined by the board of directors from time to time, or a share equivalent account, depending on the nature of the deferred payment. Balances under the plan are generally paid to a plan participant upon attainment of a specific age or after the individual retires from our company, as elected by the participant.

EXECUTIVE AGREEMENTS

  DANIEL A. DILEO

     In August 2001, Mr. DiLeo announced he would retire from our company. In order to provide for management continuity and to allow us to continue benefitting from Mr. DiLeo's experience in the industry, we entered into an agreement with Mr. DiLeo, pursuant to which he will continue working for us

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through March 2002, at which time he would be entitled to receive benefits under the Officer Severance Plan, which is further described in the "-- Officer Severance Plan" section below, plus an additional $16,042 per month until April 1, 2004 and up to $10,000 to furnish and equip a home office. Mr. DiLeo also agreed that, until April 1, 2004, he will not compete with us and will not solicit or employ any person who was an employee of our company in November
2001. Including the compensation that he will receive through April 2004 described above, Mr. DiLeo will be entitled to an estimated annual pension at age 65 of $190,000, payable as a single-life annuity. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

  MARK T. GREENQUIST

     Mr. Greenquist joined our company shortly before our initial public offering from a position at General Motors in Europe. When he joined us, we entered into a letter agreement with him.

     Under the agreement, Mr. Greenquist is paid an initial base salary of $400,000 per year and has a target bonus opportunity of 70% of his annual base salary.

     We also agreed to provide Mr. Greenquist with a hiring incentive to encourage him to join us and to compensate him for incentives that he would forfeit by leaving his former employer. The hiring incentive included:

     - a stock option covering 300,000 shares of our stock granted at the time of our initial public offering;

     - an award of 15,000 Lucent restricted stock units that would vest over a five-year period; and

     - a cash payment of $270,000.


     To address Mr. Greenquist's concern that his responsibilities could be significantly reduced if the spin-off from Lucent were not completed as planned, the agreement provides for a cash payment to Mr. Greenquist of $680,000 on March 1, 2002, if the spin-off is not completed by that time. Mr. Greenquist has agreed that we do not have to make this payment until April 1, 2003 unless he leaves the company earlier.


     Mr. Greenquist participates in the Officer Severance Plan. In addition, if the spin-off does not occur by March 1, 2002 and we do not offer Mr. Greenquist continued employment as an officer with at least the same salary and target bonus level, Mr. Greenquist will be entitled to a severance benefit equal to two times his base salary and target bonus.

OFFICER SEVERANCE PLAN

     We have adopted a severance policy that provides for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

     The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can accelerate the payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditioned upon signing a release and will be offset by any individually negotiated arrangements.

RETENTION PLAN

     In order to encourage our senior leaders to remain with the company in the event that our spin-off from Lucent is further delayed, we have adopted a retention program. Under this program, participating

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senior managers, including our executive officers, will receive cash payments if the spin-off has not been completed by April 1, 2003 or October 1, 2003, with one half of the total amount becoming payable on each of those dates if the spin-off has not been completed. The total amount for each executive officer is a multiple of the individual's current target pay, which is base salary plus target bonus. The multiples are five times target pay for the Chief Executive Officer and four times target pay for the other executive officers. If Lucent completes the spin-off prior to April 1, 2003, whether following satisfaction of the EBITDA condition based on its results for the quarter ended March 31, 2002, or otherwise, we will not make any payments under this plan. If the spin-off is not completed by October 1, 2003, the maximum amount we might have to pay under the plan is $47.6 million.


2001 EMPLOYEE STOCK PURCHASE PLAN

  ADOPTION AND ADMINISTRATION


     We have adopted the 2001 Employee Stock Purchase Plan under which we may issue up to an aggregate of 85 million shares of our common stock. The shares sold under the plan may be either Class A common stock or Class B common stock. The 2001 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The 2001 Employee Stock Purchase Plan is administered by the corporate governance and compensation committee.


  ELIGIBILITY

     All employees in the United States and certain employees outside the United States may participate in the 2001 Employee Stock Purchase Plan. No employee will be eligible for the grant of any rights under the 2001 Employee Stock Purchase Plan if immediately after such rights are granted, such employee would own 5% or more of the total voting power or value of all classes of our stock.

  PURCHASE OF SHARES

     We have implemented the 2001 Employee Stock Purchase Plan by offering eligible employees the option to purchase our common stock. To participate in the 2001 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount not less than one percent nor more than ten percent of a participant's total cash compensation from his or her pay during each purchase period within a longer offering period. The first offering period and the first purchase period commenced on March 27, 2001. The first purchase period ended on October 31, 2001. Thereafter, the purchase periods will commence on the first day of November or May and end on the last day of the following April or October, respectively, of each year. Participating employees will purchase our common stock at a price per share equal to 85% of the lesser of the fair market value of a share of our common stock at the beginning of the offering period and the fair market value of a share of our common stock at the end of the purchase period. Eligible employees may be granted rights only if the rights, together with any other rights granted under any other employee stock purchase plan of ours or of any parent or subsidiary of ours, do not permit such employee to purchase stock with a fair market value determined at the time of grant in excess of $25,000 for each calendar year in which such rights are outstanding. Employees may not purchase more than 1,250 shares of our common stock per purchase period. For the first offering period, Class A common stock will be sold under the plan. Our board of directors may elect to switch between having Class A common stock and Class B common stock sold under the plan, effective at the beginning of any subsequent offering period.

  AMENDMENT AND TERMINATION

     The 2001 Employee Stock Purchase Plan will terminate at the direction of our board of directors or when all of the shares reserved for issuance have been purchased. Our board of directors may amend the 2001 Employee Stock Purchase Plan at any time except that stockholder approval is required to amend the plan to increase the number of shares of our common stock that may be issued under the plan.

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                  ARRANGEMENTS BETWEEN LUCENT AND OUR COMPANY

OUR SEPARATION FROM LUCENT


     Agere was formed as part of Lucent Technologies' plan to spin-off to its stockholders its microelectronics business, including its integrated circuits and optoelectronics divisions. Our Class A common stock began trading on the New York Stock Exchange following our initial public offering in April 2001. The separation of our business from Lucent's other businesses was substantially completed, including the transfer of all assets and liabilities related to these divisions (other than pension and postretirement plan assets and liabilities, which have yet to be transferred) when we completed our initial public offering. As of December 31, 2001, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our Class A common stock, which together represented approximately 84.2% of the combined voting power of both classes of our voting stock with respect to the election and removal of directors and approximately 57.8% of the voting power of our outstanding common stock with respect to all other matters.



     Lucent originally announced its intention to distribute all shares of our common stock it then owned to its stockholders in a tax-free distribution by September 30, 2001. On August 16, 2001, Lucent amended its credit facilities. The amended credit facilities modified the conditions that must be met before Lucent can distribute its Agere stock to its stockholders. The distribution of Agere stock can occur at Lucent's discretion if the following conditions contained in its remaining credit agreement are met by Lucent:



     - no event of default exists under the credit agreement;



     - generate positive EBITDA for the fiscal quarter immediately preceding the distribution;



     - meet a minimum current asset ratio;



     - receipt of $5 billion in cash from certain non-operating sources; and



     - the total lending commitments under the credit agreement must be reduced to $1,750 million or less.



     Lucent has advised us that it has satisfied the $5 billion requirement noted above and reduced the total lending commitments below $1.75 billion. Lucent has also stated that it intends to use the results from the quarter ending March 31, 2002 to meet the EBITDA conditions, and has indicated that it cannot provide assurances that the conditions to its obligations to complete the distribution will be satisfied by a particular date or that the terms and conditions of its indebtedness will permit the distribution by a particular date or at all due to uncertain market conditions.



     Lucent has received a private letter ruling from the Internal Revenue Service holding that the distribution of its shares of Agere common stock to its stockholders in the spin-off will be tax free to Lucent and its stockholders. The effectiveness of the ruling is conditioned on completion of the spin-off by June 30, 2002.


TAX LIMITATIONS ON ADDITIONAL ISSUANCE OF OUR STOCK

     We are limited in the amount of stock that we can issue because of potential adverse tax consequences.

     First, in order for the distribution to be tax-free to Lucent and its stockholders, Lucent must distribute "control" of Agere, as defined in Section 368(c) of the Internal Revenue Code. Under Section 368(c), "control" means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote for the election and removal of directors and at least 80% of the total number of shares of each other class of nonvoting stock. Because we will have only voting stock outstanding, Lucent must distribute stock representing at least 80% of the combined voting power of our common stock for the election and removal of directors to satisfy the Section 368(c) control test. We and

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Lucent have issued or transferred stock representing 16% of our voting power.
Thus, before the distribution we may issue only a limited amount of our stock without violating the Section 368(c) "control" test.


     Second, under Section 355(e) of the Internal Revenue Code, Lucent will recognize taxable gain on the distribution if there are one or more acquisitions of our stock representing 50% or more of our stock, measured by vote or value, and the stock acquisitions are part of a plan or series of related transactions that includes the distribution. Any shares of our common stock acquired within two years before or after the distribution are presumed to be part of such a plan unless we can rebut that presumption. Thus, Lucent will recognize taxable gain on the distribution if the shares issued in the offerings referred to above, together with any shares we issue to make acquisitions that are considered part of a plan that includes the distribution, represent 50% or more, measured by vote or value, of our common stock outstanding after completion of that offering and such acquisitions. The Company believes that it cannot issue significant amounts of equity in capital raising transactions without causing the distribution to be taxable to Lucent under Section 355(e). In addition, under Treasury regulations, shares issued in acquisitions that occur or are negotiated less than six months after the distribution will generally be treated as part of the plan. Consequently, to avoid causing the distribution to be taxable to Lucent under Section 355(e), we are significantly limited in our ability to issue our shares in acquisitions that are negotiated or closed within six months after the distribution. We may continue to be subject to restrictions on the use of stock for acquisitions after this six-month period. As a practical matter, without a ruling by the Internal Revenue Service, we cannot issue any of our stock in acquisitions until six months after the distribution. If issuance of our stock causes the distribution to be taxable to Lucent under Section 355(e), we would be required to indemnify Lucent against that tax under the tax sharing agreement.


AGREEMENTS PROVIDING FOR THE SEPARATION OF OUR BUSINESSES FROM LUCENT

     We and Lucent and, in some cases, our respective subsidiaries, have entered into a number of agreements providing for the separation of our businesses from Lucent, including a separation and distribution agreement to which we and Lucent are parties and other ancillary agreements. These agreements generally provide for the transfer from Lucent to us of assets and the assumption by us of liabilities relating to our businesses, in each case to the extent agreed to by Lucent and us. We have entered into agreements with Lucent regarding the transfer and licensing to us of intellectual property relating to our businesses. We also have entered into agreements governing various interim and ongoing relationships between the parties including transitional services Lucent will provide to us.

     The agreements relating to our separation from Lucent were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Lucent. The terms of these agreements may be more or less favorable to us than those we could have negotiated with unaffiliated third parties. These agreements govern the relationship between Lucent and us subsequent to the separation and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to periods prior to the separation. The ancillary agreements include:

     - Interim Services and Systems Replication Agreement;

     - Fiber Product Purchase Agreement;

     - Microelectronics Product Purchase Agreement;

     - ORiNOCO Product Purchase Agreement;

     - Employee Benefits Agreement;

     - Trademark License Agreement;

     - Trademark Assignment;

     - Trade Dress Assignment;

     - Patent and Technology License Agreement;

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     - Patent Assignments;

     - Technology Assignment and Joint Ownership Agreement;

     - Development Project Agreement;

     - Joint Design Center Operating Agreement;

     - Tax Sharing Agreement; and

     - Real Estate Agreements.

     In addition, the current federal Tax Allocation Agreement and the current State and Local Income Tax Allocation Agreement by and among Lucent and its subsidiaries governing the allocation of income taxes among Lucent and its subsidiaries will continue to apply to us for taxable periods prior to and including the distribution. Of the agreements summarized below, the material agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

  SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement sets forth the agreements between us and Lucent regarding the principal corporate transactions required to effect our separation from Lucent, our initial public offering and the distribution of our shares to Lucent's stockholders, and other agreements governing the relationship between Lucent and us.

  The Separation

     To effect the separation, Lucent has, or has caused its subsidiaries to, transfer or agree to transfer, all of the assets of the contributed businesses to us as described in this prospectus. We have assumed, or have agreed to assume, and have agreed to perform and fulfill all of the liabilities of the contributed businesses in accordance with their respective terms. Except as expressly set forth in the agreement or in any other ancillary agreement, neither we nor Lucent made any representation or warranty as to:

     - the assets, businesses or liabilities transferred or assumed as part of the separation;

     - any consents or approvals required in connection with the transfers;

     - the value or freedom from any security interests of any assets transferred;

     - the absence of any defenses or freedom from counterclaim with respect to any claim of either us or Lucent; or

     - the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an "as is," "where is" basis, and the respective transferees have agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

  Conditions to Lucent's Obligation to Complete the Distribution

     Lucent's agreement to complete the distribution of its shares of Agere stock to its stockholders is contingent on the satisfaction of the conditions described below, and the distribution may not occur by the contemplated time or at all. Subject to Lucent's rights to terminate its obligation described below, Lucent

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is obligated to consummate the distribution if the following conditions are met, any of which may be waived by Lucent:

     - a private letter ruling from the IRS shall have been obtained, and shall continue in effect, to the effect that, among other things, the distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code and the transfer to us of the assets and the assumption by us of the liabilities in connection with the separation will not result in recognition of any gain or loss for federal income tax purposes to Lucent, us or Lucent's or our stockholders, and such ruling shall be in form and substance satisfactory to Lucent, in its sole discretion;

     - any material governmental approvals and consents necessary to consummate the distribution shall have been obtained and be in full force and effect; and

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the distribution shall be in effect, and no other event outside the control of Lucent shall have occurred or failed to occur that prevents the consummation of the distribution.

Lucent has agreed to complete the distribution as promptly as practicable following the satisfaction or waiver of all conditions.

     Notwithstanding Lucent's obligation described above, Lucent has the right to terminate its obligation to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders or if, as of September 30, 2001, the consummation of the distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment under such indebtedness. Lucent also may terminate its obligations to complete the distribution if the distribution has not occurred by September 30, 2002.

     Lucent has announced that it remains committed to completing the process of separating Agere from Lucent, and that it intends to move forward with the distribution of its shares of Agere stock in a tax-free spin-off to its stockholders. However, we cannot assure you that the conditions to Lucent's obligation to complete the distribution will be satisfied by a particular date or that the terms and conditions of Lucent's indebtedness will permit the distribution by a particular date or at all.

  Releases and Indemnification

     The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities between Lucent and us, and our respective subsidiaries and affiliates, except as expressly set forth in the agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the completion of our initial public offering.

     We have agreed to indemnify, hold harmless and defend Lucent, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities associated with the contributed businesses, or any contracts associated with the contributed businesses, in accordance with their respective terms;

     - the contributed businesses, liabilities or contracts;

     - any material breach by us or any of our affiliates, of the agreement or any of the other ancillary agreements; and

     - as part of our initial public offering, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration
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       statement or prospectus used as a part of our initial public offering or necessary to make the statements in the registration statement or prospectus used as part of our initial public offering not misleading.

Also, we will indemnify Lucent and its affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from the contributed businesses prior to the separation.

     Lucent has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

     - the failure of Lucent or any affiliate of Lucent or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Lucent or its affiliates other than liabilities associated with the contributed businesses;

     - the Lucent businesses or any liability of Lucent or its affiliates other than liabilities associated with the separation of the businesses; and

     - any material breach by Lucent or any of its affiliates of the agreement or any of the other ancillary agreements.

Also, Lucent will indemnify us and our affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from Lucent's retained businesses prior to the separation.

     The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

  Contingent Liabilities and Contingent Gains

     The Separation and Distribution Agreement provides that we and Lucent will indemnify each other with respect to contingent liabilities relating primarily to our respective businesses or otherwise assigned to each of us. We and Lucent will share some contingent liabilities based on agreed upon percentages.

     The Separation and Distribution Agreement provides for the sharing of some contingent liabilities, including:

     - any contingent liabilities that do not primarily relate to any business of Lucent or contingent liabilities that do not primarily relate to any of our businesses;

     - some specifically identified liabilities, other than taxes; and

     - shared contingent liabilities within the meaning of the separation and distribution agreement among AT&T Corp., Lucent and NCR Corporation or the contribution and distribution agreement between Lucent and Avaya Inc.

     Lucent will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and those costs and expenses will be included in the amount to be shared by us and Lucent.

     The Separation and Distribution Agreement provides that we and Lucent have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of, or that is expressly assigned to, us or Lucent, respectively.

     The Separation and Distribution Agreement provides for the establishment of a contingent claims committee comprised of one representative designated from time to time by each of Lucent and us and sets forth procedures for the purpose of resolving disagreements among the parties as to contingent gains and contingent liabilities.

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  Dispute Resolution

     The Separation and Distribution Agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between us and Lucent. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of us and Lucent. If such efforts are not successful, either we or Lucent may submit the dispute, controversy or claim to non-binding mediation. If the dispute is not resolved through mediation, an action may be brought before any court of competent jurisdiction.

  Provisions Relating to Third-Party Intellectual Property License Agreements

     The Separation and Distribution Agreement provides, generally, for the grant by Lucent to us of a sublicense under numerous third-party intellectual property license agreements. The Patent and Technology License Agreement provides similar grants to us from Lucent's subsidiary, Lucent Technologies GRL Corporation, with respect to third party patent license agreements executed by that subsidiary. The Separation and Distribution Agreement prohibits us from entering into any agreement to license patents to a third party if those patents are already licensed by Lucent to the third party and if the new agreement with us would result in a reduction of royalties paid or to be paid to Lucent by the third party.

  Expenses

     Pursuant to the Separation and Distribution Agreement, we paid, or will pay, the costs, fees and expenses relating to our initial public offering and the separation. Except as expressly set forth in the Separation and Distribution Agreement or in any other ancillary agreement, whether or not the distribution is consummated, all third-party fees, costs and expenses paid or incurred in connection with the distribution will be paid by Lucent.

  Termination

     The Separation and Distribution Agreement may be terminated and the distribution may be amended, modified or abandoned at any time prior to the distribution date by mutual consent of Lucent and us. Notwithstanding Lucent's obligation described above, Lucent has the right to terminate its obligation to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders or if the consummation of the distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment obligation under such indebtedness. In addition, the obligations of Lucent to complete the distribution may be terminated by Lucent if the distribution does not occur on or prior to September 30, 2002. In the event of a termination of the Separation and Distribution Agreement on or after the completion of our initial public offering, only the provisions of the Separation and Distribution Agreement that obligate the parties to pursue the distribution will terminate. The other provisions of the Separation and Distribution Agreement and the other agreements Lucent and we entered into will remain in full force and effect.

  Waivers and Amendments

     No provisions of the Separation and Distribution Agreement or any other ancillary agreement will be deemed waived, amended, supplemented or modified by any party, unless the following requirements are met. The waiver, amendment, supplement or modification must be in writing. Also, the writing must be signed by the authorized representative against whom it is sought to enforce such waiver, amendment, supplement or modification.

  INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     We and Lucent have entered into an Interim Services and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing, telecommunications and corporate support services including:

     - accounting;

     - financial management;

     - information systems management;

     - tax;

     - payroll;

     - legal;

     - human resources administration;

     - procurement; and

     - other general support.

     We also will provide each other, on an interim, transitional basis additional services that we and Lucent may identify from time to time after the separation.

     The charges for these interim services are generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, without profit.

     The Interim Services and Systems Replication Agreement also provides for the replication and transfer of designated computer systems used for administrative support or used in our businesses or Lucent's businesses. The systems include hardware, software, data storage or maintenance and support components. The costs and expenses of separating or replicating a system are intended to be borne by the parties in proportion to their usage of the system prior to February 1, 2001. Costs and expenses of purchasing new hardware or obtaining new software licenses will be borne by the party purchasing the new hardware or licensing the new software.


     In general, the services commenced on February 1, 2001 and expired on September 30, 2001 unless another termination date has been agreed upon by both parties with respect to a particular service. Most of the services to be provided under these agreements have been completed. For the three months ended December 31, 2001 and during fiscal 2001 we paid $1 million and $73 million, respectively, to Lucent under the terms of the Interim Services and Systems Replication Agreement.


  FIBER, MICROELECTRONICS AND ORINOCO PRODUCT PURCHASE AGREEMENTS

     We and Lucent have entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements reflect negotiated prices, as is more fully described below.

     The Fiber Product Purchase Agreement governs transactions pursuant to which Lucent will provide specialty fiber, fiber apparatus and premises cable products to us for the sole purpose of incorporating these products into finished products to be sold by us to our customers. Under this agreement, we will have an obligation to purchase all of our requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. With respect to some specialty fiber products, we have agreed to provide Lucent with rolling forecasts of product requirements, some of which will constitute a binding commitment on our part. The Fiber Product Purchase Agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreements. The agreement may be terminated for breach of material terms.

     The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from us. Under the agreement, Lucent committed to purchase at least $2,800 million of products from us over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through September 30, 2001, Lucent's purchases under this agreement were approximately $325 million. In light of Lucent's purchases to date and adverse market conditions, we are discussing with Lucent ways to restructure Lucent's obligations under the agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which we furnish our ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for some service provider customers in exchange for a minimum purchase commitment as may be agreed from time to time. The pricing in this agreement shall be determined by our list price in effect on the date of the receipt of an order less any applicable discounts. This agreement became effective as of February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one year periods with written mutual agreement. The agreement may be terminated for breach of material terms.

     The currently negotiated prices in the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement take into account the volume and terms and conditions under which these products are sold to Lucent and reflect the prices at which these products are sold to other like customers. As with all other customers, we negotiate volume discounts for Lucent on a product by product basis. Because Lucent is our largest customer, many, but not all, of the prices of products it purchases from us are as or more favorable to it than the prices charged to our other customers. In addition, for both Lucent and other customers, we negotiate changes to prices as purchasing volumes change. The Microelectronics Product Purchase Agreement has a most favored pricing provision for standard products, which are products offered by us to the general market, that generally provides that the prices at which we offer our standard products to Lucent will be no less favorable than the price we charge to other customers, other than distributors and value-added resellers. Many of the products sold to Lucent are custom products and there are no other customers for these custom products.

     The Fiber Product Purchase Agreement, the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement also contain provisions governing:

     - orders and delivery;

     - payment terms;

     - intellectual property matters;

     - product warranties;

     - product support and documentation;

     - engineering, installation, maintenance and other services;

     - dispute resolution; and

     - limitations on liability.

  EMPLOYEE BENEFITS AGREEMENT AND PLANS

     We have adopted a variety of employee benefit plans in connection with the separation and distribution. Until the distribution, our employees and former employees will continue to participate in many of Lucent's pension and postretirement plans. During this period, we will bear our allocable share of the costs of the benefits and the administration of the plans. Generally, effective immediately after the distribution, we will establish our own pension and postretirement plans, which will be substantially comparable to Lucent's plans as in effect at that time.

  Employee Benefits Agreement

     We have entered into an employee benefits agreement with Lucent, pursuant to which we will establish independent pension plans, and have established other employee benefit plans, that are substantially similar to Lucent's existing pension plans and other employee benefit plans. This agreement provides for the transfer of assets and liabilities of various existing Lucent pension and other employee benefit plans covering Lucent employees who were transferred to us. Generally, following the distribution, Lucent will cease to have any liability or obligation to our employees who retire or terminate employment on or after our initial public offering or to their beneficiaries. Our benefit plans will assume and be responsible for, or have assumed and are responsible for, as the case may be, liabilities and obligations to those employees and former employees under all these benefit plans, programs and practices which we may adopt. The employee benefits agreement does not preclude us from discontinuing or changing such plans at any time thereafter, subject to the exceptions noted below.

  Retirement Plans

     We will establish and administer defined benefit pension plans for our employees who, immediately prior to our initial public offering, participated in Lucent's retirement plans. Lucent has agreed to transfer particular assets and liabilities, based on formulas set forth in the employee benefits agreement, from the trust for Lucent's defined benefit pension plans to the trust for our defined benefit pension plans. Each of our eligible employees will, for all purposes under our defined benefit pension plans, be credited with the service and any accrued benefit credited to him or her under the terms of the corresponding Lucent plans as of the distribution.


  401(k) Plans



     We have established defined contribution 401(k) plans. Our 401(k) plans include all active employees who immediately prior to our initial public offering were participants in Lucent's 401(k) plans. Each employee who participates in an Agere 401(k) plan has been credited with the service and the account balance credited to him or her as of January 1, 2002 under the terms of Lucent's 401(k) plans.


  Welfare Plans


     We have welfare benefit plans to provide welfare benefits, including retiree medical and life benefits, to our employees and retirees. The assets funding the liabilities under some of these plans, if any, will be transferred from trust and other funding vehicles associated with Lucent's plans to the corresponding trusts and other funding vehicles associated with our plans to the extent allocable to our employees and retirees according to formulas set forth in the employee benefits agreement.


  Lucent Stock Options, Restricted Stock and Restricted Stock Units

     Pursuant to the employee benefits agreement, Lucent stock-based awards held by our employees will be converted to our stock-based awards at the time of the distribution. These converted stock-based awards may relate to either our Class A common stock or our Class B common stock. As part of the conversion, we will multiply the number of shares purchasable under each converted stock option by a ratio determined at the time of the conversion and divide the exercise price per share of each option by the same ratio. The conversion ratio will be the closing price of Lucent common stock on the day of the distribution or if that day is not a trading day, the previous trading day, divided by the opening price of our common stock on the day after the distribution or if that day is not a trading day, on the next trading day.

     The number of shares of our common stock subject to each Lucent restricted stock award and Lucent restricted stock unit award will be determined by multiplying the number of shares of Lucent common stock subject to the original Lucent award by the same conversion ratio. The actual number of shares of our common stock subject to substituted awards will be determined at the time of the conversion. Based on the 42,467,215 Lucent stock options, 183,360 restricted shares of Lucent common stock, and 818,424

Lucent restricted stock units held by our employees on December 31, 2001, the following number of shares of our common stock would be subject to substituted awards after the conversion, assuming the prices for Agere and Lucent common stock shown below:

                                --------------------------------------------------------------------------------------------
                                                                  PRICE OF LUCENT COMMON STOCK
                                --------------------------------------------------------------------------------------------
                                              $5                               $7                               $9
---------------------------------------------------------------------------------------------------------------------------------
                                53,084,019 stock options         74,317,626 stock options         95,551,234 options
                         $4     1,023,030 restricted stock       1,432,242 restricted stock       1,841,454 restricted shares
                                units                            units
                                229,200 restricted shares        320,880 restricted shares        412,560 restricted shares
                       ---------------------------------------------------------------------------------------------------
                                42,467,215 options               59,454,101 stock options         76,440,987 options
 PRICE OF AGERE          $5     818,424 restricted stock units   1,145,794 restricted stock       1,473,163 restricted stock
                                                                 units                            units
 COMMON STOCK                   183,360 restricted shares        256,704 restricted shares        330,048 restricted shares
                       ---------------------------------------------------------------------------------------------------
                                35,389,346 stock options         49,545,084 stock options         63,700,823 options
                         $6     682,020 restricted stock units   954,828 restricted stock units   1,227,636 restricted stock
                                                                                                  units
                                152,800 restricted shares        213,920 restricted shares        275,040 restricted shares
---------------------------------------------------------------------------------------------------------------------------------

     The number of shares of our common stock subject to substituted awards may vary significantly from the above number due to changes in the relative values of our common stock and Lucent common stock. Fractional shares will be rounded down to the nearest whole number of shares. The conversion will take place at the time of the distribution or, if earlier, at the time of a change of control of either Lucent or us. If the conversion takes place at the time of a change of control, the conversion ratio will be based on Lucent's stock price on the date of the final prospectus for our initial public offering and the initial public offering price for our Class A common stock. Generally, all other terms of the converted stock options, restricted stock and restricted stock units will remain the same as those in effect immediately prior to the conversion.

  TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT

     The primary trademarks used in the sale of our products and services were transferred to us, except for Lucent's name and logo and the Bell Laboratories name. We will retain the use of the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period and, after the expiration of the transitional period, only to the extent necessary to deplete pre-existing inventory. We may use the Lucent name together with the logo on:

     - products and packaging through April 1, 2002; and

     - advertising and promotion materials through April 1, 2002 in the United States and through July 1, 2002 outside the United States.

     We may use the Lucent name without the logo on:

     - products and packaging through September 30, 2002; and

     - advertising and promotional materials through July 1, 2002 in the United States and through January 1, 2003 outside the United States.

We and Lucent have entered into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights. Subject to conditions set forth in the agreements, we may also extend these rights to authorized dealers of our products.

     Under the Trademark License Agreement, we have an obligation to comply with specified quality and customer care standards in connection with our use of the trademarks. Lucent may terminate the Trademark License Agreement in the event of a change in control of our company.

  TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     We and Lucent have executed and delivered assignments and other agreements, including the technology assignment, related to technology currently owned or controlled by Lucent and its subsidiaries. Technology includes copyrights, mask works and other intellectual property other than trademarks, trade names, trade dress, service marks and patent rights. The technology assignment generally divides ownership of technology between us and Lucent, with each owning technology that was developed by or for, or purchased for, the respective businesses of each company. Other technology is owned jointly by us and Lucent.

  PATENT ASSIGNMENTS

     We and Lucent have executed and delivered patent assignments and other agreements, related to patents currently owned or controlled by Lucent and its subsidiaries. The patent assignments divide ownership of patents, patent applications and foreign counterparts between us and Lucent. The ownership of patents was divided as follows. First, Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation was each vested with ownership of and/or exclusive rights in patents previously held by Lucent that relate principally to our business. Then shares of Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation were contributed to us under the Separation and Distribution Agreement. Lucent and its other subsidiaries retained ownership of all other patents and patent applications.

  PATENT AND TECHNOLOGY LICENSE AGREEMENT

     We and some of our subsidiaries, and Lucent and some of its subsidiaries, have executed and delivered a Patent and Technology License Agreement, related to patents and technology currently owned or controlled by Lucent and its subsidiaries and us and our subsidiaries.

     The Patent and Technology License Agreement provides for cross-licenses to each company. We and Lucent, and our respective subsidiaries, granted to each other, under the patents that each of us has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Some patents were licensed exclusively to each party, including a right to grant sublicenses, subject to retention of a right to use these patents by the licensing party. Otherwise, the rights to sublicense to unaffiliated third parties were not granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers performing joint development activities or rights to sublicense a divested business. The cross-licenses between us and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003.

     The Patent and Technology License Agreement also grants to us or our subsidiaries a joint ownership interest in some patents and patent applications, for example, patents and patent applications relating to MEMS technology.

     The Patent and Technology License Agreement also provides for personal, worldwide, nonexclusive, and non-transferable cross-licenses to each company to designated technology existing as of the separation date. These rights include the right to copy, modify and improve any portion of the licensed technology. Subject to exceptions set forth in the agreement, no right was granted to sublicense any of the technology other than in connection with the sale or licensing of products. Subject to restrictions set forth in the agreement, this agreement further granted to us joint ownership rights in other designated technology. This agreement became effective as of January 31, 2001.

     We believe that the intellectual property agreements between Lucent and us do not provide Lucent with sufficient intellectual property to compete with us. Specifically, the agreements assign to us the technology, which includes trade secrets, know-how, and copyrights, purchased or developed by or for our business. Except for limited exceptions, this technology is not licensed to Lucent. However, as indicated under "Risk Factors -- Risks Related to Our Separation from Lucent -- We may have potential business conflicts of interests with Lucent with respect to our past and ongoing relationships and, because of Lucent's controlling ownership, the resolution of these conflicts may not be on the most favorable terms to us," Lucent could either reestablish the competitive capability itself or work with a third party to establish a competitive capability. Thus, we believe that Lucent does not need access to our technology to become a competitor of ours.

  DEVELOPMENT PROJECT AGREEMENT

     We and Lucent entered into a Development Project Agreement under which Bell Laboratories may perform some research and development activities on a contract basis for us. We will also perform some research and development activities for Lucent on a contingent basis. The fees paid under this agreement are expected to be comparable to those that would be agreed upon by unrelated parties. The agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreement. The agreement will terminate at any time if either we or Lucent materially breach the agreement, and fail to cure the default within 60 days after written notice has been given.

  JOINT DESIGN CENTER OPERATING AGREEMENT

     We and Lucent entered into a Joint Design Center Operating agreement to develop technology for micro electro-mechanical systems, or MEMS. We and Lucent agreed to jointly fund, manage and staff the joint design center over the following three years. We and Lucent each have a one-half interest in the MEMS technical information owned by Lucent as of February 1, 2001. We and Lucent have granted each other a perpetual, nonexclusive, royalty-free license in our respective patents which issue from applications having an effective first filing date prior to February 1, 2003 to make and sell MEMS products. All joint patents, which are patents issued from any application filed with respect to any invention made jointly by us and Lucent while working on a joint design center product and conceived or reduced to practice during performance under the agreement, will be jointly owned by us and Lucent. We and Lucent will be free to use these jointly owned patents for any purpose and to license third parties under these patents. Some of these products may be manufactured exclusively for Lucent, subject to some restrictions, for a limited period following the first commercial availability of a product, on a case by case basis. The initial term of the agreement will expire on January 31, 2004. The agreement may be terminated for breach of material terms or by written notice of either party for convenience.

  TAX SHARING AGREEMENT


     We and Lucent have entered into a Tax Sharing Agreement, effective February 1, 2001, which governs Lucent's and our respective rights, responsibilities and obligations after the distribution with respect to taxes for the periods ending on or before the distribution or, if earlier, the first date we are no longer a member of Lucent's consolidated group. Generally, pre-distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the separation, the distribution or the exchange. Under the Tax Sharing Agreement, we are generally responsible for the first $50 million of any taxes attributable to these restructuring activities, and for 14% of any amount of these taxes in excess of $50 million. However, if the distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of our stock or assets, or some other actions of ours, then we will be solely liable for any resulting corporate taxes.

     On March 14, 2001, Lucent received a private letter ruling from the Internal Revenue Service holding that the separation and distribution will generally be tax-free, based on the assumptions and representations set forth in the ruling. The ruling did not address some aspects of the separation, including actions undertaken to transfer the non-U.S. portions of our business to us. The effectiveness of the ruling is conditioned on completion of the spin-off by June 30, 2002.

     The amount of tax liability we expect to pay under the Tax Sharing Agreement with respect to taxes incurred as a result of restructuring activities, including taxes attributable to the restructuring of the non-U.S. portions of our business, is included in the costs, fees and expenses we will incur relating to our separation from Lucent and our initial public offering. For a discussion of these costs, fees and expenses, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Restructuring and Separation Expenses and Inventory Provision."

     Under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's federal income taxes attributable to the periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001. This means that if Lucent fails to pay the taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of Lucent, we may be liable for any part of, including the whole amount of, these tax liabilities.

  REAL ESTATE AGREEMENTS

     Lucent's real estate has been divided between Lucent and us. After the separation, we acquired outright approximately 80 of Lucent's real estate locations. These 80 locations comprised 7.8 million square feet. We and Lucent also continue to share some current work locations for our respective work forces. The shared locations are approximately 12 of Lucent's real estate locations. Approximately 50% of these shared locations continue to be owned by Lucent; the remaining 50% continue to be leased commercially. As a result of the announced consolidation of our Pennsylvania and New Jersey facilities and other activities, the majority of the locations currently shared with Lucent will no longer be occupied by Agere.

     Generally, ownership of Lucent's buildings and assignment of commercially leased buildings was divided between Lucent and us based on which company was the primary user of the respective building. Based on that allocation method, Lucent was our landlord or sublandlord for approximately 541,000 square feet of space. The terms of our leases and subleases from Lucent ranged initially from one month to 36 months depending on the location. The initial total monthly cost of leasing these facilities from Lucent was approximately $1.8 million.

     A standard form of lease and a standard form of sublease based on commercial models and comparable to arm's-length agreements were employed. Subleases for space in commercially leased locations had varying terms generally to match the terms of the underlying leases. All commercial landlord charges, such as rent, additional rent, building services and taxes paid directly by Lucent as the sublandlord, were based on the proportionate share of space occupied by us as the subtenant and marked up by a management fee payable to Lucent intended to cover the costs of administering the sublease. Any other building services provided by Lucent to us were at cost plus an administrative fee, increased annually to match the consumer price index.

     The lease terms for space in owned buildings were determined on a case by case basis. In general, rent in owned buildings was at market price for comparable tenants. Real estate taxes were allocated proportionately to us as the tenant, subject to a management fee. Any building services provided by Lucent as the landlord were at cost plus an administrative fee, increased annually to match the consumer price index.

     All necessary leases and subleases for transitional shared real estate became effective February 1, 2001. We were responsible for our proportionate share of the full lease obligation in both owned buildings and commercially leased buildings, except that:

     - for space occupied by us equal to or less than 5 percent of the total space, not to exceed 5,000 square feet, we could cancel the lease or sublease on 90-day written notice without further liability; and

     - for space occupied by us equal to or less than 5 percent of the total space, not to exceed 15,000 square feet, we or Lucent could cancel the lease or sublease on nine months' written notice without further liability.

  OTHER AGREEMENTS

     We and Lucent will continue the existing State and Local Income Tax Allocation Agreement and the existing federal Tax Allocation Agreement by and among Lucent and its subsidiaries. These tax agreements govern the allocation of state, local and federal income taxes for periods during which we were a member of Lucent's consolidated group. Aside from the Tax Allocation Agreement, under U.S. federal income tax laws, we are jointly and severally liable for Lucent's federal income tax liabilities relating to the taxable periods prior to and including the most recent taxable year of Lucent, which ended on September 30, 2001. In addition, after the separation, we became a party to Lucent's two existing collective bargaining agreements. See "Business -- Employees" for a description of these collective bargaining agreements and how they will operate after the separation.

HISTORICAL TRANSACTIONS


     Revenue from products sold to Lucent was $78 million for the three months ended December 31, 2001, and $606 million, $1,002 million and $955 million, in fiscal 2001, 2000 and 1999, respectively. Included in these amounts are revenues of $65 million and $82 million in fiscal 2000 and 1999, respectively, from sales to Avaya, which was the enterprise networks business of Lucent until its spin-off from Lucent on September 30, 2000. Sales to Avaya after that date are not considered transactions with Lucent. Products purchased from Lucent were $22 million, $23 million and $1 million for fiscal 2001, 2000 and 1999, respectively. No products were purchased from Lucent during the three months ended December 31, 2001. In addition, Lucent billed us $23 million, $67 million and $49 million for fiscal 2001, 2000 and 1999, respectively, for specific research and development projects related to our businesses.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of November 1, 2001 for each owner of more than 5% of any class of our common stock.



     To our knowledge, Lucent has sole voting and investment power over the shares. The address for Lucent Technologies Inc. is 600 Mountain Avenue, Murray Hill, NJ 07974.



                                                CLASS A COMMON
                                                   STOCK(1)             CLASS B COMMON STOCK        TOTAL COMMON STOCK
                                               PERCENT OF CLASS           PERCENT OF CLASS          PERCENT OF EQUITY
                                            -----------------------   ------------------------   ------------------------
                                              NO. OF     PERCENT OF     NO. OF      PERCENT OF     NO. OF      PERCENT OF
NAME OF BENEFICIAL OWNER                      SHARES       CLASS        SHARES        CLASS        SHARES        EQUITY
------------------------                    ----------   ----------   -----------   ----------   -----------   ----------
Lucent Technologies Inc.(2)...............  37,000,000(3)    5.1      908,100,000      100       945,100,000      57.8(4)


---------------


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.



 (2) As a result of the pledge of these shares under the Lucent credit facilities, the lenders under those facilities might, in the event of a default under the facilities by Lucent, have a right to become beneficial owners, with voting and investment power, of the shares held by Lucent.



 (3) Excludes the Class A common stock into which the Class B common stock held by Lucent is convertible on a share-for-share basis. The Class B common stock held by Lucent represented on a converted basis 55.5% of the Class A common stock that would be outstanding after conversion.



 (4) Represents approximately 84.2% of the combined voting power of both classes of our common stock with respect to the election and removal of directors and approximately 57.8% of the voting power of our outstanding common stock with respect to all other matters.

                              CERTAIN INDEBTEDNESS


     Lucent borrowed approximately $2,500 million of short-term debt under a credit facility that we assumed on April 2, 2001, upon completion of our initial public offering. We did not receive any of the proceeds of this short-term debt. Upon the completion of our initial public offering, Lucent was relieved of all obligations related to this short-term debt. On October 4, 2001, we amended and restated the credit agreement governing the credit facility, and in connection therewith permanently repaid $1,000 million of short-term debt under the facility. Subsequently, we have repaid amounts outstanding under the facility such that, at February 4, 2002, $999 million was outstanding.



     The facility is comprised of term loans and revolving credit loans and is secured by our principal domestic assets other than the proceeds of our initial public offering and, while Lucent remains a majority stockholder, real estate. $500 million of the facility is a revolving credit facility with the remainder considered a term loan. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if we raise at least $500 million in equity or debt capital markets transactions before September 30, 2002, or $300 million after giving effect to this offering, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003. Under the credit agreement governing the credit facility, we must use proceeds of certain liquidity raising transactions, asset sales outside the ordinary course of business and capital markets transactions (including this offering) to reduce the size of the facility. If we complete the liquidity raising transactions or sell assets outside the ordinary course of business, we must apply 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds we receive from the transactions to reduce the size of the facility. The agreement also provides that 50% of the net cash proceeds of the first $500 million and 75% (50% if the size of the facility is $500 million or less) of the net cash proceeds greater than $500 million from equity and debt capital markets transactions be applied to reduce the credit facility. Notwithstanding the foregoing, we must apply 100% of net cash proceeds over $1,000 million from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility. The debt is not convertible into any other Agere securities.



     Interest rates on borrowings under the credit facility are based on the applicable LIBOR rate, or at our election the prime rate, in each case plus a spread that will vary depending on our credit rating. For a balance of $1,000 million outstanding under the credit facility for an entire year, a one percentage point increase in the average interest rate on the obligations, also effective for an entire year, would increase pre-tax interest expense, and reduce pre-tax income, by $10 million. For our current ratings of BB- from Standard & Poor's and Ba3 from Moody's, the interest rate under the credit facility is the applicable LIBOR rate plus 400 basis points. Unless our credit ratings change, this rate will remain in effect for the life of the facility.


     As discussed above, we are required from time to time to permanently repay portions of the credit facility, which we expect to replace with additional debt capital market transactions or other types of new financing. However, we cannot assure you that such additional financing will be available on acceptable terms, with lower interest rates than the credit facility, or at all.

     The credit agreement governing the credit facility contains certain restrictions on our activities, including covenants limiting our ability to:

     - incur indebtedness at the subsidiary or parent level;

     - incur or permit to exist liens or security interests on our assets;

     - merge or consolidate with another entity or sell all or substantially all of our assets;

     - make investments in non-affiliates and certain of our subsidiaries;

     - make or declare dividends on our capital stock;

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     - consummate certain transactions with our affiliates; and

     - consummate certain sale and leaseback or collateralized mortgage obligation transactions.


     In addition, we are required to satisfy certain financial covenants under the terms of the credit facility. These covenants specify minimum liquidity (measured by cash and cash equivalents, financial assets and available revolving loans), minimum consolidated EBITDA, minimum consolidated net worth and maximum capital expenditures at given points in time. Compliance with these covenants does not currently materially restrict our operations.


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                              DESCRIPTION OF NOTES


     The following description sets forth the material terms of the notes. The notes will be initially owned by SHARCS Trust I. Under certain circumstances, the trust will distribute notes to one or more SHARCS holders.



     The notes will be issued under an indenture to be dated as of           ,
2002 between Agere and The Bank of New York, as indenture trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.



     This description of notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of the obligations of Agere and your rights. A copy of the indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.


     You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "Agere" refer only to Agere Systems Inc., and not to its subsidiaries.

GENERAL

  THE NOTES

     The notes will:

     - be general unsecured, senior subordinated obligations of Agere;

     - constitute a series of notes issued under the indenture and will be initially limited to an aggregate principal amount of $200 million;

     - mature on July 15, 2007;

     - be issued in denominations of $500 and whole multiples of $500; and

     - be subordinate in right of payment to all existing and future Senior Indebtedness of Agere.

  INTEREST

     Interest on the notes will:

     - accrue at the rate of      % per year;

     - accrue from the date of issuance or the most recent interest payment date;

     - be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2002;

     - be payable to the holders of record on the January 1 and July 1 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The notes will be redeemable for cash, at Agere's option, at any time in whole, but not in part, at a price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed; and

     - the sum of the present values of the remaining scheduled payments on the notes to be redeemed consisting of principal and interest, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of
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

       twelve 30-day months) at the applicable Treasury Yield plus basis points plus accrued interest to the date of redemption.


     The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes that are redeemed.


     For purposes of determining the optional redemption price, the following definitions are applicable:

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date:

     - the average of the bid and the asked prices for the Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 p.m. on the third business day preceding that redemption date, as set forth on "Telerate Page 500," or such other page as may replace Telerate Page 500; or

     - if Telerate Page 500, or any successor page, is not displayed or does not contain bid and/or asked prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by the indenture trustee for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the indenture trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the indenture trustee.

     "Independent Investment Banker" means either Salomon Smith Barney Inc. or J.P. Morgan Securities Inc., as selected by Agere or, if both such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the indenture trustee and reasonably acceptable to Agere.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. and their respective successors and three other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Agere shall substitute therefore another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

     "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per year equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

     Except as set forth above, the notes will not be redeemable by Agere prior to maturity and will not be entitled to the benefit of any sinking fund.

RANKING AND SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the notes and any other payment obligations in respect of the notes (including any obligation to repurchase the notes) will be subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of Agere.
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However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "Defeasance" below) is not subordinate to any Senior Indebtedness or subject to these restrictions.

     As a result of the subordination provisions described below, in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceeding relating to Agere, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on the notes. In addition, holders of Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than other creditors of Agere. Moreover, the notes will be structurally subordinated to the liabilities of the subsidiaries of Agere.

     As of           , 2002, after giving effect to this offering:

     - Agere would have had $          in Senior Indebtedness, including the
       Indebtedness under the Existing Credit Facility;

     - Agere would have had no Senior Subordinated Indebtedness other than the notes; and

     - Agere's subsidiaries would have had $   in Indebtedness, which would have
       been effectively senior to the notes.

Although the indenture will limit the amount of indebtedness that Agere and its Restricted Subsidiaries may incur, such indebtedness may be substantial and all of it may be Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person, whether outstanding on the Issue Date or thereafter Incurred, all Indebtedness of such Person, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes;

          (2) any obligation of such Person to any Subsidiary;

          (3) any liability for federal, state, foreign, local or other taxes owed or owing by such Person;

          (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (5) any Indebtedness, Guarantee or obligation of such Person that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Person, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

          (6) any Capital Stock.

     Only Indebtedness of Agere that is Senior Indebtedness will rank senior to the notes. The notes will in all respects rank equally with all other Senior Subordinated Indebtedness of Agere, if any. As described under "Certain Covenants -- Limitation on Layering," Agere may not incur any Indebtedness that is senior in right of payment to the notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     Agere may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any notes (collectively, "pay the notes") if:

          (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

          (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

However, Agere may pay the notes if Agere and the indenture trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

     Agere also will not be permitted to pay the notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

     A "Payment Blockage Period" commences on the receipt by the indenture trustee (with a copy to Agere) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the indenture trustee and Agere from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is no longer continuing; or

          (3) because such Designated Senior Indebtedness has been repaid in full.

     Agere may resume payments on the notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the indenture trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

In the event of:

          (1) a total or partial liquidation or a dissolution of Agere;

          (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to Agere or its property; or

          (3) an assignment for the benefit of creditors or marshaling of Agere's assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of the assets or securities of Agere. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, Agere or the indenture trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. Agere may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

INDENTURE MAY BE USED FOR ADDITIONAL ISSUANCES

     If a trust other than SHARCS Trust I issues additional SHARCS, Agere may, without the consent of existing note holders, create and issue additional notes having the same terms and conditions as the notes in all respects, except for Issue Date and, if applicable, the first payment of interest thereon; provided, however, that Agere will be permitted to issue such additional notes only if at the time of, and after giving effect to, such issuance it is in compliance with the covenants contained in the indenture. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes. Notwithstanding the foregoing, if another trust issues SHARCS, such SHARCS will not be related to the SHARCS issued by the SHARCS Trust I.


CHANGE OF CONTROL


     If a Change of Control occurs, each holder of a note will have the right to require Agere to repurchase all or any part (equal to $500 or a whole multiple thereof) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, Agere will mail a notice (the "Change of Control Offer") to each holder of a note with a copy to the indenture trustee stating:

          (1) that a Change of Control has occurred and that such holder has the right to require Agere to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3) the procedures determined by Agere, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

     On the Change of Control Payment Date, Agere will, to the extent lawful:

          (1) accept for payment all notes or portions of notes (in whole multiples of $500) properly tendered under the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

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

          (3) deliver or cause to be delivered to the indenture trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Agere.

     A holder of SHARCS who wishes to exercise the right to require Agere to repurchase upon the occurrence of a Change of Control must first exchange its SHARCS early. At the time the notes and common stock are distributed to such holder, such holder will surrender all rights under the put option agreement corresponding to such exchanged SHARCS, unless the put rights were previously accelerated.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that Agere repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.


     Agere will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Agere and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. If Agere effects a defeasance or covenant defeasance of the notes under the indenture prior to the occurrence of a Change of Control, Agere will not be obligated to make a Change of Control offer as a result of that Change of Control. See "Defeasance" below.



     None of the provisions relating to Agere's obligation to repurchase the notes in the event of a Change of Control are waivable by Agere's Board of Directors. In addition, none of these Change of Control provisions may be amended without the consent of the holder of each outstanding note.


     Agere will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Agere will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

     Agere's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of an event that constitutes a Change of Control would constitute an event of default under the Existing Credit Facility. In addition, certain events that may constitute a change of control under the Existing Credit Facility and cause an event of default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of Agere and its subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Agere to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Agere. Finally, Agere's ability to pay cash to the holders upon a repurchase may be limited by Agere's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Agere by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Agere and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require Agere to make an offer to repurchase the notes as described above.

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CERTAIN COVENANTS

     The indenture contains covenants, including, among others, those summarized below. Following the first day (the "Suspension Date") that:

          (a) the notes have an Investment Grade Rating from both of the Rating Agencies, and

          (b) no Default has occurred and is continuing under the indenture,

     Agere and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized below under:

     - "-- Limitation on Indebtedness;"

     - "-- Limitation on Restricted Payments;"

     - "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries;"

     - "-- Limitation on Sales of Assets and Subsidiary Stock;"


     - "-- Limitation on Affiliate Transactions;"



     - "-- clause (3) of the first paragraph under "-- Merger and Consolidation;"



     - "-- Future Subsidiary Guarantors;"



     - "-- Limitation on Lines of Business;" and



     - "-- Events of Default" to the extent it relates to the covenants that are suspended


(collectively, the "Suspended Covenants"). In addition, the Subsidiary Guarantees, if any, will be suspended as of the Suspension Date. In the event that Agere and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then Agere and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to events commencing on that date or thereafter and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of any event that occurred during the Suspension Period.

     On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of "Limitation on Indebtedness" or one of the clauses set forth in paragraph (b) of "-- Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of "-- Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph
(b) of "-- Limitation on Indebtedness."

     Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "-- Limitation on Restricted Payments" will be made as though the covenant described under "-- Limitation on Restricted Payments" had been in effect since the date the notes were originally issued and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "-- Limitation on Restricted Payments" and the items specified in subclauses (c)(i) through (c)(iv) of the first paragraph of "-- Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph.

     For purposes of determining compliance with the first and second paragraphs of "-- Limitation on Sales of Assets and Subsidiary Stock," on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

 LIMITATION ON INDEBTEDNESS

     (a) Agere will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Agere or any of its Restricted Subsidiaries that is a Subsidiary Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio for Agere and its Restricted Subsidiaries would be at least (a) 1.75 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (b) 2.00 to 1.00, if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the forgoing paragraph (a), Agere and the Restricted Subsidiaries may incur the following Indebtedness:


          (1) Indebtedness of Agere and its Restricted Subsidiaries Incurred pursuant to (i) the Existing Credit Facility and (ii) a Bond Issuance (as defined in the Existing Credit Facility)(other than the notes), in an aggregate principal amount outstanding not to exceed $1.5 billion less the aggregate principal amount of repayments of the Existing Credit Facility with the proceeds from Asset Dispositions; provided, that repayments of principal amount outstanding under the Existing Credit Facility with the cash proceeds, if any, from the two dispositions described in clauses (12) and (13) of the definition of "Asset Disposition" shall be excluded for purposes of calculating the aggregate principal amount permitted to be outstanding for this clause (1);


          (2) Indebtedness of Agere owing to and held by any Restricted Subsidiary (other than a Securitization Entity) or Indebtedness of a Restricted Subsidiary owing to and held by Agere or any Restricted Subsidiary (other than a Securitization Entity); provided, however,

             (a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Agere or a Restricted Subsidiary (other than a Securitization Entity); and

             (b) any sale or other transfer of any such Indebtedness to a Person other than Agere or a Restricted Subsidiary (other than a Securitization Entity)

        shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Agere or such Subsidiary, as the case may be;

          (3) Indebtedness (a) represented by the notes, (b) outstanding on the Issue Date (other than the Indebtedness described in clauses (1), (2), (6),
     (8), (9), (10) and (12)) or (c) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or Incurred pursuant to paragraph (a) of this covenant;

          (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Agere (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Agere or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by Agere, Agere would have been able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause
     (4);

          (5) (A) Indebtedness under Hedging Obligations; provided, that in the case of (a) Currency Agreements, such Currency Agreements are related to business transactions of Agere or its Restricted Subsidiaries entered into in the ordinary course of business; and (b) Currency Agreements and
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     Interest Rate Agreements, such Currency Agreements and Interest Rate
     Agreements are entered into for bona fide hedging purposes of Agere or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Agere) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Agere or its Restricted Subsidiaries Incurred without violation of the indenture;

          (6) the Incurrence by Agere or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of Agere or such Restricted Subsidiary, Attributable Indebtedness, Indebtedness represented by Capitalized Lease Obligations and Indebtedness pursuant to CMO Transactions, and any Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed 15% of Agere's Consolidated Net Tangible Assets at any time outstanding;

          (7) Indebtedness incurred in respect of workers' compensation claims, trade letters of credit, standby letters of credit, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Agere or a Restricted Subsidiary in the ordinary course of business;

          (8) Indebtedness arising from agreements of Agere or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Agere and its Restricted Subsidiaries in connection with such disposition;

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

          (10) the Incurrence by Agere or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (11) to the extent constituting Indebtedness, obligations arising from or representing deferred compensation to employees of Agere or its Subsidiaries and that are Incurred in the ordinary course of business;

          (12) the Subsidiary Guarantees, if any, and other Guarantees by the Subsidiary Guarantors, if any, of Indebtedness Incurred in accordance with the provisions of the indenture; provided, that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (13) to the extent constituting Indebtedness, obligations under take or pay or minimum purchase contracts;

          (14) (i) Indebtedness incurred pursuant to working capital facilities entered into by Foreign Subsidiaries of Agere and (ii) Indebtedness of Foreign Subsidiaries other than pursuant to working capital facilities in an aggregate principal amount not to exceed $100.0 million at any time outstanding;

          (15) Guarantees of loans and advances to officers and employees of Agere and its Subsidiaries in the ordinary course of business;

          (16) Indebtedness Incurred pursuant to a Qualified Securitization Transaction; and

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          (17) (i) Subordinated Obligations in an amount not to exceed $300.0 million outstanding at any time and (ii) non-cash-interest Subordinated Obligations; provided, however, that, in each case, (A) such Subordinated Obligations shall have no scheduled principal payment prior to the 91st day after the Stated Maturity of the notes; and (B) such Subordinated Obligations shall have an Average Life greater than the remaining Average Life of the notes.

     Agere will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of Agere unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor, if any, will incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness under the preceding paragraph if the proceeds are used to refinance Indebtedness of Agere.

     (c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

          (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this covenant, Agere, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, that an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above; and

          (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Agere may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  LIMITATION ON LAYERING

     Agere will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. A Subsidiary

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Guarantor, if any, will not Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Senior Subordinated Indebtedness of such Subsidiary Guarantor.

  LIMITATION ON RESTRICTED PAYMENTS

     Agere will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Agere or any of its Restricted Subsidiaries) except:

             (a) dividends or distributions payable in Capital Stock of Agere (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

             (b) dividends or distributions payable to Agere or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

          (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Agere held by Persons other than Agere or a Restricted Subsidiary (other than in exchange for Capital Stock of Agere (other than Disqualified Stock));

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of such Person, if any (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

          (4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses
(1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time Agere or such Restricted Subsidiary makes such Restricted Payment:

          (a) a Default shall have occurred and be continuing (or would result therefrom);

          (b) Agere is not able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

             (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are publicly available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii) the aggregate Net Cash Proceeds received by Agere from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Agere or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Agere or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

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             (iii) the amount by which Indebtedness is reduced on Agere's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Agere) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Agere (less the amount of any cash or the fair market value of other property distributed by Agere upon such conversion or exchange); and

             (iv) the amount equal to the net reduction in Restricted Investments made by Agere or any of its Restricted Subsidiaries in any Person resulting from:

                (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Agere or any Restricted Subsidiary; or

                (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Agere or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that such amount will be excluded from Consolidated Net Income for the purposes of clause (c)(i) above.

     The provisions of the preceding paragraph will not prohibit:

          (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of Agere made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Agere (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Agere or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Agere made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Agere that qualifies as Refinancing Indebtedness; provided, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

          (3) so long as no Default or Event of Default has occurred and is continuing, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted under "-- Limitation on Sales of Assets and Subsidiary Stock" below; provided, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

          (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

          (5) so long as no Default or Event of Default has occurred and is continuing,

             (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Agere or any Restricted Subsidiary or any parent of Agere held by any existing or former employees, directors or management of Agere or any Subsidiary of Agere or

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        their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees; provided, that such purchases, redemptions or other acquisitions, cancellations or retirement for value pursuant to this clause will not exceed $ million in the aggregate during any fiscal year; provided, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

             (b) loans or advances to employees or directors of Agere or any Subsidiary of Agere the proceeds of which are used to purchase Capital Stock of Agere, in an aggregate amount not in excess of
        $          million at any one time outstanding; provided, that the
        amount of such loans and advances will be excluded in subsequent calculations of the amount of Restricted Payments; and

             (c) the purchase or other acquisition of Capital Stock to fund an employee stock purchase plan, repurchases of forfeited restricted stock and payments made in accordance with the terms of any warrants to purchase shares of Lucent's common stock as in effect on the Issue Date; provided, that the amount of such purchases or other acquisitions will be excluded in subsequent calculations of the amount of Restricted Payments;

          (6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Agere issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided, that the payment of such dividends will be excluded from the calculation of Restricted Payments;

          (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

          (8) cash dividends or loans to Lucent in amounts equal to the amounts required for Lucent to pay any Federal, state, local or foreign taxes (and any related interest and penalties) to the extent that Agere is responsible for such taxes under the Tax Sharing Agreement; provided, that such dividends or loans will be excluded from subsequent calculations of the amount of Restricted Payments;

          (9) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations upon the occurrence of a Change of Control to the extent required by the agreement governing such Subordinated Obligations but only if Agere shall have complied with the covenant described under "-- Change of Control" and purchased all notes tendered pursuant to the offer to repurchase prior to purchasing or repaying such Subordinated Obligations; provided, however, that the purchase price (stated as a percentage of principal amount or issue price plus accrued original issue discount, if less) of such Subordinated Obligations shall not be greater than the price (stated as a percentage of principal amount) of the notes pursuant to any such offer to repurchase the notes in the event of a Change of Control; provided, further, that any such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be included in subsequent calculations of the amount of Restricted Payments;

          (10) dividends or distributions on or in respect of Agere Preferred Stock (other than Disqualified Stock) that is convertible into Agere Common Stock issued after the Issue Date, in an aggregate amount not to exceed 35% of the proceeds of the issuances of such securities; provided, that the amount of any such dividends or distributions will be included in subsequent calculations of the amount of Restricted Payments; and

          (11) Restricted Payments in an amount not to exceed $10.0 million in any 12 month period; provided, that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

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     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Agere or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the indenture trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $50.0 million.

  LIMITATION ON LIENS

     Agere will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the Issue Date or acquired after that date, securing any Senior Subordinated Indebtedness or Subordinated Obligations of such Person, unless, contemporaneously with the Incurrence of the Liens, effective provision is made to secure the Indebtedness due under the indenture and the notes, or, in respect of Liens on any Restricted Subsidiary's property or assets, the Subsidiary Guarantee of such Restricted Subsidiary, if any, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations of such Person) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Agere will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Agere or any Restricted Subsidiary;

          (2) make any loans or advances to Agere; or

          (3) transfer any of its property or assets to Agere.

The preceding provisions will not prohibit:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the indenture and the Existing Credit Facility in effect on such date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement to which such Restricted Subsidiary is a party on or before the date on which such Restricted Subsidiary was acquired by Agere (other than an agreement entered into in connection with, or with respect to, Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Agere or in contemplation of the transaction) and outstanding on such date;

          (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in the agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, as applicable;

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          (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

             (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

             (b) contained in mortgages, pledges or other security agreements permitted under the indenture securing Indebtedness of Agere or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

             (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Agere or any Restricted Subsidiary;

          (v) encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant imposed by purchase money obligations for property acquired in the ordinary course of business, to the extent they are limited to the property so acquired;

          (vi) encumbrances or restrictions imposed by any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Securitization Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Securitization Transaction or are reasonable or customary in securitization transactions;

          (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (viii) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Existing Credit Facility as in effect on the Issue Date;

          (ix) encumbrances or restrictions relating to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (x) any restriction contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date the Restricted Subsidiary is acquired by Agere or a Restricted Subsidiary;

          (xi) any restriction on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

          (xii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     Agere will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (1) Agere or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of Agere or such Restricted Subsidiary, as the case may be (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

          (2) at least 70% of the consideration from such Asset Disposition received by Agere or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

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          (3) an amount equal to 100% of the Net Available Cash from such Asset
     Disposition is applied by Agere or such Restricted Subsidiary, as the case may be:

             (a) first, to the extent Agere or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness of Agere or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to Agere or an Affiliate of Agere) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Senior Indebtedness pursuant to this clause (a), Agere or such Restricted Subsidiary will retire such Senior Indebtedness and will cause the related commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

             (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Agere or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

     Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $50.0 million, Agere will be required to make an offer ("Asset Disposition Offer") to all holders of notes and to the extent required by the terms thereof, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring Agere to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes (or, in the event such Pari Passu Notes were issued with original issue discount, 100% of the accreted value thereof) plus accrued and unpaid interest to, but not including, the date of purchase, if any, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Notes, as applicable (in the case of the notes, in whole multiples of $500). To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, Agere may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the indenture trustee shall select the notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. A holder of SHARCS who wishes to participate in an Asset Disposition Offer must exchange its SHARCS early to the extent such tendered notes are accepted. At the time the notes and common stock are distributed to such holder, such holder will surrender all rights under the put option agreement corresponding to such exchanged SHARCS, unless the put rights were previously accelerated. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

     The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), Agere will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

     On or before the Asset Disposition Purchase Date, Agere will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari

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Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in whole multiples of $500. Agere will deliver to the indenture trustee an Officers' Certificate stating that such notes or portions thereof were accepted for payment by Agere in accordance with the terms of this covenant and, in addition, Agere will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. Agere or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by Agere for purchase, and Agere will promptly issue a new note, and the indenture trustee, upon delivery of an Officers' Certificate from Agere will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided, that, in the case of the notes, each such new note will be in a principal amount of $500 or a whole multiple of $500. In addition, Agere will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by Agere to the holder thereof. Agere will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

     For the purposes of this covenant, the following will be deemed to be cash:

          (1) the assumption by the transferee of Indebtedness of (i) Agere (other than obligations in respect of Disqualified Stock) or (ii) any Restricted Subsidiary (other than obligations, in respect of Preferred Stock) and the release of Agere or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case Agere will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

          (2) securities, notes or other obligations received by Agere or any Restricted Subsidiary from the transferee that are converted within 90 days by Agere or such Restricted Subsidiary into cash or Cash Equivalents.

     Agere will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Agere will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of any conflict.

  LIMITATION ON AFFILIATE TRANSACTIONS

     Agere will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Agere (an "Affiliate Transaction") unless:

          (1) the terms of such Affiliate Transaction are no less favorable to Agere or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, the terms of such transaction have been approved by a majority of the Board of Directors of Agere having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

          (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $50.0 million, Agere has received a written opinion from an independent investment banking,
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     accounting or appraisal firm of nationally recognized standing that such
     Affiliate Transaction is fair from a financial point of view to Agere and its Restricted Subsidiaries or is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

     The preceding paragraph will not apply to:

          (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

          (2) (A) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and (B) other reasonable fees, compensation, benefits and indemnities paid or entered into by Agere or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Agere and its Restricted Subsidiaries;

          (3) loans or advances to employees in the ordinary course of business of Agere or any of its Restricted Subsidiaries;

          (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of Agere or any Subsidiary;

          (5) any transaction between Agere and a Restricted Subsidiary or between Restricted Subsidiaries;

          (6) the performance of obligations of Agere or any of its Restricted Subsidiaries under the terms of any agreement to which Agere or any of its Restricted Subsidiaries is a party on the Issue Date, as these agreements may be renewed, extended, amended, modified or supplemented from time to time; provided, however, that any future renewal, extension, amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date (as determined in good faith by the Board of Directors or senior management of Agere); provided, further, however, that absent other negative changes, a decline, if any, in price alone shall not render the terms "materially more disadvantageous" so long as such decline is consistent with industry price erosion;

          (7) any Qualified Securitization Transaction, and the Incurrence of obligations and acquisitions of Permitted Investments and other rights or assets in connection with a Qualified Securitization Transaction;

          (8) any transaction with Lucent, provided, that:

             (a) such transaction is entered into or conducted pursuant to agreements in effect on the Issue Date (the "Existing Agreements"); provided, however, that amendments of or supplements to the Existing Agreements which increase or decrease, as the case may be, the scheduled payments or fair market value of property or assets transferred under these agreements by an aggregate amount in excess of $50.0 million must satisfy the approval requirements set forth in clause (8)(b) below; or

             (b) such transaction is entered into or conducted pursuant to agreements entered into after the Issue Date and prior to the Distribution Date and, if such transaction involves an aggregate amount in excess of $50.0 million, the terms of such transaction have been approved by a committee of the Board of Directors of Agere consisting solely of members of such Board that are not designated by Lucent;

          (9) any transaction with a Subsidiary or joint venture entered into in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and that is in compliance with the terms of the indenture, which transaction is, in the reasonable determination of

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     the senior management of Agere, fair to Agere or its Restricted
     Subsidiaries or on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (10) the issuance and sale of any Capital Stock (other than Disqualified Stock) of Agere.

  SEC REPORTS

     Notwithstanding that Agere may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act with respect to the notes, to the extent permitted by the Exchange Act, Agere will file with the SEC, and provide the indenture trustee and the registered holders of the notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that Agere is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, Agere will nevertheless provide such Exchange Act information to the indenture trustee and the holders of the notes as if Agere were subject to the reporting requirements of Section) 13 or 15(d) of the Exchange Act within the time periods specified therein.

  MERGER AND CONSOLIDATION


     Agere will not consolidate with or merge with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, any Person, unless:


          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Agere) will expressly assume, by supplemental indenture, executed and delivered to the indenture trustee, in form satisfactory to the indenture trustee, all the obligations of Agere under the notes and the indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant;

          (4) each Subsidiary Guarantor, if any (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the indenture and the notes; and

          (5) Agere shall have delivered to the indenture trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.


     For purposes of this covenant, the sale, lease, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Agere, which properties and assets, if held by Agere instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Agere on a consolidated basis, shall be deemed to be the sale, lease transfer or other disposition of all or substantially all of the properties and assets of Agere.



     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Agere under the indenture, and Agere will be released from its obligations under the indenture, except that, in the case of a lease of all or substantially all of its assets, Agere will not be released from the obligation to pay the principal of, premium, if any, and interest on the notes.


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     Although there is a limited body of case law interpreting the phrase
"substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

     Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Agere and (y) Agere may merge with an Affiliate incorporated solely for the purpose of reincorporating Agere in another jurisdiction.

  FUTURE SUBSIDIARY GUARANTORS

     (a) After the Issue Date, Agere will cause each Restricted Subsidiary (other than a Foreign Subsidiary) which (i) Guarantees any Indebtedness (other than Senior Indebtedness) of Agere or (ii) Incurs Indebtedness under paragraph
(a) of the "Limitation on Indebtedness" covenant to execute and deliver to the indenture trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the notes on a senior subordinated basis.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Existing Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     (b) Notwithstanding the foregoing and the other provisions of the indenture, a Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:


          (1) such Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not Agere or a Restricted Subsidiary (other than a Securitization Entity) and the sale or other disposition is in compliance with the indenture, including the covenant "-- Limitation on Sales of Assets and Subsidiary Stock"; or



          (2) the Guarantee which resulted in the creation of such Subsidiary Guarantee, if applicable, is released or discharged, except if such discharge or release is as a result of payment under such Guarantee.


  LIMITATION ON LINES OF BUSINESS

     Agere will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) default in any payment of interest on any note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

          (2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

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          (3) failure by Agere or a Subsidiary Guarantor, if any, to comply with its obligations under "Certain Covenants -- Merger and Consolidation";



          (4) failure by Agere to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" or under the covenants described under "Certain Covenants" (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) of this paragraph and other than a failure to comply with "Certain Covenants -- Merger and Consolidation" which is covered by clause (3) of this paragraph);


          (5) failure by Agere to comply for 60 days after notice with its other agreements contained in the indenture;

          (6) the failure by Agere or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 30 days; provided, that this clause (6) shall not apply shall not apply to (A) any notice of wind-down or any comparable notice to be given in connection with a Qualified Securitization Transaction or (B) any wind-down, or comparable event, with respect to a Qualified Securitization Transaction;

          (7) certain events of bankruptcy, insolvency or reorganization of Agere or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Agere and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");


          (8) failure by Agere or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Agere and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (net of any amounts for which a reputable and creditworthy insurance company is liable, unless such insurance company has disclaimed such liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days following such judgments and none of such judgments has been discharged, waived or stayed (the "judgment default provision"); and


          (9) a Subsidiary Guarantee, if any, of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Agere and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or a Subsidiary Guarantor, if any, that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for Agere and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the indenture trustee or the holders of 25% in principal amount of the outstanding notes notify Agere of the default and Agere does not cure such default within the time specified in clauses (4) and
(5) of this paragraph after receipt of such notice. An Event of Default described in clause (1) above, or in clause (2) above with respect to an optional redemption, is a "Payment Default."

     If an Event of Default other than an Event of Default described in clause
(7) above occurs and is continuing, the indenture trustee by notice to Agere, or the holders of at least 25% in principal amount of the outstanding notes by notice to Agere and the indenture trustee, may, and the indenture trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable in cash (such event is referred to as an "Acceleration"). Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately in cash.

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


     In the event of an Acceleration because an Event of Default described in clause (6) above has occurred and is continuing such Acceleration shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Agere or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if
(i) the annulment of the Acceleration would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.


     If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all of the notes will become and be immediately due and payable in cash without any declaration or other act on the part of the indenture trustee or any holders. If a bankruptcy proceeding is commenced in respect of Agere, the claim of the holder of the notes will be, under the Bankruptcy Code, limited to the issue price of the notes plus the portion of the original issue discount that has accrued from the Issue Date to the commencement of the proceeding.

  WAIVER OF DEFAULT

     The holders of a majority in principal amount of the notes then outstanding may, on behalf of the holders of all notes, waive any past Default under the indenture with respect to the notes (except a Default in the payment of principal, premium or interest on the notes) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and
(ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

  PROCEDURES FOR PURSUING REMEDIES

     Subject to the provisions of the indenture relating to the duties of the indenture trustee, if an Event of Default occurs and is continuing, the indenture trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the indenture trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the indenture trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the indenture trustee to pursue the remedy;

          (3) such holders have offered the indenture trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the indenture trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding notes have not given the indenture trustee a direction that, in the opinion of the indenture trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or of exercising any trust or power conferred on the indenture trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the indenture trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The indenture trustee, however, may refuse to follow any direction

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that conflicts with law or the indenture or that the indenture trustee determines is unduly prejudicial to the rights of any other holder or that would involve the indenture trustee in personal liability. Prior to taking any action under the indenture, the indenture trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  NOTICES

     The indenture provides that if a Default occurs and is continuing and is known to the indenture trustee, the indenture trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the indenture trustee may withhold notice if and so long as a committee of trust officers of the indenture trustee in good faith determines that withholding notice is not opposed to the interests of the holders.

     In addition, Agere is required to deliver to the indenture trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Agere also is required to deliver to the indenture trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Agere is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional Redemption," "Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or any similar provision, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

          (5) make any note payable in money other than that stated in the note;

          (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, Agere and the indenture trustee may amend the indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of Agere under the indenture;

          (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section) 163(f) of the Code, or
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

     in a manner such that the uncertificated notes are described in Section) 163(f) (2) (B) of the Code);

          (4) add Guarantees with respect to the notes or release a Subsidiary Guarantee, if any, in accord with the applicable provisions of the indenture;

          (5) secure the notes;

          (6) add to the covenants of Agere for the benefit of the holders or surrender any right or power conferred upon Agere;

          (7) make any change that does not adversely affect the rights of any holder in any material respect; or

          (8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Agere is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Agere at any time may terminate all of its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If Agere exercises its legal defeasance option, the Subsidiary Guarantees, if any, in effect at such time will terminate.

     Agere at any time may terminate its obligations under covenants described under "Change of Control" and "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision, if applicable, described under "Events of Default" and the limitations contained in clause (3) under "Certain Covenants-Merger and Consolidation" ("covenant defeasance").

     Agere may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Agere exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If Agere exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries or "groups" of Subsidiaries), (8) or (9) under "Events of Default" or because of the failure of Agere to comply with clause (3) under "Certain Covenants-Merger and Consolidation".

     In order to exercise either defeasance option, Agere must irrevocably deposit in trust (the "defeasance trust") with the indenture trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the indenture trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance

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only, such Opinion of Counsel must be based on a ruling of the Internal Revenue
Service or other change in applicable Federal income tax law.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     No director, officer, employee, incorporator or stockholder of Agere or of any stockholder of Agere, as such, shall have any liability for any obligations of Agere under the notes, the indenture, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.


CONCERNING THE INDENTURE TRUSTEE


     The indenture will contain certain limitations on the rights of the indenture trustee, should it become a creditor of Agere, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The indenture trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the indenture trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur and be continuing, the indenture trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the indenture trustee security and indemnity satisfactory to it against any loss, liability or expense.


     The Bank of New York is the indenture trustee under the indenture and has been appointed by Agere as registrar and paying agent with regard to the notes.



PAYMENTS ON THE NOTES; PAYING AGENT AND REGISTRAR


     Payments in respect of the notes held in global form, whether or not held by the trust, shall be made to The Depository Trust Company, which shall credit the relevant accounts at DTC on the applicable distribution dates, or if the notes are not represented by one or more global certificates, such payments shall be made by check mailed to holders of the notes at their registered address as it appears in the registrar's books. Agere has initially designated the corporate trust office of the indenture trustee in New York, New York to act as its paying agent and registrar. Agere may, however, change the paying agent or registrar without prior notice to the holders of the notes, and Agere or any of its Restricted Subsidiaries may act as paying agent or registrar.


TRANSFER AND EXCHANGE


     A holder may transfer or exchange the notes in accordance with the indenture. The registrar and the indenture trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by Agere, the indenture trustee or the registrar for any registration of transfer or exchange of notes, but Agere may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. Agere is not required to transfer or exchange any note selected for redemption. Also, Agere is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

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GOVERNING LAW

     The indenture provides that it and the notes will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS


     "Accounts" shall have the meaning given to such term in the Uniform Commercial Code as in effect in the State of New York; and, with respect to Agere and its Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation:



     (1) all accounts receivable of such Person, including all accounts created by or arising from all of such Person's Intellectual Property licensing arrangements or sales of goods or rendition of services made under any of its trade names, or through any of its divisions;



     (2) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom;



     (3) all rights to any goods represented by any of the foregoing, including returned or repossessed goods;



     (4) all reserves and credit balances held by such Person with respect to any such accounts receivable or any obligors thereon;



     (5) all letters of credit, guarantees or collateral for any of the foregoing;



     (6) all rights to any Intellectual Property related to any of the foregoing clauses (1) through (5); and



     (7) all insurance policies or other rights related to any of the foregoing.


     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Agere or a Restricted Subsidiary in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Agere or a Restricted Subsidiary; or

          (3) the Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, that, for purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain
Covenants -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, beneficial ownership of 10% or more of the total ordinary voting power of the Voting Stock on a fully diluted basis of a Person shall be deemed to be control.

     "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (i) shares of Capital Stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Agere or a Restricted Subsidiary), or (ii) property or other assets (each referred to for the purposes of this definition as a "disposition") by Agere or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

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     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1) a disposition by a Restricted Subsidiary to Agere or another Restricted Subsidiary (other than a Securitization Entity) or by Agere to a Restricted Subsidiary (other than a Securitization Entity);

          (2) the sale of Cash Equivalents in the ordinary course of business;

          (3) a disposition of inventory in the ordinary course of business;

          (4) a disposition of (i) obsolete or worn out equipment or other assets or (ii) equipment or other assets that are no longer needed or useful in the conduct of the business of Agere and its Restricted Subsidiaries; provided, that, in each case, such equipment or other assets are disposed of in the ordinary course of business;

          (5) transactions permitted under "Certain Covenants-Merger and Consolidation";

          (6) an issuance of Capital Stock by a Restricted Subsidiary to Agere or to another Restricted Subsidiary (other than a Securitization Entity);

          (7) for purposes of "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition that constitutes a Restricted Payment permitted under "Certain Covenants -- Limitation on Restricted Payments";

          (8) sales, conveyances and other transfers pursuant to any Qualified Securitization Transaction;

          (9) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than $25.0 million;

          (10) dispositions in connection with Permitted Liens;


          (11) the licensing or sublicensing of Intellectual Property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Agere and its Restricted Subsidiaries;


          (12) to the extent the consideration received for the disposition of the Orlando, Florida facility and related assets (or Capital Stock of the Subsidiary that owns such facility and related assets) consists of securities of the Person acquiring such facility and related assets (or Capital Stock), the disposition of such facility and related assets; provided, however, that to the extent the consideration received for the disposition of such facility and related assets consists of cash and Cash Equivalents, such cash and Cash Equivalents shall be applied under the "Limitation on Sales of Assets and Subsidiary Stock" covenant;

          (13) to the extent the consideration received for the disposition of the Reading, Pennsylvania facility and related assets (or Capital Stock of the Subsidiary that owns such facility and related assets) consists of securities of the Person acquiring such facility and related assets (or Capital Stock), the disposition of such facility and related assets; provided, however, that to the extent the consideration received for the disposition of such facility and related assets consists of cash and Cash Equivalents, such cash and Cash Equivalents shall be applied under the "Limitation on Sales of Assets and Subsidiary Stock" covenant;

          (14) dispositions in connection with Hedging Obligations; and

          (15) foreclosure on assets.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

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     "Bank Indebtedness" means any and all amounts, whether outstanding on the
Issue Date or thereafter Incurred, payable by Agere under or in respect of the Existing Credit Facility and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Existing Credit Facility, including principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Business Day" means each day which is not a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means:

          (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

          (3) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
     (3) above;

          (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

          (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
     (5) above.

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

     "Change of Control" means:

          (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder prior to the Distribution Date), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Agere (or its successor by merger, consolidation or purchase of all or substantially all of its assets); provided, however, that, if prior to the Distribution Date, the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Agere than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Agere held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and, if prior to the Distribution Date, the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) the first day on which a majority of the members of the Board of Directors of Agere are not Continuing Directors;


          (3) the sale, transfer or other disposition (other than by way of consolidation or merger), in one or a series of related transactions, of all or substantially all of the assets of Agere determined on a consolidated basis to another Person (other than, if prior to the Distribution Date, to a Person that is controlled by the Permitted Holders), unless the transferee Person becomes the obligor in respect of the notes and is a Subsidiary of the transferor of such assets;


          (4) the consolidation or merger of Agere with or into another Person or the merger of another Person with or into Agere (other than, in all such cases, if prior to the Distribution Date, a Person that is controlled by the Permitted Holders), and the securities of Agere that are outstanding immediately prior to such transaction and represent 100% of the aggregate voting power of the Voting Stock of Agere are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

          (5) the adoption by the stockholders of Agere of a plan or proposal for the liquidation or dissolution of Agere.

     "CMO Transaction" shall mean any financing arrangement involving the issuance of securities supported by Liens (or Indebtedness secured by Liens) on real estate owned by Agere or any Subsidiary.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person,

          (i) for any date of determination occurring prior to the date on which financial statements for the fiscal quarter ending March 31, 2003 are made publicly available, the ratio of (x) the aggregate

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     amount of Consolidated EBITDA for the two fiscal quarters ending December
     31, 2002 to (y) Consolidated Interest Expense for such two fiscal quarters;

          (ii) for any date of determination occurring on or after the date on which financial statements for the fiscal quarter ending March 31, 2003 are made publicly available and prior to the date on which financial statements for the fiscal quarter ending June 30, 2003 are made publicly available, the ratio of (x) the aggregate amount of Consolidated EBITDA for the three fiscal quarters ending March 31, 2003 to (y) Consolidated Interest Expense for such three fiscal quarters; and

          (iii) for any date of determination on or after the date on which financial statements for the fiscal quarter ending June 30, 2003 are made publicly available, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are made publicly available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1) if Agere or any Restricted Subsidiary:

             (a) has Incurred any Indebtedness since the beginning of any such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (x) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and (y) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

             (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of any such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of any such period Agere or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

             (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

             (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Agere or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Agere and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest

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

        Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Agere and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of any such period Agere or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Agere) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4) if since the beginning of any such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Agere or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Agere or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Agere (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated EBITDA" (i) for any period prior to the fiscal quarter ending September 30, 2002 means zero and (ii) for any period thereafter, without duplication, the Consolidated Net Income for such period, plus Consolidated Interest Expense for such period plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) Consolidated Income Taxes;

          (2) consolidated depreciation expense;

          (3) consolidated amortization expense;

          (4) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

          (5) charges or expenses relating to purchased in-process research and development;

          (6) the after-tax effects of up to an aggregate amount after the Issue Date of $775.0 million of pre-tax business restructuring charges and related charges and expenses taken after the Issue Date; and

          (7) the after-tax effects of up to an aggregate amount after the Issue Date of $165.0 million of one-time expenses related to the distribution to Lucent's securityholders of all of the common stock of Agere held by Lucent after the initial public offering of Agere common stock (including employee relocation and retention expenses related to the deferral of such distribution and facility consolidation).

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Notwithstanding the preceding sentence, clauses (1) through (7) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person (A) only to the extent (and in the same proportion, including by reason of minority interest) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and (B) to the extent the amounts set forth in clauses (2) through (7) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Agere by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Agere and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) interest actually paid by Agere or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

          (7) net costs associated with Hedging Obligations (including amortization of fees);

          (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Agere or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, as estimated by the Chief Financial Officer of Agere in good faith;

          (9) interest Incurred in connection with Investments in discontinued operations; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Agere and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Agere or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Agere and its Subsidiaries with respect to Interest Rate Agreements.

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     "Consolidated Net Income" means, for any period, the net income (loss) of
Agere and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net
Income:

          (1) any net income (loss) of any Person (other than Agere) if such Person is not a Restricted Subsidiary, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Agere's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Agere or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) Agere's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Agere or a Restricted Subsidiary;

          (2) any net income (loss) of any Person acquired by Agere or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Agere, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Agere's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Agere or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

             (b) Agere's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Agere or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of Agere and its Subsidiaries and computed in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Agere who: (1) was a member of such Board on the Issue Date; or (2) was nominated for election or elected to such Board with the approval of a majority of such Board still in office who were either members of such Board on the Issue Date or whose such nomination or election was so approved.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

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     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination,
the holders thereof are committed to lend up to, at least $          million and
is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Agere or a Restricted Subsidiary); or

          (3) is redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) at the option of the holder of the Capital Stock thereof, in whole or in part, in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Agere to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that Agere may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by Agere with the provisions of the indenture described under the captions "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants -- Restricted Payments."

     "Distribution Date" means the first date on which Lucent shall own less
than      % of the outstanding common stock of Agere.

     "Existing Credit Facility" means the $1,500,000,000 Amended and Restated Revolving Credit and Term Loan Facility Agreement, dated as of February 22, 2001, as amended and restated as of October 4, 2001, among Agere, Salomon Smith Barney Inc., as syndication agent, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent and the other lenders parties thereto, including any related notes, collateral documents, letters of credit, guarantees, instruments, agreements and Interest Rate Agreements, executed in connection therewith, as amended, restated, supplemented, waived, extended, renewed, replaced (in whole or in part, whether or not upon termination, and whether with the original lenders or agents or otherwise), refinanced (in whole or in part), restructured, repaid, refunded or otherwise modified from time to time or any other credit agreement, indenture or other evidence of Indebtedness.

     "Foreign Subsidiary" shall mean any Subsidiary of Agere that is not organized under the laws of any jurisdiction within the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and
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pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section) 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement and in the case of Agere, the Put Option Agreement as well.

     "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (to the extent that such premium has become due and payable), if any, in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (to the extent that such premium has become due and payable), if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) the principal component of all obligations of such Person or the reimbursement of any obligor in respect of letters of credit, bankers' acceptances or other similar instruments (except to the extent such reimbursement obligation relates to letters of credit securing obligations (other than those referred to in clauses (1) or (2) above) entered into in the ordinary course of business and is not drawn or, if and to the extent drawn, such obligation is satisfied within 30 days of drawing);

          (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

          (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

          (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that
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     the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

          (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and


          (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); provided, however, that an increase in the amount of such Indebtedness as a result of market fluctuations shall not be deemed an "Incurrence" of Indebtedness for purposes of the covenant described under "Limitations on Indebtedness".


Notwithstanding the foregoing, in connection with the purchase by Agere or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

          (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

          (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

          (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be treated as Indebtedness of such Person in an amount not to exceed:

             (a) the lesser of (i) the net assets of the General Partner and
        (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

             (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by Agere or its Restricted Subsidiaries.

     "Intellectual Property" shall mean, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, and all rights to sue at law or in equity for any infringement or impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar
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arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, that none of the following will be deemed to be an Investment:

          (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

          (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3) an acquisition of assets, Capital Stock or other securities by Agere or a Subsidiary for consideration to the extent such consideration consists of Common Stock of Agere.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and "Certain Covenants -- Limitation on Restricted Payments",

          (1) "Investment" will include the portion (proportionate to Agere's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Agere will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Agere's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Agere's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Agere in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Agere or, in the case of property with a fair market value not in excess of $25.0 million, an officer of Agere. If Agere or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Agere, Agere shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Agere in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc., or an equivalent rating by any other Rating Agency.

     "Issue Date" means the date on which the notes (not including any additional notes, if any) are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Lucent" means Lucent Technologies Inc., a Delaware corporation (or its successor by merger, consolidation, purchase of all or substantially all of its assets or otherwise).

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets

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that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

          (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Agere or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Agere.

     "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Agere.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the indenture trustee. The counsel may be an employee of or counsel to Agere or the indenture trustee.

     "Permitted Holders" means Lucent and any wholly-owned Subsidiary thereof.

     "Permitted Investment" means an Investment by Agere or any Restricted Subsidiary in:

          (1) a Restricted Subsidiary (other than a Securitization Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) any Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Agere or a Restricted Subsidiary (other than a Securitization Entity); provided, however, that such Person's primary business is a Related Business;

          (3) cash and Cash Equivalents;

          (4) receivables owing to Agere or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Agere or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Agere or such Restricted Subsidiary;

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

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Agere or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (8) existence on the Issue Date;

          (9) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain Covenants -- Limitation on Indebtedness";

          (10) aggregate amount at the time of such Investment, together with all other Investments pursuant to this clause (10), not to exceed
     $          million outstanding at any one time;

          (11) Guarantees issued in accordance with "Certain
     Covenants -- Limitations on Indebtedness";

          (12) a Securitization Entity or any Investment by a Securitization Entity in any other Person, in each case, in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity is in the form of (i) a Purchase Money Note; (ii) any equity interest; (iii) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (iv) interests in Receivable, Intellectual Property and related assets generated by Agere or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such Receivables or Intellectual Property;

          (13) Unrestricted Subsidiaries or joint ventures, in an aggregate amount not to exceed $40.0 million on or prior to September 30, 2002, and after September 30, 2002, in an aggregate amount not to exceed, in any fiscal year, the sum of (A) $125.0 million, (B) up to $25.0 million unutilized investment capacity from the immediately preceding fiscal year, and (C) up to $15.0 million investment capacity from the immediately succeeding fiscal year; provided, that the baskets set forth above may be replenished with respect to any fiscal year, up to the sum of the limits set forth in clauses (A), (B) and (C), by the amount of Net Cash Proceeds realized from the sale of any interest in Unrestricted Subsidiaries or joint ventures (the Investment in which was permitted under this clause
     (13)) or distributions or loan repayments thereon, in each case, in such fiscal year;

          (14) any Person if made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (15) any Person if made as a result of the receipt of non-cash consideration from the disposition of the Orlando, Florida facility (or Capital Stock of the Subsidiary that owns such facility); provided, however, that such Investment shall not exceed the amount of securities of the Person acquiring such facility (or Capital Stock) received in such disposition;

          (16) any Person if made as a result of the receipt of non-cash consideration from the disposition of the Reading, Pennsylvania facility (or Capital Stock of the Subsidiary that owns such facility); provided, however, that such Investment shall not exceed the amount of securities of the Person acquiring such facility (or Capital Stock) received in such disposition;

          (17) Silicon Manufacturing Partners Pte Ltd in an aggregate amount not
     to exceed $          million;

          (18) Investments to the extent such Investments are acquired by contribution of Intellectual Property (together with Intellectual Property licensed prior to the Issue Date for use in joint development) for products not sold as of the Issue Date; and

          (19) any Person if such Investment was acquired in consideration for the proceeds of the issuance of Capital Stock (other than Disqualified Stock) of Agere; provided, that such Capital Stock was issued specifically to provide the consideration for such acquisition; provided, further, that such

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     proceeds will be excluded from subsequent calculations of the amount of
     Restricted Payments; and provided, further, that such Person's primary business is a Related Business.

     "Permitted Liens" means, with respect to any Person:

          (1) Liens securing Indebtedness and other obligations of Agere under the Existing Credit Facility and related Interest Rate Agreements and other Senior Indebtedness and Liens on assets of Restricted Subsidiaries that have Incurred Guarantees of Indebtedness and other obligations of Agere under the Existing Credit Facility and other Senior Indebtedness of such Person permitted to be Incurred under the indenture;

          (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Agere or any of its Restricted Subsidiaries;

          (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided, that:

             (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

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             (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Agere or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, that:

             (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Agere in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

             (b) such deposit account is not intended by Agere or any Restricted Subsidiary to provide collateral to the depository institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Agere and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date;

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by Agere or any Restricted Subsidiary;

          (15) Liens on property at the time Agere or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Agere or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by Agere or any Restricted Subsidiary;


          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Agere or a Restricted Subsidiary (other than a Securitization Entity);


          (17) Liens securing the notes (and Subsidiary Guarantees, if any);

          (18) Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being Refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (19) Liens Incurred pursuant to Sale/Leaseback Transactions or CMO Transactions permitted by the covenant described under "-- Limitations on Indebtedness;"


          (20) Liens on the new headquarters facility and related property of Agere located in Allentown and Hanover Township, Pennsylvania Incurred to facilitate the financing of this property in an aggregate amount not to exceed $250.0 million so long as the proceeds of such financing are treated as proceeds from an Asset Disposition and applied in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"



          (21) Liens on any principal manufacturing property of Agere to facilitate the financing of such property so long as the proceeds of such financing are treated as proceeds from an Asset Disposition and applied in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;" and


          (22) Liens incurred pursuant to Qualified Securitization Transactions and related assignments and sales of any income or revenues (including Receivables and Intellectual Property), including Liens on the assets of any Securitization Entity created pursuant to any Qualified Securitization Transaction and Liens Incurred by Agere and its other Subsidiaries on Receivables or Intellectual

     Property to secure obligations owing by them in respect of any such Qualified Securitization Transaction.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.


     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.



     "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit or other extension of credit (including deferred purchase price), which may be irrevocable, from Agere or any Restricted Subsidiary in connection with a Qualified Securitization Transaction to a Securitization Entity, which note is repayable from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables or Intellectual Property.



     "Put Option Agreement" means the put option agreement entered into on the date of the indenture between Agere and SHARCS Trust I.


     "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Agere or any of its Restricted Subsidiaries pursuant to which Agere or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity (in the case of a transfer by Agere or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any Receivables or Intellectual Property (whether now existing or arising in the future) of Agere or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables or Intellectual Property, all contracts and all guarantees or other obligations in respect of such Receivables or Intellectual Property, the proceeds of such Receivables or Intellectual Property and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving Receivables or Intellectual Property.

     "Rating Agencies" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Agere (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

     "Receivables" shall mean all Accounts and accounts receivable of Agere or any of its Subsidiaries (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and all proceeds thereof and rights (contractual and other) and collateral related thereto.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, refund, repay, prepay, redeem, defease, retire, replace, exchange or renew, or to issue other Indebtedness in exchange or replacement for such Indebtedness. "Refinance" or "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness existing on the Issue Date or Incurred in compliance with the indenture (including Indebtedness that Refinances Refinancing Indebtedness), provided, however, that:

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Indebtedness being Refinanced;

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

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding or committed of Indebtedness being Refinanced; and

          (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Subsidiary Guarantee, if any, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guarantee at least the same extent as the Indebtedness being Refinanced;

provided, however, that clauses (1) and (2) will not apply to any refunding or refinancing of any Senior Indebtedness; provided, further, however, that Refinancing Indebtedness shall not include Indebtedness of Agere or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of Agere and its Restricted Subsidiaries on the date of the indenture.

     "Representative" means any trustee, agent or representative, if any, of an issue of Indebtedness; provided that when used in connection with the Existing Credit Facility, the term "Representative" shall refer to the administrative agent under the Existing Credit Facility.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of Agere other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Agere or a Restricted Subsidiary transfers such property to a Person and Agere or a Restricted Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of Agere secured by a Lien.

     "Securitization Entity" means a Wholly-Owned Subsidiary of Agere (or another Person in which Agere or any Restricted Subsidiary makes an Investment and to which Agere or any Restricted Subsidiary transfers Receivables or Intellectual Property and related assets) which engages in no activities other than in connection with the acquisition and financing of Receivables or Intellectual Property and activities related thereto and which is designated by the Board of Directors of Agere (as provided below) as a Securitization Entity:

          (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

             (a) is guaranteed by Agere or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

             (b) is recourse to or obligates Agere or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

             (c) subjects any property or asset of Agere or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and Liens supporting such Standard Securitization Undertakings;

          (2) with which neither Agere nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to Agere or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not

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

     Affiliates of Agere, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3) to which neither Agere nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Agere shall be evidenced to the indenture trustee by filing with the indenture trustee a certified copy of the resolution of the Board of Directors of Agere giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.


     "Senior Subordinated Indebtedness" means, with respect to Agere, the notes and any other Indebtedness of Agere that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Agere which is not Senior Indebtedness, and with respect to a Subsidiary Guarantor, if any, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Senior Indebtedness of such Subsidiary Guarantor.



     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Agere within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.


     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Agere or any Restricted Subsidiary which are reasonably customary in securitization transactions involving Receivables and/or Intellectual Property, including in connection with any servicing obligations assumed by Agere or any Restricted Subsidiary in respect of such Receivables or Intellectual Property.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Obligation" of a Person means any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or indenture trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Agere.

     "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the indenture. As of the Issue Date, there are no Subsidiary Guarantees.

     "Subsidiary Guarantor" means any Restricted Subsidiary that executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee. As of the Issue Date, there are no Subsidiary Guarantors.

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

     "Tax Sharing Agreement" means the Tax Sharing Agreement by and between Lucent and Agere, dated as of February 1, 2001.

     "Unrestricted Subsidiary" means Silicon Manufacturing Partners Pte Ltd, LD Fiber Optics LLC, FiNET Technologies, Lucent Technologies Semiconductor Marketing Japan and:

          (1) any Subsidiary of Agere that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Agere in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of Agere may designate any Subsidiary of Agere (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Agere which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

          (2) either such Subsidiary has total assets of $1,000 or less or such designation and the Investment of Agere in such Subsidiary complies with "Certain Covenants -- Limitation on Restricted Payments".

     Any such designation by the Board of Directors of Agere shall be evidenced to the indenture trustee by filing with the indenture trustee a resolution of the Board of Directors of Agere giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions.

     The Board of Directors of Agere may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Agere could incur at least $1.00 of additional Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests of such Person then outstanding and normally entitled (without regard to any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by Agere or one or more other Wholly-Owned Subsidiaries.

BOOK-ENTRY ISSUANCE

     The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. Initially, all of the notes will be beneficially owned by the trust. Under certain circumstances, notes will be distributed by the trust to one or more SHARCS holders. These notes will be beneficially owned by that holder or holders. Agere will not issue a certificated note or notes, except in the limited circumstances described below.

     Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the indenture trustee.

     Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided Agere with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC's records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the notes. DTC's records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The indenture trustee will wire payments on the notes to DTC's nominee. Agere and the indenture trustee will treat DTC's nominee as the owner of each global note for all purposes. Accordingly, Agere, the indenture trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

     It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the indenture trustee or Agere.

     Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:


     - DTC is unwilling or unable to continue as a depository or ceases to be a clearing agency registered under applicable law, and a successor is not appointed to Agere within 90 days;



     - an event of default occurs and is continuing in respect of the notes; or



     - Agere decides to discontinue the book-entry system.


     If a global note is exchanged for certificated notes, the indenture trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

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

  EUROCLEAR AND CLEARSTREAM

     Links have been established among DTC, Clearstream Banking S.A. and Euroclear Bank S.A./N.V., which are two European book-entry depositories similar to DTC, to facilitate the cross-market transfers of the notes associated with secondary market trading.

     Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

     Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

     Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear an Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

     All information in this prospectus on Euroclear and Clearstream is derived form Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

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                           DESCRIPTION OF PUT RIGHTS


     The following description sets forth the material terms of the put rights. It does not purport to be complete and is qualified in its entirety by reference to the put option agreement, including the definitions therein of certain terms. A copy of the put option agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms used but not defined in this section have the meanings set forth under "Description of Notes."


GENERAL

     The put rights will be issued pursuant to the put option agreement to be
dated           , 2002 between Agere and SHARCS Trust I. The put rights are not transferable and cannot be held or exercised by anyone other than SHARCS Trust
I. The aggregate number of put rights to be issued is set forth on the cover page of this prospectus. Subject to certain anti-dilution adjustments, each put right relates to one share of Class A common stock of Agere (the "Common Stock").


     On the Exercise Date (as defined below), Agere will pay to the trust for each share of Common Stock that relates to a put right it then holds the amount,
if any, by which $     , as adjusted for any dilutive events, exceeds the
average closing or sale price of a share of the Common Stock during the 20-trading day period preceding such date.



     The put option agreement is a contract between Agere and the trust for the benefit of the holders of the SHARCS. The put rights are "cash-settled" rights, whereby Agere will settle its obligations on the Exercise Date in cash. The put rights will be deemed to be automatically exercised on the Exercise Date of the put rights.



     The put rights constitute unsecured senior subordinated obligations of Agere. Payment under the put option agreement will be subordinated to the prior payment in cash or Cash Equivalents when due of all Senior Indebtedness of Agere.


EXERCISE DATE


     The exercise date of the put rights is July 15, 2007, or such earlier date upon which such exercise date is accelerated as discussed below (the "Exercise Date").


SETTLEMENT VALUE


     On the Exercise Date, Agere will pay the trust an aggregate amount equal to the sum of:



     - the number of Cash Delivery Shares times the amount, if any, by which (A) the Put Price exceeds (B) the Average Sale Price; plus



     - the number of Physical Delivery Shares times the amount, if any, by which
       (A) the Put Price exceeds (B) the Average Closing Price.



     The settlement value per put right will vary depending on the method of settlement selected by the holders of the SHARCS. A holder of the SHARCS can select either cash delivery or physical delivery of its proportionate share of Common Stock held by the trust. If the SHARCS holder elects cash delivery, the value of the Common Stock is determined based on the selling price of the Common Stock by the trust over a trading period (net of reasonable brokerage fees), whereas if the SHARCS holder elects physical delivery, the value of the Common Stock is determined based on the average closing price over that same trading period.


     The Bank of New York, as calculation agent for the put rights, will calculate the settlement value of the put rights.

     "Average Closing Price" means the average of the Closing Prices of a share of the Common Stock over the 20 Trading Days immediately prior to, but not including, the Exercise Date; provided, however, that if there are not 20
Trading Days for the Common Stock occurring later than the 25th Business Day
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immediately prior to, but not including, such Exercise Date, the Average Closing
Price will be based on the number of Trading Days that there are in that period.


     "Average Sale Price" means (a) the aggregate proceeds (net of reasonable and customary brokers' commissions) actually received in respect of the trust's sale of the Cash Delivery Shares, divided by (b) the total number of Cash Delivery Shares sold by the trust.

     "Cash Delivery Shares" means the number of shares of Common Stock held by the trust as to which the holders of SHARCS have elected to receive cash settlement of such common stock. Holders of the SHARCS may make such election on or prior to the 25th Business Day prior to the maturity date of the trust by notification to the trust. Holders that do not make such election will receive the Common Stock on the maturity date of the trust. For such shares, the trust will sell, in the principal exchange or market for the Common Stock at that time, one-twentieth of the Cash Delivery Shares on each of the 20 Trading Days immediately preceding the Exercise Date, provided, however, that if there are not 20 Trading Days for the Common Stock occurring later than the 25th Business Day immediately prior to, but not including, the Exercise Date, the trust will sell the Common Stock over the number of Trading Days that there are in as nearly pro rata proportions as is practicable. The brokers will be selected by the trust to effect such sales in a manner permissible under the Investment Company Act.


     "Closing Price" of any security on any date of determination means:



          (1) the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the New York Stock Exchange on such date,



          (2) if such security is not listed for trading on the New York Stock Exchange on any such date, the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the principal United States national or regional securities exchange on which such security is so listed or traded,



          (3) if such security is not so listed or traded on any United States national or regional securities exchange, the closing sale price (or, if no closing price is reported, the last reported sale price) of such security as reported by NASDAQ,



          (4) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or



          (5) if such bid price is not available, the average of the mid-point of the last bid and ask prices of such security on such date obtained from at least three nationally recognized independent investment banking firms that the Administrator selects for such purpose.


     "Physical Delivery Shares" means the number of shares of Common Stock held by the trust as to which the holders of SHARCS have not elected to receive cash settlement of such Common Stock.

     "Put Price" means $     (subject to certain anti-dilution adjustments).

     "Trading Day" means a day on which the Common Stock may be traded on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

NOTICE


     The put rights will be deemed to be automatically exercised on the Exercise Date (or earlier if accelerated under certain circumstances discussed below). The calculation agent will notify Agere (1) not later than the 20th Business Day preceding the Exercise Date, of the number of Cash Delivery Shares and the number of Physical Delivery Shares; (2) not later than noon on the Business Day following each Trading Day that is used to calculate the Average Sale Price or the Average Closing Price, of the number of shares sold and the aggregate net proceeds to be received by the trust in respect of its sale of Cash Delivery Shares on such preceding Trading Day and the Closing Price of the Common Stock on such preceding Trading Day; and (c) not later than 6:00 p.m. (New York City time) on the Business

                                       151
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Day immediately preceding the Exercise Date, of the amount of the settlement value of the put rights and its calculation of each component thereof.


SETTLEMENT

     On the Exercise Date, Agere will pay the settlement value of the put rights by wire transfer of immediately available funds to an account in New York City designated at least two Business Days prior to the Exercise Date by the trust.


ACCELERATION UPON A CERTAIN CASH OFFER



     In the event of a Change of Control that results from the consummation of an offer for Common Stock in which:



     (1) at least 25% of the total consideration per share of Common Stock is in cash;



     (2) the total consideration per share is less than the Put Price; and


     (3) more than 50% of the voting power with respect to the election of directors of the Voting Stock and more than 50% of the outstanding shares of Agere common stock is acquired


(a "Cash Offer Acceleration"), the Exercise Date will be accelerated to the date of the consummation of such offer and Agere's obligations, if any, under the put option agreement will become due and payable on the Business Day following its receipt of the calculation of the settlement value from the calculation agent. Within two Business Days after such Cash Offer Acceleration, the calculation agent will calculate the settlement value of the put rights, treating the date of the consummation of such offer as the Exercise Date and determining the Average Closing Price based on the 20 Trading Days ending on such accelerated Exercise Date.



ACCELERATION UPON PAYMENT DEFAULT



     Upon Acceleration as a result of a Payment Default, the Exercise Date will be accelerated to the date of such Acceleration and Agere's obligations, if any, under the put option agreement will become due and payable on the Business Day following its receipt of the calculation of the settlement value from the calculation agent. Within two Business Days after such Acceleration, the calculation agent will calculate the settlement value of the put rights, treating the date of the occurrence of such Payment Default as the Exercise Date and determining the Average Closing Price based on the 20 Trading Days ending on such accelerated Exercise Date.


MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION


     If at any time Agere consolidates with or merges with or into, or conveys, transfers, or leases all or substantially all of its assets to, any Person, then the resulting, surviving or transferee Person will succeed to the obligations of Agere under the put option agreement, except that, in the case of a lease of all or substantially all of its assets, Agere will not be released from the obligation to pay the settlement value of the put rights.


LISTING

     The put rights will not be listed on any exchange.

GOVERNING LAW

     The put option agreement will be governed by New York law.

EXPIRATION OF PUT RIGHTS PRIOR TO EXERCISE DATE

     Upon the occurrence of:


     - an Event of Default other than a Payment Default;


     - an Asset Disposition Offer;

     - a Change of Control; or
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

     - a Borrow Constraint Event (as defined below),


a holder of a SHARCS will have the right on any Business Day prior to the 25th Business Day before the Exercise Date, 2007, to deliver such holder's SHARCS to the trust in exchange for $500 aggregate principal amount of notes held by the
trust and           shares (subject to certain anti-dilution adjustments) of
Common Stock held by the trust (or such other property as such Common Stock may have been converted into prior to the exercise of such right). Upon any such exchange, the put rights associated with such shares of Common Stock will expire without payment to the SHARCS holder exchanging early (unless there has been a Cash Offer Acceleration) and neither the trust nor any holder of a SHARCS will be entitled to any benefits of the put option agreement with respect to such put rights (unless there has been a Cash Offer Acceleration).



     "Borrow Constraint Event" means that the amount of Common Stock available for borrow by investors executing short sales to maintain hedged positions in the SHARCS has become constrained, or the cost of maintaining such hedged positions has significantly increased, in the sole judgment of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc., as determination agents of the trust, when compared to such amount available or such cost on the date of the offering of the SHARCS.


ANTI-DILUTION ADJUSTMENTS

     The put rights are subject to adjustment if Agere:


          (1) pays a stock dividend or makes a distribution, in either case, to all holders of the Common Stock in shares of such Common Stock,



          (2) subdivides or splits all of its outstanding shares of Common Stock into a greater number of shares of Common Stock,



          (3) combines all of its outstanding shares of Common Stock into a smaller number of shares of Common Stock,



          (4) pays or declares a cash dividend or distribution to all holders of its Common Stock,



          (5) issues rights or warrants that are immediately exercisable to all holders of Common Stock entitling them for a period of not more than 45 days from the date of issuance to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price (as defined below), or



          (6) pays or declares a dividend or distribution to all holders of its Common Stock in evidences of its indebtedness or other assets or issues to all holders of its Common Stock rights or warrants entitling them to subscribe for or purchase any of its securities (excluding any dividends or distributions referred to in clause (4) above or rights or warrants referred to in clause (5) above).


     In the case of the events referred to in clauses (1), (2) or (3) above:


          (i) the number of shares of Common Stock that relate to each put right will be adjusted by multiplying such number of shares immediately prior to such event by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately after such event and the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such event; and


          (ii) the Put Price immediately prior to such event will be adjusted by multiplying such Put Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which will be the number of shares of Common Stock outstanding immediately after such event.

          Such adjustment will become effective at the opening of business on the Business Day following: (x) in the case of an event referred to in clause (1) above, the date fixed for determination of the stockholders entitled to receive the dividend or other distribution, or (y) in the case of an event referred to in clause (2) or (3) above, the date upon which the subdivision or combination becomes effective. If any dividend or distribution of the type referred to in clause (1) above is declared but not so paid or made, the number of shares of Common Stock that relate to each put right will be adjusted to the number of shares of Common Stock that would relate to each put right which would then be in effect if such dividend or distribution were not declared.


     In the case of an event referred to in clauses (4), (5) or (6):


          (i) the number of shares that relate to each put right will not be adjusted; and


          (ii) the Put Price will be adjusted by subtracting from such Put Price an amount equal to: (A) in the case of a cash dividend, the amount of such cash to be paid in respect of the number of shares of Common Stock subject to each put right, or (B) in the case of any other dividend, distribution or issuance, the Fair Market Value of the rights, warrants, evidence of its indebtedness or other assets to be distributed or issued in respect of the number of shares of Common Stock subject to each put right.

     Such adjustment will be effective from and after the date fixed for determination of the stockholders entitled to receive the dividend, distribution or issuance.

     "Fair Market Value" means:

          (A) with respect to rights or warrants referred to in clause (5) above, the product of (i) the Market Price multiplied by (ii) one minus a fraction:


             (x) the numerator of which will be the number of shares of Common Stock outstanding on the record date for the issuance of such rights or warrants plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at the Market Price; and



             (y) the denominator of which will be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase.


     For purposes of this paragraph, the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock will be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock;

          (B) with respect to Reported Securities, the Closing Price per share of such securities on the applicable record date; and


          (C) with respect to evidences of indebtedness, rights, warrants or other assets (excluding Reported Securities and rights or warrants referred to in clause (5) above), the average fair market value of such evidences of indebtedness, rights, warrants or other assets as determined by at least three nationally recognized independent investment banking, accounting or appraisal firms selected by Agere.


     "Reported Securities" means securities that are (1) listed on a United States national securities exchange, (2) reported on a United States securities system subject to last sale reporting, (3) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (4) for which bid and ask prices are available from at least three nationally recognized investment banking firms.

     In the event of a consolidation or merger of Agere with or into another entity, or the sale or transfer of all or substantially all of Agere's assets to any Person, in which all the Common Stock held by the trust is changed into or exchanged for cash, capital stock of the continuing entity or another Person ("Surviving Capital Stock) or other securities or property:


          (i) each put right will relate to the number of shares of such Surviving Capital Stock received by the trust in respect of the number of shares of Common Stock that relate to such put right in such consolidation, merger or sale or transfer of assets;



          (ii) the Put Price immediately prior to such merger, consolidation or sale or transfer of assets will be adjusted by multiplying such Put Price by a fraction, the numerator of which will be the number of shares of Common Stock subject to each put right immediately prior to such consolidation, merger or sale of transfer of assets and the denominator of which will be the number of shares of Surviving Capital Stock that relate to each put right immediately after such consolidation, merger or sale or transfer of assets;


          (iii) such Surviving Capital Stock will be deemed to be Common Stock for purposes of determining the Average Sale Price or Average Closing Price; and

          (iv) the Put Price (after giving effect to the adjustments described in clauses (i), (ii) and (iii) above) will be adjusted treating any cash, securities or property (other than Surviving Capital Stock) as a dividend or other distribution on the Surviving Capital Stock.


     "Market Price" means, as of any date of determination, the Closing Price per share of Common Stock on the date fixed for determination of holders of Common Stock entitled to receive a distribution from Agere or, if such date is not a Trading Day, the next preceding Trading Day; provided, however, that if there is not a Trading Day for the Common Stock occurring later than the 10th calendar day immediately prior to, but not including, such date, the Market Price will be determined as the market value per share of the Common Stock as of such date as determined by a nationally recognized independent investment banking firm that the calculation agent retains for such purpose.



     All adjustments to the put right will be calculated to the nearest cent or 1/1,000th of a share, as the case may be. No adjustment in the put right will be made unless such adjustment would require an increase or decrease of at least 1% therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made will be carried forward and taken into account in any subsequent adjustment. In the case of the reclassification of any shares of Common Stock into any equity securities of Agere other than the Common Stock, such equity securities will be deemed shares of Common Stock for all purposes. Each such adjustment to the put right will be made successively.


     Agere is required under the put option agreement to notify the trust promptly upon becoming aware that an event requiring an adjustment to the put right is publicly announced or has occurred.

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


                          DESCRIPTION OF COMMON STOCK



     The following information reflects our amended and restated certificate of incorporation and amended and restated by-laws.



GENERAL



     Our authorized capital stock consists of 5 billion shares of Class A common stock, par value $.01 per share, 5 billion shares of Class B common stock, par value $.01 per share, and 250 million shares of preferred stock, par value $1.00 per share. On December 31, 2001:



     - of the 5 billion authorized shares of Class A common stock, 727,429,667 shares were outstanding; and



     - of the 5 billion authorized shares of Class B common stock, 908,100,000 shares were outstanding and held by Lucent.



No shares of our preferred stock were outstanding.



COMMON STOCK



  Voting Rights



     The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to four votes per share for the election or removal of our directors. For all other matters to be voted on by our stockholders, the holders of Class A common stock and the holders of Class B common stock are entitled to one vote per share. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. SHARCS Trust I has advised us that it intends to acquire shares of our Class A common stock in private transactions or the open market and, pursuant to trust policy, will vote the Class A common stock that it holds proportionately in accordance with all votes cast by all other holders of all classes of our common stock (without regard to shares of other holders for which no vote is cast). Accordingly, the vote of the shares held by the trust will not increase or decrease the percentage of shares voted for or against any proposal.



     Amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment, voting as a separate class, and holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would not adversely affect the rights of holders of Class A common stock. For purposes of the foregoing provisions, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock. Any amendment to our amended and restated certificate of incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class.

  Dividends



     Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. However, dividends payable in shares of common stock may be paid only as follows:



     - only shares of Class A common stock may be paid to holders of Class A common stock; and



     - only shares of Class B common stock may be paid to holders of Class B common stock.



The number of shares paid as described above will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.



     We may not reclassify, subdivide or combine shares of either class of common stock without, at the same time, proportionally reclassifying, subdividing or combining shares of the other class.



  Conversion



     Each share of Class B common stock is convertible while held by Lucent or any of its subsidiaries, excluding us, at the option of the holder into one share of Class A common stock. Following any distribution of Class B common stock to stockholders of Lucent in a transaction, including any distribution in exchange for Lucent shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute, shares of Class B common stock will no longer be convertible into shares of Class A common stock.



     Prior to a distribution, any shares of Class B common stock transferred to a person other than Lucent or any of its affiliates, excluding us, will automatically be converted into shares of Class A common stock upon such transfer. Shares of Class B common stock transferred to stockholders of Lucent in a distribution will not be converted into shares of Class A common stock and, following a distribution, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.



     All shares of Class B common stock will automatically be converted into Class A common stock if a distribution has not occurred and the number of outstanding shares of Class B common stock owned by Lucent falls below 50% of the aggregate number of outstanding shares of common stock. This automatic conversion of Class B common stock into Class A common stock will prevent Lucent from decreasing its economic interest in us to less than 50% while still retaining control of more than 80% of our voting power. All conversions described in this section will be effected on a share-for-share basis.



  Other Rights



     Unless approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of common stock, voting separately as a class, in the event of any reorganization or consolidation of us with one or more entities or a merger of us with another entity in which shares of common stock are converted into or exchangeable for shares of stock, other securities, cash or other property, all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock, other securities, cash or other property.



     On any liquidation, dissolution or winding up of us, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.



     No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

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ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION AND BY-LAWS



  BOARD OF DIRECTORS



     Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors, other than those who may be elected by the holders of our preferred stock, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Directors are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.



     Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Our certificate of incorporation provides that as long as Lucent holds a majority of our outstanding common stock, subject to the rights of holders of any series of preferred stock, any director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class. Following such time, directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.



     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.



  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS



     Our certificate of incorporation provides that, effective as of the time Lucent no longer holds a majority of our outstanding common stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board of directors or by our chairman of the board, and any power of our stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

  ADVANCE NOTICE PROCEDURES



     Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the 75th calendar day prior to the first anniversary of the record date of stockholders entitled to vote at the preceding year's annual meeting, except that, in the event that the record date is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such record date and not later than the close of business on the later of the 45th calendar day prior to such record date or the 10th calendar day following the day on which public announcement of such record date is first made by us.



     Notwithstanding the foregoing, in the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.



     In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our by-laws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.



  AMENDMENT



     Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

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RIGHTS AGREEMENT



     Our board of directors has adopted a rights agreement, with The Bank of New York as rights agent. The Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.



  ANTI-TAKEOVER EFFECTS



     The rights may have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.



  EXERCISABILITY OF RIGHTS



     Under the rights agreement, one Class A right attaches to each share of our Class A common stock outstanding, one Class B right attaches to each share of our Class B common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at an initial purchase price of $100, subject to the customary antidilution adjustments. For a description of the terms of our Series A Junior Participating Preferred Stock, see "-- Series A Junior Participating Preferred Stock." For the purposes of the rights agreement, an acquiring person is a person or group besides our company or Lucent, prior to the distribution, who is the beneficial owner of:



     - 10% or more of the Class A common stock then outstanding;



     - 10% or more of the Class B common stock then outstanding; or



     - our common stock which has the right to cast 10% or more of the votes that may be cast by all outstanding shares for the election of directors of our company.



     The rights will not become exercisable until the earliest of:



     - 10 days following a public announcement that a person or group has become an acquiring person;



     - 10 days after our board of directors first determines that a person or group has become an acquiring person; or



     - such date, if any, as may be designated by our board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.



     Additionally, at any time a person or a group has become an acquiring person and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.



  "FLIP IN" FEATURE



     In the event a person or group becomes an acquiring person, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A Preferred Stock, shares of our Class A or Class B common stock, as the case may be, having a value equal to twice the exercise price of the right. For example, assuming that the initial purchase price of $100 is in effect on the date that the flip-in feature of the right is exercised, any holder of a Class A right, except for the acquiring person, can exercise his or her Class A right by paying us $100 in order to receive from us shares of Class A common stock having a value equal to $200.


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  "EXCHANGE" FEATURE



     At any time after a person or group becomes an acquiring person, but is the beneficial owner of less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of the relevant class of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.



  "FLIP OVER" FEATURE



     In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or our earning power and our subsidiaries, taken as a whole, are sold, each holder of a right, except for the acquiring person, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital common stock having a value equal to twice the exercise price of the right.



  REDEMPTION OF RIGHTS



     At any time before a person becomes an acquiring person our board of directors may redeem all of the outstanding rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "-- Exercisability of Rights," will terminate upon action of the board of directors ordering redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.



  AMENDMENT OF RIGHTS



     At any time before a person or group becomes an acquiring person, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.



     However, at any time after a person or group becomes an acquiring person, our board of directors may not adopt amendments to the existing rights agreement without the consent of the holders of the rights that adversely affect the interests of holders of the rights or that alter the conditions for amending the rights agreement. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would cause the rights again to be redeemable.



  TERMINATION OF RIGHTS



     If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.



  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK



     In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of shares of Preferred Stock as Series A Junior Participating Stock.



     We have designed the dividend, liquidation, voting and redemption features of our Series A Junior Participating Preferred Stock so that the value of one one-thousandth of a share of our Series A Junior Participating Preferred Stock approximates the value of one share of our common stock. Shares of our Series A Junior Participating Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Series A Junior Participating Preferred Stock:



     - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;



     - will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;


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     - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;



     - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and



     - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.



     The rights of our Series A Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.



LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS



     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.



     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our amended and restated certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.


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


     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:



     - any breach of the director's duty of loyalty to the corporation or its stockholders;



     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or



     - any transaction from which the director derived an improper personal benefit.



     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:



     - for any breach of the director's duty of loyalty to us or our stockholders;



     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



     - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or



     - for any transaction from which the director derived an improper personal benefit.



     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.



     The separation and distribution agreement provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.



DELAWARE BUSINESS COMBINATION STATUTE



     Our amended and restated certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which is described below. Accordingly, we are not currently subject to Section 203. However, stockholders can approve an amendment to our certificate of incorporation to elect to be subject to
Section 203 of the General Corporation Law of the State of Delaware. Our certificate of incorporation provides that prior to the distribution, Lucent may act by written consent in lieu of a meeting to approve such an amendment. Thus, Lucent, as a controlling stockholder, may cause such an election prior to the distribution without a meeting of stockholders.



     Section 203 of the General Corporation Law of the State of Delaware provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:



     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;



     - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or


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


     - on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
      66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.



Except as otherwise set forth in Section 203, an interested stockholder is defined to include:



     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and



     - the affiliates and associates of any such person.



     Our election to not be subject to Section 203 may have positive or negative consequences, depending on the circumstances. If we were subject to Section 203,
Section 203 might have made it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also might have had the effect of preventing changes in our management. It is possible that Section 203, if we had elected to be subject to it, could have made it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, were it applicable, might have caused persons interested in acquiring us to negotiate in advance with our board of directors. In addition, because we did not elect to be subject to Section 203, Lucent, as a controlling stockholder, may find it easier prior to the distribution to sell its controlling interest to a third party because Section 203 would not apply to such third party. The restrictions on business combinations set forth in Section 203 would not have been applicable to Lucent so long as Lucent continued to hold 15% or more of our common stock.



TRANSFER AGENT AND REGISTRAR



     The Bank of New York is the transfer agent and registrar for our common stock.



NEW YORK STOCK EXCHANGE LISTING



     Our Class A common stock is listed on the New York Stock Exchange under the symbol "AGR.A."


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


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES



     The following is a general discussion of material U.S. federal income tax considerations applicable to initial holders of the notes and put rights who purchase their notes and put rights at the initial offering price. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of federal taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons whose functional currency is not the U.S. dollar, or to persons holding notes or put rights as part of a conversion transaction or as part of a hedge or hedging transaction), nor does it discuss federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, regulated investment companies, dealers in securities, traders in securities electing to mark to market, insurance companies, tax-exempt organizations and financial institutions). In addition, the discussion does not consider the effect of any alternative minimum taxes or any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. The discussion assumes that investors will hold the notes and put rights as capital assets within the meaning of Section 1221 of the Code. A prospective purchaser is strongly urged to consult such prospective purchaser's tax advisor regarding the particular tax consequences to such prospective purchaser of purchasing, holding and disposing of the notes and put rights.


     For purposes of this discussion, a U.S. holder means a beneficial owner of the notes and put rights that is (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A non-U.S. holder means a beneficial owner of the notes and put rights that is not a U.S. holder. The U.S. federal income tax treatment of a holder that holds a note or put rights through a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the holder and the activities of the partnership. A holder who holds a note or put rights through a partnership should consult his, her or its tax advisor regarding the particular federal income tax consequences applicable to such holder.

CONSEQUENCES TO U.S. HOLDERS

  TAX TREATMENT OF NOTES

  Interest and Original Issue Discount

     The stated interest payable on the notes generally will be taxable to a U.S. holder of notes as ordinary income at the time that it is paid or accrued in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

     The notes will be issued with original issue discount for U.S. federal income tax purposes. In general, original discount on the notes, defined as the excess of "stated redemption price at maturity" over "issue price," must be included in a U.S. holder's gross taxable income in advance of the receipt of cash representing that income, and such amounts will increase periodically over the life of the notes.

     A debt instrument's stated redemption price at maturity is the sum of all payments provided by the instrument other than payments of "qualified stated interest," which is defined as stated interest that is unconditionally payable at least annually at a single fixed rate. The semiannual interest payments on the notes will be "qualified stated interest."


     The notes and put rights will constitute an "investment unit" for U.S. Federal income tax purposes. The "issue price" of the notes is determined by allocating the "issue price" of the investment unit between the notes and put rights based on their relative fair market value. The issue price of the investment unit is the first price at which a substantial amount of the investment units are sold for money. Our allocation of the issue price of the investment unit to the notes and put rights is binding on each U.S. holder unless the holder discloses that the holder's allocation differs from our allocation on a statement attached to the U.S. holder's timely filed federal income tax return for the year in which the holder acquires the investment unit. This allocation, however, is not binding on the Internal Revenue Service, and therefore, there can be no assurance that the Internal Revenue Service will respect such allocation.

     Regardless of a holder's accounting method, a U.S. holder of a note will be required to include in ordinary income the sum of the "daily portions" of original issue discount on the note for all days during the taxable year that the U.S. holder owns the note. The daily portions of original issue discount for a note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of a note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. The amount of original issue discount on a note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" of the note at the beginning of the accrual period by a fraction, the numerator of which is the yield to maturity of the note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount of the semiannual current interest allocable to that accrual period. The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods.

  Sale or Redemption

     A U.S. holder generally will recognize taxable gain or loss on the sale or redemption of a note equal to the difference between the amount realized from such sale or redemption and the holder's adjusted tax basis for such note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such note is more than one year. A U.S. holder's adjusted tax basis in a note is generally equal to the amount paid for the note, increased by accrued original issue discount previously included in the holder's gross income with respect to the note, and decreased by payments on the note other than payments of qualified stated interest.

  TAX TREATMENT OF PUT RIGHTS


     The put right premium allocated to a put right is a nondeductible capital expenditure. The tax treatment of the sale, disposition, expiration or exercise of a put right will vary depending on whether the put right is held as part of a straddle for U.S. federal income tax purposes. A straddle exists for U.S. federal income tax purposes if a taxpayer holds offsetting positions with respect to personal property. We expect the put rights to be held as a position in a straddle for U.S. federal income tax purposes as a result of the trust's ownership of our common stock.


  Put Right Not Held as a Position in a Straddle

     If a put right is not held as a position in a straddle, any gain or loss recognized on the sale or disposition of the put right will be capital gain or loss and will be long-term capital gain or loss if the holding period for such put right is more than one year. If the put right expires without having been exercised, the expiration is treated as a sale or exchange of the put right on the expiration date, and the holder will recognize capital loss in an amount equal to the put right premium. Any cash received by a holder in respect of the put right on its maturity date will give rise to capital gain or loss equal to the difference (if any) between the amount of such cash and the amount of the put right premium.

  Put Right Held as a Position in a Straddle

     If the put right is held as a position in a straddle, any gain or loss recognized on the sale or disposition of the put right will be short-term capital gain or loss. If the put right expires without having been exercised, the expiration is treated as a sale or exchange of the put right, and the U.S. holder will realize short-term capital loss in an amount equal to the put right premium. Any cash received by a U.S.

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

holder in respect of the put right on its maturity date will give rise to short-term capital gain or loss equal to the difference (if any) between the amount of such cash and the amount of the put right premium. All or a portion of any loss realized upon the exercise or lapse of a put right will be deferred until the U.S. holder that held the put right disposes of our common stock that constitutes an offsetting position in the holder's straddle.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under federal income tax law, a holder of notes or put rights may, under certain circumstances, be subject to "backup withholding" unless such holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CONSEQUENCES TO NON-U.S. HOLDERS

  INTEREST AND ORIGINAL ISSUE DISCOUNT ON THE NOTES

     Generally, payments to a non-U.S. holder of principal, interest and original issue discount on the notes will be exempt from U.S. withholding taxes if (i) certain certification requirements are met and (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock and is not a controlled foreign corporation that is related to us. Otherwise, payments on the notes may be subject to a gross withholding tax of 30% (or such lower rate as may be available to a non-U.S. holder under an applicable treaty), unless such income is effectively connected with a U.S. trade or business and appropriate documentation is filed, as described below.

  SALE OR RETIREMENT OF THE NOTES OR PUT RIGHTS

     Upon a sale or cash redemption of a note or put right, a non-U.S. holder will not be subject to U.S. federal income tax on any gain unless (i) the gain is effectively connected with a trade or business that the non-U.S. holder conducts in the U.S., (ii) the non-U.S. holder is an individual who is present in the U.S. for at least 183 days during the taxable year in which such holder disposes of the note or put right, and certain other conditions are satisfied, or (iii) with respect to a note, a portion of the gain represents accrued interest or original issue discount, in which case the rules for interest would apply. An individual non-U.S. holder described in clause (ii) above will be subject to tax at a rate of 30% (or such reduced rate specified by an applicable income tax treaty) on the gain derived from the sale.

  U.S. TRADE OR BUSINESS

     If a non-U.S. holder holds a note or put right in connection with a trade or business that such holder is conducting in the U.S., any interest on the note and any gain from disposing of the note or put right generally will be subject to income tax as if such holder were a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the "branch profits tax" on its earnings that are connected with its U.S. trade or business. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  ESTATE TAX

     The estate of a non-U.S. holder that is an individual will not be subject to U.S. federal estate tax on the notes owned by such holder at the time of death provided that (i) such non-U.S. holder does not own 10% or more of the total combined voting power of our voting stock and (ii) payments on the note were not effectively connected to a trade or business such holder was conducting in the U.S. A non-U.S. holder's estate may be subject to U.S. federal estate tax on the put right owned by such holder at the time of death, subject to an applicable estate tax treaty.
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

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, backup withholding and information reporting will not apply to payments made to a non-U.S. holder on the notes or put rights if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agent has actual knowledge that the holder is a U.S. person. Some shareholders, including all corporations, are exempt from these rules. Backup withholding is not an additional tax; any amounts withheld under backup withholding will be allowed as a credit against a holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

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                              PLAN OF DISTRIBUTION


     Pursuant to an underwriting agreement among SHARCS Trust I, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the underwriters, and us, SHARCS Trust I has agreed, subject to the terms and
conditions set forth therein, to purchase from us $       aggregate principal
amount of notes and put rights.



     The underwriters of the SHARCS offering will not receive any compensation for the sale of the notes and put rights. The underwriters of the SHARCS offering will receive an underwriting discount in the sale of the SHARCS by the trust to the public. Because proceeds of the sale of the SHARCS will be used by the trust in part to purchase the notes and put rights, we have agreed to reimburse the trust for the underwriting discount. In addition, we estimate that expenses of this offering of the notes and put rights to the trust and of the offering of the SHARCS to the public by the trust, exclusive of the underwriting
discount, will be $       and will be payable by us.



     We have agreed to indemnify the underwriters of the SHARCS offering against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.



     The underwriters of the SHARCS offering have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of the representatives are lenders under the short-term credit facility and will receive their pro rata repayments of principal thereunder from the proceeds of this offering. Specifically, we intend to use approximately 50% of the net proceeds to repay debt under our credit facility and, together, affiliates of the representatives committed 56.6% of the total commitment under our credit facility. Accordingly, affiliates of the representatives will receive, as repayments under our credit facility,
approximately $     million of the net proceeds. In addition, the underwriters believe the fees and commissions payable in respect of participation in our credit facility are customary for borrowers with a credit profile similar to ours, for a financing of the size undertaken by us and for borrowers in our industry. Finally, affiliates of the representatives have served as agents under the credit facility and received customary fees and expenses in that capacity.


                                 LEGAL MATTERS


     The validity of the notes and put rights offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS


     The consolidated and combined financial statements of Agere Systems Inc. and its subsidiaries as of September 30, 2001 and 2000 and for each of the three years in the period ended September 30, 2001 have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     The prospectus constitutes a part of the registration statement on Form S-1, together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement, which we have filed with the Securities and Exchange Commission with respect to the notes and put rights offered in this prospectus. This prospectus does not contain all of the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of some material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement and the exhibits to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Section of the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. In addition, the Securities and Exchange Commission maintains a Web site which provides online access to periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.


     We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We furnish to our stockholders annual reports containing audited financial statements for each year.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE


                                                              PAGE
                                                              ----
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR THE YEAR
  ENDED SEPTEMBER 30, 2001:
  Report of Independent Accountants.........................   F-2
  Consolidated and Combined Statements of Operations for the
     years ended September 30, 2001, 2000 and 1999..........   F-3
  Consolidated and Combined Balance Sheets as of September
     30, 2001 and 2000......................................   F-4
  Consolidated and Combined Statements of Changes in
     Stockholders' Equity/Invested Equity and Total
     Comprehensive Income (Loss) for the years ended
     September 30, 2001, 2000 and 1999......................   F-5
  Consolidated and Combined Statements of Cash Flows for the
     years ended September 30, 2001, 2000 and 1999..........   F-6
  Notes to Consolidated and Combined Financial Statements...   F-7
CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR
  THE QUARTERLY PERIOD ENDED DECEMBER 31, 2001 (UNAUDITED):
  Condensed Consolidated and Combined Statements of
     Operations for the three months ended December 31, 2001
     and 2000...............................................  F-43
  Condensed Consolidated Balance Sheets as of December 31,
     2001 and September 30, 2001............................  F-44
  Condensed Consolidated and Combined Statements of Changes
     in Stockholders' Equity/Invested Equity and Total
     Comprehensive Income (Loss) for the three months ended
     December 31, 2001 and 2000.............................  F-45
  Condensed Consolidated and Combined Statements of Cash
     Flows for the three months ended December 31, 2001 and
     2000...................................................  F-46
  Notes to Condensed Consolidated and Combined Financial
     Statements.............................................  F-47
FINANCIAL STATEMENT SCHEDULE:
  Schedule II -- Valuation and Qualifying Accounts for the
     years ended September 30, 2001, 2000 and 1999..........  F-63

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Agere Systems Inc.:

     In our opinion, the consolidated and combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Agere Systems Inc. and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated and combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Prior to its separation from Lucent Technologies Inc. ("Lucent") on February 1, 2001 the Company was comprised of businesses which were integrated with the businesses of Lucent; consequently, as indicated in Note 1, the financial statement amounts prior to this date have been derived from the consolidated financial statements and accounting records of Lucent, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relied on Lucent and its other businesses for administrative, management, research and other services. Accordingly, these financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone company.

     As discussed in Note 4 to the consolidated and combined financial statements, effective October 1, 2000, the Company changed its accounting method for derivative instruments and hedging activity. As discussed in Note 2, effective October 1, 1999, the Company changed its accounting method for computer software developed or obtained for internal use. As discussed in Note 16, effective October 1, 1998, the Company changed its method for calculating annual pension and postretirement benefit costs.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
October 23, 2001, except for the fifth
and sixth paragraphs of Note 22 as

to which the date is December 7, 2001


and Note 17 as to which the date is


February 22, 2002.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                               2001      2000     1999
                                                              -------   ------   ------
REVENUE (includes $606, $1,002 and $955 for the years ended
  September 30, 2001, 2000 and 1999, respectively, from
  Lucent Technologies Inc.).................................  $ 4,080   $4,708   $3,714
COSTS.......................................................    3,084    2,555    1,949
                                                              -------   ------   ------
GROSS PROFIT................................................      996    2,153    1,765
                                                              -------   ------   ------
OPERATING EXPENSES
  Selling, general and administrative.......................      597      535      573
  Research and development..................................      951      827      683
  Purchased in-process research and development.............       --      446       17
  Amortization of goodwill and other acquired intangibles...      415      189       13
  Restructuring and separation..............................      662       --       --
  Impairment of goodwill and other acquired intangibles.....    2,762       --       --
                                                              -------   ------   ------
     TOTAL OPERATING EXPENSES...............................    5,387    1,997    1,286
                                                              -------   ------   ------
OPERATING INCOME (LOSS).....................................   (4,391)     156      479
Other income -- net.........................................       35       33       36
Interest expense............................................      151       58       38
                                                              -------   ------   ------
Income (loss) before provision for income taxes.............   (4,507)     131      477
Provision for income taxes..................................      105      207      158
                                                              -------   ------   ------
Income (loss) before cumulative effect of accounting
  change....................................................   (4,612)     (76)     319
Cumulative effect of accounting change (net of provision
  (benefit) for income taxes of $(2) and $21 for the years
  ended September 30, 2001 and 1999, respectively)..........       (4)      --       32
                                                              -------   ------   ------
NET INCOME (LOSS)...........................................  $(4,616)  $  (76)  $  351
                                                              =======   ======   ======
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) before cumulative effect of accounting
  change....................................................  $ (3.46)  $ (.07)  $  .31
Cumulative effect of accounting change......................       --       --      .03
                                                              -------   ------   ------
Net income (loss)...........................................  $ (3.46)  $ (.07)  $  .34
                                                              =======   ======   ======
Weighted average shares outstanding -- basic and diluted (in
  millions).................................................    1,334    1,035    1,035
                                                              =======   ======   ======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                               2001          2000
                                                              -------       ------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 3,152       $   --
  Trade receivables, less allowances of $33 and $17 at
     September 30, 2001 and 2000, respectively..............      347          699
  Receivables due from Lucent Technologies Inc..............       42          122
  Inventories...............................................      304          380
  Deferred income taxes -- net..............................       --           69
  Prepaid expense...........................................       61           68
  Other current assets......................................      154           66
                                                              -------       ------
     TOTAL CURRENT ASSETS...................................    4,060        1,404
Property, plant and equipment -- net........................    1,851        1,883
Goodwill and other acquired intangibles -- net of
  accumulated amortization of $93 and $210 at September 30,
  2001 and 2000, respectively...............................      343        3,491
Deferred income taxes -- net................................        4           55
Other assets................................................      304          234
                                                              -------       ------
     TOTAL ASSETS...........................................  $ 6,562       $7,067
                                                              =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY/INVESTED EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $   514       $  267
  Payroll and benefit-related liabilities...................      138          193
  Short-term debt...........................................    2,516           14
  Income taxes payable......................................      336          289
  Restructuring reserve.....................................      171           --
  Other current liabilities.................................      229          213
                                                              -------       ------
     TOTAL CURRENT LIABILITIES..............................    3,904          976
Post-employment benefit liabilities.........................       92           95
Long-term debt..............................................       33           46
Deferred income taxes -- net................................       --          103
Other liabilities...........................................       72           66
                                                              -------       ------
     TOTAL LIABILITIES......................................    4,101        1,286
                                                              -------       ------
Commitments and contingencies
STOCKHOLDERS' EQUITY/INVESTED EQUITY
Preferred stock, par value $1.00 per share, 250,000,000
  shares authorized and no shares issued and outstanding....       --           --
Class A common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 727,000,107 shares
  issued and outstanding at September 30, 2001 and no shares
  issued and outstanding at September 30, 2000..............        7           --
Class B common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 908,100,000 shares
  issued and outstanding at September 30, 2001 and
  1,035,100,000 shares issued and outstanding at September
  30, 2000..................................................        9           10
Additional paid-in capital..................................    6,996           --
Owner's net investment......................................       --        5,823
Accumulated deficit.........................................   (4,542)          --
Accumulated other comprehensive loss........................       (9)         (52)
                                                              -------       ------
     TOTAL STOCKHOLDERS' EQUITY/INVESTED EQUITY.............    2,461        5,781
                                                              -------       ------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/INVESTED
      EQUITY................................................  $ 6,562       $7,067
                                                              =======       ======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES
                    IN STOCKHOLDERS' EQUITY/INVESTED EQUITY
                     AND TOTAL COMPREHENSIVE INCOME (LOSS)
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
CLASS A COMMON STOCK
Beginning balance...........................................  $    --   $    --   $    --
Issuance of Class A common stock............................        6        --        --
Conversion of Class B to Class A common stock...............        1        --        --
                                                              -------   -------   -------
Ending balance..............................................        7        --        --
                                                              -------   -------   -------
CLASS B COMMON STOCK
Beginning balance...........................................       10        10        10
Conversion of Class B to Class A common stock...............       (1)       --        --
                                                              -------   -------   -------
Ending balance..............................................        9        10        10
                                                              -------   -------   -------
OWNER'S NET INVESTMENT
Beginning balance...........................................    5,823     1,969     1,649
Net loss prior to February 1, 2001..........................      (74)       --        --
Net income (loss)...........................................       --       (76)      351
Transfers to Lucent Technologies Inc. ......................   (1,405)   (4,492)   (3,777)
Transfers from Lucent Technologies Inc. ....................    1,501     8,422     3,746
Transfer to additional paid in capital......................   (5,845)       --        --
                                                              -------   -------   -------
Ending balance..............................................       --     5,823     1,969
                                                              -------   -------   -------
ADDITIONAL PAID IN CAPITAL
Beginning balance...........................................       --        --        --
Transfer from owner's net investment........................    5,845        --        --
Transfers to Lucent Technologies Inc. ......................   (1,604)       --        --
Transfers from Lucent Technologies Inc. ....................    1,813        --        --
Debt transferred from Lucent Technologies Inc. .............   (2,500)       --        --
Issuance of common stock -- net of expense..................    3,442        --        --
                                                              -------   -------   -------
Ending balance..............................................    6,996        --        --
                                                              -------   -------   -------
ACCUMULATED DEFICIT
Beginning balance...........................................       --        --        --
Net loss from February 1, 2001..............................   (4,542)       --        --
                                                              -------   -------   -------
Ending balance..............................................   (4,542)       --        --
                                                              -------   -------   -------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Beginning balance...........................................      (52)      (17)      (16)
Foreign currency translations...............................       26       (35)        1
Unrealized loss on cash flow hedges -- net of taxes of $0...      (13)       --        --
Unrealized holding gains (losses) -- net of taxes of $0 in
  2001 and $1 in 1999.......................................       30        --        (2)
                                                              -------   -------   -------
Ending balance..............................................       (9)      (52)      (17)
                                                              -------   -------   -------
  TOTAL STOCKHOLDERS' EQUITY/INVESTED EQUITY................  $ 2,461   $ 5,781   $ 1,962
                                                              =======   =======   =======
TOTAL COMPREHENSIVE INCOME (LOSS)
Net income (loss)...........................................  $(4,616)  $   (76)  $   351
Other comprehensive income (loss)...........................       43       (35)       (1)
                                                              -------   -------   -------
  TOTAL COMPREHENSIVE INCOME (LOSS).........................  $(4,573)  $  (111)  $   350
                                                              =======   =======   =======

          See Notes to Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                2001      2000     1999
                                                              --------   ------   ------
OPERATING ACTIVITIES
Net income (loss)...........................................  $(4,616)   $ (76)   $ 351
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities, net of effects of
  acquisitions of businesses:
  Cumulative effect of accounting change....................        4       --      (32)
  Restructuring and separation expense -- net of cash
     payments...............................................      492       --       --
  Provision for inventory write-downs.......................      409       29       11
  Depreciation and amortization.............................      871      666      398
  Provision for uncollectibles..............................       16        6        3
  Benefit (provision) for deferred income taxes.............       42       (2)     (14)
  Purchased in-process research and development.............       --      446       17
  Impairment of investments.................................       47       --       --
  Impairment of goodwill and other acquired intangibles.....    2,762       --       --
  Equity (earnings) loss from investments...................      (42)      (4)      20
  Gain on sales of investments..............................       --      (18)     (32)
  Amortization of debt issuance costs.......................       29       --       --
  Decrease (increase) in receivables........................      413     (237)      25
  Increase in inventories...................................     (333)     (95)     (37)
  Increase in accounts payable..............................      243       37       70
  (Decrease) increase in payroll and benefit liabilities....      (51)     (66)      39
  Changes in other operating assets and liabilities.........      (30)      77     (132)
  Other adjustments for non-cash items -- net...............       13       (1)       3
                                                              -------    -----    -----
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      269      762      690
                                                              -------    -----    -----
INVESTING ACTIVITIES
Capital expenditures........................................     (723)    (672)    (656)
Proceeds from the sale or disposal of property, plant and
  equipment.................................................        2       --       --
Purchases of investments....................................       --      (65)     (48)
Sales of investments........................................       --       18       36
Acquisitions of businesses -- net of cash acquired..........       (1)    (104)     (92)
Other investing activities -- net...........................       (1)      (6)       7
                                                              -------    -----    -----
NET CASH USED IN INVESTING ACTIVITIES.......................     (723)    (829)    (753)
                                                              -------    -----    -----
FINANCING ACTIVITIES
Transfers from Lucent Technologies Inc. ....................      171       85       68
Principal payments of long-term debt........................      (12)     (18)      (5)
Proceeds from issuance of stock -- net of expenses..........    3,448       --       --
                                                              -------    -----    -----
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    3,607       67       63
                                                              -------    -----    -----
Effect of exchange rate changes on cash.....................       (1)      --       --
Net increase in cash and cash equivalents...................    3,152       --       --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       --       --       --
                                                              -------    -----    -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 3,152    $  --    $  --
                                                              =======    =====    =====

          See Notes to Consolidated and Combined Financial Statements.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     On July 20, 2000, Lucent Technologies Inc. ("Lucent") announced its intention to spin off its integrated circuits and optoelectronic components businesses (collectively, the "Company's Businesses") that now comprise Agere Systems Inc. (the "Company" or "Agere"). At that time, Lucent announced it intended to distribute all shares of the Company's common stock it then owned to its stockholders in a tax free distribution (the "Distribution") by the end of Lucent's then current fiscal year, September 30, 2001, following the initial public offering ("IPO") of the Company's Class A common stock, which was completed in April 2001.

     On August 1, 2000, the Company was incorporated in Delaware as a wholly owned subsidiary of Lucent. On this date, 1,000 shares of the Company's common stock, par value $0.01 per share, were issued, authorized and outstanding. Effective February 1, 2001, Lucent transferred to the Company substantially all of the assets and liabilities of the Company's Businesses (the "Separation") except for short-term debt and related fees which were transferred at the IPO closing date, and pension and postretirement plan assets and liabilities which will be transferred at a later date.

     On March 14, 2001, the Company amended its certificate of incorporation to authorize shares of Class A and Class B common stock and changed and reclassified its 1,000 outstanding shares of common stock into 1,035,100,000 shares of Class B common stock (the "Recapitalization"). The ownership rights of Class A and Class B common stockholders are the same except that each share of Class B common stock has four votes for the election and removal of directors while each share of Class A common stock has one vote for such matters. All Company share and per share data has been retroactively adjusted to reflect the Recapitalization as if it had occurred at the beginning of the earliest period presented. On April 2, 2001, the Company issued 600,000,000 shares of Class A common stock in the IPO for $6 per share less underwriting discounts and commissions of $.23 per share. On April 4, 2001, Lucent converted 90,000,000 shares of Class B common stock into Class A common stock and exchanged those shares for outstanding Lucent debt with Morgan Stanley pursuant to the overallotment option granted in connection with the IPO. After completion of the IPO, inclusive of the overallotment option, Lucent owned approximately 58% of the aggregate number of outstanding shares of Class A and B common stock. Also, on April 2, 2001, the Company assumed from Lucent $2,500 of short-term debt. On May 1, 2001, Lucent elected to convert 37,000,000 of its shares in the Company from Class B common stock to Class A common stock.

     Agere is currently a majority-owned subsidiary of Lucent. On August 16, 2001, Lucent announced that it had entered into amendments with the lenders under its credit facilities that impose a number of conditions that Lucent must satisfy in order to spin off Agere. Lucent has stated that it remains committed to completing the process of separating Agere from Lucent, and that it intends to move forward with the distribution of the Agere stock it holds in a tax-free distribution. Because Lucent must meet a number of conditions before it can complete the spin off and because Lucent alone will make the decision about whether to complete the spin off, even if the conditions were met, we can not assure you that Lucent will complete the spin off by a particular date or at all.

     The Company adopted a rights agreement prior to the completion of the IPO. The delivery of a share of the Company's common stock currently constitutes the delivery of a preferred stock purchase right associated with such share. These rights may have anti-takeover effects in that the existence of the rights may deter a potential acquiror from making a takeover proposal or a tender offer.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  BASIS OF PRESENTATION

     The consolidated and combined financial statements include amounts prior to February 1, 2001 that have been derived from the consolidated financial statements and accounting records of Lucent using the historical results of operations and historical basis of the assets and liabilities of the Company's Businesses. Management believes the assumptions underlying the consolidated and combined financial statements are reasonable. However, the consolidated and combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising the Company, Lucent's net investment in the Company is shown in lieu of stockholders' equity in the combined financial statements prior to the Separation. The Company began accumulating retained earnings on February 1, 2001, the date on which Lucent began transferring to the Company the assets and liabilities of the Company's Businesses. The formation of the Company and the transfers of assets and liabilities from Lucent have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests.

     The consolidated and combined financial statements include allocations of certain Lucent expenses, assets and liabilities, including the items described below.

  General Corporate Expenses

     Lucent allocated general corporate expenses based on revenue prior to February 1, 2001. These allocations were reflected in the selling, general and administrative, costs and research and development line items in the consolidated and combined statements of operations. The general corporate expense allocations were primarily for cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services. These allocations amounted to $60, $178 and $194 for fiscal 2001, 2000 and 1999, respectively. Management believes the costs of these services charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed these functions as a stand-alone company. Since the Separation, the Company has performed these functions using its own resources or through purchased services. The Company and Lucent entered into agreements for Lucent to provide certain general corporate services on a transition basis. See Note 19 "Transactions with Lucent."

  Basic Research

     Prior to February 1, 2001, research and development expenses included an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who were transferred from Lucent's Bell Laboratories to the Company as part of the Separation. This allocation amounted to $23, $66 and $64 for fiscal 2001, 2000 and 1999, respectively. Management believes the costs of this research charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed this research as a stand-alone company. The expenses for basic research currently conducted by the Company are included with all other research and development expenses in the consolidated statements of operations.

  Interest Expense

     Prior to the Separation, Lucent provided financing to the Company and incurred debt at the parent level. The combined balance sheets, prior to the IPO, do not include debt other than capitalized lease obligations. As a result of the Separation, there was no interest expense allocated to the Company from Lucent after January 31, 2001. The consolidated and combined statements of operations, however, include

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

an allocation of interest expense totaling $32, $52 and $38, for fiscal 2001, 2000 and 1999, respectively. This allocation was based on the ratio of the Company's net assets, excluding debt, to Lucent's total net assets, excluding debt. The Company's interest expense as a stand-alone company is higher than that reflected in the combined statements of operations, primarily due to the $2,500 credit facility assumed from Lucent following the IPO. Interest expense for all periods presented also includes interest expense related to the Company's capitalized lease obligation.

  Pension and Postretirement Costs

     The documents relating to the Separation provide that, until the Distribution, the Company's United States ("U.S.") employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retire or terminate after the IPO. Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees at the Distribution. Obligations related to retired and terminated vested U.S. employees prior to the IPO will remain the responsibility of Lucent. Lucent has managed its U.S. pension and postretirement benefit plans on a consolidated basis and separate Company information is not readily available. The consolidated and combined statements of operations include, however, an allocation of the costs (benefits) of the U.S. employee pension and postretirement plans. These costs (benefits) were allocated based on the Company's U.S. active employee population for each of the years presented. In relation to the Lucent plans, the Company recorded pension (benefit) expense of $(2), $27 and $38, for fiscal 2001, 2000 and 1999, respectively, and postretirement expense of $10, $15 and $17, for fiscal 2001, 2000 and 1999, respectively. The Company is responsible for the pension and postretirement benefits of its non-U.S. employees. The liabilities of the various country-specific plans for these employees are reflected in the consolidated and combined financial statements and were not material for the periods presented. There are estimated prepaid pension assets of $122 and postretirement liabilities of $86 as of September 30, 2001 associated with various existing Lucent pension and other employee benefit plans related to the Company's employees. These assets and liabilities will not be reflected in the Company's financial statements until the plan assets and liabilities are transferred. The amounts transferred to the Company for prepaid pension assets and postretirement liabilities could be materially different than these amounts at the Distribution.

  Income Taxes

     The Company's income taxes have been calculated on a separate tax return basis prior to the IPO. This reflects Lucent's tax strategies, and is not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

  Cash and Receivables

     Prior to the Separation, cash deposits from the Company's Businesses were transferred to Lucent on a regular basis and were netted against the owner's net investment account as Lucent used a centralized approach to cash management and the financing of its operations. As a result, none of Lucent's cash, cash equivalents or debt was allocated to the Company in the combined financial statements. The receivable from Lucent reflected in the combined balance sheet included both accounts receivable related to non-U.S. sales to Lucent as well as an amount of receivables for sales to Lucent in the U.S. that were historically settled through owner's net investment. In order to better reflect the historic trends in working capital resulting from the sales to Lucent in the U.S. and provide a more meaningful basis of comparison in future periods, the Company had carved out of the owner's net investment account at September 30, 2000 an amount of receivables related to the sales to Lucent in the U.S. calculated using the Company's days sales outstanding for third party receivables. At September 30, 2000, such amounts included in receivables due from Lucent were $90. Changes in invested equity represent any funding required from

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

Lucent for working capital, acquisition or capital expenditure requirements after giving effect to the Company's transfers of cash to or from Lucent.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION AND CONSOLIDATION

     Prior to the Separation, the combined financial statements included certain majority owned subsidiaries and assets and liabilities of the Company's Businesses not owned by the Company that were transferred to the Company from Lucent on February 1, 2001. Following the Separation, the Company's consolidated financial statements include the accounts of majority owned subsidiaries which it controls and assets and liabilities of the Company. Investments in which the Company exercises significant influence, but which it does not control are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material inter-company transactions and balances between and among the Company's Businesses, subsidiaries and investees accounted for under the equity method of accounting have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. These estimates include an allocation of costs by Lucent, assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, employee benefits, restructuring reserves, useful lives for depreciation and amortization periods of tangible and intangible assets, and long-lived asset impairments among others. The markets for the Company's products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price erosion, all of which could impact the future realizability of the Company's assets. Actual results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of the Company's foreign operations for which the local currency is the functional currency are translated into U.S. dollars at period-end exchange rates, while income, expenses and cash flows are translated at average exchange rates during the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive income (loss) in stockholders' equity/invested equity. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity's functional currency, are included in the consolidated and combined statements of operations.

  REVENUE RECOGNITION

     Revenue is derived from sales of products in the integrated circuits and optoelectronic segments and from intellectual property licensing. Revenue is recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. The Company recognizes revenue from product sales to distributors when all obligations have been satisfied. The Company's distributor arrangements generally provide for limited product returns and price protection. A provision for estimated sales returns and other allowances is recognized as a reduction of revenue at the time of revenue recognition based upon historical experience. The Company has not historically entered into long-term contracts or service agreements. Revenue from

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

intellectual property licensing revenue is recognized over the license term. Estimated sales allowances are provided as a reduction of revenue at the time of revenue recognition.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company adopted SAB 101 in the fourth quarter of fiscal 2001. The impact of adoption was not material to its consolidated financial position or results of operations.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred.

  CASH AND CASH EQUIVALENTS

     The Company considers all liquid investments with original maturities of ninety days or less to be cash equivalents. Cash is reflected net of outstanding checks.

  INVENTORIES

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is determined using a combination of either accelerated or straight-line methods over the estimated useful lives of the various asset classes.

     Estimated useful lives range from three to five years for machinery, electronic and other equipment, and up to forty years for buildings. Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated and combined balance sheets and any gain or loss is reflected in the consolidated and combined statements of operations.

  INTERNAL USE SOFTWARE

     The Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" on October 1, 1999. Certain costs of computer software developed or obtained for internal use, that were previously expensed as incurred, are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

  GOODWILL AND OTHER ACQUIRED INTANGIBLES

     Goodwill and other acquired intangibles are amortized on a straight-line basis over the periods benefited, principally in the range of four to nine years. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, including goodwill and other acquired intangibles, are reviewed for impairment whenever events such as a significant industry downturn, product discontinuance, plant closures, product

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

dispositions, technological obsolescence or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows.

  FINANCIAL INSTRUMENTS

     The Company uses various financial instruments, including foreign currency exchange forward contracts, to manage and reduce risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are for purposes other than trading. The Company's non-derivative financial instruments include letters of credit.

  INVESTMENTS

     Investments in marketable securities that are available for sale are recorded at fair value. Unrealized gains and losses related to these securities are excluded from earnings and are included as a separate component of comprehensive income (loss) until such gains or losses are realized.

     Minority equity investments in non-publicly traded companies are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

  INCOME TAXES

     Historically, certain of the Company's operations have been included in Lucent's consolidated income tax returns. Income tax expense in the Company's consolidated and combined statements of operations has been calculated on a separate tax return basis prior to the IPO. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established, as needed, to reduce net deferred tax assets to the amount for which recovery is probable.

  EARNINGS (LOSS) PER SHARE

     Basic and diluted earnings (loss) per common share for all periods prior to the IPO is calculated by dividing net income (loss) by 1,035,000,000, which is the number of shares issued to Lucent on August 1, 2000 as retroactively adjusted for the Recapitalization. For periods following the IPO, basic earnings
(loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period and diluted earnings (loss) per common share is calculated by dividing net income
(loss) by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. Because of the Company's net loss, the effect of dilutive securities for fiscal 2001 was not considered.

  OTHER COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) includes, in addition to net income
(loss), unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders' equity/invested equity on the consolidated and combined balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company's accumulated other comprehensive income (loss) shown on the consolidated and combined balance sheets consists of foreign currency translation adjustments which are not adjusted for income taxes

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

because they relate to indefinite investments in non-U.S. subsidiaries, unrealized investment holding gains and losses which also are not adjusted for income taxes and unrealized losses on cash flow hedges which also are not adjusted for income taxes.

3.  ACQUISITIONS

     The following table presents information about certain acquisitions in fiscal 2000 and 1999. No significant acquisitions occurred during fiscal 2001. All the acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development ("IPRD") and other intangibles. IPRD charges were recorded in the quarter in which the transaction was completed. The consolidated and combined financial statements include the results of operations and the estimated fair value of assets and liabilities assumed from the respective dates of acquisitions. The acquired entities are 100% owned.

                       ACQUISITION   PURCHASE               EXISTING       OTHER      PURCHASED
                          DATE        PRICE     GOODWILL   TECHNOLOGY   INTANGIBLES     IPRD
                       -----------   --------   --------   ----------   -----------   ---------
2000
Herrmann(1)..........     6/00        $  432     $  384       $ 52         $ 16         $ 34
Ortel(2).............     4/00         2,998      2,554        171           24          307
Agere, Inc.(3).......     4/00           377        303        n/a          n/a           94
Assets of VTC(4).....     3/00           104         46         31            7           11
1999
Enable(5)............     3/99        $   51     $   34       $  8          n/a         $  9
Sybarus(6)...........     2/99            41         33        n/a          n/a            8

                         AMORTIZATION PERIOD (IN YEARS)
                       -----------------------------------
                                   EXISTING       OTHER
                       GOODWILL   TECHNOLOGY   INTANGIBLES
                       --------   ----------   -----------
2000
Herrmann(1)..........     8            7             7
Ortel(2).............     9          7.5           4-9
Agere, Inc.(3).......     7          n/a           n/a
Assets of VTC(4).....     7            5             7
1999
Enable(5)............     6            7           n/a
Sybarus(6)...........     4          n/a           n/a

---------------

(1) Herrmann Technology, Inc. was a developer and manufacturer of passive optical filters that could be used in conjunction with active optoelectronic components. The purchase price was paid in Lucent common stock and options.

(2) Ortel Corporation was a developer and manufacturer of optoelectronic components used in fiber optic systems for cable television and data communications networks. The purchase price was paid in Lucent common stock and options.

(3) Agere, Inc. was a developer of network processor integrated circuits. The purchase price was paid in Lucent common stock and options.

(4) VTC Inc. was a supplier of integrated circuits to computer hard disk drive manufacturers. The purchase price was paid in cash.

(5) Enable Semiconductor, Inc. was a developer of integrated circuits for local area network equipment. The purchase price was paid in cash.

(6) Sybarus Technologies, ULC was a developer of integrated circuits for communications networks. The purchase price was paid in cash.

     In connection with the acquisition of Herrmann, certain former stockholders of Herrmann were entitled to receive up to a total of 677,019 additional shares of Lucent common stock. Of that amount, 150,000 shares are based on retention, which is recorded as compensation expense over the two-year period following the acquisition and 527,019 shares are based on the achievement of specified milestones which require the production of two products at improved manufacturing yields. As of September 30, 2001, 200,000 of the shares related to the achievement of milestones have been issued, resulting in additional goodwill. The remaining shares based on milestones, if distributed, will also be treated as additional goodwill.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     In connection with the acquisition of substantially all the assets of VTC, stockholders of VTC are entitled to receive additional cash consideration of up to $50 contingent on the delivery of product at specified manufacturing yields and the transfer and qualification of process technology to the Company's manufacturing facilities. As of September 30, 2001, $30 of the additional cash consideration has been paid, resulting in additional goodwill. Any future cash consideration, if paid, will also be recorded as additional goodwill.

     Included in the purchase price for the above acquisitions was IPRD, which was a non-cash charge to earnings for technology that had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and other acquired intangibles, less liabilities assumed.

     The value allocated to IPRD was determined utilizing an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the IPRD were made for each project based on Lucent's estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, gross margins and expense levels for similar products.

     Revenue was estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets for each project were deducted from estimated revenue to determine estimated after-tax cash flows for each project. Estimated operating expenses include costs, selling, general and administrative expenses and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenue and costs to complete the IPRD.

     The discount rates utilized to discount the projected cash flows for each project were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

     Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions. Actual results could differ from those amounts.

     During fiscal 2001, it was determined that there was an other than temporary impairment to some of the goodwill and other acquired intangibles related to the acquisitions of Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor. See Note 7 "Impairment of Goodwill and Other Acquired Intangibles."

     The following unaudited pro forma statement of income data for fiscal 2000 and 1999 give effect to the acquisition of Ortel as if it occurred on October 1, 1999 and 1998, respectively.

                                                                YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Revenue.....................................................  $4,760   $3,783
Income (loss) before cumulative effect of accounting
  change....................................................  $   48   $    7

     Pro forma adjustments to income (loss) before cumulative effect of accounting change include the impact of a full year of amortization of goodwill and other acquired intangibles but exclude the effect of IPRD of $307 for fiscal 2000. This is presented for information purposes only and is not necessarily

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

indicative of the results of future operations or results that would have been achieved had this acquisition taken place at the beginning of each fiscal year presented.

4.  ACCOUNTING CHANGES

     Effective October 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax increase in net loss of $4 (net of a tax benefit of $2). The increase in net loss is primarily due to derivatives not designated as hedging instruments. For fiscal 2001, the change in fair market value of derivative instruments was recorded in other income-net and was not material.

5.  RECENT PRONOUNCEMENTS

  SFAS 142


     In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives, which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, the Company will need to re-assess the classification and useful lives of its previously acquired goodwill and other intangible assets. SFAS 142 also requires that goodwill and indefinite lived intangibles be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. SFAS 142 is effective for Agere in fiscal year 2003, although earlier application is permitted. The Company plans to adopt SFAS 142 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.


  SFAS 143

     Also in July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with SFAS 143, retirement obligations will be recognized at fair value in the period they are incurred. When the liability is initially recorded, the cost is capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. SFAS 143 is effective for Agere in fiscal year 2003, with earlier application encouraged. The Company is currently evaluating the potential

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

effects, if any, on its financial condition and results of operations of adopting SFAS 143, as well as the timing of its adoption.

  SFAS 144

     In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. SFAS 144 is effective for Agere in fiscal year 2003, with earlier application encouraged. The Company is currently evaluating the potential effects, if any, on its financial condition and results of operations of adopting SFAS 144, as well as the timing of its adoption.

6.  RESTRUCTURING AND SEPARATION EXPENSES AND INVENTORY PROVISION

  RESTRUCTURING EXPENSES

     In fiscal 2001, the Company announced a series of restructuring initiatives to align the Company with market conditions. These initiatives were focused on improving gross profit, reducing expenses and streamlining operations. The Company recorded a restructuring charge of $563 for the year ended September 30, 2001 classified within restructuring and separation expenses. These restructuring initiatives include a worldwide workforce reduction, rationalization of manufacturing capacity, and other activities.

  Worldwide Workforce Reduction


     The restructuring initiatives announced in fiscal 2001 will result in a workforce reduction of approximately 6,000 employees across various business functions, operating units and geographic regions, and includes management and occupational employees. The Company recorded a restructuring charge of $177 for fiscal 2001 relating to approximately 5,500 employees, of which approximately 4,300 employees have been taken off-roll as of September 30, 2001. Of the $177 charge, $28 represents termination benefits to certain U.S. management employees that will be funded through Lucent's pension assets. Severance costs and other exit costs noted above were determined in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."


  Rationalization of Manufacturing Capacity and Other Charges


     The Company recorded a restructuring charge of $386 in fiscal 2001 relating to the rationalization of under-utilized manufacturing facilities and other restructuring-related activities. The Company has discontinued manufacturing operations at its chip fabrication plant in Madrid, Spain. The Company is also rationalizing under-utilized manufacturing capacity at our facilities in Orlando, Florida, and in Allentown, Breinigsville and Reading, Pennsylvania. In addition, the Company is consolidating several satellite-manufacturing sites as well as leased corporate offices. The restructuring charge for fiscal 2001 includes $37 related to facility closings primarily for lease terminations, non-cancelable leases and related costs. It also includes an asset impairment charge of $287. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and depreciation was suspended. The $287 impairment charge represents the write-down to fair value, less costs to sell, of property, plant and equipment that was disposed of or removed from operations. The remaining restructuring charge of $62 for fiscal 2001 relates primarily to contract terminations.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     A summary of restructuring costs is outlined as follows:

                                                  YEAR ENDED
                                              SEPTEMBER 30, 2001         SEPTEMBER 30, 2001
                                         -----------------------------   ------------------
                                          TOTAL    NON CASH     CASH       RESTRUCTURING
                                         CHARGES   CHARGES    PAYMENTS        RESERVE
                                         -------   --------   --------   ------------------
Workforce reduction....................   $177      $ (28)      $(57)           $ 92
Rationalization of manufacturing
  capacity and other charges...........    386       (293)       (14)             79
                                          ----      -----       ----            ----
  Total................................   $563      $(321)      $(71)           $171
                                          ====      =====       ====            ====


     The Company anticipates that the majority of the remaining cash expenditures relating to workforce reductions will be paid by the end of the calendar year and the majority of the contract terminations will be paid by the end of the second fiscal quarter of 2002. Amounts related to non-cancelable lease obligations due to the consolidation of facilities will be paid over the respective lease terms through fiscal 2005. The Company expects to substantially complete implementation of the announced restructuring program by December 31, 2001.


  SEPARATION EXPENSES

     The Company incurred costs, fees and expenses relating to the Separation. These costs, fees and expenses were primarily related to legal separation matters, designing and constructing the Company's computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. In fiscal 2001, the Company incurred $99 of separation expenses included in restructuring and separation expenses.

  INVENTORY PROVISION


     The Company recorded inventory provisions, classified within cost of sales, of $409 in fiscal 2001 compared to inventory provisions of $29 in fiscal 2000. The fiscal 2001 amount, which includes purchase order cancellation charges, reflects a significant decrease in forecasted revenue and was calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.


7.  IMPAIRMENT OF GOODWILL AND OTHER ACQUIRED INTANGIBLES

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances occur that indicate the carrying amount of the assets may not be fully recoverable. During fiscal 2001, the Company evaluated goodwill and other acquired intangibles associated with recent acquisitions for impairment. The assessment was performed in accordance with SFAS 121 as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which the Company operates. Fair value of the acquired entities was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for the Company's products, as well as anticipated future demand. Discount rates used were based upon the Company's weighted average cost of capital adjusted for business risks. These amounts are based on management's best estimate of future results.

     As a result of the assessment, the Company determined that an other than temporary impairment existed related to the Company's acquisitions of Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor. The Company recorded a charge to reduce goodwill and other acquired intangibles of

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

$2,762 during fiscal 2001, consisting of $2,220, $275, $240 and $27 related to Ortel, Herrmann Technology, Agere, Inc. and Enable Semiconductor, respectively.

8.  SUPPLEMENTARY FINANCIAL INFORMATION

  INCOME STATEMENT INFORMATION

                                                                YEAR ENDED SEPTEMBER 30,
                                                               --------------------------
                                                                2001      2000      1999
                                                               ------    ------    ------
INCLUDED IN COSTS AND OPERATING EXPENSES
Depreciation and amortization of property, plant and
  equipment.................................................    $445      $477      $385
                                                                ====      ====      ====
OTHER INCOME -- NET
Interest income.............................................    $ 69      $ --      $ --
Loss on sales of fixed assets...............................      (5)       --        --
Gain (loss) on foreign currency transactions................     (14)        6         9
Gain on sales of investments................................      --        18        32
Impairment of investments...................................     (47)       --        --
Equity earnings (loss) from investments.....................      42         4       (20)
Other income (loss).........................................     (10)        5        15
                                                                ----      ----      ----
Other income -- net.........................................    $ 35      $ 33      $ 36
                                                                ====      ====      ====

  BALANCE SHEET INFORMATION

                                                                 SEPTEMBER 30,
                                                               ------------------
                                                                2001       2000
                                                               -------    -------
INVENTORIES
Completed goods.............................................   $    87    $   119
Work in process and raw materials...........................       217        261
                                                               -------    -------
Inventories.................................................   $   304    $   380
                                                               =======    =======
PROPERTY, PLANT AND EQUIPMENT -- NET
Land and improvements.......................................   $    44    $    54
Buildings and improvements..................................       660        640
Machinery, electronic and other equipment...................     3,566      3,746
                                                               -------    -------
          Total property, plant and equipment...............     4,270      4,440
Less: accumulated depreciation and amortization.............    (2,419)    (2,557)
                                                               -------    -------
Property, plant and equipment -- net........................   $ 1,851    $ 1,883
                                                               =======    =======

  CASH FLOW INFORMATION

     Prior to the Separation, interest and income taxes were paid by Lucent on behalf of the Company and do not necessarily reflect what the Company would have paid had it been a stand-alone company. Following the Separation, the Company began to pay interest and income tax expenses. Interest for fiscal 2001 is primarily related to the $2,500 credit facility assumed from Lucent in connection with the IPO and the Company's capitalized lease obligation. The interest and income tax payments were $84 and $52, respectively, for fiscal 2001.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     Transfers from Lucent include the following non-cash transactions: (1) a $2,500 decrease to additional paid in capital to reflect the transfer of the credit facility; Agere did not receive any of the proceeds, (2) a $3,807 increase in owner's net investment, to reflect the Ortel, Herrmann and Agere, Inc. acquisitions that were made with Lucent common stock and options in fiscal 2000, and (3) a $32 decrease in owner's net investment for a change in accounting related to pension and postretirement benefit costs reflected in fiscal 1999.

     A capital lease obligation of $83 was entered into in fiscal 1999, for the lease of semiconductor manufacturing equipment.

  Acquisitions of Businesses

     Shown below is the impact on cash flows related to the acquisition of businesses for cash in the fiscal years presented.

                                                               YEAR ENDED SEPTEMBER 30,
                                                               -------------------------
                                                               2001      2000      1999
                                                               -----     -----     -----
Fair value of assets acquired, net of cash acquired.........    $ 1      $106       $99
Less: fair value of liabilities assumed.....................     --         2         7
                                                                ---      ----       ---
Acquisitions of businesses, net of cash acquired............    $ 1      $104       $92
                                                                ===      ====       ===

9.  INCOME TAXES

     The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate.

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               2001      2000      1999
                                                              -------   -------   ------
U.S. federal statutory income tax rate......................    35.0%     35.0%    35.0%
State and local income taxes, net of federal income tax
  effect....................................................     1.1       2.1      1.1
Non U.S. earnings taxed at different rates..................    (2.6)     (5.1)    (0.7)
Research credits............................................     0.7      (2.5)    (1.8)
Foreign sales corporation...................................     0.4      (1.4)    (1.6)
Valuation allowance.........................................   (12.3)       --       --
Other differences -- net....................................    (0.6)     (0.3)     0.2
                                                               -----     -----     ----
Effective income tax rate excluding acquisition related
  costs.....................................................    21.7      27.8     32.2
Acquisition related costs(1)................................   (24.0)    130.2      0.9
                                                               -----     -----     ----
Effective income tax rate...................................    (2.3)%   158.0%    33.1%
                                                               =====     =====     ====

---------------

(1) Non-tax deductible IPRD and amortization of goodwill.

     The fiscal 2001 rate includes the impact of recording a full valuation allowance of approximately $553 for deferred tax assets.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following table presents the United States and foreign components of income (loss) before income taxes and the provision for income taxes.

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                2001      2000    1999
                                                              --------   ------   -----
INCOME (LOSS) BEFORE INCOME TAXES
United States...............................................  $(4,451)   $(221)   $332
Non-U.S. ...................................................      (56)     352     145
                                                              -------    -----    ----
Income (loss) before income taxes...........................  $(4,507)   $ 131    $477
                                                              =======    =====    ====
PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $     7    $ 105    $ 86
State and local.............................................        6       21       9
Non-U.S. ...................................................       50       83      77
                                                              -------    -----    ----
Sub-total...................................................       63      209     172
                                                              -------    -----    ----
DEFERRED
Federal.....................................................        5        9      32
State and local.............................................        3        1      (2)
Non-U.S. ...................................................       34      (12)    (44)
                                                              -------    -----    ----
Sub-total...................................................       42       (2)    (14)
                                                              -------    -----    ----
Provision for income taxes..................................  $   105    $ 207    $158
                                                              =======    =====    ====

     As of September 30, 2001, the Company had total federal and state net operating loss carryforwards (tax-effected) of approximately $506, and federal research and development credit carryforwards of approximately $13, the majority of which expires in fiscal 2022.

     The components of deferred tax assets and liabilities at September 30, 2001 and 2000 are as follows:

                                                              SEPTEMBER 30,
                                                              --------------
                                                               2001    2000
                                                              ------   -----
DEFERRED TAX ASSETS
Benefit obligations.........................................  $  48    $ 66
Reserves and allowances.....................................    132      65
Net operating loss/credit carryforwards.....................    519       9
Valuation allowance.........................................   (537)     --
Other.......................................................      9       5
                                                              -----    ----
  Total deferred tax assets.................................  $ 171    $145
                                                              =====    ====
DEFERRED TAX LIABILITIES
Property, plant, and equipment..............................  $  98    $ 87
Investments.................................................     16      --
Intangibles.................................................     53      37
                                                              -----    ----
  Total deferred tax liabilities............................  $ 167    $124
                                                              =====    ====

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on $423 undistributed earnings of its non-U.S. subsidiaries as of September 30, 2001, because these earnings are intended to be reinvested indefinitely.

10.  AVAILABLE-FOR-SALE SECURITIES

     The Company's investments in marketable securities are classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities." These investments are carried at fair value with any unrealized gains and losses recorded as a separate component of other comprehensive income
(loss). Fair value is based upon market prices quoted on the last day of the fiscal year. The fair market value of available-for-sale securities included in the consolidated and combined balance sheet was $41 as of September 30, 2001 and the Company had no available-for-sale securities as of September 30, 2000. The unrealized gain recorded as a separate component of other comprehensive income
(loss) for fiscal 2001 was $30.

11.  INVESTMENT IN SILICON MANUFACTURING PARTNERS

     In December 1997, the Company entered into a joint venture, called Silicon Manufacturing Partners Pte Ltd. ("SMP"), with Chartered Semiconductor Manufacturing Ltd.'s ("Chartered Semiconductor"), a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company's 51% interest in SMP is accounted for under the equity method due to Chartered Semiconductor's participatory rights under the joint venture agreement. Under the joint venture agreement, each partner is entitled to the margins from sales to customers directed to SMP by that partner, after deducting their respective share of the overhead costs of SMP. Accordingly, SMP's net income (loss) is not expected to be shared in the same ratio as equity ownership. The Company recognized equity earnings (losses) of $54, $0 and $(24) in fiscal 2001, 2000 and 1999, respectively.

     The following table shows the condensed balance sheets and statements of operations of SMP:

                                                              SEPTEMBER 30,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Assets
  Current assets............................................  $121    $ 76
  Noncurrent assets.........................................   549     553
Liabilities
  Current liabilities.......................................  $ 61    $ 92
  Noncurrent liabilities....................................   406     355


                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                               ------------------
                                                               2001   2000   1999
                                                               ----   ----   ----
Revenue.....................................................   $234   $169   $ 14
Gross profit (loss).........................................     83     16    (23)
Income (loss) from continuing operations....................     47     (2)   (47)
Net income (loss)...........................................   $ 47   $ (2)  $(47)


     Effective January 1, 2001, SMP adopted SFAS 133. During the nine months ended September 30, 2001, SMP entered into cash flow hedges to manage interest rate risk due to its floating interest rate debt and recorded an unrealized loss of $25 from these hedges as a separate component of other comprehensive

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

income (loss) for the nine months ended September 30, 2001. As a result, the Company recorded an unrealized loss of $13 in other comprehensive income (loss).

12.  DEBT

     On April 2, 2001, the Company assumed $2,500 of short-term borrowings under a credit facility with financial institutions from Lucent. In addition, the Company assumed $54 of prepaid financing fees, which will be amortized over the life of facility. The facility is comprised of term loans and revolving credit loans. The Company did not receive any of the proceeds of this short-term debt. The credit facility is secured by the Company's principal domestic assets other than the proceeds of the IPO and while Lucent remains a majority stockholder, real estate. Upon the repayment of $1,500 of the debt, and if the Company has credit ratings of BBB- or better with a stable outlook from Standard & Poor's and Baa3 or better with a stable outlook from Moody's Investor Services, the debt will become uncollateralized. At September 30, 2001, Agere's ratings were BB- from Standard & Poor's with a stable outlook and Ba3 from Moody's Investor Services with a stable outlook. Upon the repayment of $1,500, the remaining debt outstanding under this facility would consist of revolving credit loans. The credit facility will mature on February 21, 2002, which is 364 days from the date Lucent initially entered into the facility. The debt is not convertible into any other securities of the Company.

     The only periodic debt service obligation under the credit facility is to make quarterly interest payments. Interest rates on borrowings under the credit facility are based on the applicable LIBOR rate, or at the Company's election the prime rate, in each case plus a spread that will vary depending on the Company's credit rating and whether or not $1,500 of the debt is repaid, as described below. For ratings of BB- from Standard & Poor's and Ba3 from Moody's, the applicable interest rate at September 30, 2001 would be the applicable LIBOR rate plus 350 basis points. In addition, prior to any repayment of $1,500 of the debt, the interest rate will increase 25 basis points every ninety days from February 22, 2001. The weighted average interest rate at September 30, 2001 was 7.11%. Upon any repayment of $1,500 of the debt, the interest rates on the borrowings, assuming the credit rating remains the same, would return to the applicable LIBOR rate plus 350 basis points.

     The credit facility contains customary restrictions, affirmative and negative covenants and events of default for this type of collateralized financing. These covenants include a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum ratio of earnings before interest, taxes, depreciation and amortization to interest expense.

     On October 4, 2001, the Company amended its credit facility. See Note 22 "Subsequent Events."

13.  TOTAL COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss), which is displayed in the consolidated and combined statements of changes in stockholders' equity/invested equity and total comprehensive income (loss), represents net income (loss) plus the results of certain equity changes not reflected in the consolidated and combined statements of operations.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The components of accumulated other comprehensive income (loss) are shown below.

                                                                                      TOTAL
                                                                                   ACCUMULATED
                                                      UNREALIZED                      OTHER
                                          FOREIGN      HOLDING      UNREALIZED    COMPREHENSIVE
                                         CURRENCY       GAINS      LOSS ON CASH      INCOME
                                        TRANSLATION    (LOSSES)    FLOW HEDGES       (LOSS)
                                        -----------   ----------   ------------   -------------
Beginning balance October 1, 1998.....     $(18)         $ 2           $ --           $(16)
Current-period change.................        1           (2)            --             (1)
                                           ----          ---           ----           ----
Ending balance September 30, 1999.....      (17)          --             --            (17)
Current-period change.................      (35)          --             --            (35)
                                           ----          ---           ----           ----
Ending balance September 30, 2000.....      (52)          --             --            (52)
Current-period change.................       26           30            (13)            43
                                           ----          ---           ----           ----
Ending balance September 30, 2001.....     $(26)         $30           $(13)          $ (9)
                                           ====          ===           ====           ====

     The foreign currency translation adjustments are not currently adjusted for income taxes because they relate to indefinite investments in non-US subsidiaries. There were also no income taxes provided for the unrealized gain on investments. The unrealized loss on cash flow hedges was related to the SFAS 133 hedging activities by SMP, a joint venture with Chartered Semiconductor in Singapore and there were no income taxes provided for the unrealized loss.

14.  STOCK COMPENSATION PLANS

     Certain employees of the Company have been granted stock options and other equity-based awards under Lucent stock based compensation plans. At the time of the Distribution, awards outstanding under Lucent's stock-based compensation plans and held by Company employees will be converted to Company stock-based awards. The stock options and other awards, as converted or adjusted, will have the same vesting provisions, option periods, and other terms and conditions as the Lucent options and awards they replace. The number of shares and exercise price of each stock option will be adjusted so that following conversion, each option will have the same ratio of the exercise price per share to the market value per share, and the same aggregate difference between market value and exercise price as the Lucent stock options prior to the conversion. No new measurement date is expected to occur upon conversion of the stock options.

     Agere has stock-based compensation plans under which employees and outside directors receive stock option and other equity-based awards. The plans provide for the granting of stock options, performance awards, restricted stock awards and other stock unit awards. During fiscal 2001, employees of the Company were granted stock options and other equity-based awards under Agere's 2001 Long-Term Incentive Plan. The Company has reserved 182 million shares for issuance under these plans.

     Lucent stock options generally were granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have two to ten-year terms and vest no later than four years from the date of grant. Agere stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, have seven-year terms, and generally vest no later than four years from the date of grant.

     In connection with certain of the Company's acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for Lucent's common stock effective at the acquisition date. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     Agere maintains an Employee Stock Purchase Plan (the "ESPP") with consecutive offering periods, each consisting of four purchase periods of approximately six months in length. The first offering period commenced on March 27, 2001 and ends April 30, 2003. Subsequent offering periods will run generally for 24 months beginning May 1 of every other year. Under the terms of the ESPP, participating employees may have up to 10% of eligible compensation (subject to certain limitations) deducted from their pay to purchase the Company's common stock. The per share purchase price is equal to 85% of the lower of either the market price on the employee's entry date for the current offering period, or the last trading day of each purchase period. The amount that may be offered pursuant to this plan is 85 million shares. As of September 30, 2001, no shares were purchased under the ESPP.

     Agere has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and, as permitted under SFAS No. 123, applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Compensation expense recorded under APB No. 25, which uses the intrinsic value method, was $4, $1 and $1 for the years ended September 30, 2001, 2000 and 1999, respectively. If Agere had elected to adopt the optional recognition provisions of SFAS No. 123, which uses the fair value-based method, for its stock option plans and ESPP, net income (loss) for the Company would have been changed to the pro forma amounts indicated below:


                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                2001      2000    1999
                                                              --------   ------   -----
NET INCOME (LOSS)
As reported.................................................  $(4,616)   $ (76)   $351
Pro forma*..................................................   (4,752)    (131)    326
EARNINGS (LOSS) PER SHARE -- BASIC AND DILUTED
As reported.................................................  $ (3.46)   $(.07)   $.34
Pro forma*..................................................    (3.56)    (.13)    .32


---------------

* The pro forma amounts shown above include the fair values of both the Agere and Lucent stock options held by Agere employees. Also included is the fair value of Agere options under the ESPP.

     The fair value of stock options used to compute pro forma net income (loss) disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
WEIGHTED AVERAGE ASSUMPTIONS (Lucent)
Dividend yield..............................................   0.58%    0.22%    0.14%
Expected volatility.........................................   59.0%    39.2%    33.3%
Risk free interest rate.....................................    5.0%     6.2%     4.8%
Expected holding period (in years)..........................    3.0      2.8      4.0
WEIGHTED AVERAGE ASSUMPTIONS (Agere)
Dividend yield..............................................   0.00%     n/a      n/a
Expected volatility.........................................   66.8%     n/a      n/a
Risk free interest rate.....................................   4.16%     n/a      n/a
Expected holding period (in years)..........................    2.4      n/a      n/a

     Presented below is a summary of the status of the Lucent stock options held by Company employees for which the Company estimates it will assume responsibility, and the related transactions for the years ended September 30, 2001, 2000 and 1999, as well as a summary of the status of Agere stock options and

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

related transactions for fiscal 2001. The Lucent stock option activity is not necessarily indicative of what the activity would have been had Agere been a separate stand-alone company during the periods presented, or what the activity may be in the future.

                                                                               WEIGHTED
                                                               SHARES          AVERAGE
                                                               (000'S)      EXERCISE PRICE
                                                               -------     ----------------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 1998.......    12,379          $22.24
     Granted/Assumed*.......................................     3,432           42.88
     Exercised..............................................      (450)          12.22
     Forfeited/Expired......................................       (37)          34.34
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 1999.......    15,324           27.13
     Granted/Assumed*.......................................    32,505           32.65
     Exercised..............................................    (4,339)           8.02
     Forfeited/Expired......................................    (1,723)          40.29
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000.......    41,767           32.87
     Avaya Inc. spin-off adjustments#.......................       306            (.25)
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000.......    42,073           32.62
     Granted/Assumed*.......................................     9,526           17.30
     Exercised..............................................    (2,033)           2.46
     Forfeited/Expired......................................    (4,086)          36.89
                                                               -------
     LUCENT OPTIONS OUTSTANDING AT SEPTEMBER 30, 2001.......    45,480          $32.59
                                                               =======
     AGERE OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000........        --              --
     Granted................................................   151,763          $ 5.81
     Exercised..............................................        --              --
     Forfeited/Expired......................................    (9,013)           5.87
                                                               -------
     AGERE OPTIONS OUTSTANDING AT SEPTEMBER 30, 2001........   142,750          $ 5.81
                                                               =======

---------------

*  Includes options converted in acquisitions.

# Effective with the spin-off of Avaya Inc. on September 30, 2000, the number of outstanding options was adjusted and all exercise prices were decreased immediately following the spin-off date to preserve the economic values of the options that existed prior to the spin-off.

     The weighted average fair value of the Agere stock options and Lucent stock options held by Agere employees, is calculated using the Black-Scholes option-pricing model. The weighted average fair value of Agere stock options granted during fiscal 2001 was $2.43 per share, and for those granted by Lucent during fiscal 2001, 2000 and 1999 was $7.36, $15.88 and $14.46 per share, respectively.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following table summarizes the status of Lucent stock options, held by the Agere employees, which were outstanding at September 30, 2001.

                              STOCK OPTIONS OUTSTANDING       STOCK OPTIONS EXERCISABLE
                           --------------------------------   --------------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING    WEIGHTED                   WEIGHTED
                                     CONTRACTUAL   AVERAGE                    AVERAGE
                           SHARES       LIFE       EXERCISE     SHARES        EXERCISE
RANGE OF EXERCISE PRICES   (000'S)     (YEARS)      PRICE       (000'S)        PRICE
------------------------   -------   -----------   --------   -----------   ------------
$0.12 to $11.05........      5,322      7.17        $ 3.15        2,702        $ 3.31
$11.06 to $17.32.......      7,977      6.33         13.54        2,418         11.45
$17.33 to $27.01.......      7,229      8.00         19.79        1,811         20.83
$27.02 to $45.50.......     13,325      3.36         39.96       11,013         39.19
$45.51 to $59.73.......      8,565      8.30         56.82        1,930         57.50
$59.74 to $63.88.......      2,321      8.19         62.29          539         61.88
$63.89 to $77.09.......        741      8.21         68.02           82         69.76
                           -------                               ------
Total..................     45,480      6.32        $32.59       20,495        $32.01
                           =======                               ======

     The following table summarizes the status of Agere stock options outstanding at September 30, 2001:

                              STOCK OPTIONS OUTSTANDING       STOCK OPTIONS EXERCISABLE
                           --------------------------------   --------------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING    WEIGHTED                   WEIGHTED
                                     CONTRACTUAL   AVERAGE                    AVERAGE
                           SHARES       LIFE       EXERCISE     SHARES        EXERCISE
RANGE OF EXERCISE PRICES   (000'S)     (YEARS)      PRICE       (000'S)        PRICE
------------------------   -------   -----------   --------   -----------   ------------
$5.15 to $5.70.........     68,134      6.83        $5.58          --           $  --
$5.71 to $6.48.........     73,814      6.48         6.00         404            5.96
$6.49 to $7.21.........        802      6.67         7.03          --              --
                           -------                                ---
Total..................    142,750      6.65        $5.81         404           $5.96
                           =======                                ===

     Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of common stock represented by awards granted to Company employees.

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
Lucent other stock unit awards granted (000's).............     500        4       40
Weighted average market value of shares granted during the
  period...................................................  $16.21   $64.91   $29.36
Agere other stock unit awards granted (000's)..............      75      n/a      n/a
Weighted average market value of shares granted during the
  period...................................................  $ 5.43      n/a      n/a

15.  EARNINGS (LOSS) PER COMMON SHARE

     Basic and diluted earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. As a result of the net loss reported for the year ended September 30, 2001, 1,170,969 of potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.

     In addition, at September 30, 2001, Agere employees held stock-based awards covering approximately 46 million shares of Lucent common stock that may be converted to Agere stock-based awards at the time of the Distribution, if the Distribution occurs. The number of shares of Agere common stock subject to

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

substituted awards, if this conversion occurs, cannot be determined at this time since the conversion ratio will be determined at the Distribution based on the per share value of the Company's common stock in relation to that of Lucent's common stock.

16.  BENEFIT OBLIGATIONS

     The Company's financial statements reflect the cost experienced for its employees and retirees while included in the Lucent plans. Effective January 1, 2002, the Company will assume responsibility for all employee benefit plans other than pension benefits. Following the Distribution, the Company will assume responsibility for the pension benefits covering its active employees and employees who retired subsequent to the IPO.

  PENSION AND POSTRETIREMENT BENEFITS

     Several pension plans cover substantially all full-time employees. Retirement benefits under the plans are based on a career average or flat dollar formula. The domestic plans are non-contributory. A cash balance program was established for all companies acquired since October 1, 1996 that did not participate in a defined benefit pension plan and all management employees hired after January 1, 1999. The cash balance plan resembles a savings account. Amounts are credited based on age and a percentage of earnings. Following termination, the employee is entitled to receive the balance in the account in a lump sum. Under the cash balance program, future increases in earnings will not result in additional prior service costs. It is the Company's policy to fund the plans on a current basis to the extent deductible under existing Federal tax regulations. The employees in the cash balance pension plan are not eligible for the postretirement benefit plan.

     Until the Distribution, the Company's U.S. employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retired or terminated employment subsequent to the IPO. Obligations related to employees who retired or terminated employment prior to the IPO will remain the responsibility of Lucent. Following the Distribution, Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees. Lucent has managed its U.S. employee benefit plans on a consolidated basis and separate company information is not readily available. The consolidated and combined statements of operations include an allocation of the costs (benefits) of the U.S. pension and postretirement plans. These costs were allocated based on the Company's U.S. active employee population for each of the years presented.

     Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-plan-assets component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes recognizing immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period.

     The cumulative effect of this accounting change for Agere related to periods prior to fiscal 1999 of $53 ($32 after-tax) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs in fiscal 1999 that increased income by $10 ($6 after-tax) as compared with the previous accounting method.

     In fiscal 2001, Agere recorded non-cash charges totaling $28 for termination benefits paid from pension assets to U.S. paid management employees in connection with involuntary terminations as part of business restructuring. See Note 6 "Restructuring and Separation Expenses and Inventory Provision."

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     In fiscal 2001, Lucent recorded final adjustments to the pension and postretirement assets and obligation amounts that were transferred to Avaya Inc. ("Avaya"), the former enterprise networks group of Lucent that was spun off on September 30, 2000.

     The information that follows was provided by Lucent and relates to the entire Lucent pension and postretirement plans, including discontinued operations. The following table shows the funded status of the Lucent pension and postretirement plans:

                                                 PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                ------------------   -----------------------
                                                 2001       2000        2001         2000
                                                -------   --------   ----------   ----------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at October 1.............  $26,113   $ 27,401    $ 8,242      $ 8,604
     Service cost.............................      316        478         35           67
     Interest cost............................    1,926      1,915        604          601
     Actuarial losses.........................    1,434        370        761           33
     Amendments...............................        9         (1)       (58)          --
     Benefits paid............................   (2,788)    (2,294)      (709)        (651)
     Settlements..............................       (3)        --        (10)          --
     Termination benefits.....................    1,954         --        197           --
     Impact of curtailments...................      715         --        288           --
     Benefit obligation assumed by Avaya......      174     (1,756)        48         (412)
                                                -------   --------    -------      -------
  Benefit obligation at September 30..........  $29,850   $ 26,113    $ 9,398      $ 8,242
                                                =======   ========    =======      =======
CHANGE IN PLAN ASSETS
  Fair value of plan assets at October 1......  $45,262   $ 41,067    $ 4,557      $ 4,467
     Actual (loss) return on plan assets......   (6,830)     9,791       (827)         654
     Lucent contributions.....................       25         19         17            8
     Benefits paid............................   (2,788)    (2,294)      (709)        (651)
     Assets transferred from (to) Avaya.......      259     (2,984)        36         (255)
     Other (including transfer of assets from
       pension to postretirement plans).......     (389)      (337)       366          334
                                                -------   --------    -------      -------
  Fair value of plan assets at September 30...  $35,539   $ 45,262    $ 3,440      $ 4,557
                                                =======   ========    =======      =======
FUNDED (UNFUNDED) STATUS OF THE PLAN..........  $ 5,689   $ 19,149    $(5,958)     $(3,685)
  Unrecognized prior service cost (credit)....    1,228      2,086       (135)          49
  Unrecognized transition asset...............     (103)      (322)        --           --
  Unrecognized net (gain) loss................   (1,790)   (14,499)     1,035       (1,208)
                                                -------   --------    -------      -------
NET AMOUNT RECOGNIZED.........................  $ 5,024   $  6,414    $(5,058)     $(4,844)
                                                =======   ========    =======      =======

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                 PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                ------------------   -----------------------
                                                 2001       2000        2001         2000
                                                -------   --------   ----------   ----------
AMOUNTS RECOGNIZED IN THE LUCENT CONSOLIDATED
  BALANCE SHEETS CONSIST OF:
  Prepaid pension costs.......................  $ 4,958   $  6,238    $    --      $    --
  Prepaid pension costs allocated to
     discontinued operations..................      122        202         --           --
  Accrued benefit liability...................      (73)       (37)    (4,972)      (4,786)
  Accrued benefit liability allocated to
     discontinued operations..................       (2)        --        (86)         (58)
  Intangible asset............................        5          5         --           --
  Accumulated other comprehensive income......       14          6         --           --
                                                -------   --------    -------      -------
Net amount recognized.........................  $ 5,024   $  6,414    $(5,058)     $(4,844)
                                                =======   ========    =======      =======

     Pension plan assets include $17 and $102 of Lucent common stock at September 30, 2001 and 2000, respectively. Postretirement plan assets include $1 and $3 of Lucent common stock at September 30, 2001 and 2000, respectively.

  COMPONENTS OF NET PERIODIC BENEFIT COST

                                                           YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Pension Cost (Credit)
  Service cost..........................................  $   316   $   478   $   509
  Interest cost on projected benefit obligation.........    1,926     1,915     1,671
  Expected return on plan assets........................   (3,373)   (3,229)   (2,957)
  Amortization of unrecognized prior service costs......      326       362       461
  Amortization of transition asset......................     (222)     (300)     (300)
  Amortization of net (gain)/loss.......................     (387)     (197)        2
  Termination benefits..................................    1,954        --        --
  Curtailments..........................................      562        --        --
  Settlements...........................................      (12)       --        --
                                                          -------   -------   -------
NET PENSION COST (CREDIT)...............................  $ 1,090   $  (971)  $  (614)
                                                          =======   =======   =======
Distribution of Net Pension Cost (Credit)
  Continuing operations.................................  $ 1,064   $(1,113)  $  (779)
  Discontinued operations...............................       26       142       165
                                                          -------   -------   -------
NET PENSION COST (CREDIT)...............................  $ 1,090   $  (971)  $  (614)
                                                          =======   =======   =======

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Postretirement Cost
  Service Cost..........................................  $    35   $    67   $    80
  Interest cost on accumulated benefit obligation.......      604       601       537
  Expected return on plan assets........................     (352)     (338)     (308)
  Amortization of unrecognized prior service costs......       22        37        53
  Amortization of net (gain)/loss.......................      (25)      (12)        6
  Termination benefits..................................      197        --        --
  Curtailments..........................................       98        --        --
  Settlements...........................................       (5)       --        --
                                                          -------   -------   -------
NET POSTRETIREMENT BENEFIT COST.........................  $   574   $   355   $   368
                                                          =======   =======   =======
Distribution of Net Postretirement Benefit Cost
  Continuing operations.................................  $   564   $   291   $   298
  Discontinued operations...............................       10        64        70
                                                          -------   -------   -------
NET POSTRETIREMENT BENEFIT COST.........................  $   574   $   355   $   368
                                                          =======   =======   =======
Pension and postretirement benefits weighted-average
assumptions as of September 30, 2001
  Discount rate.........................................      7.0%      7.5%     7.25%
  Expected return on plan assets........................      9.0%      9.0%      9.0%
  Rate of compensation increase.........................      4.5%      4.5%      4.5%

     Lucent has several non-pension postretirement benefit plans. For postretirement health care benefit plans, Lucent assumed an 8.6% weighted average annual health care cost trend rate for 2002 gradually declining to 4.9% (excluding postretirement dental benefits, the annual medical cost trend rate would be 9.1% in 2002 gradually declining to 5.0%). The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage-point change in the assumed Lucent health care cost trend rate would have the following effects, including discontinued operations:

                                                              1 PERCENTAGE POINT
                                                              -------------------
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....    $ 25       $ 22
Effect on postretirement benefit obligation.................    $360       $321

  SAVINGS PLANS

     The majority of the Company's employees are eligible to participate in savings plans sponsored by Lucent. The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Lucent matches a percentage of employee contributions up to certain limits. The Company's expense related to the Lucent savings plans was $25, $21 and $25 in fiscal 2001, 2000 and 1999, respectively. The Company expects to establish corresponding plans effective January 1, 2002.

17.  OPERATING SEGMENTS


     Effective October 1, 2001, the Company realigned its business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


communications markets respectively. These two groups comprise the Company's only reportable operating segments. The segments each include revenue from the licensing of intellectual property related to that segment. There were no intersegment sales.



     The Infrastructure Systems segment is comprised of the former Optoelectronics segment and portions of the former Integrated Circuits segment and facilitates the convergence of products from both businesses as the Company addresses markets in high-speed communications systems. The Company has consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows the more efficient design, development and delivery of complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.



     The Client Systems segment consists of the remainder of the former Integrated Circuits segment and includes wireless data, computer communications, storage and wireless terminal solutions products. This segment delivers semiconductor solutions for a variety of end-user applications such as modems, internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family.



     Each segment is managed separately. Disclosure of segment information is on the same basis as is used internally for evaluating segment performance and for deciding how to allocate resources. Performance measurement and resource allocation for the segments are based on many factors. The primary financial measure used is operating income (loss), exclusive of amortization of goodwill and other acquired intangibles, IPRD, the impairment of goodwill and other acquired intangibles, and restructuring and separation expenses.



     The Company does not identify or allocate assets by operating segment. In addition, the Company does not allocate interest income or expense, other income or expense, or income taxes to the segments. Management does not evaluate segments based on these criteria. The Company has centralized corporate functions and uses shared service arrangements to realize economies of scale and efficient use of resources. The costs of shared services, and other corporate center operations managed on a common basis, are allocated to the segments based on usage or other factors based on the nature of the activity. The accounting policies of the reportable operating segments are the same as those described in
Note 2 "Summary of Significant Accounting Policies."



     The Company generates revenues from the sale of two products, integrated circuits and optoelectronic components. These products are consistent with the segments reported by the Company prior to October 1, 2001. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  REPORTABLE SEGMENTS


                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
INFRASTRUCTURE SYSTEMS
  Revenue.................................................   $2,674   $3,059   $2,290
  Operating income (loss) (excluding amortization of
     goodwill and other acquired intangibles, IPRD,
     restructuring and separation expenses and impairment
     of goodwill and other acquired intangibles)..........     (377)     658      478
  Depreciation and amortization...........................      277      280      219
CLIENT SYSTEMS
  Revenue.................................................   $1,406   $1,649   $1,424
  Operating income (loss) (excluding amortization of
     goodwill and other acquired intangibles, IPRD,
     restructuring and separation expenses and impairment
     of goodwill and other acquired intangibles)..........     (175)     133       31
  Depreciation and amortization...........................      179      197      166


  RECONCILING ITEMS

     A reconciliation of the totals reported for the operating segments to the significant line items in the consolidated and combined financial statements is shown below.


                                                            YEAR ENDED SEPTEMBER 30,
                                                            -------------------------
                                                             2001      2000     1999
                                                            -------   ------   ------
OPERATING INCOME (LOSS)
  Total reportable segments..............................   $  (552)  $  791   $  509
  Amortization of goodwill and other acquired
     intangibles.........................................      (415)    (189)     (13)
  IPRD...................................................        --     (446)     (17)
  Restructuring and separation expenses..................      (662)      --       --
  Impairment of goodwill and other acquired
     intangibles.........................................    (2,762)      --       --
                                                            -------   ------   ------
     Total operating income (loss).......................   $(4,391)  $  156   $  479
                                                            =======   ======   ======



  REVENUE BY PRODUCT



  Integrated circuits....................................   $ 2,869   $3,507   $3,055
  Optoelectronic components..............................   $ 1,211   $1,201   $  659

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  GEOGRAPHIC INFORMATION

                                           REVENUE(1)            LONG-LIVED ASSETS(2)
                                    YEAR ENDED SEPTEMBER 30,        SEPTEMBER 30,
                                    ------------------------   ------------------------
                                     2001     2000     1999     2001     2000     1999
                                    ------   ------   ------   ------   ------   ------
U.S. .............................  $1,834   $2,404   $1,863   $1,802   $4,945   $1,333
Foreign Regions
  Asia Pacific & PRC..............   1,277    1,229    1,021      250      281      247
  Europe, Middle East & Africa....     739      867      713      128      146      214
  Caribbean, Canada, Mexico &
     Latin America................     230      208      117       14        2        1
                                    ------   ------   ------   ------   ------   ------
     Totals.......................  $4,080   $4,708   $3,714   $2,194   $5,374   $1,795
                                    ======   ======   ======   ======   ======   ======

---------------

(1) Revenue is attributed to geographic areas based on the customer's shipped-to location, except for intellectual property license revenue which is attributed to the U.S. operations.

(2) Represents property, plant and equipment-net and goodwill and other acquired intangibles.

  CONCENTRATIONS

     Historically, the Company has relied on a limited number of customers for a substantial portion of its revenue. Lucent accounted for 14.9%, 21.3% and 25.7% of the Company's consolidated and combined revenue for fiscal 2001, 2000 and 1999, respectively. The Company expects that a significant portion of its future revenue will continue to be generated by current customers and a limited number of other customers. The Company currently purchases some parts and processes used for its integrated circuits and several different parts that are used in its optoelectronic components, in each case for which there is only one qualified manufacturer. While the Company is currently seeking alternative internal or external sources of these parts and processes, disruption of its sole source could have a material adverse effect on sales and shipments of the affected products.

18.  FINANCIAL INSTRUMENTS

  FAIR VALUES

     The carrying values and estimated fair values of cash and cash equivalents, investments, receivables, payables and debt maturing within one year contained in the consolidated and combined balance sheets approximate fair value.

     The carrying values of foreign exchange forward contracts at September 30, 2001 equal their fair value. The carrying values and estimated fair values of foreign exchange forward contracts at September 30, 2000 was $0 for assets, and $5 and $6, respectively for liabilities. The fair values of foreign exchange forward contracts are determined using quoted market rates.

  CREDIT AND MARKET RISK

     By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The Company seeks to reduce credit risk on financial instruments by dealing only with financially secure counterparties and reserves for losses are established when deemed necessary. The Company seeks to limit its exposure to credit risks in any single country or region.

     All financial instruments inherently expose the holders to market risk, including changes in currency and interest rates. Agere manages its exposure to these market risks through its regular operating and financing activities and when appropriate, through the use of derivative financial instruments.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company conducts its operations on a multinational basis in several foreign currencies. Generally, foreign currency forward exchange contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year. Agere enters into various foreign exchange forward contracts to manage its exposure to changes in those foreign exchange rates. The Company's derivative financial instruments are used as risk management tools and are not for trading purposes.

     The notional amounts for foreign currency forward exchange contracts represent the U.S. dollar equivalent of an amount exchanged. As of September 30, 2001, Agere had outstanding hedges for British Pounds Sterling and Singapore Dollars. The notional amounts for these contracts were $12 and $6, respectively. The asset and liability fair values of these instruments were $0.

     Agere engages in foreign currency hedging activities as a defensive strategy designed to protect the Company from adverse changes in foreign currency exchange rates that may affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. Agere expects to continue to hedge foreign currency risk to preserve the economic cash flows of the Company, but does not expect to designate related derivative instruments as hedges for cost/benefit reasons. Accordingly, the changes in fair value of these undesignated, freestanding foreign currency derivative instruments are recorded in other income-net in the period of change and have not been material to Agere.

     Prior to the adoption of SFAS 133 on October 1, 2000, foreign exchange forward contracts were designated for firmly committed or forecast sales and purchases that were expected to occur in less than one year. Gains and losses on all hedged contracts for firmly committed transactions were deferred in other current assets and liabilities, were recognized in other income-net when the transactions occurred or were no longer probable and were not material to the combined financial statements at September 30, 2000. All other gains and losses on foreign exchange forward contracts were recognized in other income-net as the exchange rates changed.

  LETTERS OF CREDIT

     The Company is a party to letters of credit that represent purchased guarantees ensuring the Company's performance or payment to third parties in accordance with specified terms and conditions which amounted to approximately $17 and $20 as of September 30, 2001 and 2000. The estimated fair value of these letters of credit were $0 as of September 30, 2001 and 2000, which is based on fees paid to obtain the obligations.

19.  TRANSACTIONS WITH LUCENT

     Revenue from products sold to Lucent was $606, $1,002 and $955, in fiscal 2001, 2000 and 1999, respectively. Included in these amounts are revenues of $65 and $82 in fiscal 2000 and 1999, respectively, from sales to Avaya, which was the enterprise networks business of Lucent until its spin off from Lucent on September 30, 2000. Sales to Avaya after that date are not considered transactions with Lucent. Products purchased from Lucent were $22, $23 and $1 for fiscal 2001, 2000 and 1999, respectively. In addition, Lucent billed the Company $23, $67 and $49 for fiscal 2001, 2000 and 1999, respectively, for specific research and development projects related to the Company's businesses.

     In connection with the Separation and Distribution, the Company and Lucent entered into a Separation and Distribution Agreement (the "Separation and Distribution Agreement") and related agreements, which are summarized below. This summary is qualified in all respects by the terms of the Separation and Distribution Agreement and the related agreements.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement governs the transfer by Lucent to the Company of all the assets, liabilities and operations associated with the Company's Businesses.

     The Separation and Distribution Agreement, among other things, provides that the Company will indemnify Lucent for all liabilities relating to the Company's Businesses and for all contingent liabilities primarily relating to the Company's Businesses. In addition, the Separation and Distribution Agreement provides that certain contingent liabilities will be shared by Lucent and the Company based on agreed upon percentages.

  EMPLOYEE BENEFITS AGREEMENT

     The Company and Lucent entered into an Employee Benefits Agreement, pursuant to which the Company will create independent pension and other employee benefit plans that are substantially similar to Lucent's existing pension and other employee benefit plans. This agreement provides that, from the Separation until the Distribution, the Company will be a "Participating Company" in Lucent's employee benefit plans, other than Lucent's employee stock purchase plan (after June 30, 2001), and will bear its allocable share of costs for benefits and administration under these plans. Under the agreement and effective immediately after the Distribution, Lucent will transfer the assets and liabilities of various existing Lucent pension and other employee benefit plans related to Agere employees. Generally, following the Distribution, Lucent will cease to have any liability or obligation to the Company's current employees and their beneficiaries under any of Lucent's benefit plans, programs or practices.

  FEDERAL, STATE AND LOCAL TAX ALLOCATION AGREEMENT

     The State and Local Income Tax Allocation Agreement and the Federal Tax Allocation Agreement govern the allocation of state, local and federal income taxes for periods prior to and including the date of the IPO, except that the state and local income tax allocation agreement will continue to apply in certain states until Lucent no longer owns at least 50% of the Company's stock.

  TAX SHARING AGREEMENT

     The Company and Lucent entered into a Tax Sharing Agreement, which governs the Company's and Lucent's respective rights, responsibilities and obligations after the Distribution with respect to taxes for the periods ending on or before the Distribution. Generally, pre-Distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-Distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the Separation. If the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of the Company's stock or assets, or some other actions taken by the Company, then the Company will be solely liable for any resulting corporate taxes.

  FIBER, MICROELECTRONICS AND ORINOCO PRODUCT PURCHASE AGREEMENTS

     The Company and Lucent entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements reflect negotiated prices. Under the Fiber Product Purchase Agreement the Company has an obligation to purchase all of its requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from the Company. Under the agreement, Lucent committed to purchase at least $2,800 of products from the Company over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through September 30, 2001, Lucent's purchases under this agreement were $325. In light of Lucent's purchases to date and adverse market conditions, the Company is discussing with Lucent ways to restructure Lucent's obligations under the agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which the Company furnishes ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for certain specified service provider customers in exchange for a minimum purchase commitment. The pricing in the agreement is based on the Company's list price in effect on the date of the receipt of an order less any applicable discounts.

  INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     The Company and Lucent entered into an Interim Service and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing services, telecommunications services and corporate support services, including: accounting, financial management, information systems management, tax, payroll, legal, human resources administration, procurement and other general support. This agreement also provides for the replication and transfer of designated computer systems used for administrative support or used in the Company's Businesses or Lucent's other businesses. The systems include specified hardware, software, data storage or maintenance and support components. Costs and expenses of purchasing hardware or obtaining software are borne by the party purchasing the hardware or licensing the software. The costs associated with this agreement amounted to $73 for the year ended September 30, 2001.

  REAL ESTATE AGREEMENTS

     Lucent and the Company entered into various leases and sublease arrangements for the sharing of certain facilities for a transitional period on commercial terms. The lease term for space in owned buildings was determined on a case-by-case basis. In the case of subleases or sub-subleases of property, the lease term generally coincides with the remaining term of the primary lease or sublease, respectively.

  TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT

     The primary trademarks used in the sale of the Company's products and services were transferred to the Company, except for Lucent's name and logo and the Bell Laboratories name. The Company may use the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period. Lucent and the Company entered into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights.

  PATENT ASSIGNMENTS

     The Company and Lucent executed patent assignments and other agreements related to patents owned or controlled by Lucent. The patent assignments divided ownership of patents, patent applications and foreign counterparts between the Company and Lucent. Lucent transferred to Agere ownership of or exclusive rights in certain patents and patent applications held by Lucent before the Separation that relate principally to the Company's Businesses. Lucent retained ownership of all other patents and patent applications.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     The Company and Lucent executed assignments and other agreements, including the technology assignment, related to technology owned or controlled by Lucent and its subsidiaries. Technology included copyrights, mask works and other intellectual property other than trademarks, trade names, service marks and patent rights. The technology assignment generally divided ownership of technology between the Company and Lucent, with each owning technology that was developed by or for, or purchased for the respective businesses of each company. Certain specified technology is owned jointly by the Company and Lucent.

  PATENT AND TECHNOLOGY LICENSE AGREEMENT

     The Company and Lucent entered into a Patent and Technology License Agreement related to patents and technology owned or controlled by the Company and Lucent. The Patent and Technology License Agreement provides for cross-licenses to each company. The Company and Lucent granted to each other, under the patents that each company has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Certain patents are licensed exclusively to each party, including the right to grant sublicenses, subject to retention of a right to use those patents by the licensing party. Otherwise, the right to sublicense to unaffiliated third parties was not granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers, performing joint development activities and rights to sublicense a divested business. The cross-licenses between the Company and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003. The Patent and Technology License Agreement also grants to the Company a joint ownership interest to a limited number of patents and patent applications.

  DEVELOPMENT PROJECT AGREEMENT

     Lucent and the Company entered into a Development Project Agreement under which Bell Laboratories performs certain research and development activities for the Company on a contract basis. The Company also performs research and development activities for Lucent on a contract basis.

  JOINT DESIGN CENTER OPERATING AGREEMENT

     Lucent and the Company entered into a Joint Design Center Operating Agreement to develop technology for micro electro-mechanical systems, or MEMS.

20.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental, tax and other matters. The semiconductor industry is characterized by substantial litigation concerning patents and other intellectual property rights. From time to time, the Company may be party to various inquiries or claims in connection with these rights. These matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2001 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

liability or financial impact to the Company beyond that provided for at September 30, 2001, would not be material to the annual consolidated financial statements.

     In December 1997, the Company entered into a joint venture, called SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company has an agreement with SMP under which it has agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If the Company fails to purchase its required commitments, it will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement also provides that Chartered Semiconductor will have the right of first refusal to purchase integrated circuits produced in excess of the Company's requirements. The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency.

     In July 2000, the Company and Chartered Semiconductor entered into an agreement committing the Company and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The Company has agreed to invest up to $350 over a five-year period. As part of the joint development activities, the two companies will staff a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers will work with Company teams in Murray Hill, New Jersey, and Orlando, Florida, as well as with Chartered Semiconductor's technology development organization, to create a 600-person research and development team. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.

  RISKS AND UNCERTAINTIES

     The Company has a limited history operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company. Until early 2001, the Company's businesses were operated by Lucent as a segment of its broader corporate organization rather than as a separate stand-alone company. Lucent assisted the Company by performing various corporate functions, including public relations, employee relations, investor relations, finance, legal and tax functions. Lucent continues to provide some of these functions to the Company on an interim basis pursuant to the Interim Services and Systems Replication Agreement.

     As of September 30, 2001, the Company's primary source of liquidity was its cash and cash equivalents. The Company believes this cash, together with cash flow from operations, will be sufficient to meet its cash requirements at least through the end of fiscal 2002, including repayment of borrowings under the credit facility if its maturity is not extended. If the Company's revenues are materially lower than what is contemplated in its outlook, the Company will further reduce expenditures in an effort to meet its cash requirements. The Company also intends to seek additional funds from liquidity generating transactions and capital markets financings, although it cannot provide any assurance that any of these transactions or financings will be available to it on acceptable terms or at all.

  LEGAL PROCEEDINGS

     From time to time, the Company is involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by its unions with the National Labor Relations Board, claims

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

before the U.S. Equal Employment Opportunity Commission and other employee grievances. The Company also may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.

     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). The Company anticipates that it may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.


     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc. alleging patent infringement by 14 companies, including some of the Company's customers for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. The Company believes that it has valid defenses to Proxim's claims and has intervened in the investigation in order to defend its customers. Proxim seeks relief in the form of an exclusion order preventing the importation by the Company's customers of specified wireless local area networking products, including some of the Company's products, into the United States. If Proxim were able to obtain an exclusion order, the Company believes that the order would likely apply to 802.11(b) card products and access point products containing such cards for the Company's customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by the Company. The Company believes that any order would not exclude importation of 802.11(b) chipsets, or impact any potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which the Company derives a material amount of revenue, the Company believes that it could restructure its operations to minimize the impact of such an order on the Company's business. One of the Company's subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.


     If the Company is unsuccessful in resolving these proceedings, as they relate to the Company, its operations may be disrupted or it may incur additional costs. Other than as described above, the Company does not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

  ENVIRONMENTAL, HEALTH AND SAFETY

     The Company is subject to a wide range of U.S. and non-U.S. governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company also is subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by the Company, or at sites where the Company may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement with Lucent, the Company has assumed all environmental liabilities resulting from the Company's Businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of the Company's former facilities and one of the Company's current manufacturing facilities.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in the consolidated and combined financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although the Company believes that its reserves are adequate, including those covering the Company's potential liabilities at Superfund sites, there can be no assurance that expenditures which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in these reserves or will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for as of September 30, 2001, cannot be estimated.


  LEASES

     The Company leases land, buildings and equipment under agreements that expire in various years through 2006. Rental expense under operating leases was $133, $97 and $58 for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. The table below shows the future minimum lease payments due under non-cancelable leases at September 30, 2001. Such payments total $331 for operating leases. The net present value of such payments on the capital lease obligation was $49 after deducting imputed interest of $6.

                                                       YEAR ENDED SEPTEMBER 30,
                                               ----------------------------------------
                                                                                  LATER
                                               2002   2003   2004   2005   2006   YEARS
                                               ----   ----   ----   ----   ----   -----
Operating leases.............................  $142   $106   $50    $29     $4     $--
Capital lease................................    17     22    16     --     --     --
                                               ----   ----   ---    ---     --     --
  Total......................................  $159   $128   $66    $29     $4     $--
                                               ====   ====   ===    ===     ==     ==

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

21.  QUARTERLY INFORMATION (UNAUDITED)


                                                                FISCAL QUARTERS
                                                 ---------------------------------------------
                                                 FIRST    SECOND    THIRD    FOURTH     TOTAL
                                                 ------   ------   -------   -------   -------
YEAR ENDED SEPTEMBER 30, 2001
Revenue........................................  $1,362   $1,191   $   927   $   600   $ 4,080
Gross profit (loss)............................     580      441       (35)       10       996
Amortization of goodwill and other acquired
  intangibles..................................     111      112       112        80       415
Restructuring and separation...................      11       36       462       153       662
Impairment of goodwill and other acquired
  intangibles..................................      --       --        27     2,735     2,762
Loss before cumulative effect of accounting
  change.......................................      --     (148)   (1,110)   (3,354)   (4,612)
Cumulative effect of accounting change.........      (4)      --        --        --        (4)
Net loss.......................................  $   (4)  $ (148)  $(1,110)  $(3,354)  $(4,616)
Basic and diluted loss per share:
  Loss before cumulative effect of accounting
     change....................................  $   --   $ (.15)  $  (.68)  $ (2.05)  $ (3.46)
  Cumulative effect of accounting change.......      --       --        --        --        --
  Net loss.....................................  $   --   $ (.15)  $  (.68)  $ (2.05)  $ (3.46)
Average shares outstanding -- basic and diluted
  (in millions)................................   1,035    1,035     1,629     1,635     1,334
YEAR ENDED SEPTEMBER 30, 2000
Revenue........................................  $  966   $1,067   $ 1,186   $ 1,489   $ 4,708
Gross profit...................................     464      454       520       715     2,153
Purchased in-process research & development....      --       11       435        --       446
Amortization of goodwill and other acquired
  intangibles..................................       5        5        67       112       189
Net income (loss)..............................  $   94   $   65   $  (365)  $   130   $   (76)
Basic and diluted earnings (loss) per share....  $  .09   $  .06   $  (.35)  $   .13   $  (.07)
Average shares outstanding -- basic and diluted
  (in millions)................................   1,035    1,035     1,035     1,035     1,035



22.  SUBSEQUENT EVENTS


  AMENDMENT OF CREDIT FACILITY

     On October 4, 2001, the Company and its lenders amended its credit facility. In connection with the amendment, the Company repaid $1,000 of the $2,500 then outstanding, reducing the facility to $1,500. The facility is comprised of term loans and revolving credit loans and is secured by the Company's principal domestic assets other than the proceeds of the IPO and while Lucent remains a majority stockholder, real estate. The maturity date of the facility has been extended from February 22, 2002 to September 30, 2002. In addition, if the Company raises at least $500 in equity or debt capital markets transactions before September 30, 2002, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 on September 30, 2002 and $500 on September 30, 2003. The debt is not convertible into any other securities of the Company.

     The interest rates applicable to borrowings under the facility are based on a scale indexed to the Company's credit rating. Based upon ratings of BB- from Standard & Poor's and Ba3 from Moody's, the interest rate under the facility is currently the applicable LIBOR rate plus 475 basis points. In addition,

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

until the Company permanently reduces the size of the facility to $1,000, the applicable interest rate will increase by an additional 25 basis points every ninety days, with the next increase taking effect on February 17, 2002. If the Company permanently reduces the size of the facility to $1,000, the interest rate for borrowings under the facility, assuming the Company's credit ratings remain the same, would drop to the applicable LIBOR rate plus 400 basis points. The only periodic debt service obligation under the amended credit facility is to make quarterly interest payments.

     Under the agreement, Agere must use proceeds of certain liquidity raising transactions, asset sales outside the ordinary course of business and capital markets transactions to reduce the size of the facility. If Agere completes the liquidity raising transactions or sells assets outside the ordinary course of business, it must apply 100% (50% if the size of the facility is $500 or less) of the net cash proceeds it receives from the transaction to reduce the size of the facility. The agreement also provides that 50% of the net cash proceeds of the first $500 and 75% (50% if the size of the facility is $500 or less) of the net cash proceeds greater than $500 from equity and debt capital markets transactions be applied to reduce the credit facility. Notwithstanding the foregoing, the Company must apply 100% of net cash proceeds over $1,000 from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility.

     The financial covenants in the original agreement have been replaced with new covenants. The new covenants require Agere (1) to maintain a minimum level of liquidity, (2) to achieve a minimum level of earnings before interest, taxes, depreciation and amortization computed in accordance with the agreement each quarter, (3) to maintain a minimum level of net worth and (4) to limit its capital expenditures. Other covenants restrict the Company's ability to pay cash dividends, incur indebtedness and invest cash in its subsidiaries and other businesses.

  BUSINESS RESTRUCTURING

     On December 5, 2001, the Company announced its intention to further reduce its workforce by approximately 950 employees. The workforce reduction was undertaken to align the Company's business with current market conditions. The positions affected are primarily management positions within the Company's product groups, sales organizations and corporate support functions located in New Jersey and Pennsylvania. The Company expects to complete the workforce reduction and recognize a related charge by the end of fiscal 2002.

  SALE OF FPGA BUSINESS

     On December 7, 2001, the Company entered into an agreement to sell certain assets and liabilities related to the field-programmable gate array ("FPGA") business of the Integrated Circuits segment to Lattice Semiconductor Corporation ("Lattice") for $250 in cash. The Company's FPGA business consists of its general-purpose ORCA(TM) FPGA product portfolio, field-programmable system chip product portfolio and related software design tools. As part of the sale, approximately 100 employees will transfer to Lattice. The sale is expected to close in the second quarter of fiscal 2002, subject to regulatory approval and other customary closing conditions.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES



          CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS


                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                               THREE MONTHS
                                                                   ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Revenue (includes $78 and $231 for the three months ended
  December 31, 2001 and 2000, respectively, from Lucent
  Technologies Inc.)........................................  $  537   $1,362
Costs.......................................................     521      782
                                                              ------   ------
Gross profit................................................      16      580
                                                              ------   ------
Operating expenses
  Selling, general and administrative.......................     109      157
  Research and development..................................     194      276
  Amortization of goodwill and other acquired intangibles...      21      111
  Restructuring and separation..............................      72       11
                                                              ------   ------
     Total operating expenses...............................     396      555
                                                              ------   ------
Operating income (loss).....................................    (380)      25
Other income -- net.........................................      75       21
Interest expense............................................      50       24
                                                              ------   ------
Income (loss) before provision for income taxes.............    (355)      22
Provision for income taxes..................................      20       22
                                                              ------   ------
Loss before cumulative effect of accounting change..........    (375)      --
Cumulative effect of accounting change (net of benefit for
  income taxes of $2 for the three months ended December 31,
  2000).....................................................      --       (4)
                                                              ------   ------
Net loss....................................................  $ (375)  $   (4)
                                                              ======   ======
Basic and diluted loss per share:
Loss before cumulative effect of accounting change..........  $(0.23)  $   --
Cumulative effect of accounting change......................      --       --
                                                              ------   ------
Net loss....................................................  $(0.23)  $   --
                                                              ======   ======
Weighted average shares outstanding -- basic and diluted (in
  millions).................................................   1,635    1,035
                                                              ======   ======



     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2001
                                                              ------------   -------------
ASSETS
Current Assets
Cash and cash equivalents...................................    $ 1,781         $ 3,152
Trade receivables, less allowances of $26 at December 31,
  2001 and $33 at September 30, 2001........................        255             347
Receivables due from Lucent Technologies Inc. ..............         44              42
Inventories.................................................        270             304
Prepaid expense.............................................         74              61
Other current assets........................................        146             154
                                                                -------         -------
    Total current assets....................................      2,570           4,060
Property, plant and equipment -- net of accumulated
  depreciation and amortization of $2,456 at December 31,
  2001 and $2,419 at September 30, 2001.....................      1,666           1,851
Goodwill and other acquired intangibles -- net of
  accumulated amortization of $89 at December 31, 2001 and
  $93 at September 30, 2001.................................        330             343
Deferred income taxes -- net................................          3               4
Other assets................................................        278             304
                                                                -------         -------
    Total assets............................................    $ 4,847         $ 6,562
                                                                =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable............................................    $   327         $   514
Payroll and benefit-related liabilities.....................        153             138
Short-term debt.............................................      1,393           2,516
Income taxes payable........................................        342             336
Restructuring reserve.......................................        105             171
Other current liabilities...................................        229             229
                                                                -------         -------
    Total current liabilities...............................      2,549           3,904
Post-employment benefit liabilities.........................         93              92
Long-term debt..............................................         33              33
Other liabilities...........................................         65              72
                                                                -------         -------
    Total liabilities.......................................      2,740           4,101
                                                                -------         -------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, par value $1.00 per share, 250,000,000
  shares authorized and no shares issued and outstanding....         --              --
Class A common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 727,429,667 and
  727,000,107 shares issued and outstanding at December 31,
  2001 and September 30, 2001, respectively.................          7               7
Class B common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 908,100,000 shares
  issued and outstanding at December 31, 2001 and September
  30, 2001..................................................          9               9
Additional paid-in capital..................................      7,012           6,996
Accumulated deficit.........................................     (4,917)         (4,542)
Accumulated other comprehensive loss........................         (4)             (9)
                                                                -------         -------
    Total stockholders' equity..............................      2,107           2,461
                                                                -------         -------
    Total liabilities and stockholders' equity..............    $ 4,847         $ 6,562
                                                                =======         =======



     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES



           CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES


                  IN STOCKHOLDERS' EQUITY/INVESTED EQUITY AND


                       TOTAL COMPREHENSIVE INCOME (LOSS)


                             (DOLLARS IN MILLIONS)


                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Class A Common Stock -- beginning and ending balance........  $     7    $    --
                                                              -------    -------
Class B Common Stock -- beginning and ending balance........        9         10
                                                              -------    -------
Owner's net investment
Beginning balance...........................................       --      5,823
Net loss prior to February 1, 2001..........................       --         (4)
Transfers to Lucent Technologies Inc........................       --     (1,405)
Transfers from Lucent Technologies Inc......................       --      1,501
                                                              -------    -------
Ending balance..............................................       --      5,915
                                                              -------    -------
Additional paid in capital
Beginning balance...........................................    6,996         --
Transfers from Lucent Technologies Inc......................       15         --
Compensation on equity-based awards.........................        1         --
                                                              -------    -------
Ending balance..............................................    7,012         --
                                                              -------    -------
Accumulated deficit
Beginning balance...........................................   (4,542)        --
Net loss from February 1, 2001..............................     (375)        --
                                                              -------    -------
Ending balance..............................................   (4,917)        --
                                                              -------    -------
Accumulated other comprehensive income (loss)
Beginning balance...........................................       (9)       (52)
Foreign currency translations...............................       (2)        19
Unrealized gain on cash flow hedges.........................        2         --
Reclassification adjustments to net loss....................        5         --
                                                              -------    -------
Ending balance..............................................       (4)       (33)
                                                              -------    -------
     Total stockholders' equity/invested equity.............  $ 2,107    $ 5,892
                                                              =======    =======
Total comprehensive income (loss)
Net loss....................................................  $  (375)   $    (4)
Other comprehensive income..................................        5         19
                                                              -------    -------
     Total comprehensive income (loss)......................  $  (370)   $    15
                                                              =======    =======



     See Notes to Condensed Consolidated and Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES



          CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS


                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)



                                                                 THREE MONTHS
                                                              ENDED DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              ---------   -------
OPERATING ACTIVITIES
  Net loss..................................................   $  (375)    $  (4)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Cumulative effect of accounting change.................        --         4
     Restructuring expense (reversal) -- net of cash
      payments..............................................       (10)       --
     Provision for inventory write-downs....................        55        40
     Depreciation and amortization..........................       126       216
     Provision for uncollectibles...........................         5        --
     Provision for deferred income taxes....................         2        (6)
     Impairment of investments..............................         5         5
     Equity earnings from investments.......................       (21)      (20)
     Gain on sales of investments...........................       (40)       --
     Amortization of debt issuance costs....................        19        --
     Decrease in receivables................................        85        42
     Increase in inventories................................       (21)     (156)
     Increase (decrease) in accounts payable................      (171)       60
     Increase (decrease) in payroll and benefit
      liabilities...........................................        15       (58)
     Changes in other operating assets and liabilities......       (23)      (21)
     Other adjustments for non-cash items -- net............         5        --
                                                               -------     -----
  Net cash provided (used) by operating activities..........      (344)      102
                                                               -------     -----
INVESTING ACTIVITIES
  Capital expenditures......................................       (43)     (201)
  Proceeds from the sale or disposal of property, plant and
     equipment..............................................       107        --
  Proceeds from sales of investments........................        53        --
  Other investing activities -- net.........................        --         4
                                                               -------     -----
  Net cash provided (used) by investing activities..........       117      (197)
                                                               -------     -----
FINANCING ACTIVITIES
  Transfers from Lucent Technologies Inc....................        --        95
  Payment of credit facility fees...........................       (21)       --
  Principal repayments on short-term debt...................    (1,123)       --
                                                               -------     -----
  Net cash provided (used) by financing activities..........    (1,144)       95
                                                               -------     -----
  Effect of exchange rate changes on cash...................        --        --
  Net decrease in cash and cash equivalents.................    (1,371)       --
  Cash and cash equivalents at beginning of period..........     3,152        --
                                                               -------     -----
  Cash and cash equivalents at end of period................   $ 1,781     $  --
                                                               =======     =====



     See Notes to Condensed Consolidated and Combined Financial Statements.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED


                              FINANCIAL STATEMENTS


                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



1.  BACKGROUND AND BASIS OF PRESENTATION



  BACKGROUND



     On July 20, 2000, Lucent Technologies Inc. ("Lucent") announced its intention to spin off its integrated circuits and optoelectronic components businesses (collectively, the "Company's Businesses") as a separate company, which is now Agere Systems Inc. (the "Company" or "Agere"). At that time, Lucent announced it intended to distribute all shares of the Company's common stock it then owned to its stockholders in a tax free distribution by the end of Lucent's then current fiscal year, September 30, 2001, following the initial public offering ("IPO") of the Company's Class A common stock, which was completed in April 2001.



     On August 1, 2000, the Company was incorporated in Delaware as a wholly owned subsidiary of Lucent. On this date, 1,000 shares of the Company's common stock, par value $0.01 per share, were issued, authorized and outstanding. Effective February 1, 2001, Lucent transferred to the Company substantially all of the assets and liabilities of the Company's Businesses (the "Separation") except for short-term debt and related fees which were transferred at the IPO closing date, and pension and postretirement plan assets and liabilities which will be transferred at a later date.



     On March 14, 2001, the Company amended its certificate of incorporation to authorize shares of Class A and Class B common stock and changed and reclassified its 1,000 outstanding shares of common stock into 1,035,100,000 shares of Class B common stock (the "Recapitalization"). The ownership rights of Class A and Class B common stockholders are the same except that each share of Class B common stock has four votes for the election and removal of directors while each share of Class A common stock has one vote for such matters. All Company share and per share data has been retroactively adjusted to reflect the Recapitalization as if it had occurred at the beginning of the earliest period presented. On April 2, 2001, the Company issued 600,000,000 shares of Class A common stock in the IPO for $6 per share less underwriting discounts and commissions of $.23 per share. On April 4, 2001, Lucent converted 90,000,000 shares of Class B common stock into Class A common stock and exchanged those shares for outstanding Lucent debt with Morgan Stanley pursuant to the overallotment option granted in connection with the IPO. After completion of the IPO, inclusive of the overallotment option, Lucent owned approximately 58% of the aggregate number of outstanding shares of Class A and B common stock. Also, on April 2, 2001, the Company assumed from Lucent $2,500 of short-term debt. On May 1, 2001, Lucent elected to convert 37,000,000 of its shares in the Company from Class B common stock to Class A common stock.



     Agere is currently a majority-owned subsidiary of Lucent. On August 16, 2001, Lucent announced that it had entered into amendments with the lenders under its credit facilities that impose a number of conditions that Lucent must satisfy in order to spin off Agere. Lucent has stated that it remains committed to completing the process of separating Agere from Lucent, and that it intends to move forward with the distribution of the Agere stock it holds in a tax-free distribution (the "Distribution"). Because Lucent must meet a number of conditions before it can complete the spin off and because Lucent alone will make the decision about whether to complete the spin off, even if the conditions were met, Agere can not assure you that Lucent will complete the spin off by a particular date or at all.



  BASIS OF PRESENTATION



     The condensed consolidated and combined financial statements include amounts prior to February 1, 2001 that have been derived from the consolidated financial statements and accounting records of Lucent

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


using the historical results of operations and historical basis of the assets and liabilities of the Company's Businesses. Management believes the assumptions underlying the consolidated and combined financial statements are reasonable. However, the consolidated and combined financial statements that were derived from Lucent's financial records may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company. Because a direct ownership relationship did not exist among all the various units comprising the Company, Lucent's net investment in the Company is shown in lieu of stockholders' equity in the combined financial statements prior to the Separation. The Company began accumulating retained earnings (losses) on February 1, 2001, the date on which Lucent transferred substantially all of the assets and liabilities of the Company's Businesses to the Company. The formation of the Company and the transfers of assets and liabilities from Lucent have been accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interests.



     Beginning February 1, 2001, the Company's consolidated financial statements include certain majority owned subsidiaries and assets and liabilities of the Company. Investments in which the Company exercises significant influence, but which it does not control are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material intercompany transactions and balances between and among the Company's Businesses, subsidiaries and investees accounted for under the equity method have been eliminated. In addition, certain amounts in the prior year's condensed consolidated and combined financial statements have been reclassified to conform to the fiscal 2002 presentation.



  GENERAL CORPORATE EXPENSES



     Prior to February 1, 2001, general corporate expenses were allocated from Lucent based on revenue. These allocations were reflected in the selling, general and administrative, costs and research and development line items in the consolidated and combined statements of operations. The general corporate expense allocations were primarily for cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services. These allocations amounted to $45 for the three months ended December 31, 2000. Management believes the costs of these services charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed these functions as a stand-alone company. Since the Separation, the Company has performed these functions using its own resources or through purchased services. The Company and Lucent entered into agreements for Lucent to provide certain general corporate services on a transition basis. See
Note 11 "Transactions with Lucent."



  BASIC RESEARCH



     Prior to February 1, 2001, research and development expenses included an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who were transferred from Lucent's Bell Laboratories to the Company as part of the Separation. The allocation amounted to $17 for the three months ended December 31, 2000. Management believes the costs of this research charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed this research as a stand-alone company. Since the Separation, expenses for basic research conducted by the Company are included with all other research and development expenses in the consolidated statements of operations.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



  INTEREST EXPENSE



     Prior to February 1, 2001, interest expense was allocated from Lucent as Lucent provided financing to the Company and incurred debt at the parent level. This allocation was based on the ratio of the Company's net assets, excluding debt, to Lucent's total net assets, excluding debt. The allocation amounted to $23 for the three months ended December 31, 2000. The Company's interest expense as a stand-alone company is higher than that reflected in the combined statements of operations for the three months ended December 31, 2000, primarily due to the $2,500 credit facility assumed from Lucent at the completion of the IPO. Interest expense for all periods presented includes interest expense related to the Company's capitalized lease obligation.



  PENSION AND POSTRETIREMENT COSTS



     The documents relating to the Separation provide that, until the Distribution, the Company's United States ("U.S.") employees will be participants in Lucent's pension plans. At the Distribution, the Company will become responsible for pension benefits for the active U.S. employees of the Company, as well as U.S. employees who retire or terminate after the IPO. Lucent will transfer to the Company the pension and postretirement assets and liabilities related to these employees at the Distribution. Obligations related to retired and terminated vested U.S. employees prior to the IPO will remain the responsibility of Lucent. Lucent has managed its U.S. pension and postretirement benefit plans on a consolidated basis and separate Company information is not readily available. The consolidated and combined statements of operations include, however, an allocation of the costs of the U.S. employee pension and postretirement plans. These costs were allocated based on the Company's U.S. active employee population for each of the periods presented. In relation to the Lucent plans, the Company recorded pension expense of $0 and $2 for the three months ended December 31, 2001 and 2000, respectively, and postretirement expense of $2 and $3 for the three months ended December 31, 2001 and 2000, respectively. The Company is responsible for the pension and postretirement benefits of its non-U.S. employees. The liabilities of the various country-specific plans for these employees are reflected in the consolidated and combined financial statements and were not material for the periods presented. There are estimated prepaid pension assets of $121 and postretirement liabilities of $102 as of December 31, 2001 associated with various existing Lucent pension and other employee benefit plans related to the Company employees. The amounts transferred to the Company for prepaid pension assets and postretirement liabilities at the Distribution and the pension and postretirement expenses recognized in future periods could be materially different than these amounts.



  INCOME TAXES



     The Company's income taxes were calculated on a separate tax return basis prior to the IPO. This reflects Lucent's tax strategies and is not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company. For the three months ended December 31, 2001, the Company recorded a provision for income taxes of $20 on a pre-tax loss of $355, yielding an effective tax rate of negative 5.6%, due to the provision for taxes in foreign jurisdictions and the recording of a full valuation allowance of approximately $124 against U.S. net deferred tax assets. For the three months ended December 31, 2000, the Company recorded a provision for income taxes of $22 on pre-tax income of $22, yielding an effective tax rate of 100.0%, due to the impact of non-tax deductible goodwill amortization and separation costs.



  CASH AND CASH EQUIVALENTS



     The Company considers all liquid investments with original maturities of ninety days or less to be cash equivalents. Cash is reflected net of outstanding checks.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



  INTERIM FINANCIAL INFORMATION



     These condensed financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission for interim financial statements and do not include all annual disclosures required by accounting principles generally accepted in the U.S. These financial statements should be read in conjunction with the audited consolidated and combined financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended September 30, 2001. The condensed financial information as of December 31, 2001 and for the three months ended December 31, 2001 and 2000 is unaudited, but includes all adjustments that management considers necessary for a fair presentation of the Company's consolidated and combined results of operations, financial position and cash flows. Results for the three months ended December 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year 2002 or any other future periods.



2.  RECENT PRONOUNCEMENTS



  SFAS 142



     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides guidance on the financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and indefinite lived intangible assets will no longer be amortized. Intangible assets with finite lives will continue to be amortized over their useful lives, which will no longer be limited to a maximum life of forty years. The criteria for recognizing an intangible asset have also been revised. As a result, the Company will need to re-assess the classification and useful lives of its previously acquired goodwill and other intangible assets. SFAS 142 also requires that goodwill and indefinite lived intangibles be tested for impairment at least annually. The goodwill impairment test is a two step process that requires goodwill to be allocated to reporting units. In the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, a goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. SFAS 142 is effective for Agere in fiscal 2003, although earlier application is permitted. The Company plans to adopt SFAS 142 effective October 1, 2002 and is currently evaluating the potential effects of implementing this standard on its financial condition and results of operations.



  SFAS 143



     Also in July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and their associated retirement costs. In accordance with SFAS 143, retirement obligations will be recorded at fair value in the period they are incurred. When the liability is initially recorded, the cost is capitalized by increasing the asset's carrying value, which is subsequently depreciated over its useful life. SFAS 143 is effective for Agere in fiscal 2003, with earlier application encouraged. The Company is currently evaluating the potential effects on its financial condition and results of operations of adopting SFAS 143, as well as the timing of its adoption.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



  SFAS 144



     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 primarily addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. SFAS 144 is effective for Agere in fiscal 2003, with earlier application encouraged. The Company is currently evaluating the potential effects on its financial condition and results of operations of adopting SFAS 144, as well as the timing of its adoption.



3.  ACCOUNTING CHANGE



     Effective October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax increase in net loss of $4 (net of a tax benefit of $2). The increase in net loss is primarily due derivatives not designated as hedging instruments. For both the three months ended December 2001 and 2000 the change in fair market value of derivative instruments was recorded in other income-net and was not material.



4.  RESTRUCTURING AND SEPARATION EXPENSES



  RESTRUCTURING EXPENSES



     In the first quarter of fiscal 2002, the Company recorded a net restructuring charge of $70 classified within restructuring and separation expenses. This net restructuring charge is comprised of a charge of $121, offset by a reversal of $51. This net charge is related to a series of initiatives that were announced in fiscal 2001 and in the first quarter of fiscal 2002 to align the Company's cost structure with market conditions. These initiatives were focused on improving gross profit, reducing expenses and streamlining operations, and include a worldwide workforce reduction, rationalization of manufacturing capacity and other activities. There were no restructuring charges recorded in the first quarter of fiscal 2001.



  Worldwide Workforce Reduction



     During the first quarter of fiscal 2002, workforce reductions resulted in a restructuring charge of $40. This charge includes $23 for approximately 500 remaining employees associated with the workforce reduction of 6,000 positions announced in fiscal 2001. It also includes $17 for approximately 500 employees impacted by the December 5, 2001 announcement of an additional workforce reduction of 950 positions. This new initiative affects primarily management positions within the Company's product groups, sales organizations and corporate support functions located in New Jersey and Pennsylvania. Of the total charge, $13 represents a non-cash charge for termination benefits to certain U.S. management employees that will be funded through Lucent's pension assets.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


     The Company also recorded a $20 reversal of the restructuring reserve associated with the worldwide workforce reductions due to the revision of an estimate reflecting lower severance and benefit costs. Severance costs and other exit costs were determined in accordance with Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."



     The Company has substantially completed the workforce reductions announced in fiscal 2001 with approximately 5,600 employees taken off-roll as of December 31, 2001. The remaining 400 employees associated with this action are expected to be off-roll by the end of the second quarter of fiscal 2002. The Company expects to complete the workforce reduction announced on December 5, 2001 by September 30, 2002.



 Rationalization of Manufacturing Capacity and Other Charges



     During the first quarter of fiscal 2002, the Company recognized a restructuring charge of $81 for rationalization of manufacturing capacity and other charges. This charge includes $40 relating to facility closings, $33 for asset impairments and $8 primarily for contract terminations.



     The facility closing charge consists principally of a non-cash charge of $35 for the realization of the cumulative translation adjustment resulting from the Company's decision to substantially liquidate its investment in the legal entity associated with the Madrid, Spain manufacturing operations. This charge was recognized in accordance with EITF No. 01-5, Issue Summary No. 1, "Application of SFAS No. 52, and Foreign Currency Translation, to an Investment Being Evaluated for Impairment That Will Be Disposed Of." The $5 balance of the charge related to the facility closings is primarily for lease terminations and non-cancelable leases and related costs.



     The $33 of asset impairment charges was recognized for property, plant, and equipment associated with the consolidation of manufacturing and other corporate facilities. All affected assets were classified as held for disposal, in accordance with the guidance on impairment of assets in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and depreciation was suspended. The $33 impairment charge represents the write-down to fair value, less costs to sell, of property, plant and equipment that was disposed of or removed from operations.



     The Company also recorded a restructuring charge reversal of $31 during the first quarter of fiscal 2002 associated with the rationalization of manufacturing capacity and other charges. The majority of this reversal occurred because the Company received $25 more from the sale of the assets associated with the Company's Madrid, Spain manufacturing operations than originally estimated. It also includes a $6 reversal of a restructuring reserve deemed no longer necessary.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


     The following table sets forth the Company's restructuring reserve as of September 30, 2001 and reflects the activity regarding the worldwide workforce reductions and the rationalization of manufacturing capacity and other charges affecting the reserve for the three months ended December 31, 2001:



                         SEPTEMBER 30,                   THREE MONTHS ENDED                    DECEMBER 31,
                             2001                         DECEMBER 31, 2001                        2001
                         -------------   ---------------------------------------------------   -------------
                         RESTRUCTURING   RESTRUCTURING   RESTRUCTURING   NON-CASH     CASH     RESTRUCTURING
                            RESERVE         CHARGE         REVERSAL       ITEMS     PAYMENTS      RESERVE
                         -------------   -------------   -------------   --------   --------   -------------
Workforce reduction....      $ 92            $ 40            $(20)         $(13)      $(61)        $ 38
Rationalization of
  manufacturing
  capacity and other
  charges..............        79              81             (31)          (43)       (19)          67
                             ----            ----            ----          ----       ----         ----
     Total.............      $171            $121            $(51)         $(56)      $(80)        $105
                             ====            ====            ====          ====       ====         ====



     The Company anticipates that substantially all of the $38 restructuring reserve balance as of December 31, 2001 relating to workforce reductions will be paid by the end of fiscal year 2002. The restructuring reserve balance of $67 as of December 31, 2001, relating to the rationalization of manufacturing capacity and other charges will be paid as follows: the majority of the contract terminations of $42 will be paid by the end of the third quarter of fiscal 2002; non-cancelable lease obligations of $14, due to the consolidation of facilities, will be paid over the respective lease terms through fiscal 2005; and other related costs of $11 will be paid by the end of fiscal 2002. These cash outlays will be funded through cash and cash equivalents on hand.



  SEPARATION EXPENSES



     The Company incurred costs, fees and expenses relating to the Separation. These fees and expenses were primarily related to legal separation matters, designing and constructing the Company's computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. For the three months ended December 31, 2001 and 2000, the Company incurred separation expenses of $2 and $11, respectively.



5.  DEBT



     On April 2, 2001, in connection with the IPO, the Company assumed $2,500 of short-term borrowings from Lucent under a credit facility. The Company did not receive any of the proceeds of this short-term debt.



     On October 4, 2001, the Company amended this credit facility. In connection with the amendment, the Company repaid $1,000 of the $2,500 then outstanding, reducing the facility to $1,500. The Company also paid $21 of fees associated with the amendment, which will be amortized over the life of the facility. The facility is comprised of term loans and revolving credit loans and is secured by the Company's principal domestic assets other than the proceeds of the IPO and, while Lucent remains a majority stockholder, real estate. The maturity date of the facility was extended from February 22, 2002 to September 30, 2002. In addition, if the Company raises at least $500 in equity or debt capital markets transactions before September 30, 2002, the maturity date of the facility will be extended to September 30, 2004, with the facility required to be reduced to $750 on September 30, 2002 and $500 on September 30, 2003. The debt is not convertible into any other securities of the Company. The amended credit facility contains financial covenants, including restrictions on the Company's ability to pay cash dividends.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



     The only periodic debt service obligation under the credit facility is to make quarterly interest payments. The interest rates on borrowings under the facility are based on a scale indexed to the Company's credit rating. At December 31, 2001, the interest rate under the facility was the applicable LIBOR rate plus 475 basis points, based upon the ratings on that date of BB- from Standard & Poor's and Ba3 from Moody's. In addition, the agreement provided that until the Company permanently reduced the size of the facility to $1,000 or less, the applicable interest rate would increase by an additional 25 basis points every ninety days. If the Company permanently reduces the size of the facility to $1,000 or less, the interest rate for borrowings under the facility, assuming the Company's credit ratings remain the same, would drop to the applicable LIBOR rate plus 400 basis points. The weighted average interest rate at December 31, 2001 was 6.7%.



     Under the agreement, Agere must use proceeds of certain liquidity raising transactions, asset sales outside the ordinary course of business and capital markets transactions to reduce the size of the facility. If Agere completes the liquidity raising transactions or sells assets outside the ordinary course of business, it must apply 100% (50% if the size of the facility is $500 or less) of the net cash proceeds it receives from the transaction to reduce the size of the facility. The agreement also provides that 50% of the net cash proceeds of the first $500 and 75% (50% if the size of the facility is $500 or less) of the net cash proceeds greater than $500 from equity and debt capital markets transactions be applied to reduce the credit facility. Notwithstanding the foregoing, the Company must apply 100% of net cash proceeds over $1,000 from the issuance of debt securities that are secured equally with the credit facility to reduce the size of the credit facility. As required, the Company used the proceeds of certain liquidity raising transactions to reduce the size of the facility to $1,377 at December 31, 2001. Subsequent to December 31, 2001, the Company reduced the outstanding balance under the facility to less than $1,000. See Note 14 "Subsequent Events."



6.  SUPPLEMENTARY FINANCIAL INFORMATION



  BALANCE SHEET INFORMATION



                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2001
                                                              ------------   -------------
INVENTORIES
Completed goods.............................................      $ 62           $ 87
Work in process and raw materials...........................       208            217
                                                                  ----           ----
  Inventories...............................................      $270           $304
                                                                  ====           ====



  INCOME STATEMENT INFORMATION



     The Company recorded inventory provisions classified within costs of $55 and $40 for the three months ended December 31, 2001 and 2000, respectively. These amounts are calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand compared with existing inventory levels.



7.  COMPREHENSIVE INCOME (LOSS)



     Total comprehensive income (loss) represents net loss plus the results of certain equity changes not reflected in the consolidated and combined statements of operations. The components of other comprehensive income (loss) are shown below.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              THREE MONTHS
                                                                 ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              2001    2000
                                                              -----   ----
Net loss....................................................  $(375)  $(4)
Other comprehensive income (loss):
  Foreign currency translation adjustments..................     (2)   19
  Unrealized gain on cash flow hedges.......................      2    --
  Reclassification adjustment to net loss...................      5    --
                                                              -----   ---
     Total comprehensive income (loss)......................  $(370)  $15
                                                              =====   ===



     The foreign currency translation adjustments are not currently adjusted for income taxes because they relate to indefinite investments in non-U.S. subsidiaries. The unrealized gain on cash flow hedges was related to hedging activities by Silicon Manufacturing Partners ("SMP"), a joint venture accounted for under the equity method with Chartered Semiconductor in Singapore, and there were no income taxes provided for the unrealized gain. The reclassification adjustment is comprised of a reversal of a $30 unrealized gain due to the realization of this gain from the sale of an available-for-sale investment and a $35 unrealized foreign currency translation loss due to the realization of the cumulative translation adjustment resulting from the Company's decision to substantially liquidate its investment in the legal entity associated with the Madrid, Spain manufacturing operations.



8.  LOSS PER COMMON SHARE



     Basic and diluted loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. As a result of the net loss reported for the three months ended December 31, 2001, 239,270 potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.



     In addition, at December 31, 2001, Agere employees held stock-based awards covering approximately 43 million shares of Lucent common stock that will be converted to Agere stock-based awards at the time of the Distribution, if the Distribution occurs. The number of shares of Agere common stock subject to substituted awards, if this conversion occurs, cannot be determined at this time since the conversion ratio will be determined at the Distribution based on the per share value of the Company's common stock in relation to that of Lucent's common stock.



9.  OPERATING SEGMENTS



     Effective October 1, 2001, the Company realigned its business operations into two market-focused groups, Infrastructure Systems and Client Systems, that target the network equipment and consumer communications markets respectively. These two groups comprise the Company's only reportable operating segments. The segments each include revenue from the licensing of intellectual property related to that segment. There were no intersegment sales.



     The Infrastructure Systems segment is comprised of the former Optoelectronics segment and portions of the former Integrated Circuits segment and facilitates the convergence of products from both businesses as the Company addresses markets in high-speed communications systems. The Company has consolidated research and development, as well as marketing, for both optoelectronic and integrated circuit devices aimed at communications systems. This allows the more efficient design, development and delivery of complete, interoperable solutions to equipment manufacturers for advanced enterprise, access, metropolitan, long-haul and undersea applications.



     The Client Systems segment consists of the remainder of the former Integrated Circuits segment and includes wireless data, computer communications, storage and wireless terminal solutions products. This

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



segment delivers semiconductor solutions for a variety of end-user applications such as modems, Internet-enabled cellular terminals and hard-disk drives for computers as well as software, systems and wireless local area network solutions through the ORiNOCO(TM) product family.



     Each segment is managed separately. Disclosure of segment information is on the same basis as is used internally for evaluating segment performance and for deciding how to allocate resources. Performance measurement and resource allocation for the segments are based on many factors. The primary financial measure used is operating income (loss), exclusive of amortization of goodwill and other acquired intangibles, the impairment of goodwill and other acquired intangibles, and restructuring and separation expenses.



     The Company does not identify or allocate assets by operating segment. In addition, the Company does not allocate interest income or expense, other income or expense, or income taxes to the segments. Management does not evaluate segments based on these criteria. The Company has centralized corporate functions and uses shared service arrangements to realize economies of scale and efficient use of resources. The costs of shared services, and other corporate center operations managed on a common basis, are allocated to the segments based on usage or other factors based on the nature of the activity.



     The Company generates revenues from the sale of two products, integrated circuits and optoelectronic components. These products are consistent with the segments reported by the Company prior to October 1, 2001. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Optoelectronic components, including both active and passive components, transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks.



  REPORTABLE SEGMENTS



                                                               THREE MONTHS
                                                                  ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              2001     2000
                                                              -----   ------
REVENUE
Infrastructure Systems......................................  $ 263   $  929
Client Systems..............................................    274      433
                                                              -----   ------
     Total..................................................  $ 537   $1,362
                                                              =====   ======
OPERATING INCOME (LOSS) (excluding amortization of goodwill
  and other acquired intangibles and restructuring and
  separation expenses)
Infrastructure Systems......................................  $(201)  $  140
Client Systems..............................................    (86)       7
                                                              -----   ------
     Total..................................................  $(287)  $  147
                                                              =====   ======



  RECONCILING ITEMS



     A reconciliation of the totals reported for the operating segments to the significant line items in the condensed financial statements is shown below.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              THREE MONTHS
                                                                 ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              2001    2000
                                                              -----   ----
Reportable segment operating income (loss)..................  $(287)  $147
Amortization of goodwill and other acquired intangibles.....    (21)  (111)
Restructuring and separation expenses.......................    (72)   (11)
                                                              -----   ----
     Total operating income (loss)..........................  $(380)  $ 25
                                                              =====   ====



10.  STOCK COMPENSATION PLANS



     Agere maintains an Employee Stock Purchase Plan (the "ESPP") with consecutive offering periods, each consisting of four purchase periods of approximately six months in length. The first offering period commenced on March 27, 2001 and ends April 30, 2003. Subsequent offering periods will run generally for 24 months beginning May 1 of every other year. Under the terms of the ESPP, participating employees may have up to 10% of eligible compensation (subject to certain limitations) deducted from their pay to purchase the Company's common stock. The per share purchase price is equal to 85% of the lower of either the market price on the employee's entry date for the current offering period, or the last trading day of each purchase period. The amount that may be offered pursuant to this plan is 85 million shares. Through December 31, 2001, 2,214,003 shares had been purchased under the ESPP.



11.  TRANSACTIONS WITH LUCENT



     Revenue from products sold to Lucent was $78 and $231 for the three months ended December 31, 2001 and 2000, respectively. Products purchased from Lucent were $9 for the three months ended December 31, 2000. There were no products purchased from Lucent for the three months ended December 31, 2001.



     In connection with the Separation, the Company and Lucent entered into an Interim Service and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing services, telecommunications services and corporate support services, including: accounting, financial management, information systems management, tax, payroll, legal, human resources administration, procurement and other general support. The costs associated with this agreement amounted to $1 for the three months ended December 31, 2001.



     In connection with the Separation, the Company and Lucent entered into the Microelectronics Product Purchase Agreement. Under the agreement, Lucent committed to purchase at least $2,800 of products from the Company over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through December 31, 2001, Lucent's purchases under this agreement were $402. In light of Lucent's purchases to date and adverse market conditions, the Company is discussing with Lucent ways to restructure Lucent's obligations under the agreement.



12.  COMMITMENTS AND CONTINGENCIES



     In the normal course of business, the Company is involved in proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental, tax and other matters. The semiconductor industry is characterized by substantial litigation concerning patents and other intellectual property rights. From time to time, the Company may be party to various inquiries or claims in connection with these rights. These matters are subject to many uncertainties, and outcomes are not

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2001 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to the Company beyond that provided for at December 31, 2001, would not be material to the annual consolidated financial statements.



     In December 1997, the Company entered into a joint venture, called SMP, with Chartered Semiconductor, a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company has an agreement with SMP under which it has agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If the Company fails to purchase its required commitments, it will be required to pay SMP for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement also provides that Chartered Semiconductor will have the right of first refusal to purchase integrated circuits produced in excess of the Company's requirements. The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency.



     In July 2000, the Company and Chartered Semiconductor entered into an agreement committing the Company and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The Company has agreed to invest up to $350 over a five-year period. As part of the joint development activities, the two companies are staffing a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers are working with Company teams currently located in the U.S., as well as with Chartered Semiconductor's technology development organization. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of that project.



     The Company has also entered into an agreement with Chartered Semiconductor whereby Chartered Semiconductor will provide integrated circuit wafer manufacturing services. Under the agreement, the Company provides a demand forecast to Chartered Semiconductor for future periods and Chartered Semiconductor commits to have manufacturing capacity available for the Company's use. If the Company uses less than a certain percent of the forecasted manufacturing capacity, the Company may be obligated to pay penalties to Chartered Semiconductor. The Company does not expect any penalties under this agreement to have a material impact on its results of operations or financial condition.



  RISKS AND UNCERTAINTIES



     The Company has a limited history operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company. Until early 2001, the Company's businesses were operated by Lucent as a segment of its broader corporate organization rather than as a separate stand-alone company. Lucent assisted the Company by performing various corporate functions, including public relations, employee relations, investor relations, finance, legal and tax functions.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


     The Company's primary source of liquidity is its cash and cash equivalents. The Company believes its cash and cash equivalents, together with additional amounts that may be borrowed under the receivables securitization facility described in Note 14, are sufficient to meet cash requirements at least through the end of calendar year 2002, including repayment of borrowings under the credit facility if its maturity is not extended, the cash requirements of the facilities consolidation and the other announced restructuring activities. If the Company's revenues are lower than what plans contemplate and as a result less cash is generated, or if the Company no longer has access to the receivables securitization facility, the Company would consider further cash conserving actions to enable it to meet its cash requirements through the end of calendar year 2002. These actions would include the elimination of employee bonuses, the acceleration of already planned expense reductions, further limits on capital spending and the retiming of certain restructuring initiatives. The Company cannot assure you that these actions will be feasible at the time or prove adequate. Currently, the Company is attempting to obtain additional financing in a debt capital markets transaction. The Company cannot assure you when it might complete this transaction, if at all, or how much it might be able to raise from this transaction. The Company also intends to pursue other financing transactions and will consider asset sales, although no committed transactions exist at this time. Also, in connection with the spin-off from Lucent, the Company is significantly restricted in its ability to issue stock in order to raise capital. The Company's plan does not take into account any funds that it may receive as a result of selling the Orlando, Florida or Reading and Breinigsville, Pennsylvania facilities.



  LEGAL PROCEEDINGS



     From time to time, the Company is involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by its unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. The Company also may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.



     On October 3, 2000, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division). The Company anticipates that it may be named a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.



     An investigation was commenced on April 4, 2001, by the U.S. International Trade Commission based on a request of Proxim, Inc. alleging patent infringement by 14 companies, including some of the Company's customers for wireless local area networking products. Proxim alleges infringement of three patents related to spread-spectrum coding techniques. Spread-spectrum coding techniques refers to a way of transmitting a signal for wireless communications by spreading the signal over a wide frequency band. The Company believes that it has valid defenses to Proxim's claims and has intervened in the investigation in order to defend its customers. Proxim seeks relief in the form of an exclusion order preventing the importation by the Company's customers of specified wireless local area networking products, including some of the Company's products, into the United States. If Proxim were able to obtain an exclusion order, the Company believes that the order would likely apply to 802.11(b) card products and access point products containing such cards for the Company's customers named in the complaint, and possibly all 802.11(b) card products and access point products containing such cards imported by the Company. The Company believes that any order would not exclude importation of 802.11(b) chipsets, or impact any

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


potential 802.11(a) products. While it is possible that an exclusion order, if granted, could affect products from which the Company derives a material amount of revenue, the Company believes that it could restructure its operations to minimize the impact of such an order on the Company's business. One of the Company's subsidiaries, Agere Systems Guardian Corp., filed a lawsuit on May 23, 2001, in the U.S. District Court in Delaware against Proxim alleging infringement of three patents used in Proxim's wireless local area networking products.



     If the Company is unsuccessful in resolving these proceedings, as they relate to the Company, its operations may be disrupted or it may incur additional costs. Other than as described above, the Company does not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.



  ENVIRONMENTAL, HEALTH AND SAFETY



     The Company is subject to a wide range of U.S. and non-U.S. governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company also is subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by the Company, or at sites where the Company may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement with Lucent, the Company has assumed all environmental liabilities resulting from the Company's Businesses, which include liabilities for the costs associated with eight of these sites -- five Superfund sites, two of the Company's former facilities and one of the Company's current manufacturing facilities.



     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in the consolidated and combined financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although the Company believes that its reserves are adequate, including those covering the Company's potential liabilities at Superfund sites, there can be no assurance that expenditures which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in these reserves or will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for as of December 31, 2001, cannot be estimated.



13.  INVESTMENT IN SILICON MANUFACTURING PARTNERS PTE LTD.



     The Company owns a 51% interest in SMP, a joint venture with Chartered Semiconductor, which operates a 54,000 square foot integrated circuit manufacturing facility in Singapore. The investment is accounted for under the equity method due to Chartered Semiconductor's participatory rights under the

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


joint venture agreement. Under the joint venture agreement, each partner is entitled to the margins from sales to customers directed to SMP by that partner, after deducting their respective share of the overhead costs of SMP. Accordingly, SMP's net income (loss) is not expected to be shared in the same ratio as equity ownership. For the three months ended December 31, 2001 and 2000 the Company recognized equity income of $21 and $20 from SMP, respectively. SMP reported net income of $30 and $28 for the three months ended December 31, 2001 and 2000, respectively. As of December 31, 2001, SMP reported total assets of $679 and total liabilities of $442 compared to total assets of $670 and total liabilities of $467 as of September 30, 2001.



14.  SUBSEQUENT EVENTS



  SALE OF FPGA BUSINESS



     On January 18, 2002, the Company completed the sale of certain assets and liabilities related to the field-programmable gate array ("FPGA") business of the Infrastructure Systems segment to Lattice Semiconductor Corporation ("Lattice") for $250 in cash. The transaction included the Company's general-purpose ORCA(R) FPGA product portfolio, field-programmable system chip product portfolio and related software design tools. As part of the transaction, approximately 100 product development, marketing and technical sales employees transferred to Lattice. The net cash proceeds from the sale were used to permanently reduce the credit facility in accordance with the terms of the credit agreement.



  FACILITIES CONSOLIDATION



     On January 23, 2002, the Company announced plans to further improve its operating efficiency. The Company plans to seek a buyer for its wafer fabrication operation in Orlando, Florida. This site has approximately 1,100 employees. Additionally, over the next twelve to eighteen months, the Company will consolidate nine existing manufacturing, research and development, business management and administrative facilities in Pennsylvania and New Jersey into its Allentown, Pennsylvania campus and two new research and development facilities in New Jersey.



     The Company will move the majority of its integrated circuits and optoelectronics operations from the Company's sites in Reading and Breinigsville, Pa., into the Allentown, Pa. campus. In addition, the majority of its assembly and test operations located in these three sites will move to the Company's assembly and test facilities in Bangkok, Thailand; Matamoras, Mexico; and Singapore. Subsequently, the Company will discontinue operations at the Reading and Breinigsville facilities and will seek buyers for those properties. The Company expects that its plans to combine operations from these facilities into Allentown will result in a net headcount reduction of approximately 300 positions.



     The Company will also transfer approximately 350 corporate support and product development positions from multiple locations in New Jersey to Allentown. The remaining research and development positions in New Jersey will move to two new research and development facilities in New Jersey.



     The Company expects to incur cash expenditures associated with moving manufacturing operations and consolidating facilities of approximately $250 to $350. The Company does not anticipate any significant charges until the latter half of fiscal 2002. There will also be additional non-cash impacts associated with accelerated depreciation and asset impairments that the Company is still evaluating, and such impacts could be material.

                  NOTES TO CONDENSED CONSOLIDATED AND COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


  ACCOUNTS RECEIVABLE SECURITIZATION



     On January 24, 2002, the Company and certain of its subsidiaries entered into a securitization transaction relating to certain accounts receivable. As part of the transaction, the Company and certain of its subsidiaries irrevocably transfer accounts receivable on a daily basis to a wholly-owned, fully consolidated, bankruptcy-remote subsidiary, Agere Systems Receivables Funding LLC ("ASRF"). ASRF has entered into a loan agreement with certain financial institutions, pursuant to which the financial institutions agreed to make loans to ASRF secured by the accounts receivable. The financial institutions have commitments under the loan agreement of up to $200; however the amount the Company can actually borrow at any time depends on the amount and nature of the accounts receivable that the Company has transferred to ASRF. The loan agreement expires on January 21, 2003. On February 1, 2002, the Company borrowed $104 under this agreement. The proceeds were used to repay amounts outstanding under the credit facility in accordance with the terms of the credit facility agreement.



     ASRF is a separate legal entity with its own separate creditors. Upon liquidation of ASRF, its assets will be applied to satisfy the claims of its creditors prior to any value in ASRF becoming available to Agere. The business of ASRF is limited to the acquisition of receivables from the Company and certain of its subsidiaries and related activities.



  REDUCTION OF THE CREDIT FACILITY



     On February 4, 2002, the outstanding balance under the Company's credit facility was reduced to $999. This is $378 lower than the balance outstanding on December 31, 2001. The amounts used to make the repayments resulted from the following transactions: $24 from sale and leaseback transactions, $250 from the FPGA sale and $104 from the accounts receivable securitization. Reducing the facility below $1,000 resulted in a reduction in the interest rate for borrowings under the facility to the applicable LIBOR rate plus 400 basis points. Assuming the Company's credit ratings remain the same, this rate will remain in effect for the life of the facility. Following these repayments, $500 of the facility is now a revolving credit facility with the remainder considered a term loan.

                               AGERE SYSTEMS INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


               COLUMN A                   COLUMN B           COLUMN C           COLUMN D      COLUMN E
--------------------------------------  ------------   ---------------------   ----------   -------------
                                                             ADDITIONS
                                                       ---------------------
                                         BALANCE AT     CHARGED     CHARGED
                                        BEGINNING OF   TO COSTS &   TO OTHER                 BALANCE AT
                                           PERIOD       EXPENSES    ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                        ------------   ----------   --------   ----------   -------------
                                                              (DOLLARS IN MILLIONS)
Year 2001
  Allowance for doubtful accounts.....       17            26          --          10(a)          33
  Deferred tax asset valuation
     allowance........................       --           553         (16)(b)      --            537
Year 2000
  Allowance for doubtful accounts.....       11            10          --           4(a)          17
  Deferred tax asset valuation
     allowance........................       --            --          --          --             --
Year 1999
  Allowance for doubtful accounts.....        9             4          --           2(a)          11
  Deferred tax asset valuation
     allowance........................       --            --          --          --             --


---------------

(a) Amounts written off as uncollectible, payments or recoveries.

(b) Amount offsets deferred tax liability associated with the potential future gain on the sale of available-for-sale securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [AGERE LOGO]


            $200,000,000        % Senior Subordinated Notes due 2007

                                      and
                                               Put Rights

                            ------------------------

                                   PROSPECTUS

                                     , 2002

                            ------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses to be paid in connection with the issuance and distribution for the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers fee, all amounts are estimates.

DESCRIPTION                                                    AMOUNT
-----------                                                    -------
Securities and Exchange Commission registration fee.........   $18,400
NASD Fee....................................................    20,500
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and engraving fees and expenses....................
Blue Sky fees and expenses..................................
Trustee fees and expenses...................................
Miscellaneous expenses......................................
                                                               -------
Total.......................................................   $

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.


     The separation and distribution agreement by and between us and Lucent dated as of February 1, 2001, provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     We were incorporated under the laws of the State of Delaware under the name Lucent ME Corp. on August 1, 2000 and changed our name to Agere Systems Inc. on December 5, 2000. We issued 1,000 shares of our common stock, par value $0.01 per share, to Lucent in consideration of a capital contribution of $10.00 by Lucent. That issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because such issuance did not involve any public offering of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

The following exhibits are filed pursuant to Item 601 of Regulation S-K.


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
1.1      Form of Underwriting Agreement(3)
2        Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
3.1      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
3.2      Amended and Restated By-laws of Agere Systems Inc. (filed as
         Exhibit 3.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.1      Form of Indenture(3)
4.2      Form of Put Option Agreement(3)
4.3      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
4.4      Amended and Restated By-laws of Agere Systems Inc. (filed as
         Exhibit 3.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.5      Rights Agreement between Agere Systems Inc. and The Bank of
         New York, as Rights Agent (filed as Exhibit 4.2 to the
         Registrant's Registration Statement on Form S-8
         (Registration No. 333-58324))(1)
4.6      Form of Rights Certificate (attached as Exhibit B to the
         Rights Agreement filed as Exhibit 4.6 hereto)(1)
5        Opinion of Cravath, Swaine & Moore as to legality of the
         notes and put rights being registered(3)
8        Opinion of Cravath, Swaine & Moore regarding tax matters(3)
10.1     Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.2     Interim Services and Systems Replication Agreement (filed as
         Exhibit 10.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
10.3     Employee Benefits Agreement (filed as Exhibit 10.3 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.4     Tax Sharing Agreement (filed as Exhibit 10.4 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.5     Agere Systems Inc. Short Term Incentive Plan(2)+
10.6     Agere Systems Inc. 2001 Long Term Incentive Plan(2)+
10.7     Agere Systems Inc. 2001 Long Term Incentive Plan Restricted
         Stock Unit Award Agreement (filed as Exhibit 10.7 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)+
10.8     Agere Systems Inc. 2001 Long Term Incentive Plan
         Nonstatutory Stock Option Agreement (filed as Exhibit 10.8 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)+
10.9     Agere Systems Inc. Deferred Compensation Plan (filed as
         Exhibit 10.9 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.10    Agere Systems Inc. Supplemental Pension Plan (filed as
         Exhibit 10.10 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.11    Agere Systems Inc. Officer Severance Policy (filed as
         Exhibit 10.11 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.12    Trademark License Agreement (filed as Exhibit 10.12 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.13    Patent and Technology License Agreement (filed as Exhibit
         10.13 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.14    Technology Assignment and Joint Ownership Agreement (filed as Exhibit 10.14 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)
10.15    Joint Design Center Operating Agreement (filed as Exhibit
         10.15 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.16    Fiber Product Purchase Agreement (filed as Exhibit 10.16 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.17    Microelectronics Product Purchase Agreement (filed as
         Exhibit 10.17 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
10.18    ORiNOCO Product Purchase Agreement (filed as Exhibit 10.18 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.19    Joint Venture Agreement with Chartered Semiconductor
         Manufacturing Ltd. (filed as Exhibit 10.19 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.20    Agere Systems Inc. Non-Employee Director Stock Plan (filed as Exhibit 10.20 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)+
10.21    Agere Systems Inc. 2001 Employee Stock Purchase Plan (filed as Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)+
10.22    $1,500,000,000 Amended and Restated Revolving Credit and
         Term Loan Facility Agreement (filed as Exhibit 99.1 to the
         Registrant's Current Report on Form 8-K filed October 5,
         2001)(1)
10.23    Letter Agreement with Mark Greenquist (filed as Exhibit
         10.23 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended September 30, 2001)(1)+
10.24    Letter Agreement with Ronald Black (filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended September 30, 2001)(1)+
10.25    Letter Agreement with Daniel A. DiLeo(4)+
10.26    Agere Systems Inc. Retention Plan(4)+
10.27    Letter Agreement with Ronald Black(2)+
10.28    Letter Agreement with Mark Greenquist(2)+
10.29    Letter Agreement amending the Tax Sharing Agreement(2)
12       Statement regarding computation of ratios(2)
21       List of Subsidiaries of Agere Systems Inc. (filed as Exhibit
         21 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended September 30, 2001)(1)
23.1     Consent of PricewaterhouseCoopers LLP(2)
23.2     Consent of Cravath, Swaine & Moore (contained in Exhibit
         5)(3)
24.1     Power of Attorney(4)
24.2     Certified copy of a resolution adopted by the Registrant's
         Board of Directors authorizing execution of the registration statement by power of attorney(4)
25       Statement of Eligibility on Form T-1 of The Bank of New
         York(2)


---------------
(1) Incorporated by reference.
(2) Filed herewith.
(3) To be filed by amendment.

(4)Previously filed.

+ Management contract or compensatory plan or arrangement.

     (b) Financial statement schedules:

                Schedule II -- Valuation and Qualification Accounts and Reserves

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Allentown, State of Pennsylvania, on March 8, 2002.


                                          AGERE SYSTEMS INC.

                                                /s/ MARK T. GREENQUIST
                                          By:
                                          --------------------------------------


                                                             Mark T. Greenquist
                                                   Title: Executive Vice
                                              President and
                                                          Chief Financial
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 8, 2002.


                     SIGNATURE                                             TITLE
                     ---------                                             -----
                         *                            President, Chief Executive Officer and Director
---------------------------------------------------            (Principal Executive Officer)
                  John T. Dickson

                         *                             Executive Vice President and Chief Financial
---------------------------------------------------                       Officer
                Mark T. Greenquist                           (Principal Financial Officer and
                                                               Principal Accounting Officer)

                         *                                               Director
---------------------------------------------------
                  Rajiv L. Gupta

                         *                                               Director
---------------------------------------------------
                   Rae R. Sedel

                         *                                               Director
---------------------------------------------------
                 Frank A. D'Amelio

                         *                                               Director
---------------------------------------------------
                 Harold A. Wagner

                         *                                               Director
---------------------------------------------------
                   John A. Young

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                         *                                               Director
---------------------------------------------------
                 Henry B. Schacht

* By

              /s/ MARK T. GREENQUIST
---------------------------------------------------
                Mark T. Greenquist
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
1.1      Form of Underwriting Agreement(3)
2        Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
3.1      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
3.2      Amended and Restated By-laws of Agere Systems Inc. (filed as
         3.2 Exhibit to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.1      Form of Indenture(3)
4.2      Form of Put Option Agreement(3)
4.3      Restated Certificate of Incorporation of Agere Systems Inc.
         (filed as Exhibit 4.1 to the Registrant's Registration
         Statement on Form S-8 (Registration No. 333-58324))(1)
4.4      Amended and Restated By-laws of Agere Systems Inc. (filed as
         Exhibit 3.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
4.5      Rights Agreement between Agere Systems Inc. and The Bank of
         New York, as Rights Agent (filed as Exhibit 4.2 to the
         Registrant's Registration Statement on Form S-8
         (Registration No. 333-58324))(1)
4.6      Form of Rights Certificate (attached as Exhibit B to the
         Rights Agreement filed as Exhibit 4.6 hereto)(1)
5        Opinion of Cravath, Swaine & Moore as to legality of the
         notes and put rights being registered(3)
8        Opinion of Cravath, Swaine & Moore regarding tax matters(3)
10.1     Separation and Distribution Agreement (filed as Exhibit 2 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.2     Interim Services and Systems Replication Agreement (filed as
         Exhibit 10.2 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
10.3     Employee Benefits Agreement (filed as Exhibit 10.3 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.4     Tax Sharing Agreement (filed as Exhibit 10.4 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.5     Agere Systems Inc. Short Term Incentive Plan(2)+
10.6     Agere Systems Inc. 2001 Long Term Incentive Plan(2)+
10.7     Agere Systems Inc. 2001 Long Term Incentive Plan Restricted
         Stock Unit Award Agreement (filed as Exhibit 10.7 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)+
10.8     Agere Systems Inc. 2001 Long Term Incentive Plan
         Nonstatutory Stock Option Agreement (filed as Exhibit 10.8 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)+
10.9     Agere Systems Inc. Deferred Compensation Plan (filed as
         Exhibit 10.9 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.10    Agere Systems Inc. Supplemental Pension Plan (filed as
         Exhibit 10.10 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.11    Agere Systems Inc. Officer Severance Policy (filed as
         Exhibit 10.11 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)+
10.12    Trademark License Agreement (filed as Exhibit 10.12 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.13    Patent and Technology License Agreement (filed as Exhibit
         10.13 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.14    Technology Assignment and Joint Ownership Agreement (filed as Exhibit 10.14 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)
10.15    Joint Design Center Operating Agreement (filed as Exhibit
         10.15 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.16    Fiber Product Purchase Agreement (filed as Exhibit 10.16 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.17    Microelectronics Product Purchase Agreement (filed as
         Exhibit 10.17 to the Registrant's Registration Statement on
         Form S-1 (Registration No. 333-51594))(1)
10.18    ORiNOCO Product Purchase Agreement (filed as Exhibit 10.18 to the Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.19    Joint Venture Agreement with Chartered Semiconductor
         Manufacturing Ltd. (filed as Exhibit 10.19 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 333-51594))(1)
10.20    Agere Systems Inc. Non-Employee Director Stock Plan (filed as Exhibit 10.20 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)+
10.21    Agere Systems Inc. 2001 Employee Stock Purchase Plan (filed as Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-1 (Registration No. 333-51594))(1)+
10.22    $1,500,000,000 Amended and Restated Revolving Credit and
         Term Loan Facility Agreement (filed as Exhibit 99.1 to the
         Registrant's Current Report on Form 8-K filed October 5,
         2001)(1)
10.23    Letter Agreement with Mark Greenquist (filed as Exhibit
         10.23 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended September 30, 2001)(1)+
10.24    Letter Agreement with Ronald Black (filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended September 30, 2001)(1)+
10.25    Letter Agreement with Daniel A. DiLeo(4)+
10.26    Agere Systems Inc. Retention Plan(4)+
10.27    Letter Agreement with Ronald Black(2)+
10.28    Letter Agreement with Mark Greenquist(2)+
10.29    Letter Agreement amending the Tax Sharing Agreement(2)
12       Statement regarding computation of ratios(2)
21       List of Subsidiaries of Agere Systems Inc. (filed as Exhibit
         21 to the Registrant's Annual Report on Form 10- K for the
         fiscal year ended September 30, 2001)(1)
23.1     Consent of PricewaterhouseCoopers LLP(2)
23.2     Consent of Cravath, Swaine & Moore (contained in Exhibit
         5)(3)
24.1     Power of Attorney(4)
24.2     Certified copy of a resolution adopted by the Registrant's
         Board of Directors authorizing execution of the registration statement by power of attorney(4)
25       Statement of Eligibility on Form T-1 of The Bank of New
         York(2)


---------------

(1) Incorporated by reference.

(2) Filed herewith.

(3) To be filed by amendment.


(4)Previously filed.


+ Management contract or compensatory plan or arrangement.